                                                FILED PURSUANT TO RULE 424(b)(1)
                                                      REGISTRATION NO. 333-68358

                                  9,000,000 Shares

                                [DJ ORTHO LOGO]

                                  Common Stock
                                 -------------

    This is an initial public offering of shares of common stock of dj Orthopedics, Inc. dj Orthopedics is offering 7,800,000 shares of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 1,200,000 shares. dj Orthopedics will not receive any of the proceeds from the sale of the shares sold by the selling stockholders.

    Prior to this offering, there has been no public market for the common stock. The common stock has been approved for listing on the New York Stock Exchange under the symbol "DJO".

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.
                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                              Per Share            Total
                                                              ---------            -----
Initial public offering price...............................   $17.00           $153,000,000
Underwriting discount.......................................   $ 1.19           $ 10,710,000
Proceeds, before expenses, to dj Orthopedics................   $15.81           $123,318,000
Proceeds, before expenses, to the selling stockholders......   $15.81           $ 18,972,000

    To the extent that the underwriters sell more than 9,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,350,000 shares from the selling stockholders at the initial public offering price less the underwriting discount.
                               ------------------

The underwriters expect to deliver the shares against payment in New York, New York on November 20, 2001.

GOLDMAN, SACHS & CO.                                                    JPMORGAN

           UBS WARBURG

                       U.S. BANCORP PIPER JAFFRAY

                                  WACHOVIA SECURITIES
                               ------------------

                      Prospectus dated November 14, 2001.

[INSIDE FRONT COVER OF PROSPECTUS]

[GRAPHIC]

    Collage of six products, with photograph of a Defiance -Registered Trademark- Brace in the center of the page, surrounded by five recently introduced products. Picture of (1) knee brace over the caption "*DonJoy eXtreme-TM- Brace", followed by (2) picture of a surgical screw under which the caption "*Bilok-TM- Screw" appears, (3) the computerized therapy brace, with control pad connected by a wire, appears over the caption "*DonJoy Vista-TM-Rehab System" (4) a white surgical anchor over the caption "*DuraFix-TM-Anchor", followed by (5) soft ankle brace wrapped around ankle and lower leg, which appears over the caption "*Surround-Registered Trademark- Ankle with Air."

    At bottom of inside cover page, the dj ortho logo appears, with red letters "dj" next to white letter "ortho" against a black box, with trademark sign to the right of the box. Flush left immediately under the box is the text "dj Orthopedics, Inc." Centered under the logo appears the phrase "NEVER STOP GETTING BETTER-TM-". Centered under "NEVER STOP GETTING BETTER-TM-" appears the notation, "*New products with no significant 2001 revenue," which appears in 10 point type size. Notation relates to the five products surrounding the Defiance-Registered Trademark- Brace.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS, CAREFULLY BEFORE MAKING AN INVESTMENT DECISION. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS GIVES EFFECT TO THE TRANSACTIONS DESCRIBED HEREIN UNDER THE HEADING "THE REORGANIZATION."

OUR BUSINESS

    We are a global orthopedic sports medicine company specializing in the design, manufacture and marketing of surgical and non-surgical products and services that repair, regenerate and rehabilitate soft tissue and bone, help protect against injury, and treat osteoarthritis of the knee. Our broad range of over 600 existing products, many of which are based on proprietary technologies, includes rigid knee braces, soft goods, specialty and other complementary orthopedic products and our recently introduced line of surgical products. These products provide solutions for patients and orthopedic sports medicine professionals throughout the patient's continuum of care.

    We sell our products in over 44 countries, primarily under the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brand names, each of which has achieved a high level of brand name recognition within the orthopedic sports medicine market. Our surgical products are marketed under the Alaron Surgical-TM- brand name. Numerous professional and amateur athletes, including participants in the NFL, NBA and NCAA, and members of the U.S. Ski and Snowboard Teams of which we are a sponsor, choose to use our products. We believe that our strong relationships with orthopedic sports medicine professionals, leading market positions, strong brand names, reputation for quality, broad product lines, established distribution networks and commitment to research and development provide significant opportunities to grow revenues and earnings. For 2000 and the first nine months of 2001, our net revenues were $143.6 million and $127.4 million, respectively, our EBITDA was $28.9 million and $24.8 million, respectively, and our net income, adjusted to give effect to the tax effects of our reorganization into corporate form, would have been $3.3 million and $2.7 million, respectively.

THE ORTHOPEDIC SPORTS MEDICINE MARKET

    The orthopedic products industry generated estimated worldwide sales of $13.1 billion in 2000. We estimate that the segments of the orthopedic sports medicine market that we are targeting accounted for over $3 billion of these sales. The orthopedic sports medicine market encompasses a broad range of product segments addressing the repair, regeneration and rehabilitation of soft tissue and bone and the treatment of osteoarthritis. This market is served by over 5,000 orthopedic surgeons in the United States who cite sports medicine as an area of concentration and practice focus. In addition, we believe that outside the United States another approximately 5,000 orthopedic surgeons are actively engaged in orthopedic sports medicine.

    The repair segment of the orthopedic sports medicine market includes reconstructive implants, joint replacements, fracture fixation and arthroscopy and soft tissue repair products. The regeneration segment includes bone growth stimulation and orthobiologic materials, which are used to replace damaged or diseased bone and soft tissue and to stimulate natural growth. The rehabilitation segment includes braces and supports for the knee, ankle, back and upper extremities and specialty and other complementary orthopedic products. We estimate that the portions of the repair, regeneration and rehabilitation segments that we target represent approximately 60%, 10%, and 30% of the orthopedic sports medicine market, based on worldwide sales in 2000. We believe revenues in the U.S. orthopedic sports medicine market grew at a rate of 7% to 9% in 1999 and 2000 and that they will continue to grow at a similar rate for the next several years.

PRODUCTS

    Our product lines support a range of treatments throughout the orthopedic patient's continuum of care. Our products include rigid knee braces and other specialty products, which are generally prescribed for use after surgery and during and after rehabilitation, and soft goods, which are generally used after injury, whether or not surgery is contemplated. These products are also used to reduce the risk of new and repeat injuries. In addition, Alaron Surgical-TM-products address the repair stage of the patient's continuum of care. In the future, we plan to pursue the development of an additional line of products for the regeneration of bone and soft tissue, including a bone growth stimulator and a cartilage regeneration product.

    REHABILITATION

    - RIGID KNEE BRACES. Our rigid knee braces include ligament braces, which provide support for knee ligament instabilities, post-operative braces, which provide both knee immobilization and a protected range of motion, and osteoarthritic braces, which provide relief of knee pain due to osteoarthritis. These technologically advanced products are generally prescribed by orthopedic sports medicine surgeons.

    - SOFT GOODS. Our soft goods products, most of which are constructed from fabric or neoprene materials, provide support and/or heat retention and compression of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist.

    - SPECIALTY AND OTHER COMPLEMENTARY ORTHOPEDIC PRODUCTS. Our portfolio of specialty and other complementary orthopedic products includes two post-surgery systems: a continuous cold therapy system to assist in the reduction of pain and swelling and a pain management delivery system that employs ambulatory infusion pumps for the delivery of local anesthetic to the surgical site. Also included within this product category are lower extremity walkers, which are an alternative to lower extremity casting, and upper extremity shoulder and arm braces and slings.

    REPAIR

    - SURGICAL PRODUCTS. Our recently introduced Alaron Surgical-TM- products are used to repair soft tissue and cartilage. Products used during ACL reconstruction include surgical screws made from a next-generation composite bioabsorbable material, titanium surgical screws, hamstring graft anchors designed to reduce surgical procedure time and a suture fixation device that allows the surgeon to adjust the tension of the graft. We have also introduced a cartilage repair system used for transplanting the patient's own healthy knee cartilage into damaged areas of the knee joint. We recently received FDA clearance to market an adjustable high tibial osteotomy plate used to surgically realign, and reduce pain in, the osteoarthritic knee.

    REGENERATION

    - BONE AND CARTILAGE GROWTH STIMULATION. Our bone growth stimulator is undergoing the regulatory approval process. The bone growth stimulator utilizes electromagnetic field technology to aid in healing fractures and, unlike competitors' products, is intended to be worn by patients continuously as part of a bracing or cast system. Our cartilage regeneration product is in an early stage of development.

STRATEGIC OBJECTIVES

    Our strategic objectives are to strengthen our leadership position in the orthopedic sports medicine market and to increase our revenues and profitability. We plan to do this by:

    - expanding existing and developing new relationships with orthopedic sports medicine surgeons and their allied health care professionals;

    - applying our research and development expertise to introduce new products and product enhancements;

    - capitalizing on the breadth and market focus of the sales representatives in our U.S. distribution networks and their experience with the higher margin products we have and will introduce;

    - growing international revenues and profits through the selective replacement of our third-party distributors with direct representation in key countries;

    - increasing margins by capitalizing on the recent investments in our infrastructure and operating efficiencies; and

    - pursuing strategic growth opportunities by acquiring or licensing complementary products and technologies.

CORPORATE INFORMATION AND BACKGROUND

    dj Orthopedics, Inc. was incorporated in Delaware on August 16, 2001. Concurrently with and contingent upon the completion of this offering, we will effect a reorganization pursuant to which a wholly-owned merger subsidiary of dj Orthopedics, Inc. will be merged with and into DonJoy, L.L.C., and the holders of the common and preferred membership units in DonJoy, L.L.C. will receive shares of our common stock. Our principal executive offices are located at 2985 Scott Street, Vista, California 92083 and our telephone number is 800-336-5690. Our website is located at www.djortho.com. Information contained on our website does not constitute a part of this prospectus.

    We are the successor to a corporation established in December 1982 as DonJoy, Inc. which was acquired in 1987 by Smith & Nephew, Inc. (Smith & Nephew), a wholly-owned subsidiary of Smith & Nephew plc., a United Kingdom company. Effective December 29, 1998, Smith & Nephew contributed our net assets and shares of our Mexican subsidiary to DonJoy, L.L.C. and became its sole member. On June 30, 1999, DonJoy, L.L.C. consummated a recapitalization pursuant to which J.P. Morgan DJ Partners, LLC, formerly Chase DJ Partners LLC, (JPMDJ Partners) obtained a controlling interest in DonJoy, L.L.C.

    DONJOY-REGISTERED TRADEMARK-, PROCARE-REGISTERED TRADEMARK-, ALARON SURGICAL-TM-, TIMAX-TM-, DEFIANCE-REGISTERED TRADEMARK-,
GOLDPOINT-REGISTERED TRADEMARK-, MONARCH-REGISTERED TRADEMARK-, ROCKETSOC-REGISTERED TRADEMARK-, ICEMAN-REGISTERED TRADEMARK-, AIR DONJOY-REGISTERED TRADEMARK-, QUADRANT-REGISTERED TRADEMARK-, LEGEND-TM-, TROM-TM-, OPAL-TM-, 4TITUDE-REGISTERED TRADEMARK-, OADJUSTER-TM-, OFFICECARE-REGISTERED TRADEMARK-, ORTHOTECH-TM-,
PLAYMAKER-REGISTERED TRADEMARK-, KNEE GUARANTEE-TM-, DONJOY VISTA-TM-, DRYTEX-REGISTERED TRADEMARK-, NEVER STOP GETTING BETTER-TM-, IROM-TM-, ELS-TM-, DJ ORTHO-REGISTERED TRADEMARK-, MC WALKER-REGISTERED TRADEMARK-, MONTANA-REGISTERED TRADEMARK-, NEXTEP-TM-, PROSTEP-TM-, REHAB
3-REGISTERED TRADEMARK-, ULTRA-4-TM-, ULTRASLING-REGISTERED TRADEMARK-, COMFORTFORM-TM-, SURROUND-REGISTERED TRADEMARK-, ENDOLOK-TM-, DURAFIX-TM-, ENDOLOK TPS-TM-, TWISTER-TM- AND WALKABOUT-TM- ARE CERTAIN OF OUR REGISTERED TRADEMARKS AND TRADEMARKS FOR WHICH WE HAVE APPLICATIONS PENDING OR COMMON LAW RIGHTS. PAINBUSTER-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF I-FLOW CORPORATION. ONTRACK-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF ORTHO RX, INC. ORTHOPULSE-TM- IS A TRADEMARK OF I.M.D., B.V. AIR-GEL-TM- ANKLE IS A TRADEMARK OF NORTHEAST EMS. BILOK-TM- IS A TRADEMARK OF BIOCOMPOSITES, LTD.

                                  THE OFFERING

Common stock offered by us................  7,800,000 shares
Common stock offered by the selling
  stockholders............................  1,200,000 shares
Common stock to be outstanding after the
  offering................................  17,855,566 shares
                                            We intend to use the net proceeds of this offering to us
                                            to repay indebtedness outstanding under our revolving
                                            credit facility, to redeem all of our redeemable
                                            preferred units and at least $25 million principal
                                            amount of our 12 5/8% senior subordinated notes due
                                            2009, and to finance possible acquisitions, if
                                            consummated. Any remaining proceeds will be used for
                                            general corporate purposes. We will not receive any
                                            proceeds from the sale of our common stock by the
                                            selling stockholders. See "Use of Proceeds."
Use of proceeds...........................
NYSE symbol...............................  DJO

    The number of shares of common stock to be outstanding after this offering gives effect to the reorganization and excludes:

    - 1,911,550 shares of common stock issuable upon exercise of options outstanding as of September 29, 2001 after giving effect to the reorganization and the issuance of additional options through the date of this offering, at a weighted average exercise price of $10.58 per share;

    - an aggregate of 6,321,624 shares of common stock reserved for future issuance under our stock incentive plans; and

    - rights to purchase 43,248 shares of common stock at an exercise price equal to their fair market value at the time of exercise.

                               -----------------------

    UNLESS OTHERWISE STATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table presents our summary historical and pro forma consolidated financial data. The summary historical consolidated financial data at December 31, 1999 and 2000 and for the three years ended December 31, 2000 come from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data at December 31, 1998 comes from our audited consolidated financial statements which are not included in this prospectus. The summary historical financial data at September 29, 2001 and for the nine months ended September 29, 2001 and September 30, 2000 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. These unaudited financial statements include, in the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for interim periods are not necessarily indicative of operating results for the full year.

    The pro forma consolidated statement of income data for the year ended December 31, 2000 gives effect to our July 2000 acquisition of a portion of the assets of DePuy Orthopaedic Technology, Inc., a subsidiary of Johnson & Johnson, the reorganization and this offering as if they had occurred on January 1, 2000. In this prospectus, we refer to that acquisition as the Orthotech acquisition. The pro forma consolidated statement of income data for the nine months ended September 29, 2001 gives effect to the reorganization and this offering as if they had occurred on January 1, 2000. The pro forma consolidated balance sheet data at September 29, 2001 gives effect to the reorganization and this offering as if they had occurred on September 29, 2001. The summary pro forma financial data does not purport to represent what our financial position or results of operations would have been if the Orthotech acquisition, the reorganization and this offering had been completed as of the dates indicated, nor do such data purport to represent our financial position or results of operations for any future date or period.

    We urge you to read the financial data set forth below together with our historical consolidated financial statements and the information included under "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.

                                                      HISTORICAL                                          PRO FORMA
                          -------------------------------------------------------------------   ------------------------------
                                                                     NINE MONTHS ENDED                               NINE
                              YEARS ENDED DECEMBER 31,        -------------------------------    YEAR ENDED      MONTHS ENDED
                          ---------------------------------   SEPTEMBER 30,    SEPTEMBER 29,    DECEMBER 31,    SEPTEMBER 29,
                            1998        1999        2000           2000             2001            2000             2001
                          ---------   ---------   ---------   --------------   --------------   -------------   --------------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
  DATA:
  Net revenues..........  $103,643    $116,418    $143,586       $102,186         $127,361        $165,858         $127,361
  Cost of goods
    sold(a).............    46,466      51,744      60,178         43,050           53,856          71,400           53,856
                          --------    --------    --------       --------         --------        --------         --------
  Gross profit..........    57,177      64,674      83,408         59,136           73,505          94,458           73,505
  Operating expenses(a):
    Sales and
      marketing.........    27,633      28,902      38,653         26,751           35,661          44,309           35,661
    General and
      administrative....    16,484      16,755      19,761         14,529           18,270          22,896           18,270
    Research and
      development.......     2,248       2,115       2,465          1,678            1,813           2,711            1,813
    Merger and
      integration
      costs(b)..........        --          --         400            400               --             400               --
    Restructuring
      costs(c)..........     2,467          --          --             --               --              --               --
                          --------    --------    --------       --------         --------        --------         --------
      Total operating
        expenses........    48,832      47,772      61,279         43,358           55,744          70,316           55,744
                          --------    --------    --------       --------         --------        --------         --------
  Income from
    operations..........     8,345      16,902      22,129         15,778           17,761          24,142           17,761
  Interest expense......        --      (7,568)    (16,958)       (12,245)         (13,701)        (14,733)         (10,136)
  Interest income.......        --         181         437            348              230             437              230
  Discontinued
    acquisition costs...        --          --        (449)            --               --            (449)              --
                          --------    --------    --------       --------         --------        --------         --------
  Income before income
    taxes...............     8,345       9,515       5,159          3,881            4,290           9,397            7,855
  Provision for income
    taxes(d)............     3,394       2,387          --             --               --           3,477            2,906
                          --------    --------    --------       --------         --------        --------         --------
  Net income............     4,951       7,128       5,159          3,881            4,290           5,920            4,949
  Less: Preferred unit
    dividends and
    accretion of
    preferred unit
    fees................       N/A      (2,343)     (5,415)        (3,908)          (4,738)             --               --
                          --------    --------    --------       --------         --------        --------         --------
  Net income (loss)
    available to
    members/
    stockholders........       N/A    $  4,785    $   (256)      $    (27)        $   (448)       $  5,920(e)(g)    $  4,949(e)(g)
                          ========    ========    ========       ========         ========        ========         ========
  Pro forma net income
    (loss)..............                          $ (2,165)(f)                    $ (2,035)(f)
                                                  ========                        ========
  Pro forma net income
    (loss) per share:
    Basic...............                          $  (0.25)(f)                    $  (0.22)(f)    $   0.36(g)      $   0.29(g)
                                                  ========                        ========        ========         ========
    Diluted.............                          $  (0.25)(f)                    $  (0.22)(f)    $   0.35(g)      $   0.28(g)
                                                  ========                        ========        ========         ========
  Pro forma weighted
    average shares
    outstanding:
    Basic...............                             8,631(f)                        9,465(f)       16,431(g)        17,265(g)
                                                  ========                        ========        ========         ========
    Diluted.............                             8,631(f)                        9,465(f)       17,044(g)        17,955(g)
                                                  ========                        ========        ========         ========

                                                                               HISTORICAL
                                                     ---------------------------------------------------------------
                                                                                            NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,      ------------------------------
                                                     ------------------------------   SEPTEMBER 30,    SEPTEMBER 29,
                                                       1998       1999       2000          2000            2001
                                                     --------   --------   --------   --------------   -------------
                                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
OTHER DATA:
  EBITDA(h)........................................  $15,665    $21,854    $ 28,894      $ 20,805         $24,762
  Adjusted EBITDA(i)...............................   21,957     25,082      29,162        21,073          24,762
  Depreciation and amortization....................    4,853      4,952       6,365         4,627           7,001
  Capital expenditures and acquired intangibles....    4,149      4,706       7,722         4,635           5,641
CASH FLOWS PROVIDED BY (USED IN):
  Operating activities.............................  $ 3,748    $16,065    $  1,229      $  5,758         $ 3,537
  Investing activities.............................   (4,049)    (4,776)    (57,015)      (54,551)         (6,984)
  Financing activities.............................      200     (6,171)     53,965        46,410           1,395

                                                          HISTORICAL                            PRO FORMA
                                     ----------------------------------------------------   -----------------
                                             AT DECEMBER 31,
                                     --------------------------------   AT SEPTEMBER 29,    AT SEPTEMBER 29,
                                       1998       1999        2000            2001                2001
                                     --------   ---------   ---------   -----------------   -----------------
                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents........  $   809    $  5,927    $  4,106         $  1,886            $ 32,418
  Working capital..................   15,625      27,413      38,695           45,406              78,613
  Total assets.....................   77,056      89,416     155,672          164,924             249,084
  Long-term obligations............       --     113,305     157,222          149,418             111,215
  Redeemable preferred units.......       --      32,539      41,660           46,610                  --
  Total equity (deficit)...........   12,832     (70,429)    (63,625)         (55,098)            116,550

--------------------------
N/A Not applicable.

            NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

(a) 1998 and 1999 historical amounts include various charges and overhead allocations from Smith & Nephew. See note (i) below.

(b) We recorded merger and integration costs in 2000 associated with the consolidation of the Orthotech operations into our existing facilities including merger integration and information systems consulting.

(c) We recorded restructuring costs in 1998 relating to the consolidation of our operations at our Vista, California facility. See note 10 of the notes to our consolidated financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Overview--Manufacturing Cost Reduction Initiatives".

(d) Because we have operated as a limited liability company since our recapitalization in June 1999, in accordance with federal, state and local income tax regulations which provide that no income taxes are levied on U.S. limited liability companies and each member of the company is individually responsible for reporting the member's share of our net income or loss, we have not provided for income taxes in our historical consolidated financial statements.

(e) The pro forma statements of income do not reflect: (a) the deferred tax asset benefit of $54,794 for the difference between the book and the tax basis of DonJoy, L.L.C.'s assets, and (b) an extraordinary charge (net of tax) of $3.3 million for the write-off of unamortized deferred debt issuance costs, debt discount and prepayment premiums on the redemption of the portion of 12 5/8% senior subordinated notes. These amounts will be reflected in dj Orthopedics, Inc.'s financial statements in the quarter or quarters in which the reorganization, the repayment of the revolving credit facility and the redemption of the redeemable preferred units and a portion of the 12 5/8% senior subordinated notes occur.

(f) Pro forma net income (loss) gives effect to our conversion to a corporation in the reorganization and is provided for comparability assuming we were a taxable entity for the pro forma periods presented. Pro forma net income
    (loss) per share is based on the weighted average shares outstanding after giving effect to the issuance of 9,063,641 and 10,055,566 shares of common stock in the reorganization as of December 31, 2000 and September 29, 2001, respectively.

(g) Pro forma net income (loss) gives effect to our conversion to a corporation in the reorganization and to the offering and in 2000 to the Orthotech acquisition and is provided for comparability assuming we were a taxable entity for the pro forma periods presented. Pro forma net income (loss) per share is based on the weighted average shares outstanding after giving effect to the issuance of 9,063,641 and 10,055,566 shares of common stock in the reorganization as of December 31, 2000 and September 29, 2001, respectively and 7,800,000 shares in this offering. For a description of the method used to compute the weighted average shares outstanding, see the notes to the unaudited pro forma statements of income included elsewhere in this prospectus.

(h) EBITDA is defined as income from operations plus restructuring costs, merger and integration costs and depreciation and amortization. Discontinued acquisition costs are excluded from income from operations because the charge is not considered a direct cost of operating the business. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Our definition of EBITDA differs from the definition of EBITDA under our credit agreement in that our definition of EBITDA excludes discontinued acquisition costs. Under both the credit agreement definition of EBITDA and our definition of EBITDA, we were in compliance with all debt covenants under the credit agreement at September 29, 2001. Our definition of EBITDA may not be comparable to that of other companies.

(i) Adjusted EBITDA represents EBITDA, as defined above, adjusted to eliminate those direct charges from Smith & Nephew as well as those allocations of Smith & Nephew's overhead and other expenses that we have not incurred on a stand-alone basis. These amounts were charged or allocated to us on the basis of direct usage where identifiable, with the remainder allocated to us on the basis of its annual sales or the capital employed by Smith & Nephew in our business. See note 9 of the notes to our consolidated financial statements. These charges and allocations include:

    (1) charges for brand royalties we paid to Smith & Nephew for use of the Smith & Nephew trademarks and trade names, which amounts are no longer paid following the recapitalization since we no longer have the right to use Smith & Nephew trademarks and trade names;

    (2) foreign sales corporation commissions that we paid on sales to foreign sales corporations established by Smith & Nephew for tax planning purposes, which amounts are no longer paid following the recapitalization;

    (3) Smith & Nephew overhead allocations for corporate managed accounts and new business expense and corporate management expense, which were not incurred or replaced following consummation of the recapitalization;

    (4) Smith & Nephew overhead allocations for research and development and for amounts charged by Smith & Nephew for services provided to us for finance (risk management, treasury, audit and taxes), human resources and payroll and legal services;

    (5) the incremental adjustment to the carrying value of acquired inventories associated with the Orthotech acquisition to state them at fair market value;

     and adjusted to include the estimated costs we expected to incur to replace the services described in note (4) above previously provided by Smith & Nephew. On a stand-alone basis, we have replaced these services provided by Smith & Nephew following the recapitalization and we have incurred additional expenses associated with external auditing and periodic filings with the SEC.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
    EBITDA..................................................  $15,665    $21,854    $28,894
    Brand royalties.........................................    3,249      1,817         --
    Foreign sales corporation commissions...................      439         --         --
    Amounts eliminated as set forth in note (3) above.......    1,726        979         --
    Amounts eliminated as set forth in note (4) above.......    1,678        832         --
    Estimated costs to replace Smith & Nephew services......     (800)      (400)        --
    Step-up in inventory....................................       --         --        268
                                                              -------    -------    -------
    Adjusted EBITDA.........................................  $21,957    $25,082    $29,162
                                                              =======    =======    =======

    Adjusted EBITDA does not reflect adjustments for Smith & Nephew allocations for bonus, pension and insurance or payroll taxes and benefits or charges for direct legal expenses incurred by Smith & Nephew on our behalf, which costs and expenses we believe we would have incurred in approximately the same amounts on a stand-alone basis, and are of a nature we have continued to incur following the recapitalization. Accordingly, no adjustments for these items have been made. For a more complete description of the corporate charges and allocations and the services performed by Smith & Nephew after the recapitalization, see note 9 of the notes to our consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Smith & Nephew Allocations and Sales" and "Related Party Transactions--Other Agreements with Smith & Nephew-- Transition Services Agreement."

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, WHICH WE BELIEVE ARE THE MATERIAL RISKS FACING US. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

IF WE CANNOT SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY, OUR BUSINESS, RESULTS OF OPERATIONS AND POTENTIAL FOR GROWTH WILL BE ADVERSELY EFFECTED.

    Our ability to achieve our business objectives is subject to a variety of factors, many of which are beyond our control. For example, our business strategy contemplates that existing customers for some of our current products will buy new products from us in the future and that we can sell our products to more orthopedic sports medicine professionals than we do now. Similarly, we believe our revenues will increase with the aging of the general population and as individuals engage in increasingly active lifestyles. Our business strategy further contemplates a growth in international sales through the development of direct distribution capabilities in a number of foreign jurisdictions. If our assumptions regarding these trends prove to be incorrect, we may not be successful in implementing our strategy. In addition, the implementation of our strategy may not improve our operating results. We may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies due to business or competitive factors or factors not currently foreseen, such as the introduction of new products by our competitors and new medical technologies that would make our products obsolete. Any failure to successfully implement our business strategy may adversely affect our business, results of operations and potential for growth.

WE HAVE LIMITED EXPERIENCE IN DESIGNING, MANUFACTURING AND MARKETING PRODUCTS FOR THE REPAIR AND REGENERATION SEGMENTS OF THE ORTHOPEDIC SPORTS MEDICINE MARKET AND THE FAILURE OF OUR PRODUCTS FOR THESE SEGMENTS TO ACHIEVE ACCEPTANCE BY ORTHOPEDIC SPORTS MEDICINE SURGEONS WOULD ADVERSELY AFFECT OUR ABILITY TO ENTER THESE NEW MARKETS AND GROW OUR BUSINESS.

    Before this offering, our principal focus has been the market for orthopedic rehabilitation products. Prior to commencing sales of the first six of our Alaron Surgical-TM- products on August 1, 2001, we had limited experience in the market for orthopedic repair products. We have never sold any products for the regeneration segment of the orthopedic sports medicine market, although we are currently undergoing FDA review of the OrthoPulse-TM- bone growth stimulator for which we will have exclusive North American distribution rights. We cannot assure you that our existing Alaron Surgical-TM- products or, if FDA approval is obtained, the OrthoPulse-TM- bone growth stimulator or any additional repair or regeneration products that we may introduce in the future will achieve wide acceptance by orthopedic sports medicine surgeons. In addition, the repair and regeneration segments of the orthopedic sports medicine market may have different competitive characteristics from those we have experienced in the market for our rehabilitation products. If our repair and regeneration products do not receive market acceptance by orthopedic sports medicine surgeons, our ability to successfully grow our business will be materially and adversely affected. In addition, our quarterly operating results could be adversely affected if we are not able to introduce new products for these markets in a timely manner due to delays in receiving FDA approval or otherwise.

IF WE ARE NOT ABLE TO DEVELOP OR LICENSE AND MARKET NEW PRODUCTS OR PRODUCT ENHANCEMENTS WE WILL NOT REMAIN COMPETITIVE.

    Our future success and the ability to grow our revenues and earnings require the continued development or licensing of new products and the enhancement of our existing products. We may not be able to:

    - continue to develop successful new products and enhance existing products;

    - obtain required regulatory clearances and approvals for such products;

    - market such products in a commercially viable manner; or

    - gain market acceptance for such products.

    Our failure to develop or license and market new products and product enhancements could have a material adverse effect on our business, financial condition and results of operations.

    In addition, our competitors may develop new medical procedures, technologies or products that are more effective than ours or that would render our technology or products obsolete or uncompetitive, which could have a material adverse effect on us. For example, the development and use of joint lubricants to treat osteoarthritis in the knee may prove to be an effective alternative to the use of our osteoarthritic braces. Additionally, we expect the development of surgical products to be more costly and entail greater development time than we have experienced with rehabilitation products, such as knee braces, and soft goods.

OUR TRANSITION TO DIRECT DISTRIBUTION OF OUR PRODUCTS IN SELECTED FOREIGN COUNTRIES COULD ADVERSELY AFFECT OUR REVENUES AND INCOME IN THESE COUNTRIES.

    Our strategy to selectively replace our third party international distributors with wholly or partially owned distributorships may adversely affect our revenue and net income in those countries. We are currently selling products in Germany, our largest foreign market, the United Kingdom and Austria, which together aggregated $6.5 million in 2000 and represented 36% of our 2000 international sales and 5% of total sales, through an independent third party distributor. On May 18, 2001, we notified that distributor that we will not renew the distributor arrangement at the end of its current term on December 31, 2001. Accordingly, commencing January 1, 2002, we will need to have fully implemented a direct distribution capability in these countries. We cannot assure you that our direct distribution capabilities will be fully implemented by that date. Additionally, this distributor has the right to return to us the remainder of our products then in its inventory. In the case of products that are in their original packaging, correctly numbered and labeled and less than one year old, we must pay the distributor the full invoiced price, plus duty and freight. In the case of all other products, we will pay a price to be agreed upon at the time. This distributor typically carries approximately one month of purchases from us in its ending inventory balance, which as of the date of termination of December 31, 2001 at our cost is estimated to be approximately $0.3 million. As a result, we will not record revenues on sales to this distributor in the fourth quarter 2001, unless the products are sold by the distributor to third party end users. Therefore, the financial impact to us for any returns is expected to be nominal. This distributor will remain in those markets as an experienced competitor and may take actions designed to limit or undercut our ability to sell our products or otherwise restrict our ability to successfully operate in those countries. Such actions could include discounting sales of our products in those countries prior to December 31, 2001 and replacement products beginning January 1, 2002, the effect of which could make it harder for us to sell our products in those countries beginning January 1, 2002 for a period of time. Accordingly, our transition to direct distribution in Germany, the United Kingdom and Austria could have a material adverse effect on our revenues and earnings in those countries during the fourth quarter of this year and at least through the first six months of next year. To the extent that we decide to replace our independent distributors in other countries, we may experience similar disruptions to our business in those countries. Moreover, we have no experience in managing a large international operation and the creation of direct distribution capabilities in Germany, the United Kingdom and Austria and other selected foreign countries will require changes in our organization and the implementation of additional financial and operational controls.

WE RELY HEAVILY ON OUR RELATIONSHIPS WITH ORTHOPEDIC PROFESSIONALS, AGENTS AND DISTRIBUTORS FOR MARKETING OUR PRODUCTS AND OUR FAILURE TO MAINTAIN THESE RELATIONSHIPS WOULD ADVERSELY EFFECT OUR BUSINESS AND OPERATING RESULTS.

    The sales of our rigid knee braces and our recently introduced line of surgical products depend to a significant extent on the prescription and/or recommendation of such products by orthopedic sports medicine surgeons and other sports medicine professionals. Sales of our rigid knee braces represented approximately 41.8% of our net revenues and approximately 49.9% of our gross profit in 2000 excluding freight revenue and other cost of goods sold not allocable to segments. We have developed and maintain close relationships with a number of widely recognized orthopedic sports medicine surgeons and sports medicine specialists who assist in product research, development and marketing. These professionals often become product champions, speaking about our products at medical seminars, assisting in the training of other professionals in the use and/or fitting of our products and providing us with feedback on the industry's acceptance of our new products. The failure of our existing rigid knee braces and surgical products to retain the support of those surgeons and specialists, or the failure of our new rigid knee braces, new bone growth stimulator product, OrthoPulse-TM-, and new surgical products to secure and retain similar support from leading surgeons and specialists, could have a material adverse effect on our business, financial condition and results of operations.

    Our marketing success in the United States also depends largely upon marketing arrangements with independent agents and distributors. Our success depends upon our agents' and distributors' sales and service expertise and their relationships with the customers in the marketplace. Our failure to maintain relationships with agents and distributors could have a material adverse effect on our business, financial condition and results of operations.

IF THE TECHNOLOGY LICENSE AND DISTRIBUTION AGREEMENTS RELATING TO SOME OF OUR KEY PRODUCTS, INCLUDING OUR NEW SURGICAL PRODUCTS, WERE TERMINATED, WE WOULD NOT BE ABLE TO SELL THOSE PRODUCTS, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND PROSPECTS FOR FUTURE GROWTH.

    We have distribution rights to certain of our products that are manufactured by others and hold licenses from third parties to utilize selected patents, patents pending and technology utilized in the design of some of our existing products and products under development, including the IceMan-Registered Trademark- device, the DonJoy Vista-TM- Rehabilitation System, the PainBuster-Registered Trademark- Pain Management Systems and our new ACL surgical screws. We also license OrthoPulse-TM-, which will be subject to premarket approval review by the FDA. The revenues from these distribution agreements and licenses represented less than 7% of our net revenues for each of the year ended December 31, 2000 and 6% of our net revenues for the nine months ended September 29, 2001. However, if any of the distribution agreements were terminated or if we lost any of these licenses, we would not be able to manufacture and/or sell the related products, which could have an adverse effect on our future business, financial condition and results of operations. In particular, the loss of the licenses relating to our new ACL surgical screws would significantly limit our ability to grow our Alaron Surgical-TM- division. Similarly, the loss of our license for OrthoPulse-TM- would significantly impair our ability to enter the regeneration market and to grow our revenues in this area in the future.

WE INTEND TO PURSUE, BUT MAY NOT BE ABLE TO IDENTIFY, FINANCE OR SUCCESSFULLY COMPLETE STRATEGIC GROWTH OPPORTUNITIES.

    One element of our growth strategy is to pursue acquisitions, such as our Orthotech and Alaron acquisitions, as well as investments and strategic alliances that either expand or complement our business. We may not be able to identify acceptable opportunities, complete any additional acquisitions, investments or strategic alliances, or license products or technologies on favorable terms or in a timely manner. Acquisitions and, to a lesser extent, investments and strategic alliances involve a number of risks, several of which impacted our business in connection with our Orthotech acquisition, including:

    - the diversion of our management's attention from our existing business while evaluating acquisitions, and thereafter while assimilating the operations and personnel of the new business;

    - adverse short-term effects on our operating results;

    - the inability to successfully and rapidly integrate the new businesses, personnel and products with our existing business, including financial reporting, management and information technology systems;

    - higher than anticipated costs of integration;

    - unforeseen operating difficulties and expenditures;

    - the need to manage a significantly larger business;

    - the lack of prior experience in new markets or countries we may enter;

    - loss of employees of an acquired business, including employees who may have been instrumental to the success or growth of that business; and

    - the use of a substantial amount of our available cash to consummate the acquisition.

    In addition, as was required in connection with the Orthotech acquisition, we may require additional debt or equity financing for future acquisitions, investments or strategic alliances. Such financing may not be available on favorable terms, if at all. We may not be able to successfully integrate or operate profitably any new business we acquire and we cannot assure you that any other investments we make, or strategic alliances we enter into, will be successful.

OUR INTERNATIONAL SALES MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY EXCHANGE FLUCTUATIONS AND OTHER RISKS.

    Excluding freight revenue, sales in foreign markets, primarily Europe, Canada and Japan, represented approximately 13% of our net revenues for the year ended December 31, 2000 and 12% for the nine months ended September 29, 2001, with Germany and Austria together representing approximately 31% and 42% of international net revenues in 2000 and the first nine months of 2001, respectively. Since our international sales have historically been denominated in U.S. dollars, our operating results have not been directly impacted by foreign currency exchange fluctuations. However, the volume and product mix of our international sales has been and may continue to be adversely impacted by foreign currency exchange fluctuations as changes in the rate of exchange between the U.S. dollar and the applicable foreign currency affect the cost of our products to our foreign customers and thus may impact the overall level of customer purchases or result in the customer purchasing less expensive, lower margin products. In addition, as we begin to directly distribute our products in selected foreign markets, we expect that future sales of our products in these markets will be denominated in the applicable foreign currencies which would cause currency fluctuations to more directly impact our operating results.

    We are also subject to other risks inherent in international operations including, foreign regulatory requirements relating to healthcare reimbursement, exposure to different legal requirements and standards governing the introduction or distribution of medical devices, potential difficulties in protecting our intellectual property in foreign jurisdictions where intellectual property protection laws may not be as developed as in the United States, import and export restrictions, increased costs of transportation or shipping, difficulties in staffing and managing international operations, labor disputes, difficulties in collecting accounts receivable, longer collection periods and potentially adverse tax consequences. As we continue to expand our international business, our success will be dependent, in part, on our ability to anticipate and effectively manage these risks. These factors may have a material adverse effect on our international operations or on our business, financial condition and results of operations.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT.

    The orthopedic sports medicine market is highly competitive and fragmented. Our competitors include a few large, diversified general orthopedic products companies and numerous smaller niche companies. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we do. Accordingly, we may be at a competitive disadvantage with respect to these competitors. Our primary competitors in the rigid knee brace product line include Bledsoe Brace Systems (a division of Medical Technology, Inc.), Breg, Inc., Generation II USA, Inc., Innovation Sports Incorporated and Townsend Industries Inc. Our competitors in the soft goods products segment include DeRoyal Industries, Tecnol Orthopedics (a division of Encore Medical Corporation) and Zimmer Holdings, Inc. Our competitors in the surgical products market include Arthrex, Inc., Biomet, Inc., Johnson & Johnson, Linvatec (a division of Conmed), Smith & Nephew and Stryker, Inc. We compete with a variety of manufacturers of specialty and other complementary orthopedic products, depending on the type of product. In addition, in certain foreign countries, we compete with one or more local competitors such as Bauerfeind in Germany and FGP in Italy. As competition in any of these markets becomes stronger, we may not realize profit margins at the same rate as today.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SUBSTANTIAL FLUCTUATIONS AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF OUR FUTURE RESULTS.

    Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

    - demand for our products, which historically has been higher in the first and fourth quarters when scholastic sports and ski injuries are more frequent;

    - our ability to meet the demand for our products;

    - our transition to direct distribution of our products in foreign countries such as Germany and the United Kingdom;

    - the number, timing and significance of new products and product introductions and enhancements by us and our competitors, including delays in obtaining government review and clearance of medical devices;

    - our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

    - changes in pricing policies by us and our competitors and reimbursement rates by third party payors, including government health care agencies;

    - changes in the treatment practices of orthopedic sports medicine surgeons and their allied health care professionals; and

    - the timing of significant orders and shipments.

    Accordingly, we believe that our quarterly sales and operating results may vary significantly in the future and that period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indications of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period. Furthermore, any shortfalls in sales or earnings from levels expected by securities or industry analysts could have an immediate and significant adverse effect on the trading price of our common stock in any given period.

WE RELY ON A SUPPLIER IN CHINA FOR A PORTION OF OUR FINISHED SOFT GOODS PRODUCTS, WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OF THESE PRODUCTS.

    Some of our important suppliers are in China and other parts of Asia. We obtain approximately 10% of our total purchased materials from a supplier in China providing us predominately finished soft goods products. Political and economic instability and changes in government regulations in these areas could affect our ability to continue to receive materials from our suppliers there. The loss of our supplier in China or any other interruption or delay in the supply of our required materials or our inability to obtain these materials at acceptable prices and within a reasonable amount of time could impair our ability to meet scheduled product deliveries to our customers and could hurt our reputation and cause customers to cancel orders.

OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED IF A PRODUCT LIABILITY CLAIM IS BROUGHT AGAINST US AND WE DO NOT HAVE ADEQUATE INSURANCE.

    The manufacturing and marketing of our products entails risks of product liability and from time to time we have been subject to product liability claims. In the future, we may be subject to additional product liability claims, which may have a negative impact on our business. Our existing product liability insurance coverage may be inadequate to protect us from any liabilities we might incur. If a product liability claim or series of claims is brought against us for uninsured liabilities or in excess of our insurance coverage, our business could suffer. In addition, as a result of a product liability claim, we may have to recall some of our products, which could result in significant costs to us. In addition, our entry into the surgical products market may increase our exposure to product liability claims in the future. This year we introduced the Knee Guarantee-TM- program, in relation to our Defiance-Registered Trademark-knee brace. The Knee Guarantee-TM- will, in specified instances, cover a patient's insurance deductible up to $1,000, or give uninsured patients $1,000, towards surgery should an ACL re-injury occur while wearing the brace. We have not yet had any claims under this program, but we cannot be certain that we will not have claims under it in the future.

OUR LACK OF MANUFACTURING OPERATIONS OUTSIDE THE UNITED STATES MAY CAUSE OUR PRODUCTS TO BE LESS COMPETITIVE IN INTERNATIONAL MARKETS.

    We currently have no manufacturing operations in any foreign country other than Mexico. The cost of transporting our products to foreign countries is currently borne by our customers, who are also often required to pay foreign import duties on our products. As a result, the cost of our products to customers who use or distribute them outside the United States is often greater than products manufactured in that country. In addition, foreign manufacturers of competitive products often receive various local tax concessions which lower their overall manufacturing costs. In order to compete successfully in international markets, we may be required to open or acquire manufacturing operations abroad, which would be costly to implement and would increase our exposure to the risks of doing business in international countries. We may not be able to successfully operate off-shore manufacturing operations, which could have a material adverse effect on our international operations or on our business, financial condition and results of operations.

WE MAY BE ADVERSELY AFFECTED IF WE LOSE ANY MEMBER OF OUR SENIOR MANAGEMENT.

    We are dependent on the continued services of our senior management team, including Leslie H. Cross, our President and Chief Executive Officer, Cyril Talbot III, our Senior Vice President, Finance and Chief Financial Officer, Michael R. McBrayer, our Senior Vice President, Professional Relations and Business Development and Paul K. Nichols, our Senior Vice President, Global Sales and Marketing. These executives have substantial experience and expertise in our business and have made significant contributions to our growth and success.
Mr. Cross, Mr. Talbot and Mr. McBrayer are the key management personnel who led our 1999 recapitalization and transition from ownership by Smith & Nephew to a stand-alone company. Mr. Nichols, who became the principal executive of our new surgical products division when we acquired Alaron Technologies, has significant experience in the orthopedic surgical industry. The loss of one or more of these key personnel could have a material adverse effect on us.

IF A NATURAL OR MAN-MADE DISASTER STRIKES OUR MANUFACTURING FACILITIES, WE WILL BE UNABLE TO MANUFACTURE OUR PRODUCTS FOR A SUBSTANTIAL AMOUNT OF TIME AND OUR SALES WILL DECLINE.

    We have relied to date solely on our manufacturing facilities in Vista, California and Tijuana, Mexico. These facilities and the manufacturing equipment we use to produce our products would be difficult to replace and could require substantial lead-time to repair or replace. Our facilities may be affected by natural or man-made disasters. If one of our facilities were affected by a disaster, we would be forced to rely on third-party manufacturers or shift production to another manufacturing facility. Although we believe we possess adequate insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

RISKS RELATED TO GOVERNMENT REGULATION

OUR FAILURE TO RECEIVE REGULATORY CLEARANCE OR APPROVAL FOR OUR PRODUCTS OR OPERATIONS IN THE UNITED STATES OR ABROAD WOULD ADVERSELY AFFECT OUR REVENUES AND POTENTIAL FOR FUTURE GROWTH.

    Our products and operations are subject to extensive regulation in the United States by the Food and Drug Administration. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution, and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In particular, in order for us to market selected products for clinical use in the United States, we generally must first obtain clearance from the FDA, pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act (FFDCA). Clearance under Section 510(k) requires demonstration that a new device is substantially equivalent to another legally marketed device. In addition, if we develop products in the future that are not considered to be substantially equivalent to a legally marketed device, we will be required to obtain FDA approval by submitting a premarket approval application (PMA). All of our currently manufactured products hold the relevant exemption or premarket clearance under the FFDCA. However, OrthoPulse-TM-, a bone growth stimulation product under development will undergo PMA review. We anticipate that the OrthoPulse-TM- PMA submission will be submitted to the FDA by the end of 2001. Failure to obtain FDA clearance or approvals of new products we develop in the future, any limitations imposed by the FDA on new product development or use, or the costs of obtaining FDA clearance or approvals could have a material adverse effect on our business, financial condition and results of operations.

    In addition to clearance or approval requirements, our medical device products are subject to other rigorous FDA regulatory requirements, including the Quality System Regulation (QSR) recordkeeping regulations, labeling requirements and adverse event reporting regulations. Failure to comply with applicable FDA medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA's refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications, and criminal prosecution. Any of these actions, in combination or alone, could have a material adverse effect on our business, financial condition, and results of operations.

    In many of the foreign countries in which we market our products, we are subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our devices and products in such countries are similar to those of the FDA, including those in Germany, our largest foreign market. In addition, in many countries the national health or social security organizations require our products to be qualified before they can be marketed with the benefit of reimbursement eligibility. Failure to receive, or delays in the receipt of, relevant foreign qualifications could also have a material adverse effect on our business, financial condition, and results of operations. Due to the movement towards harmonization of standards in the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

CHANGES IN REIMBURSEMENT POLICIES FOR OUR PRODUCTS BY THIRD PARTY PAYORS OR REDUCTIONS IN REIMBURSEMENT RATES FOR OUR PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

    The ability of orthopedic sports medicine surgeons and their allied health care professionals (or persons to whom they sell our products) to receive reimbursement for the cost of our products from private third party payors and, to a lesser extent, Medicare, Medicaid and other governmental programs, is important to our business.

    Congress and certain state legislatures are considering reforms in the health care industry that may modify reimbursement practices, including controls on health care spending through limitations on the growth of Medicare and Medicaid spending. In addition to extensive existing government healthcare regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare products and services, including some proposals that would significantly limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect these proposals would have on our business.

    Private health insurance plans generally establish their coverage and reimbursement policies after Medicare policies are enacted. If enacted, Congressional or regulatory measures that reduce Medicare reimbursement rates could cause private health insurance plans to reduce their reimbursement rates for our products, which could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to use less expensive products introduced by us and our competitors.

    Failure by users of our products to obtain sufficient reimbursement from third party payors for our products or adverse changes in governmental and private payors' policies toward reimbursement for our products could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that third party reimbursement for our products will continue to be available or at what rate such products will be reimbursed.

    Similar to our domestic business, our success in international markets also depends upon the eligibility of our products for reimbursement through government sponsored health care payment systems and third party payors, particularly in Europe and Japan, our principal international markets. Reimbursement practices vary significantly by country, with certain countries, most notably France, requiring products to undergo a lengthy regulatory review in order to be eligible for reimbursement. In addition, health care cost containment efforts similar to those we face in the United States are prevalent in many of the foreign countries in which our products are sold and these efforts are expected to continue. For example, in Germany, our largest foreign market, which in 2000 represented approximately 31% of international sales, exclusive of freight revenue, reimbursement by government sponsored health care payment systems for some categories of our products was decreased in 1997. Under the current formula, the German government reimburses

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80% of the cost of the affected products and patients bear the remaining 20% of the cost. In Italy, our rigid knee bracing products and cold therapy systems, among others, are no longer eligible for reimbursement. In the United Kingdom, while reimbursement for our products through the National Health Service (NHS), is currently available, the cost of our products is not reimbursed by private health insurance plans and orthopedic professionals are being pressured by the NHS to reduce or eliminate the number of rigid knee braces prescribed for orthopedic patients. Any developments in our foreign markets that eliminate or reduce reimbursement rates for our products could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to use less expensive products, which could have a material adverse effect on our results of operations.

HEALTHCARE REFORM, MANAGED CARE AND BUYING GROUPS HAVE PUT DOWNWARD PRESSURE ON THE PRICES OF OUR PRODUCTS.

    Within the United States, health care reform and managed care are changing the dynamics of the health care industry in response to the need to control rising health care costs. As a result of health care reform, the U.S. health care industry has seen a rapid expansion of managed care at the expense of traditional private insurance. The development of managed care programs in which the providers contract to provide comprehensive health care to a patient population at a fixed cost per person (referred to as capitation) has put pressure on, and is expected to continue to lead, health care providers to lower costs. The advent of managed care has also resulted in greater attention to the tradeoff between patient need and product cost, so-called demand matching, where patients are evaluated as to age, need for mobility and other parameters and are then matched with an orthopedic product that is cost effective in light of such evaluation. One result of demand matching has been, and is expected to continue to be, a shift toward lower priced products, and any such shift in our product mix to lower margin, off-the-shelf products could have an adverse impact on our operating results. For example, in our rigid knee bracing segment, we and many of our competitors are offering lower priced, off-the-shelf products in response to managed care.

    A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States. Such buying groups enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which such buying groups are able to obtain compliance by their members with such preferred supplier agreements varies considerably depending on the particular buying groups. In response to the organization of new buying groups, we have entered into national contracts with selected groups and believe that the high levels of product sales to such groups and the opportunity for increased market share have the potential to offset the financial impact of discounting. We believe that our ability to maintain our existing arrangements will be important to our future success and the growth of our revenues. In addition, we may not be able to obtain new preferred supplier commitments for major buying groups, in which case we could lose significant potential sales, to the extent these groups are able to command a high level of compliance by their members. On the other hand, if we receive preferred supplier commitments from particular groups which do not deliver high levels of compliance, we may not be able to offset the negative impact of lower per unit prices or lower margins with any increases in unit sales or in market share, which could have a material adverse effect on our business, financial condition and results of operations.

    In international markets, where the movement toward health care reform and the development of managed care are generally not as advanced as in the United States, we have experienced downward pressure on product pricing and other effects of health care reform similar to that which we have experienced in the United States. We expect health care reform and managed care to continue to develop in our primary international markets, including Europe and Japan, which we expect will result in further downward pressure in product pricing. The timing and the effects on us

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of health care reform and the development of managed care in international markets cannot currently be predicted.

PROPOSED LAWS THAT WOULD LIMIT THE TYPES OF ORTHOPEDIC PROFESSIONALS WHO CAN FIT, SELL OR SEEK REIMBURSEMENT FOR OUR PRODUCTS COULD, IF ADOPTED, ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

    Congress and state legislatures have from time to time, in response to pressure from certain orthopedic professionals, considered proposals which limit the types of orthopedic professionals who can fit and/or sell our products or who can seek reimbursement for our products. In particular, Texas, Florida, New Jersey, Illinois and Washington have adopted legislation which prohibits the practice of orthotics and prosthetics, including the measuring, fitting and adjusting of certain medical devices, without a license. Such laws could substantially limit our potential customers in those jurisdictions in which such legislation or regulations are enacted and could provide the authorized providers of our products with greater purchasing power. We may not be successful in responding to such laws and therefore the adoption of such laws could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NEED TO CHANGE OUR BUSINESS PRACTICES TO COMPLY WITH HEALTH CARE FRAUD AND ABUSE REGULATIONS.

    We are subject to various federal and state laws pertaining to health care fraud and abuse, including antikickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE. We have not been challenged by a governmental authority under any of these laws and believe that our operations are in compliance with such laws. However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Health care fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the statute has been violated. Any violations of these laws could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.

    We could become subject to false claims litigation under federal statutes, which can lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federal and state health care programs. These false claims statutes include the False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claim action, pay fines or be excluded from the Medicare program, Medicaid programs or other federal and state health care programs as a result of an investigation arising out of such action. We cannot assure you that we will not become subject to such litigation or, if we are not successful in defending against such actions, that such actions will not have a material adverse effect on our business, financial condition and results of operations.

                                       18
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DENIED CLAIMS FROM GOVERNMENT AGENCIES COULD REDUCE OUR REVENUE OR PROFITS.

    Medicare contractors and Medicaid agencies periodically conduct pre- and post-payment reviews and other audits of claims, and are under increasing pressure to scrutinize more closely health care claims. We cannot assure you that such reviews and/or similar audits of our claims will not result in material recoupments or denials, which could have a material adverse effect on our business, results of operations or financial condition.

RISKS RELATED TO OUR DEBT LEVEL

OUR SIGNIFICANT DEBT LEVEL MAY LIMIT OUR FLEXIBILITY IN OBTAINING ADDITIONAL FINANCING AND IN PURSUING OTHER BUSINESS OPPORTUNITIES.

    As of September 29, 2001, on a pro forma basis after giving effect to the reorganization and this offering, our long-term debt would have been approximately $111.2 million, while our total capitalization would have been $227.9 million. We may incur additional indebtedness from time to time to finance acquisitions, as we did in connection with the Orthotech acquisition, investments or strategic alliances or capital expenditures or for other purposes subject to the restrictions contained in our credit agreement and the indenture governing our senior subordinated notes.

    Our high degree of leverage could have negative consequences for us, including the following:

    - our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired, or financing may not be available to us on favorable terms;

    - we will need a substantial portion of our cash flow to pay the principal and interest on our indebtedness, including indebtedness that we may incur in the future;

    - payments on our indebtedness will reduce the funds that would otherwise be available for our operations and future business opportunities;

    - a substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations;

    - we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

    - our debt level may make us more vulnerable than our competitors to a downturn in our business or the economy generally;

    - our debt level reduces our flexibility in responding to changing business and economic conditions;

    - some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates; and

    - there would be a material adverse effect on our business and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

OUR DEBT AGREEMENTS CONTAIN OPERATING AND FINANCIAL RESTRICTIONS WHICH MAY RESTRICT OUR BUSINESS AND FINANCING ACTIVITIES.

    The operating and financial restrictions and covenants in our credit agreement, the indenture governing our senior subordinated notes and any future financing agreements may adversely affect our ability to finance future operations, meet our capital needs or engage in other business activities. Currently, our existing debt agreements restrict our ability to:

    - incur additional indebtedness;

    - issue redeemable equity interests and preferred equity interests;

    - pay dividends or make distributions, repurchase equity interests or make other restricted payments;

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    - make capital expenditures;

    - create liens;

    - enter into transactions with our affiliates;

    - make investments;

    - sell assets; or

    - enter into mergers or consolidations.

    With respect to mergers or acquisitions, our credit agreement and the indenture governing our senior subordinated notes limit our ability to finance acquisitions through additional borrowings. In addition, our credit agreement prohibits us from acquiring assets or the equity of another company without the consent of the lenders if:

    - we acquire less than 100% of the equity of the acquired company, in the case of an acquisition of equity;

    - the assets or entity acquired are in a different line of business from ours;

    - after giving effect to the acquisition, a pro forma consolidated leverage ratio and pro forma interest coverage ratio are not satisfied; and

    - the purchase price exceeds $30 million in the case of any one acquisition or $50 million in the aggregate of which no more than $10 million may involve acquisitions outside the United States.

    The credit agreement also limits investments in joint ventures to an aggregate limit of $3,000,000, and limits other investments to $1,000,000.

    Our credit facility also requires us to satisfy specified financial ratios and prohibits us from prepaying our other indebtedness while indebtedness under the credit facility is outstanding. Our ability to comply with such provisions may be affected by events beyond our control.

    Restrictions contained in the indenture and the credit agreement could:

    - limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

    - adversely affect our ability to finance our operations, acquisitions, investments, strategic alliances or other capital needs or to engage in other business activities that would be in our interest.

    A breach of any of these covenants, ratios, tests or other restrictions could result in an event of default under these agreements. A significant portion of our indebtedness then may become immediately due and payable. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our credit agreement are secured by a security interest in substantially all of our assets, and in each of our existing and subsequently acquired or organized U.S. and, subject to certain limitations, non-U.S. subsidiaries, including a pledge of all of the issued and outstanding equity interests in our existing or subsequently acquired or organized U.S. subsidiaries and 65% of the equity interests in each of our subsequently acquired or organized non-U.S. subsidiaries.

WE MAY NOT HAVE SUFFICIENT CASH TO SERVICE OUR INDEBTEDNESS.

    Our ability to service our indebtedness and to satisfy our other obligations will depend upon, among other things:

    - our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

    - the future availability of borrowings under the revolving credit facility or any successor facility, the availability of which depends or may depend on, among other things, our complying with covenants in our credit agreement.

Based on our current and expected levels of operations, we expect that our operating cash flow and borrowings under the revolving credit facility should be sufficient for us to meet our operating expenses, to make necessary capital expenditures and to service our debt requirements as they become due for at least the next twelve months. However, our operating results and borrowings under the revolving credit facility may not be sufficient to service our current and future indebtedness. In addition, we may incur additional indebtedness in order to make acquisitions, investments or strategic alliances. If we cannot service our indebtedness, we will be forced to take actions such as reducing or delaying acquisitions, investments, strategic alliances and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We cannot assure you that any of these remedies can be effected on satisfactory terms, if at all. In addition, the terms of existing or future debt agreements, may restrict us from adopting any of these alternatives.

OUR CREDIT AGREEMENT REQUIRES US TO MAKE MANDATORY PAYMENTS WHICH COULD LIMIT OUR ABILITY TO GROW OUR BUSINESS.

    We are required to make annual mandatory payments of the term loans under the credit agreement in an amount equal to 50% of our excess cash flow (75% if our ratio of total debt to EBITDA exceeds 4 to 1). Excess cash flow represents our net income adjusted for extraordinary gains or losses, depreciation, amortization and other non-cash charges, changes in working capital, changes in deferred revenues, payments for capital expenditures, and repayment of indebtedness. In addition, the term loans are subject to mandatory prepayments in an amount equal to:

    - 100% of the net cash proceeds of equity and debt issuances by us, dj Orthopedics, LLC or any of our other subsidiaries; and

    - 100% of the net cash proceeds of asset sales or other dispositions of property by us, dj Orthopedics, LLC or any of our other subsidiaries,

in each case subject to certain exceptions. If we have to use cash to make our annual prepayments, we may not have sufficient funds to grow our business to make acquisitions, enter into joint ventures or make capital expenditures.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

WE RELY ON INTELLECTUAL PROPERTY TO DEVELOP AND MANUFACTURE OUR PRODUCTS AND OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE LOSE OUR INTELLECTUAL PROPERTY RIGHTS.

    We hold U.S. and foreign patents relating to a number of our components and products and have patent applications pending with respect to other components and products. We also expect to apply for additional patents as we deem appropriate. We believe that several of our existing patents are, and will continue to be, extremely important to our success. These include the patents relating to our:

    - "Four Points of Leverage" system, the critical element in the design of all of our ligament braces;

    - Custom Contour Measuring System, which serves as an integral part of the measurement process for patients ordering our customized ligament and osteoarthritic braces;

    - series of hinges for our post-operative braces;

    - pneumatic pad design and production technologies which utilize air inflatable cushions that allow the patient to vary the location and degree of support provided by braces such as the Defiance-Registered Trademark-;

    - osteoarthritis bracing concepts;

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
    - ankle bracing, both rigid and soft; and

    - rigid shoulder bracing.

However, we cannot assure you that:

    - our existing or future patents, if any, will afford us adequate protection;

    - our patent applications will result in issued patents; or

    - our patents will not be circumvented or invalidated.

    The patent for our "Four Points of Leverage" system is registered only in the United States and expires in January 2005. Products using the "Four Points of Leverage" system represented approximately 27% our net revenues, excluding freight revenue, in 2000. The expiration of this patent could have a material adverse effect on our business, financial condition and results of operations.

    Our success also depends on non-patented proprietary know-how, trade secrets, processes and other proprietary information. We employ various methods to protect our proprietary information, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. However, these methods may not provide us with adequate protection. Our proprietary information may become known to, or be independently developed by, competitors, or our proprietary rights in intellectual property may be challenged, any of which could have a material adverse effect on our business, financial condition and results of operations.

OUR OPERATING RESULTS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED IF WE BECOME INVOLVED IN LITIGATION REGARDING OUR PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

    The orthopedic products industry has experienced extensive litigation regarding patents and other intellectual property rights. We or our products may become subject to patent infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office or the foreign equivalents thereto to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings or the foreign equivalents thereto and related legal and administrative proceedings are both costly and time-consuming. An adverse determination in litigation or interference proceedings to which we may become a party could:

    - subject us to significant liabilities to third parties;

    - require disputed rights to be licensed from a third party for royalties that may be substantial; or

    - require us to cease using such technology.

    Any one of these outcomes could have a material adverse effect on us. Furthermore, we may not be able to obtain necessary licenses on satisfactory terms, if at all. Accordingly, adverse determinations in a judicial or administrative proceeding or our failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition and results of operations. Moreover, even if we are successful in such litigation, the expense of defending such claims could have a material adverse effect on our financial condition and results of operations.

    In addition, we have from time to time needed to, and may in the future need to, litigate to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Such prosecution of our intellectual property rights could involve counterclaims against us. Any future litigation or interference proceedings will result in substantial expense to us and significant diversion of effort by our technical and management personnel.

RISKS RELATED TO THE COMMON STOCK AND THE OFFERING

WE HAVE A SINGLE STOCKHOLDER WHO CAN SUBSTANTIALLY INFLUENCE THE OUTCOME OF ALL MATTERS VOTED UPON BY OUR STOCKHOLDERS AND PREVENT ACTIONS THAT OTHER STOCKHOLDERS MAY VIEW FAVORABLY.

    Upon consummation of this offering, JPMDJ Partners will beneficially own approximately 45.7% of our outstanding common stock (38.6% if the underwriters' overallotment option is exercised in full). As a result, JPMDJ Partners will be able to substantially influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as acquisitions, and to block an unsolicited tender offer and any other matter requiring a supermajority vote of stockholders. This concentration of ownership could delay, defer or prevent a change in control of our company or impede a merger, consolidation, takeover or other business combination which you, as a stockholder, may otherwise view favorably.

    The managing member of JPMDJ Partners is J.P. Morgan Fairfield Partners, LLC (formerly Fairfield Chase Medical Partners, LLC), which is controlled by Charles
T. Orsatti, our chairman of the board of directors. Accordingly, JPMDJ Partners and JPM Fairfield Partners, which as the managing member initially controls JPMDJ Partners, and their members have the power, subject to certain exceptions, to control us. The interests of JPMDJ Partners, JPM Fairfield Partners and their members may not in all cases be aligned with yours.

BECAUSE WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS, A CHANGE IN CONTROL OF OUR COMPANY THAT A STOCKHOLDER MAY CONSIDER FAVORABLE COULD BE PREVENTED.

    Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions include:

    - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

    - a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of the board of directors;

    - prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

    - requiring supermajority voting to effect particular amendments to our certificate of incorporation and bylaws;

    - limitations on who may call special meetings of stockholders;

    - prohibiting stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders; and

    - establishing advance notice requirements for the nomination of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

    As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock.

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THERE HAS NOT BEEN A PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND WE CANNOT
ASSURE YOU THAT ONE WILL DEVELOP AND OUR STOCK PRICE MAY BE VOLATILE.

    Our common stock is a new issue of securities for which there is currently no trading market. Although we expect our common stock to be listed on the New York Stock Exchange, an active trading market for our common stock may not develop or be sustained following this offering. Moreover, even if an active market does develop, investors may not be able to resell their shares at prices equal to or greater than the initial public offering price.

    We will establish the initial public offering price through negotiations with the underwriters. You should not view the price they and we establish as any indication of prices that will prevail in any trading market that develops. With the current uncertainty about health care policy, reimbursement and coverage in the United States, there has been significant volatility in the market price and trading volume of securities of medical device and other health care companies unrelated to the performance of these companies. These broad market fluctuations may negatively affect the market price of our common stock. Some specific factors that may have a significant effect on the market price for our common stock include:

    - actual or anticipated fluctuations in our operating results;

    - our announcements or our competitors' announcements of technological innovations or new products;

    - changes in our growth rates or our competitors' growth rates;

    - developments regarding our patents or proprietary rights, or those of our competitors;

    - FDA and international actions with respect to the government regulation of medical devices and third-party reimbursement matters;

    - changes in health care policy in the United States and internationally;

    - conditions in the financial markets in general or changes in general economic conditions;

    - conditions of other medical device companies or the medical device industry generally;

    - changes in stock market analyst recommendations regarding our common stock, other comparable companies or the medical device industry generally.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK
PRICE.

    The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales may occur. These sales might also make it more difficult for us to sell additional equity securities at a time and price that we deem appropriate. There will be approximately 17,855,566 shares of common stock outstanding immediately after this offering. The 9,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for shares purchased by our affiliates as defined in Rule 144 under the Securities Act. The remaining 8,855,566 shares will be restricted securities as defined in Rule 144. A 180-day lock-up agreement with the underwriters prohibits the sale of these restricted securities during that period, other than in limited circumstances, except with the prior written consent of Goldman, Sachs & Co. in its sole discretion. Goldman, Sachs & Co. currently has no intention to waive these restrictions. Subject to the 180-day lock-up agreement, these restricted securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144 and Rule 701 under the Securities Act. Commencing 180 days after the date of this prospectus, up to approximately 7,417,372 outstanding restricted securities may be eligible for sale under Rule 144 subject to applicable holding periods, volume limitations, manner of sale restrictions and notice requirements set forth in applicable SEC rules and up to 207,109 of the restricted securities may be saleable without regard to these restrictions under Rule 144(k). In addition, commencing 180 days after the date of this prospectus, stockholders holding approximately 8,855,566 outstanding shares of these restricted securities will have registration rights which could allow those holders to sell their shares freely through a future registration statement filed under the Securities Act.

    We have 8,233,174 shares of common stock reserved for future issuance under our stock incentive plans, of which options to purchase 1,911,550 shares were outstanding as of September 29, 2001 after giving effect to the reorganization and options issued subsequent to that date. Promptly following this offering, we intend to file a registration statement on Form S-8 to register these shares which, upon effectiveness, will permit substantial additional sales of shares of our common stock as these shares are issued.

YOU WILL SUFFER AN IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK YOU PURCHASE.

    Prior investors have paid substantially less per share than the price in this offering. The initial public offering price is substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, based on the initial public offering price of $17.00 per share, purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $14.51 per share in the pro forma net tangible book value of the common stock as of September 29, 2001. There were 1,911,550 outstanding stock options at September 29, 2001 after giving effect to the reorganization and option issuances through the date of this offering. In addition, there are outstanding rights to purchase 43,248 shares of common stock at an exercise price equal to their fair market value at the time of exercise. If all of these options and rights were exercised on the date of the closing of this offering, investors purchasing shares in this offering would suffer total dilution of $13.70 per share.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

    We are effectively prohibited from paying cash dividends on our common stock for the foreseeable future under the terms of our credit agreement. Moreover, we plan to retain all earnings for investment in our business and do not plan to pay cash dividends at any time in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, among other things, the information concerning our possible future results of operations, business and growth strategies, financing plans, our competitive position and the effects of competition, the projected growth of the markets in which we operate, and the benefits and synergies to be obtained from our completed and any future acquisitions. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these statements by forward-looking words such as anticipate, believe, could, estimate, expect, intend, may, should, will, plan, intend, would and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, the forward-looking statements we make in this prospectus. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are discussed under "Risk Factors" and elsewhere in this prospectus.

    All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

                                 INDUSTRY DATA

    Information contained in this prospectus concerning the orthopedic products industry, including the orthopedic sports medicine market, our general expectations concerning that industry and market, the historic growth rate of the orthopedic sports medicine market, and our market position and market share within the orthopedic sports medicine market and with respect to certain product lines in that market, both domestically and internationally, are based on estimates that we prepared using data from various sources (primarily Frost & Sullivan, an international market consulting firm, and Knowledge
Enterprises, Inc., a market research consulting firm focusing on the orthopedic industry, as well as data from our internal research) and on assumptions made by us, based on that data and other similar reliable sources and our knowledge of the orthopedic products industry and its segments, which we believe to be reasonable. We believe data regarding the orthopedic products industry and the orthopedic sports medicine market and our market position and market share within that market and with respect to certain of the product lines in that market is inherently imprecise, but is generally indicative of their size and our market position and market share within that industry or its segments. Our estimates, in particular as they relate to our general expectations concerning the orthopedic products industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors" in this prospectus.

    The information in this prospectus relating to our estimated U.S. market share and market position for certain of our core rehabilitation products comes from a Frost & Sullivan study commissioned by us and Frost & Sullivan has consented to our use of that information in this prospectus. This study is not otherwise available to the investing public. The data that we have relied upon regarding 2000 global sales in the orthopedic products market was contained in a general industry report prepared by Knowledge Enterprises, Inc. We did not commission Knowledge Enterprises to prepare the report, and it was not required to, and did not, consent to our use of this data in this prospectus.

                               THE REORGANIZATION

    dj Orthopedics, Inc. was formed on August 16, 2001 and has had no operations or revenues since that date. Pursuant to an Agreement and Plan of Merger to be dated as of October 26, 2001, concurrently with and contingent upon consummation of this offering, a newly formed, wholly-owned subsidiary of dj
Orthopedics, Inc. will be merged with and into DonJoy, L.L.C. with DonJoy, L.L.C. remaining as the surviving entity of the merger and becoming a wholly-owned subsidiary of dj Orthopedics, Inc. Pursuant to the merger agreement:

    - each outstanding common unit of DonJoy, L.L.C. will be converted into the right to receive 10.812 shares of common stock;

    - each outstanding preferred unit of DonJoy, L.L.C. will be converted into the right to receive:

        -- an amount in cash equal to approximately $1,044, representing the liquidation preference of the preferred unit plus accrued and unpaid distributions thereon to but excluding the estimated date that the reorganization will be effective; and

        -- 10.812 shares of common stock; and

    - each outstanding option and right to purchase common units of DonJoy, L.L.C. will be assumed by dj Orthopedics, Inc. and shall become an option or right, as applicable, to purchase that number of shares of common stock of dj Orthopedics, Inc. equal to the number of common units of DonJoy, L.L.C. subject to the option or right multiplied by 10.812 at an exercise or purchase price proportionately adjusted.

    Immediately following the consummation of the foregoing merger, and pursuant to a separate merger agreement, DonJoy, L.L.C. will merge with and into dj Orthopedics, Inc., which will be the surviving entity of this second merger. This second merger will also be consummated concurrently with and be contingent upon the consummation of this offering.

    Our structure and ownership both before and after this offering, are described in the diagrams set forth below, which do not give effect to the exercise of any options.

[GRAPH]

    Two side-by-side box graphs appear under the labels "Pre-Offering" (left) and "Post Offering" (right).

    Pre-Offering graph depicts a box around the word "DonJoy, L.L.C." Under the box is an arrow with the notation 100% over a box around the word "dj Orthopedics, LLC". Under the box is an arrow with the notation 100%, which breaks into two arrows over two boxes. The first box to the left contains the word "dj Orthopedics Capital Corporation". The second box contains the word "Foreign Subsidiaries*"

    To the left of the DonJoy, L.L.C. box appear: "JPMDJ Partners (92.6%), Other Institutional Investors (4.8%), Management (2.6%)"

    Post-Offering graph depicts a box around the word "dj Orthopedics, Inc." Under the box is an arrow with the notation 100% over a box around the word "dj Orthopedics, LLC". Under the box is an arrow with the notation 100%, which breaks into two arrows over two boxes. The first box to the left contains the word "dj Orthopedics Capital Corporation". The second box contains the word "Foreign Subsidiaries*"

    To the right of the dj Orthopedics, Inc. box appears: "JPMDJ Partners (45.7%), Other Institutional Investors (2-4%), Management (1.5%), Public Shareholders (50.4%)."

    Under the box graphs appears the notation "*All foreign subsidiaries are 100% owned except dj Australia, which is 50% owned."

    Upon consummation of the reorganization, dj Orthopedics, Inc. will become a guarantor under the credit agreement and the indenture for our 12 5/8% senior subordinated notes due 2009.

                                USE OF PROCEEDS

    Our net proceeds from this offering are estimated to be approximately
$119.6 million, based on the initial public offering price of $17.00 per share, after deducting underwriting discounts and commissions and estimated expenses of the offering. We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

    We intend to use the net proceeds to us from this offering as follows:

    - approximately $13.6 million to repay outstanding borrowings under our revolving credit facility and interest accrued on those borrowings through the date of repayment, a portion of which will be received by affiliates of certain of the selling stockholders;

    - approximately $46.4 million to pay the cash portion of the consideration received by the holders of preferred units of DonJoy, L.L.C. in the reorganization, representing the liquidation preference of the preferred units plus accrued and unpaid distributions thereon through the expected date of repayment, all of which will be received by the selling stockholders or their affiliates;

    - approximately $29.1 million to redeem at least $25 million principal amount of our 12 5/8% senior subordinated notes due 2009 at a redemption price of 112.625% of their principal amount as permitted by the terms of the indenture for the notes plus accrued interest on the notes so redeemed through the expected date of repayment, a portion of which will be received by a selling stockholder; and

    At September 29, 2001, outstanding borrowings under our revolving credit agreement totaled approximately $13.6 million. Borrowings under the revolving credit facility currently bear interest at the rate of 5.3% per annum and mature on June 30, 2004.

    The redemption of our redeemable preferred units and the repayment of our borrowings under our revolving credit facility are expected to occur promptly following the consummation of this offering. The partial redemption of our senior subordinated notes must occur within 90 days of the consummation of this offering, and under the indenture for the notes we have the right to purchase up to $35 million principal amount of notes with the proceeds of this offering.

    We intend to use the remaining net proceeds from this offering of approximately $30.5 million to fund working capital and for other general corporate purposes, including, if consummated, the possible acquisitions of European manufacturers and distributors as discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview--Possible Acquisitions". The reduction in indebtedness under our revolving credit facility as a result of the application of a portion of the net proceeds of this offering as described above will enhance our ability to make acquisitions and investments to expand our current product offerings through research and development and acquisitions of or investments in, companies, products, technologies and processes. We currently have no commitments or agreements with respect to any future acquisitions or investments and no portion of these remaining net proceeds has been allocated for acquisitions or investments. However, we evaluate acquisition opportunities on an on-going basis. Pending their use for these purposes, the net proceeds of this offering will be invested in short-term interest bearing investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States government.

    In the aggregate, the selling stockholders and their affiliates will receive approximately $74.4 million of the net proceeds of this offering, including $19.0 million of net proceeds received by them from the sale of their common stock in this offering, based on the initial public offering price of $17.00 per share. See "Related Party Transactions--Proceeds of Offering to be Received by the Selling Stockholders and Their Affiliates." Two of the selling stockholders, JPMDJ Partners and JPMP (23A SBIC), are our affiliates and the other selling stockholders may be considered our affiliates under applicable SEC rules.

                                DIVIDEND POLICY

    We do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business. In addition, our ability to pay cash dividends on our common stock in the future will be dependent upon the receipt of cash dividends or other distributions from dj Orthopedics, LLC, our principal operating subsidiary. The payment of dividends by us and by dj Orthopedics, LLC to us is currently restricted under the terms of our credit agreement. The indenture relating to the senior subordinated notes also restricts the payment of dividends by dj Orthopedics, LLC to us. Future dividends, if any, will be determined by our board of directors.

                                 CAPITALIZATION

    The following table sets forth our cash and capitalization as of September 29, 2001:

    - on an actual basis; and

    - on a pro forma basis to give effect to the reorganization and the sale of 7,800,000 shares of our common stock in this offering at an initial public offering price of $17.00 per share, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us.

    You should read this table in conjunction with the consolidated and pro forma financial statements and notes to those financial statements appearing elsewhere in this prospectus.

                                                               AT SEPTEMBER 29, 2001
                                                              ------------------------
                                                               ACTUAL     PRO FORMA(1)
                                                              ---------   ------------
                                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $   1,886    $  32,418
                                                              =========    =========
Long-term debt, including current portion:
  Credit facility:(2)
    Term loans..............................................  $  37,405    $  37,405
    Revolving credit facility...............................     13,600           --
  Senior subordinated notes(2)(3)...........................     98,413       73,810
                                                              ---------    ---------
    Total long-term debt....................................    149,418      111,215
Redeemable preferred units..................................     46,610           --
Minority interest...........................................        144          144
Members'/stockholders' equity:
  Common units..............................................     84,517           --
  Preferred Stock, $0.01 par value, 25,000,000 shares
    authorized and pro forma; none issued and outstanding
    (pro forma).............................................         --           --
  Common Stock, $0.01 par value, 100,000,000 shares
    authorized; 17,855,566 issued and outstanding (pro
    forma)..................................................         --          179
  Additional paid-in capital................................         --      118,453
  Less: Notes receivable from officers......................     (2,082)      (2,082)
  Accumulated deficit.......................................   (137,533)          --
                                                              ---------    ---------
  Total members'/stockholders' equity (deficit).............    (55,098)     116,550
                                                              ---------    ---------
Total capitalization........................................  $ 141,074    $ 227,909
                                                              =========    =========

------------------------

(1) For a discussion of the pro forma adjustments, see "Unaudited Pro Forma Consolidated Financial Information."

(2) For a description of the senior credit facility and the senior subordinated notes, see "Description of Certain Indebtedness."

(3) Net of unamortized debt discount of approximately $0.4 million at September 29, 2001.

    The foregoing table excludes:

    - 1,911,550 shares of common stock issuable upon exercise of options outstanding under our stock incentive plans as of September 29, 2001 after giving effect to the reorganization and options issued through the date of this offering, at exercise prices ranging from $9.25 to $16.00 per share, with a weighted average exercise price of $10.58 per share;

    - 6,321,624 shares of common stock reserved for future grant under our employee stock incentive plans; and

    - rights to purchase 43,248 shares of common stock at an exercise price equal to their fair market value at the time of exercise.

                                    DILUTION

    Our pro forma net tangible book value (deficit) as of September 29, 2001, after giving effect to the reorganization as if it had occurred as of September 29, 2001, was $(72.3) million, or $(7.19) per share of common stock. We calculated the amount by:

    - subtracting our pro forma total liabilities from our pro forma tangible assets; and

    - then dividing the difference by the pro forma number of shares of common stock to be outstanding as a result of the reorganization.

    After giving effect to our sale of 7,800,000 shares of common stock in this offering at an initial public offering price of $17.00 per share, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us of $13.0 million, and the application of net proceeds therefrom, our adjusted pro forma net tangible book value at September 29, 2001 would have been $44.5 million, or $2.49 per share. This represents an immediate increase in net tangible book value to existing stockholders of $9.68 per share and an immediate dilution to new investors of $14.51 per share. The following table illustrates the per share dilution:

Initial public offering price per share:...................              $17.00
  Pro forma net tangible book value (deficit) per share at
    September 29, 2001.....................................   $(7.19)
  Increase in pro forma net tangible book value per share
    attributable to new investors..........................     9.68
                                                              ------
Pro forma net tangible book value per share after this
  offering.................................................                2.49
                                                                         ------
Dilution per share to new investors........................              $14.51
                                                                         ======

    The following table summarizes on the pro forma basis described above, as of September 29, 2001 the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by new investors, at an initial public offering price of $17.00 per share before deduction of the underwriting discounts and commissions and estimated offering expenses payable by us:

                                     SHARES PURCHASED          TOTAL CONSIDERATION
                                   ---------------------   ---------------------------   AVERAGE PRICE
                                     NUMBER     PERCENT       AMOUNT          PERCENT      PER SHARE
                                   ----------   --------   -------------      --------   -------------
Existing stockholders:             10,055,566     56.3%    $ 86,392,000(1)      39.4%        $ 8.59
New investors:                      7,800,000     43.7%     132,600,000         60.6%        $17.00
                                   ----------    ------    ------------        ------
    Total:                         17,855,566    100.0%    $218,992,000        100.0%
                                   ==========    ======    ============        ======

------------------------
(1) Excludes the consideration received upon the original issuance of DonJoy, L.L.C.'s preferred units, which are being redeemed with a portion of the net proceeds of this offering.

    The tables above assume no exercise of options and rights to purchase common stock outstanding at September 29, 2001. As of September 29, 2001, there were options outstanding to purchase a total of 1,911,550 shares of our common stock after giving effect to the reorganization and the issuance of options subsequent to that date, at a weighted average exercise price of $10.58 per share. To the extent that any of these options are exercised, there will be further dilution to investors. In addition, there are outstanding rights to purchase 43,248 shares of common stock at an exercise price equal to their fair market value at the time of exercise. If all of these outstanding options and rights had been exercised as of September 29, 2001, our adjusted pro forma net tangible book value after this offering would have been $65.4 million and total dilution to new investors would have been $13.70 per share.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table presents selected historical consolidated financial and other data of DonJoy, L.L.C. as of and for the dates and periods indicated. The historical consolidated financial data at December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 are derived from the audited consolidated financial statements of DonJoy, L.L.C. and the related notes thereto included elsewhere in this prospectus. The historical financial data at December 31, 1996, 1997 and 1998 and for the two years ended December 31, 1997 are derived from the audited consolidated financial statements of DonJoy, L.L.C. that are not included in this prospectus. The selected consolidated financial data at September 29, 2001 and for the nine-month periods ended September 30, 2000 and September 29, 2001 come from the unaudited consolidated financial statements of DonJoy, L.L.C. included elsewhere in this prospectus. The balance sheet data at September 30, 2000 comes from the unaudited consolidated financial statements of DonJoy, L.L.C. which are not included in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the full year. The consolidated financial data set forth below should be read in conjunction with the historical consolidated financial statements and the related notes thereto, "Unaudited Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus.

                                                                                                        NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                   -------------------------------
                                       -------------------------------------------------------   SEPTEMBER 30,    SEPTEMBER 29,
                                         1996       1997       1998        1999        2000           2000             2001
                                       --------   --------   ---------   ---------   ---------   --------------   --------------
                                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Net revenues.......................  $85,264    $94,855    $103,643    $116,418    $143,586       $102,186         $127,361
  Cost of goods sold(a)..............   36,916     39,393      46,466      51,744      60,178         43,050           53,856
                                       -------    -------    --------    --------    --------       --------         --------
  Gross profit.......................   48,348     55,462      57,177      64,674      83,408         59,136           73,505
  Operating expenses(a):
    Sales and marketing..............   21,699     24,629      27,633      28,902      38,653         26,751           35,661
    General and administrative.......   12,941     15,802      16,484      16,755      19,761         14,529           18,270
    Research and development.........    1,766      2,055       2,248       2,115       2,465          1,678            1,813
    Merger and integration
      costs(b).......................       --         --          --          --         400            400               --
    Restructuring costs(c)...........       --         --       2,467          --          --             --               --
                                       -------    -------    --------    --------    --------       --------         --------
    Total operating expenses.........   36,406     42,486      48,832      47,772      61,279         43,358           55,744
                                       -------    -------    --------    --------    --------       --------         --------
  Income from operations.............   11,942     12,976       8,345      16,902      22,129         15,778           17,761
  Interest expense...................   (2,459)    (2,072)         --      (7,568)    (16,958)       (12,245)         (13,701)
  Interest income....................       --         --          --         181         437            348              230
  Discontinued acquisition costs.....       --         --          --          --        (449)            --               --
                                       -------    -------    --------    --------    --------       --------         --------
  Income before income taxes.........    9,483     10,904       8,345       9,515       5,159          3,881            4,290
  Provision for income taxes(d)......    3,828      4,367       3,394       2,387          --             --               --
                                       -------    -------    --------    --------    --------       --------         --------
  Net income.........................  $ 5,655    $ 6,537    $  4,951    $  7,128    $  5,159       $  3,881         $  4,290
  Less: Preferred unit dividends and
    accretion of preferred unit
    fees.............................      N/A        N/A         N/A      (2,343)     (5,415)        (3,908)          (4,738)
                                       -------    -------    --------    --------    --------       --------         --------
  Net income (loss) available to
  members............................      N/A        N/A         N/A    $  4,785    $   (256)      $    (27)        $   (448)
                                       =======    =======    ========    ========    ========       ========         ========
  Pro forma net income (loss)(e).....                                                $ (2,165)                       $ (2,035)
                                                                                     ========                        ========
  Pro forma net income (loss)
    per share(e):
    Basic............................                                                $  (0.25)                       $  (0.22)
                                                                                     ========                        ========
    Diluted..........................                                                $  (0.25)                       $  (0.22)
                                                                                     ========                        ========
  Pro forma weighted average shares
    outstanding(e):
    Basic............................                                                   8,631                           9,465
                                                                                     ========                        ========
    Diluted..........................                                                   8,631                           9,465
                                                                                     ========                        ========

                                                                                               NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,                   -----------------------------
                               -------------------------------------------------------   SEPTEMBER 30,   SEPTEMBER 29,
                                 1996       1997       1998        1999        2000          2000            2001
                               --------   --------   ---------   ---------   ---------   -------------   -------------
                                                               (DOLLARS IN THOUSANDS)
OTHER DATA:
  EBITDA(f)..................  $16,584    $17,779    $ 15,665    $ 21,854    $ 28,894      $ 20,805        $ 24,762
  Adjusted EBITDA(g).........   19,187     22,090      21,957      25,082      29,162        21,073          24,762
  Depreciation and
  amortization...............    4,642      4,803       4,853       4,952       6,365         4,627           7,001
  Capital expenditures and
    acquired intangibles.....    1,848      2,273       4,149       4,706       7,722         4,635           5,641

CASH FLOW PROVIDED BY (USED
  IN):
  Operating activities.......  $ 9,631    $11,076    $  3,748    $ 16,065    $  1,229      $  5,758        $  3,537
  Investing activities.......   (1,860)    (2,322)     (4,049)     (4,776)    (57,015)      (54,551)         (6,984)
  Financing activities.......   (7,932)    (8,401)        200      (6,171)     53,965        46,410           1,395

BALANCE SHEET DATA (AT END OF
  PERIOD):
  Cash and cash equivalents..  $   557    $   910    $    809    $  5,927    $  4,106      $  3,544        $  1,886
  Working capital............    9,675      9,749      15,625      27,413      38,695        30,268          45,406
  Total assets...............   70,787     71,288      77,056      89,416     155,672       148,610         164,924
  Long-term obligations......       --         --          --     113,305     157,222       149,490         149,418
  Redeemable preferred
  units......................       --         --          --      32,539      41,660        40,086          46,610
  Obligations to Smith &
    Nephew (including current
    portion).................   53,428     45,027      45,227          --          --            --              --
  Total equity (deficit).....    1,344      7,881      12,832     (70,429)    (63,625)      (63,203)        (55,098)

--------------------------
N/A Not applicable.

(a) Amounts in 1999 and prior years include various charges and overhead allocations from Smith & Nephew. See note (g) below.

(b) We recorded merger and integration costs in 2000 associated with the consolidation of the Orthotech operations into our existing facilities including merger and integration and information systems consulting.

(c) We recorded restructuring costs in 1998 relating to the consolidation of our operations at our Vista, California facility. See note 10 of the notes to our consolidated financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Overview--Manufacturing Cost Reduction Initiatives."

(d) Because we have operated as a limited liability company since our recapitalization in June 1999, in accordance with federal, state and local income tax regulations which provide that no income taxes are levied on U.S. limited liability companies and each member of the company is individually responsible for reporting the member's share of our net income or loss, we have not provided for income taxes in our consolidated financial statements.

(e) Pro forma net income (loss) gives effect to our conversion to a corporation in the reorganization and is provided for comparability assuming we were a taxable entity for the pro forma periods presented. Pro forma income (loss) per share is based on the weighted average shares outstanding after giving effect to the issuance of 9,063,641 and 10,055,566 shares of common stock in the reorganization as of December 31, 2000 and September 29, 2001, respectively.

(f) EBITDA is defined as income from operations plus restructuring costs, merger and integration costs and depreciation and amortization. Discontinued acquisition costs are excluded from income from operations since the charge is not considered a direct cost of operating the business. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Our definition of EBITDA differs from the definition of EBITDA under our credit agreement in that our definition of EBITDA excludes discontinued acquisition costs. Under both the credit agreement definition of EBITDA and our definition of EBITDA, we were in compliance with all debt covenants under the credit agreement at September 29, 2001. Our definition of EBITDA may not be comparable to that of other companies.

(g) Adjusted EBITDA represents EBITDA, as defined above, adjusted to eliminate those direct charges from Smith & Nephew as well as those allocations of Smith & Nephew's overhead and other expenses that we have not incurred on a stand-alone basis. These amounts were charged or allocated to us on the basis of direct usage where identifiable, with the remainder allocated to us on the basis of its annual sales or the capital employed by Smith & Nephew in our business. See note 9 of the notes to our consolidated financial statements. These charges and allocations include:

    (1) charges for brand royalties that we paid to Smith & Nephew for use of the Smith & Nephew trademarks and trade names which amounts are no longer paid following the recapitalization since we no longer have the right to use Smith & Nephew trademarks and trade names;

    (2) foreign sales corporation commissions that we paid on sales to foreign sales corporations established by Smith & Nephew for tax planning purposes which amounts are no longer paid following the recapitalization;

    (3) Smith & Nephew overhead allocations for corporate managed accounts and new business expense and corporate management expense which were not incurred or replaced following consummation of the recapitalization;

    (4) Smith & Nephew overhead allocations for research and development and for amounts charged by Smith & Nephew for services provided to us for finance (risk management, treasury, audit and taxes), human resources and payroll and legal services;

    (5) the incremental adjustment to the carrying value of acquired inventories associated with the Orthotech acquisition to state them at fair market value;

    and adjusted to include the estimated costs we expected to incur to replace the services described in note (4) above previously provided by Smith & Nephew. On a stand-alone basis, we have replaced these services provided by Smith & Nephew following the recapitalization and we have incurred additional expenses associated with external auditing and periodic filings with the SEC.

                                                                                               NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                 -----------------------------
                                  ----------------------------------------------------   SEPTEMBER 30,   SEPTEMBER 29,
                                    1996       1997       1998       1999       2000         2000            2001
                                  --------   --------   --------   --------   --------   -------------   -------------
                                                                 (DOLLARS IN THOUSANDS)
    EBITDA data:
    Income from operations......  $11,942    $12,976    $ 8,345    $16,902    $22,129       $15,778         $17,761
    Restructuring costs.........       --         --      2,467         --         --            --              --
    Merger and integration
      costs.....................       --         --         --         --        400           400              --
    Depreciation and
      amortization..............    4,642      4,803      4,853      4,952      6,365         4,627           7,001
                                  -------    -------    -------    -------    -------       -------         -------
    EBITDA (as defined).........   16,584     17,779     15,665     21,854     28,894        20,805          24,762

    Brand royalties.............    1,274      1,605      3,249      1,817         --            --              --
    Foreign sales corporation
      commissions...............      492        661        439         --         --            --              --
    Amounts eliminated as set
      forth in note (3) above...      836      1,652      1,726        979         --            --              --
    Amounts eliminated as set
      forth in note (4) above...      801      1,193      1,678        832         --            --              --
    Step-up in inventory........       --         --         --         --        268           268              --
    Estimated costs to replace
      Smith & Nephew services...     (800)      (800)      (800)      (400)        --            --              --
                                  -------    -------    -------    -------    -------       -------         -------
    Adjusted EBITDA.............  $19,187    $22,090    $21,957    $25,082    $29,162       $21,073         $24,762
                                  =======    =======    =======    =======    =======       =======         =======

    Adjusted EBITDA does not reflect adjustments for Smith & Nephew allocations for bonus, pension and insurance or payroll taxes and benefits or charges for direct legal expenses incurred by Smith & Nephew on our behalf, which costs and expenses we believe we would have incurred in approximately the same amounts on a stand-alone basis, and are of a nature we have continued to incur following the recapitalization. Accordingly, no adjustments for these items have been made. For a more complete description of the corporate charges and allocations and the services performed by Smith & Nephew after the recapitalization, see note 9 of the notes to our consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Smith & Nephew Allocations and Sales" and "Related Party Transactions--Other Agreements with Smith & Nephew-- Transition Services Agreement."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    dj Orthopedics, Inc. was incorporated in Delaware on August 16, 2001 with nominal capital. dj Orthopedics, Inc. has nominal assets, no liabilities and has had no operations or revenues since that date. Concurrently with and contingent upon the completion of this offering, a newly-formed, wholly-owned subsidiary of dj Orthopedics, Inc. will merge with and into DonJoy, L.L.C., with DonJoy, L.L.C. being the surviving entity of the merger, and the holders of the common and preferred units of DonJoy, L.L.C. will receive shares of our common stock. See "The Reorganization."

    The following unaudited pro forma consolidated financial information of dj Orthopedics, Inc. is based on DonJoy, L.L.C.'s historical financial statements for the year ended December 31, 2000 and the nine months ended September 29, 2001 and Orthotech's historical financial statements for the nine months ended September 30, 2000, each appearing elsewhere in this prospectus, as adjusted to illustrate the estimated effects of the Orthotech acquisition completed on July 7, 2000, reclassifications to Orthotech's financial statements to conform with DonJoy, L.L.C.'s presentation and financial statement classifications, the reorganization and this offering. The Orthotech historical financial statements relate to our acquisition of a portion of the assets of DePuy Orthopaedic Technology, Inc., a subsidiary of Johnson & Johnson.

    The unaudited pro forma consolidated balance sheet gives effect to the reorganization and this offering as if they occurred on September 29, 2001. The unaudited pro forma consolidated statement of income for the year ended December 31, 2000 gives effect to the Orthotech acquisition, the reorganization and this offering as if they had occurred on January 1, 2000. The unaudited pro forma consolidated statement of income for the nine months ended September 29, 2001 gives effect to the reorganization and this offering as if they had occurred as of January 1, 2000.

    The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma consolidated financial data does not purport to represent what our financial position or results of operations would have actually been if the Orthotech acquisition, the reorganization and this offering had in fact occurred on the dates indicated and are not necessarily representative of our consolidated financial position or results of operations for any future date or period. The unaudited pro forma consolidated financial data should be read in conjunction with the above-referenced historical financial statements and the notes thereto of DonJoy, L.L.C. and Orthotech included elsewhere in this prospectus.

POSSIBLE ACQUISITIONS

    The unaudited pro forma financial statements do not reflect adjustments for, or the use of a portion of the net proceeds of this offering to consummate, our possible acquisitions for which letters of intent have been executed of two European manufacturers and distributors for an estimated aggregate initial purchase price of $9.5 million in cash. Consummation of these acquisitions is subject to completion of our due diligence, execution of definitive agreements, the receipt of financing and the receipt of necessary regulatory approvals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Possible Acquisitions."

ORTHOTECH ACQUISITION OVERVIEW AND INTEGRATION PLAN

    DonJoy, L.L.C. did not acquire any of Orthotech's facilities or many of its employees and instead integrated the Orthotech operations into its existing business. Upon closing of the Orthotech acquisition, DePuy Orthopaedic Technology, Inc. retained all responsibility with regards to lease obligations on the Orthotech facilities and severance obligations for terminated Orthotech employees. The synergies from the Orthotech acquisition were due primarily to reduction of headcount, the transfer of the majority of Orthotech's sales force to independent distributors and the consolidation of Orthotech's operations into our manufacturing facilities.

    In accordance with a transition services agreement, DePuy Orthopaedic Technology, Inc. provided various transitional services to us through October 2000 while the operations of Orthotech were integrated into ours. Such services included continued operation of Orthotech's manufacturing facilities, employee payroll service and benefits, and computer services and other administrative services.

    We integrated Orthotech into our business over a period of 90 days. The majority of Orthotech's manufactured products were rationalized against our product lines, with the remaining manufactured products either offered as new products or discontinued. In addition, Orthotech product offerings were rationalized into the DonJoy-Registered Trademark-,
ProCare-Registered Trademark-, international and
OfficeCare-Registered Trademark- distribution channels.

    Historically, Orthotech sold its products internationally to affiliated companies who then re-sold the Orthotech products to the end user consumer. Orthotech's historical combined financial statements include the operating results of its affiliated companies which reflect revenues based on the sales value to the end user consumer. We did not purchase Orthotech's international affiliated companies in the acquisition. We sell products internationally at a transfer price to third-party distributors that is less than the amount realized on sales to the end customer. We recognize revenue when products are shipped to the international distributor.

                              DJ ORTHOPEDICS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 29, 2001
                  (IN THOUSANDS EXCEPT UNIT/SHARE INFORMATION)

                                                                        PRO FORMA
                                                          HISTORICAL   ADJUSTMENTS        PRO FORMA
                                                          ----------   -----------       -----------
                                                                       (UNAUDITED)       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.............................   $  1,886     $ 30,532 (1)       $ 32,418
  Accounts receivable, net discounts and allowances.....     44,235                          44,235
  Inventories, net......................................     21,771                          21,771
  Other current assets..................................      2,638                           2,638
                                                           --------     --------           --------
  Total current assets..................................     70,530       30,532            101,062
Property, plant and equipment, net......................     14,880                          14,880
Intangible assets, net..................................     72,029                          72,029
Debt issuance costs, net................................      5,857       (1,166)(2)          4,691
Deferred income taxes...................................         --       54,794 (3)         54,794
Other assets............................................      1,628                           1,628
                                                           --------     --------           --------
Total assets............................................   $164,924     $ 84,160           $249,084
                                                           ========     ========           ========

LIABILITIES AND MEMBERS'/STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................   $  9,430                        $  9,430
  Accrued compensation..................................      2,398                           2,398
  Accrued commissions...................................      1,360                           1,360
  Long-term debt, current portion.......................      1,274                           1,274
  Accrued interest......................................      3,690         (929)(4)          2,761
  Other accrued liabilities.............................      6,972       (1,746)(5)          5,226
                                                           --------     --------           --------
  Total current liabilities.............................     25,124       (2,675)            22,449
12 5/8% senior subordinated notes.......................     98,413      (24,603)(6)         73,810
Long-term debt, less current portion....................     49,731      (13,600)(7)         36,131
Redeemable preferred units; 100,000 units authorized,
  44,405 units issued and outstanding at September 29,
  2001; liquidation preference of $46,383 at
  September 29, 2001....................................     46,610      (46,610)(8)             --
Minority interest.......................................        144                             144
Members'/stockholders' equity (deficit):
  Common units; 2,900,000 units authorized, 885,633
    units issued and outstanding at September 29,
    2001................................................     84,517      (84,517)(9)             --
  Common stock, $0.01 par value; 100,000,000 shares
    authorized and 17,855,566 shares issued and
    outstanding, pro forma..............................         --          179 (9)            179
  Additional paid in capital............................         --      118,453 (10)       118,453
  Notes receivable from officers........................     (2,082)                         (2,082)
  Retained earnings (deficit)...........................   (137,533)     137,533 (11)            --
                                                           --------     --------           --------
Total members'/stockholders' equity (deficit)...........    (55,098)     171,648            116,550
                                                           --------     --------           --------
Total liabilities and members'/stockholders' equity
  (deficit).............................................   $164,924     $ 84,160           $249,084
                                                           ========     ========           ========

                              DJ ORTHOPEDICS, INC.
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(1) Reflects the increase in cash resulting from this offering and the application of the net proceeds as follows:

    Proceeds from the sale of 7,800,000 shares of common
    stock at an initial offering price of $17.00 per share,
    after deducting underwriting discounts and commissions
    and estimated costs of this offering of $13,000.........             $119,600

    Less:
    Repayment of principal on the revolving credit facility
    of $13,600 and accrued interest of $8...................              (13,608)
    Redemption of 12 5/8% senior subordinated notes,
    comprised of principal of $25,000, a prepayment premium
    of $3,156 (see note 4 of notes to our consolidated
    financial statements) and accrued interest of $921......              (29,077)
    Redemption of redeemable preferred units (see note 5 of
    notes to our consolidated financial statements).........              (46,383)
                                                                         --------
Net increase in cash........................................             $ 30,532
                                                                         ========

    The net increase in cash does not reflect the $9,500 of funds which would be required to consummate our two possible acquisitions for which letters of intent have been executed.

(2) Reflects the write-off of unamortized debt issuance costs of $1,166 following the redemption of a portion of the senior subordinated notes.

(3) In connection with the reorganization, we will record a deferred tax asset benefit of $54,794 related to the difference between the book and the tax basis of certain assets and liabilities of DonJoy, L.L.C. at September 29, 2001 as the related amortization will be deductible for tax purposes. The tax basis differences arose at the time of the recapitalization when for income tax purposes we elected to increase the basis of certain assets in an amount equal to the gain recognized by our former parent. See "Income Taxes" in note 1 of notes to our consolidated financial statements.

(4) Reflects payment of accrued interest:

    Revolving credit facility...............................             $      8
    12 5/8% senior subordinated notes.......................                  921
                                                                         --------
                                                                         $    929
                                                                         ========

(5) Records tax benefit of $1,746 for the prepayment premium on the portion of senior subordinated notes redeemed of $3,156, the write-off of unamortized debt issuance costs of $1,166 and debt discount of $397 based on dj Orthopedics, Inc.'s estimated effective tax rate of 37%.

(6) Reflects the redemption of a portion of the senior subordinated notes:

    Principal...............................................             $ 25,000
    Unamortized discount....................................                 (397)
                                                                         --------
                                                                         $ 24,603
                                                                         ========

                              DJ ORTHOPEDICS, INC.
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(7) Records the payment of the principal balance on the revolving credit facility of $13,600.

(8) Reflects the redemption of the redeemable preferred units as follows:

    Redemption amount.......................................             $ 46,383
    Add: 2000 and 2001 tax distributions....................                  763
    Add: allocation of earnings for book purposes...........                  682
    Less: unamortized accretion of preferred unit fees......               (1,218)
                                                                         --------
                                                                         $ 46,610
                                                                         ========

(9) Reflects the exchange of membership units at the exchange ratio of 10.812 shares of our common stock and the issuance of our common stock in this offering as follows:

    Common units............................................                  885,633
    Preferred units.........................................                   44,405
                                                                         ------------
                                                                              930,038
    Exchange ratio..........................................                   10.812
                                                                         ------------
    Shares*.................................................               10,055,566
    Shares issued in offering...............................                7,800,000
                                                                         ------------
                                                                           17,855,566
    Par value per share.....................................             $       0.01
                                                                         ------------
    Par value...............................................             $        179
                                                                         ============

       -------------------------------
       * Fractional shares resulting from the merger exchange ratio will be paid in cash.

(10) Reflects the change in additional paid-in-capital as a result of the following:

    Net proceeds from the sale of shares in this offering...             $ 119,600
    Conversion of membership units in the reorganization and
      the shares issued in the offering, less par value of
      $179..................................................                84,338
    Reclassification of accumulated deficit to additional
      paid-in-capital at the reorganization date............               (85,485)
                                                                         ---------
                                                                         $ 118,453
                                                                         =========

(11) Reflects the adjustment to retained earnings (deficit) as follows:

    Write-off of unamortized debt issuance costs for the
      portion of the senior subordinated notes redeemed.....             $ (1,166)
    Deferred tax asset benefit..............................               54,794
    Write-off of debt discount for the portion of the senior
      subordinated notes redeemed...........................                 (397)
    Prepayment premium on the redemption of the portion of
      the senior subordinated notes.........................               (3,156)
    Tax benefit of the write-off of unamortized debt
      issuance costs and debt discount and prepayment
      premium on the redemption of the portion of the senior
      subordinated notes....................................                1,746
    Acceleration of recognition of unamortized accretion of
      preferred unit fees...................................               (1,218)
    Add back of the 2000 and 2001 tax distributions.........                  763
    Add back of the earnings allocation to preferred unit
      holders...............................................                  682
    Reclassification of retained earnings to additional paid
      in capital............................................               85,485
                                                                         --------
                                                                         $137,533
                                                                         ========

                              DJ ORTHOPEDICS, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              PRO FORMA ADJUSTMENTS
                                                           ----------------------------
                                  DONJOY,                                REORGANIZATION
                                   L.L.C.     ORTHOTECH     ORTHOTECH         AND
                                 HISTORICAL   HISTORICAL   ACQUISITION      OFFERING           PRO FORMA
                                 ----------   ----------   -----------   --------------       -----------
                                                           (UNAUDITED)    (UNAUDITED)         (UNAUDITED)
Total net revenues.............   $143,586     $23,978       $(1,706)(1)                        $165,858
Cost of goods sold.............     60,178      13,326        (2,104)(2)                          71,400
                                  --------     -------       -------                            --------
Gross profit...................     83,408      10,652           398                              94,458
Operating expenses
  Sales and marketing..........     38,653       6,130          (474)(3)                          44,309
  General and administrative...     19,761       3,775          (640)(4)                          22,896
  Research and development.....      2,465         246                                             2,711
  Merger and integration
    costs......................        400                                                           400
                                  --------     -------       -------                            --------
Total operating expenses.......     61,279      10,151        (1,114)                             70,316
Income from operations.........     22,129         501         1,512                              24,142
Interest expense...............    (16,958)                   (1,786)(5)      4,011(7)           (14,733)
Interest income................        437                                                           437
Discontinued acquisition
  costs........................       (449)                                                         (449)
                                  --------     -------       -------         ------             --------
Income before income taxes.....      5,159         501          (274)         4,011                9,397
Provision (benefit) for income
  taxes........................         --         461          (461)(6)      3,477(8)             3,477
                                  --------     -------       -------         ------             --------
Net income.....................      5,159          40           187            534                5,920
                                  --------     -------       -------         ------             --------
Less: Preferred unit dividends
  and accretion of preferred
  unit fees....................     (5,415)         --            --          5,415(9)                --
                                  --------     -------       -------         ------             --------
Net income (loss) available to
  members/stockholders.........   $   (256)    $    40       $   187         $5,949             $  5,920(10)
                                  ========     =======       =======         ======             ========
Pro forma net income (loss)....   $ (2,165)                                                     $  5,920
                                  ========                                                      ========
Pro forma net income (loss) per
  share:
  Basic........................   $  (0.25)                                                     $   0.36
                                  ========                                                      ========
  Diluted......................   $  (0.25)                                                     $   0.35
                                  ========                                                      ========
Pro forma weighted average
  shares outstanding:
  Basic........................      8,631                                                        16,431(11)
                                  ========                                                      ========
  Diluted......................      8,631                                                        17,044(11)
                                  ========                                                      ========

                              DJ ORTHOPEDICS, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 29, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        DONJOY,
                                                         L.L.C.          PRO FORMA
                                                       HISTORICAL       ADJUSTMENTS        PRO FORMA
                                                       ----------       -----------       -----------
                                                                        (UNAUDITED)       (UNAUDITED)
Total net revenues...................................   $127,361                           $127,361
Cost of goods sold...................................     53,856                             53,856
                                                        --------                           --------
Gross profit.........................................     73,505                             73,505
Operating expenses
  Sales and marketing................................     35,661                             35,661
  General and administrative.........................     18,270                             18,270
  Research and development...........................      1,813                              1,813
                                                        --------                           --------
Total operating expenses.............................     55,744                             55,744

Income from operations...............................     17,761                             17,761
Interest expense.....................................    (13,701)          3,565(7)         (10,136)
Interest income......................................        230                                230
                                                        --------          ------           --------
Income before income taxes...........................      4,290           3,565              7,855
Provision (benefit) for income taxes.................         --           2,906(8)           2,906
                                                        --------          ------           --------
Net income...........................................      4,290             659              4,949
Less: Preferred unit dividends and accretion of
  preferred unit fees................................     (4,738)          4,738(9)              --
                                                        --------          ------           --------
Net income (loss) available to
  members/stockholders...............................   $   (448)         $5,397           $  4,949(10)
                                                        ========          ======           ========
Pro forma net income (loss)..........................   $ (2,035)                          $  4,949
                                                        ========                           ========
Pro forma net income (loss) per share:
  Basic..............................................   $  (0.22)                          $   0.29
                                                        ========                           ========
  Diluted............................................   $  (0.22)                          $   0.28
                                                        ========                           ========
Pro forma weighted average shares outstanding:
  Basic..............................................      9,465                             17,265(11)
                                                        ========                           ========
  Diluted............................................      9,465                             17,955(11)
                                                        ========                           ========

                              DJ ORTHOPEDICS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)
(1) Entry records (i) reclassification to make treatment of Orthotech's accounts receivable adjustments consistent with our presentation and (ii) the elimination of incremental revenues Orthotech realized by selling to end customers through their international sales affiliates directly as compared to revenues we would realize by selling through third party distributors, as follows:

                                                                YEAR ENDED
                                                             DECEMBER 31, 2000
                                                             -----------------
Reclassification of accounts receivable adjustments........       $    10
Elimination of incremental sales revenue...................        (1,716)
                                                                  -------
                                                                  $(1,706)
                                                                  =======

(2) Entry records the (i) elimination of cost of goods sold associated with Orthotech international affiliated companies which we did not purchase in the acquisition, (ii) elimination of salaries, wages and benefits for specifically identified employees whose positions were eliminated as a result of the consolidation of the Orthotech operations into our existing facilities in Vista, California, net of additional specifically identified positions required to be added in our existing facility to handle the increased operations, (iii) elimination of discontinued building costs for the Orthotech facility, and (iv) estimated incremental depreciation of the fair market value of acquired property, plant and equipment on a straight-line basis over the estimated economic lives of the underlying fixed assets ranging from three to seven years, as follows:

                                                                YEAR ENDED
                                                             DECEMBER 31, 2000
                                                             -----------------
Cost of sales associated with Orthotech international
  affiliated companies.....................................       $(1,002)
Elimination of salaries, wages and benefits................        (1,052)
Elimination of discontinued building costs.................          (102)
Incremental depreciation on fair market value of property,
  plant and equipment......................................            52
                                                                  -------
                                                                  $(2,104)
                                                                  =======

(3) Reclassification entry to eliminate selling costs associated with Orthotech international affiliated companies which we did not purchase in the acquisition, as follows:

                                                                YEAR ENDED
                                                             DECEMBER 31, 2000
                                                             -----------------
Elimination of selling costs associated with Orthotech
  international affiliated companies.......................        $(474)

(4) Entry records (i) reclassification to make treatment of Orthotech's accounts receivable adjustments consistent with our presentation, (ii) elimination of administrative expenses associated with Orthotech international affiliated companies which we did not purchase in the acquisition, (iii) elimination of salaries, wages and benefits for specifically identified employees whose positions were eliminated as a result of the consolidation of Orthotech into our existing facilities, net of additional specifically identified positions required to be added in our existing facility to handle the increased operations, (iv) elimination of discontinued building costs for the Orthotech facility, (v) elimination of amortization historically recorded by Orthotech on its

                              DJ ORTHOPEDICS, INC.

                             (DOLLARS IN THOUSANDS)
    goodwill, and (vi) amortization of the estimated fair value of goodwill and other intangible assets acquired over economic lives ranging from 3 to 15 years, as follows:

                                                                YEAR ENDED
                                                             DECEMBER 31, 2000
                                                             -----------------
Reclassification of accounts receivable adjustments........       $    10
Elimination of administrative expenses related to Orthotech
  international affiliated companies.......................           (90)
Elimination of salaries, wages and benefits................          (960)
Elimination of discontinued building costs.................           (42)
Elimination of amortization recorded by Orthotech..........        (1,020)
Amortization of intangibles recorded at fair market
  value....................................................         1,462
                                                                  -------
                                                                  $  (640)
                                                                  =======

(5) Adjustment to interest expense to reflect additional borrowings under our amended credit agreement to consummate the Orthotech acquisition, as follows:

                                                                YEAR ENDED
                                                             DECEMBER 31, 2000
                                                             -----------------
Term loan ($24,000 at assumed weighted average
  rate of 9.57%)...........................................        $1,148
Revolving credit facility ($12,600 at assumed
  weighted average rate of 9.07%)..........................           571
Commitment fee on unused portion of revolving credit
  facility ($12,400 at 0.5%)...............................            31
Amortization of debt issuance costs........................            36
                                                                   ------
                                                                   $1,786
                                                                   ======

(6) Eliminates the provision for income taxes recorded by Orthotech. On
    June 30, 1999, DonJoy became a stand-alone limited liability company. As such, the earnings of DonJoy, L.L.C. and its subsidiaries are included in the taxable income of its members.

                                                               YEAR ENDED    NINE MONTHS ENDED
                                                              DECEMBER 31,     SEPTEMBER 29,
                                                                  2000             2001
                                                              ------------   -----------------
(7)  Eliminates historical interest expense and amortization of debt issuance costs and debt discount that would not
     have been incurred had the offering and repayment of
     debt occurred at the beginning of the periods
     presented:
         Revolving credit facility..........................     $  585           $1,047
         12 5/8% senior subordinated notes..................      3,426            2,518
                                                                 ------           ------
                                                                 $4,011           $3,565
                                                                 ======           ======
(8)  Records tax provision at our estimated effective
    tax rate of 37%, which is composed of the federal
statutory rate of 34%, the average state rate of 4.2%, less
the tax benefit from tax planning initiatives...............     $3,477           $2,906
(9)  Eliminates preferred unit dividends and accretion of
     preferred unit fees....................................     $5,415           $4,738

                              DJ ORTHOPEDICS, INC.

                             (DOLLARS IN THOUSANDS)

(10) Does not reflect: (a) the deferred tax asset benefit of $54,794 for the difference between the book and the tax basis of DonJoy, L.L.C.'s assets, and (b) an extraordinary charge (net of tax) of $3.3 million for the write-off of unamortized deferred debt issuance costs, debt discount and prepayment premiums on the redemption of the portion of 12 5/8% senior subordinated notes. These amounts will be reflected in dj Orthopedics, Inc.'s financial statements in the quarter or quarters in which the reorganization, the repayment of the revolving credit facility and the redemption of the redeemable preferred units and a portion of the 12 5/8% senior subordinated notes occur.

(11) The pro forma net income (loss) per common share is computed based on the weighted average number of shares of common stock outstanding for each period presented assuming the reorganization and the offering occurred as of the beginning of the respective period. The dilutive effect of common stock equivalents (options to purchase common stock) for the periods ended December 31, 2000 and September 29, 2001, respectively, which is computed using the treasury stock method, were not considered in calculating diluted net income (loss) per share, because the effect is antidilutive. The following table reconciles the denominators used in computing basic and diluted earnings (loss) per share:

                                                       YEAR ENDED        NINE MONTHS
                                                      DECEMBER 31,          ENDED
                                                          2000       SEPTEMBER 29, 2001
                                                      ------------   -------------------
                                                                (IN THOUSANDS)
Pro forma weighted average common shares outstanding
  after the reorganization..........................      8,631              9,465
Effect of the issuance of shares in the offering....      7,800              7,800
                                                        -------            -------
Pro forma basic weighted average shares
  outstanding.......................................     16,431             17,265
Effect of dilutive stock options....................        613                690
                                                        -------            -------
Pro forma diluted weighted average shares
  outstanding.......................................     17,044             17,955
                                                        =======            =======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE FINANCIAL STATEMENTS AS WELL AS THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION AND THE OTHER FINANCIAL DATA INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

RECAPITALIZATION

    On June 30 1999, we consummated a $215.3 million recapitalization. In connection with the recapitalization transactions, we established dj Orthopedics, LLC and DJ Orthopedics Capital Corporation (DJ Capital), a co-issuer of our senior subordinated notes with no material assets or operations. DonJoy, L.L.C. sold all of its net assets to dj Orthopedics, LLC for cash which was funded with the net proceeds of $100.0 million principal amount of 12 5/8% senior subordinated notes issued by dj Orthopedics, LLC and DJ Capital, as co-issuers, and the remainder by funds borrowed by dj Orthopedics, LLC under a senior credit facility. In addition, new investors, including three members of our senior management, invested new capital of $94.6 million in equity in DonJoy, L.L.C. The proceeds of the equity investment together with debt financings were used as follows:

    - approximately $199.1 million as consideration paid to redeem a portion of members' equity from our former parent, and

    - approximately $8.8 million to pay costs and fees in connection with the recapitalization.

    As part of the recapitalization agreement, immediately prior to the recapitalization, our former parent made a capital contribution in an amount equal to our then existing cash balance. In addition, it canceled current and deferred liabilities due to our former parent and assumed a then existing restructuring reserve which resulted in an additional capital contribution in those amounts. These amounts aggregated $47.9 million and were treated as a capital contribution by our former parent to our members' equity.

ACQUISITIONS AND OTHER RECENT TRANSACTIONS

    In accordance with a unit purchase agreement dated as of June 28, 2000, the former parent sold its remaining interest in 54,000 common units in DonJoy, L.L.C. to JPMDJ Partners and certain members of management for $5.9 million. JPMDJ Partners purchased 52,495 common units for a total consideration of $5.7 million and the members of management purchased the remaining 1,505 units for a total consideration of $0.2 million, which they financed by cash and promissory notes issued to us. Upon consummation of the reorganization, these units purchased by JPMDJ Partners and the members of management will be exchanged for 567,575 and 16,272 shares of our common stock, respectively, reflecting an effective purchase price of $10.08 per share.

    On July 7, 2000, we completed the purchase of specified assets and assumed specified liabilities related to the rehabilitation business, referred to in this prospectus as Orthotech or the Orthotech business, of DePuy Orthopaedic Technology, Inc., a subsidiary of Johnson & Johnson. We acquired Orthotech for a purchase price of $46.4 million in cash, exclusive of transaction fees and expenses. Orthotech developed, manufactured, and marketed an array of orthopedic products for the orthopedic sports medicine market including braces, soft goods and specialty products which were similar to the products offered by us. Orthotech also had an inventory management and billing program that complemented our OfficeCare-Registered Trademark- program. We purchased primarily inventory, equipment and certain intellectual property. We were not required to assume any liabilities existing prior to the closing date. The Orthotech acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values.

    Effective March 5, 2001, we invested in an Australian joint venture, dj Orthopaedics Pty Ltd (dj Australia) which is 60% owned by dj Orthopedics, LLC. dj Australia has replaced our Smith & Nephew distributor in Australia and also sells two new product lines.

    On June 1, 2001, we completed the acquisition of substantially all of the assets and liabilities of Alaron Technologies, L.L.C. for an aggregate purchase price of $500,000 in cash, payable in four equal installments of $125,000 each, the first two of which have been paid, with the two remaining payments due on October 1, 2001 and November 30, 2001. Alaron provided product development, manufacturing and supply chain management services related to medical and surgical devices. We purchased primarily equipment and acquired technology. The Alaron acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values. The acquisition also provided order fulfillment and supply chain management systems and software for our new Alaron Surgical-TM- division. These systems will allow us to better serve the overall sports medicine market by offering our surgical products in procedure-specific kits. In connection with the Alaron acquisition, we entered into an employment agreement with Paul K. Nichols, a principal owner of Alaron Technologies, L.L.C., who serves as a Senior Vice President and head of the Alaron Surgical-TM- division.

POSSIBLE ACQUISITIONS

    We have executed letters of intent to acquire two European orthopedic products manufacturers and distributors, Ro+Ten SRL, a manufacturer of soft goods and our current distributor in Italy, and its Swiss affiliate, Orthoservice AG, which manufactures orthopedic products for Ro+Ten. The expected aggregate purchase price is approximately $9.5 million in cash and an expected additional $0.5 million, if specified performance targets are met. Consummation of the acquisitions is subject to completion of our due diligence, execution of definitive agreements, receipt of necessary financing and the receipt of necessary regulatory approvals and, accordingly, we cannot assure you that either of these acquisitions will be consummated. If consummated, we anticipate that these transactions would close during the first quarter of 2002. We are also negotiating to acquire a European manufacturer of rigid knee braces that is one of our current European distributors. We do not expect that the purchase price of this company would exceed $2.5 million. Our acquisition of these companies, if consummated, is part of our strategy to expand our direct distribution capability in selected international markets where we believe that there is significant potential to increase sales due to high per capita health care expenditures.

SEGMENTS

    We are a global designer, manufacturer and marketer of products for the orthopedic sports medicine market. Our product lines include rigid knee braces, soft goods, a portfolio of specialty and other complementary orthopedic products and our recently introduced line of surgical products. Our rigid knee braces include ligament braces, which provide durable support for knee ligament instabilities, post-operative braces, which provide both knee immobilization and a protected range of motion, and osteoarthritic braces, which provide relief of knee pain due to osteoarthritis. Our soft goods products, most of which are fabric or neoprene-based, provide support and/or heat retention and compression for injuries to the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. Our portfolio of specialty and other complementary orthopedic products, which are designed to facilitate orthopedic rehabilitation, include lower extremity walkers, upper extremity braces, cold therapy systems and pain management delivery systems. Our recently introduced surgical products include fixation devices for soft tissue repair in the knee as well as to address cartilage damage due to trauma or osteoarthritis. These products are reported in the specialty and other complementary products segment. The rigid knee brace product lines and the soft goods product lines constitute reportable segments under generally accepted accounting principles. See note 7 of the notes to our consolidated financial statements. We began selling our Alaron Surgical-TM- products in the third quarter of 2001.

    Set forth below is revenue and gross profit information for our product lines for the years ended December 31, 1998, 1999 and 2000 and the first nine months of 2000 and 2001. Gross profit information is presented before brand royalties charged by Smith & Nephew for use of Smith & Nephew trademarks and trade names for periods prior to the June 1999 recapitalization (which charges are no longer incurred by us following the recapitalization), certain other cost of goods sold, primarily manufacturing variances and royalty expenses, which have not been directly allocated to any of the product lines, and freight revenue. See note 9 of the notes to our consolidated financial statements.

                                       YEARS ENDED DECEMBER 31,            NINE MONTHS ENDED
                                    ------------------------------   -----------------------------
                                                                     SEPTEMBER 30,   SEPTEMBER 29,
                                      1998       1999       2000         2000            2001
                                    --------   --------   --------   -------------   -------------
                                                        (DOLLARS IN THOUSANDS)
RIGID KNEE BRACING:
  Net revenues....................  $52,473    $52,953    $58,115      $ 42,640        $ 50,190
  Gross profit....................   36,669     37,994     41,189        30,372          35,551
  Gross profit margin.............     69.9%      71.8%      70.9%         71.2%           70.8%
SOFT GOODS:
  Net revenues....................  $32,010    $38,606    $51,412      $ 35,592        $ 46,194
  Gross profit....................   15,707     18,723     24,662        16,903          19,997
  Gross profit margin.............     49.1%      48.5%      48.0%         47.5%           43.3%
SPECIALTY AND OTHER COMPLEMENTARY
  ORTHOPEDIC PRODUCTS:
  Net revenues....................  $15,653    $21,344    $29,647      $ 20,733        $ 27,371
  Gross profit....................    7,050      9,447     16,635        11,648          15,060
  Gross profit margin.............     45.0%      44.3%      56.1%         56.2%           55.0%

    Our total gross profit margin was 55.2%, 55.6%, 58.1%, 57.9% and 57.7% for the years ended December 31, 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively. Total gross profit margins for 1998 and 1999 are lower due to charges for brand royalties charged by Smith & Nephew which charges are no longer incurred by us following the recapitalization. Excluding these charges, gross profit margins for 1998 and 1999 were 58.3% and 57.1%, respectively.

    Our products are marketed under the DonJoy-Registered Trademark-, ProCare-Registered Trademark- and Alaron Surgical-TM- brand names through several distribution channels. DonJoy-Registered Trademark- brand product sales represented approximately 75% and 71% of total net revenues, excluding freight revenue, in 2000 and the first nine months of 2001, respectively. Excluding freight revenue, we marketed substantially all of our rigid knee braces, approximately 84% of our specialty and other complementary orthopedic products and approximately 41% of our soft goods products under the DonJoy-Registered Trademark- brand name in 2000. ProCare-Registered Trademark-brand product sales represented approximately 25% and 27% of total net revenues, excluding freight revenue, in 2000 and the first nine months of 2001, respectively. Excluding freight revenue, we sold approximately 59% of our soft goods products, approximately 16% of our specialty and other complementary orthopedic products and a nominal percentage of our rigid knee braces under the ProCare-Registered Trademark- brand name in 2000. Following the Orthotech acquisition, we sold products under the Orthotech brand; however, in 2000 we integrated Orthotech products into the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brands. Our recently introduced surgical products are marketed under the Alaron Surgical-TM- brand name.

DOMESTIC SALES

    In the United States, DonJoy-Registered Trademark- brand products are marketed to orthopedic sports medicine surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and athletic trainers. Our surgical products, which are sold under the Alaron Surgical-TM- brand name, are marketed to orthopedic sports medicine surgeons, hospitals and surgery centers. Both DonJoy-Registered Trademark- and Alaron Surgical-TM- products are sold by 38 commissioned sales agents who employ approximately 210 sales representatives. After a product order is received by a sales representative, we generally ship the product directly to the orthopedic professional and we pay a sales commission to the agent on sales of such products, which commissions are reflected in sales and marketing expense in our consolidated financial statements. Excluding freight revenue, domestic sales of DonJoy-Registered Trademark- brand products represented approximately 63% and 64% of total net revenues in 1999 and 2000, respectively, and 63% and 61% of total net revenues in the first nine months of 2000 and 2001, respectively.

    Our ProCare-Registered Trademark- products are sold in the United States to third party distributors, including large, national distributors, regional specialty dealers and medical products buying groups who generally purchase such products at a discount from list prices. These distributors then resell ProCare-Registered Trademark- products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patients. Excluding freight revenue, domestic sales of ProCare-Registered Trademark-products represented approximately 22% and 24% of total net revenues in 1999 and 2000, respectively, and 25% and 26% of total net revenues in the first nine months of 2000 and 2001, respectively.

    The change in the mix of domestic sales between the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brands has been a direct result of the Orthotech acquisition. A majority of the Orthotech products were soft goods and have been integrated into the ProCare-Registered Trademark-brands, thus increasing the percent of domestic sales sold under the ProCare-Registered Trademark- brand while decreasing the percent of domestic sales sold under the DonJoy-Registered Trademark- brand.

INTERNATIONAL SALES

    Excluding freight revenue, international sales accounted for approximately 17%, 16%, 13%, 13% and 13% of our net revenues, in 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively. Excluding freight revenue, total sales in Europe, Germany/Austria and Canada accounted for 62%, 31% and 11%, respectively, of our 2000 international net revenues and 68%, 42% and 11%, respectively, of our international revenues in the first nine months of 2001, with no other country accounting for 10% or more of our international net revenues in 2000 or the first nine months of 2001. The decrease in international net revenues as a percentage of total revenues in 2000 and the first nine months of 2001 as compared to prior years is a direct result of the Orthotech business, which historically consisted primarily of domestic sales.

    International sales are currently made primarily through two distinct channels: independent third party distributors (such as in Germany) and Smith & Nephew sales organizations within certain major countries (such as Canada). We distribute our products in Australia through dj Australia. Distributors in these channels buy and resell the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brand products within their designated countries. Excluding freight revenue, DonJoy-Registered Trademark- brand products constituted approximately 90%, 86%, 85%, 89% and 89% of international net revenues in 1998, 1999, 2000 and the first nine months of 2000 and 2001, respectively. A significant amount of 2000 sales were transferred from Smith & Nephew sales organizations to independent distributors. International sales made through

Smith & Nephew sales organizations were 52%, 40%, 20% and 13% of our international sales, exclusive of freight revenue, in 1998, 1999 and 2000 and the first nine months of 2001, respectively. We believe future opportunities for sales growth within international markets are significant. We intend to selectively replace our third-party independent distributors with wholly or partially owned distributors in key countries where we believe the opportunity for growth is significant due to higher per capita health care spending. We believe that more direct control of the distribution network in these countries will allow us to accelerate the launch of new products and product enhancements, to benefit from the sale of our higher margin products and to capture the distributor's margin. Our possible acquisitions, if completed, the establishment of our Australian subsidiary and our recent decision not to renew the distribution agreement with our existing distributor in Germany, the United Kingdom and Austria effective December 31, 2001 represent our initial steps in pursuing this strategy.

    Since our international sales have historically been made in U.S. dollars, our results of operations have not been directly impacted by foreign currency exchange fluctuations. However, as was the case in 2000, the volume and product mix of international sales has been and may continue to be adversely impacted by foreign currency exchange fluctuations as changes in the rate of exchange between the U.S. dollar and the applicable foreign currency will affect the cost of our products to our customers and thus may impact the overall level of customer purchases. International sales in 2000 were adversely impacted by foreign currency exchange fluctuations as the strengthening of the U.S. dollar against the Euro effectively increased the cost of our products to our European customers. In addition, as we begin to directly distribute our products in selected foreign countries, we expect that future sales of our products in these markets will be denominated in the applicable foreign currencies which would cause currency fluctuations to more directly impact our operating results. We may seek to reduce the potential impact of currency fluctuations on our business through hedging transactions.

    We are also subject to other risks inherent in international operations including political and economic conditions, foreign regulatory requirements, exposure to different legal requirements and standards, potential difficulties in protecting intellectual property, import and export restrictions, increased costs of transportation or shipping, difficulties in staffing and managing international operations, labor disputes, difficulties in collecting accounts receivable and longer collection periods and potentially adverse tax consequences. As we continue to expand our international business, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. These and other factors may have a material adverse effect on our international operations or on our business, financial condition and results of operations.

THIRD PARTY REIMBURSEMENT; HEALTH CARE REFORM; MANAGED CARE

    While national health care reform and the advent of managed care has impacted the orthopedic sports medicine market, its impact has not been as dramatic as experienced by other sectors of the health care market, such as long term care, physician practice management and managed care (capitation) programs. In recent years, efforts to control medical costs within the United States have been directed towards scrutiny of medical device reimbursement codes, whereby devices are classified to determine the reimbursement levels including reimbursement for products packaged with related orthopedic procedures. Reimbursement codes covering certain of our products have been redefined, thereby reducing the breadth of products for which reimbursement can be sought under recognized codes. We expect that reduction in the total dollar value eligible for reimbursement will occur in the future as the reform process continues.

    In international markets, while the movement toward health care reform and the development of managed care are generally not as advanced as in the United States, we have experienced some downward pressure on the pricing of certain of our products and other effects of health care reform similar to those we have experienced in the United States. We expect health care reform and managed care to continue to develop in primary international markets, including Europe and Japan, which will result in further downward pressure on product pricing.

    A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States which enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. Price discounting with buying groups is an integral aspect of the competitive bid process in the marketplace. The impact on our operating results is expected to be offset by increased volume commitments offered by such buying groups and the opportunity to market products not included in the request for bids. We have entered into national contracts with selected buying groups and expect to enter into additional national contracts in the future. We believe that the high level of product sales to such groups, to the extent such groups are able to command a high level of compliance by their members with the preferred supplier arrangements, and the opportunity for increased market share can offset the financial impact of the price discounting under such contracts. Revenues from group buying organizations accounted for approximately 21% and 20% of our net revenues for the year ended December 31, 2000 and the nine months ended September 29, 2001, respectively, with the largest organization accounting for less than 5% of our net revenues. Accordingly, although we cannot assure you, we believe that such price discounting will not have a material adverse effect on our operating results in the future. See "Risk Factors--Healthcare reform, managed care and buying groups have put downward pressure on the prices of our products" and "Business--Sales, Distribution and Marketing--United States."

OFFICECARE-REGISTERED TRADEMARK- PROGRAM

    In 1996, in response to the needs of our customers, we launched OfficeCare-Registered Trademark-, an inventory management and insurance billing program for our U.S. orthopedic sports medicine surgeons. Under the OfficeCare-Registered Trademark- program, we provide the orthopedic sports medicine surgeon with an inventory of orthopedic products for immediate disbursement to the patient. We then seek reimbursement directly from the patient's insurance company or other third party payor or from the patient where self-pay is applicable. The majority of these billings are performed by an independent third-party contractor.

    Since its inception, the OfficeCare-Registered Trademark- program has been promoted specifically to provide our orthopedic sports medicine surgeons with a broad array of soft goods and certain other specialty products for immediate patient use. The OfficeCare-Registered Trademark- program is also intended to facilitate the introduction of our products to the orthopedic sports medicine surgeons who had not previously been our customers.

    The OfficeCare-Registered Trademark- program represented approximately 6%, 10%, 9% and 13% of our net revenues, excluding freight revenue, for 1999 and 2000 and the first nine months of 2000 and 2001, respectively, with sales of soft goods and specialty and other complementary orthopedic products representing the majority of such sales. The OfficeCare-Registered Trademark-program involves our lower margin soft goods products, but is designed to also strengthen our relationship with the customer, and serves to provide a pull-through effect for both existing and planned sales of our higher margin products. The OfficeCare-Registered Trademark- program has historically experienced a strong growth rate, with an increase of sales, of 42% in 1999 over 1998, 99% in 2000 over 1999 and 69% for the first nine months of 2001 over the first nine months of 2000. The increases in 2000 and the first nine months of 2001 are primarily due to the Orthotech acquisition.

    As a result of the growth of the program, our working capital needs have significantly increased due to higher levels of accounts receivable and inventories necessary to operate the program. In addition, OfficeCare-Registered Trademark- has increased our involvement in the third-party reimbursement process, or in certain cases, our direct billings to the patient. The collection period for these receivables as compared to other portions of our business is significantly longer and has also resulted in a need to increase our accounts receivable discounts and allowance requirements. The increase in the accounts receivable discounts and allowances for OfficeCare-Registered Trademark- is the primary reason for the increase in our accounts receivable discounts and allowances at December 31, 2000 and September 29, 2001. Through December 31, 2000, we reflected allowances and discounts applicable to the OfficeCare-Registered Trademark- program as selling and marketing expense. With the growth in the program, management believes that these charges are more appropriately presented as adjustments to revenues, rather than as operating expense. As a result, we reclassified $0.6 million, $1.3 million, $3.9 million and $2.3 million of charges for the years ended December 31, 1998, 1999 and 2000 and the first nine months of 2000, respectively, which were previously included in selling and marketing expenses, against revenues related to our OfficeCare-Registered Trademark- program.

SMITH & NEPHEW ALLOCATIONS AND SALES

    Prior to December 29, 1998, our business was operated as the Bracing & Support Systems Division of Smith & Nephew. Effective December 29, 1998,
Smith & Nephew contributed the Division's net assets and shares of a Mexican subsidiary to us, then a newly formed Delaware limited liability company, the sole member of which was Smith & Nephew. Accordingly, the contribution has been accounted for on a predecessor basis for financial reporting purposes.

    As a result of formerly being a division of Smith & Nephew, our historical results of operations prior to the June 1999 recapitalization reflect certain direct charges from Smith & Nephew as well as certain allocations of Smith & Nephew's overhead and other expenses. These amounts were charged or allocated to us on the basis of direct usage where identifiable, with the remainder allocated to us on the basis of its annual sales or the capital employed by Smith & Nephew in our business. See note 9 of the notes to our consolidated financial statements.

    The following is a summary of such charges and allocations and their applicability to us on a stand-alone basis following the recapitalization:

    (1) Charges for brand royalties historically included in cost of goods sold resulting from our use of the Smith & Nephew trademarks and trade name. These charges were $3.2 million and $1.8 million in 1998 and 1999, respectively. As a result of the recapitalization on June 30, 1999, we no longer have the right to use the Smith & Nephew trademarks and trade names and, accordingly, these charges are no longer incurred by us.

    (2) Foreign sales corporation commissions historically included in general and administrative expense paid by us on sales to foreign sales corporations established by Smith & Nephew. The use of sales corporations was a tax planning strategy for Smith & Nephew. These charges were $0.4 million in 1998. As of January 1999, we no longer incurred these charges.

    (3) Smith & Nephew allocations for a portion of its corporate managed accounts and new business expense and corporate management expense historically were included in general and administrative expense. These allocations were $1.7 million and $1.0 million in 1998 and 1999, respectively. These allocations were for a portion of Smith & Nephew's overhead expenses that we have not incurred or replaced following the recapitalization.

    (4) Smith & Nephew allocations for research and development and for finance (risk management, treasury, audit and taxes), human resources and payroll, and legal services historically provided by Smith & Nephew to us were included in general and administrative expense. These allocations were $1.7 million and $0.8 million in 1998 and 1999, respectively. These allocations were for a portion of Smith & Nephew's overhead expenses. On a stand-alone basis, we have replaced these services provided by Smith & Nephew following the recapitalization and we have incurred additional expenses associated with external auditing and periodic filings with the SEC. We estimate that the aggregate annual cost of replacing these services and such additional expenses that we replaced after the recapitalization was approximately $0.8 million.

    (5) Other allocations relating to bonuses, pension and insurance historically included in cost of goods sold, sales and marketing expense and general and administrative expense, and charges for payroll taxes and benefits and direct legal expenses incurred by Smith & Nephew on our behalf were included in general and administrative expense. These costs and expenses are of a nature we continue to incur on a stand-alone basis following the recapitalization.

    Under a transition services agreement entered into in connection with the recapitalization, Smith & Nephew continued to provide certain of the administrative services referred to in paragraph (4) above as required by us through November 30, 2000. We have replaced the services provided by Smith & Nephew with internal staff, including the addition of new employees and through arrangements with third party providers.

    For the years ended December 31, 1998, 1999 and 2000 and the first nine months of 2000 and 2001, sales to Smith & Nephew and its affiliates (including Smith & Nephew's sales organizations) were $8.9 million, $7.2 million, $4.6 million, $2.8 million and $2.1 million, respectively, or 9%, 6%, 3%, 3% and 2% respectively, of total sales, excluding freight revenue, for these periods. International sales made through Smith & Nephew sales organizations were 52%, 40%, 20% 22% and 13% of international sales, excluding freight revenue, in 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively. In connection with the recapitalization, Smith & Nephew and its sales organizations, which distribute our products internationally, entered into agreements with us regarding the purchase of our products following consummation of the recapitalization. However, neither Smith & Nephew nor such sales organizations have any obligation to purchase any specific or minimum quantity of products pursuant to such agreements. See "Related Party Transactions--Other Agreements with Smith & Nephew--Supply Agreement" and "--Distribution Agreement".

MANUFACTURING COST REDUCTION INITIATIVES

    Over the past several years, we have undertaken initiatives designed to further strengthen our overall manufacturing cost structure and improve operating efficiency. In order to take advantage of the lower labor costs in Mexico, in 1993 we began manufacturing certain of our labor intensive operations, principally sewing, final assembly and packaging, in Tijuana, Mexico. In 1998, we completed the consolidation of our domestic operations into one location in Vista, California. As a result, we incurred $2.5 million of restructuring costs in 1998, substantially all of which related to lease termination costs on the vacated facility. Pursuant to the recapitalization agreement, the remainder of the restructuring reserve, which amounted to $0.9 million at June 29, 1999 and consisted of the remaining lease obligations on the vacated facility, was assumed by Smith & Nephew. In addition, in 1998 general and administrative expense included $0.2 million of costs related to moving costs resulting from the consolidation of the facilities. Operating results for the first three quarters of 1998 were adversely affected by the consolidation and integration of the manufacturing operations of the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brands which were previously separate and distinct, but returned to prior levels in the fourth quarter of 1998 and sustained these levels through the remainder of 1999 and 2000.

    In 2000, we completed the consolidation of the Orthotech operations into our Vista, California location. Operating results for the last two quarters of 2000 were adversely affected by the consolidation and integration of the manufacturing operations of the Orthotech brands which were previously separate and distinct.

    We have identified additional opportunities to reduce manufacturing costs and improve operating efficiency. In 2001 we consolidated our two separate Mexican operations into one campus location and have listed the vacated facility for sale. We have recently leased additional space in Mexico, directly within the current campus. Consolidation of these facilities will enable us to continue to take advantage of the lower labor costs in Mexico and utilize the resulting additional capacity in our U.S. facilities to manufacture our more technologically advanced, high value products. We have begun to take advantage of our operating efficiencies by moving our post operative and walker lines to Mexico. By upgrading our computer systems to achieve more efficient production, we expect to achieve material and labor cost reductions as well as economies of scale across our entire manufacturing operation. We have converted our manufacturing scheduling to produce finished goods upon customer demand. We will further convert our procurement process to enable us to replenish our supply of raw materials upon usage. Both processes will allow us to decrease the level of inventory necessary to operate the business and reduce the risk of excess and obsolete inventory. We have also reorganized our manufacturing facility into product focused groups. The reorganization and streamlining of the manufacturing facility is expected to reduce the total manufacturing costs, principally overhead costs. In addition, we intend to further automate our manufacturing operations in the rigid knee brace product line through the use of more technologically advanced fabrication and equipment systems. We will continue to rationalize raw materials used in the production of our existing products, thereby enabling us to leverage our purchasing power. Finally, in order to achieve further cost savings, we intend to further reduce the number of stock keeping units (SKUs) without impacting service or breadth of our product range.

BASIS OF PRESENTATION; TAXES

    Our former parent files a consolidated federal income tax return which includes all of its eligible subsidiaries and divisions, which included us prior to the recapitalization. The provision for income taxes has been presented assuming we filed a separate federal income tax return. The recapitalization had no impact on the historical basis of our assets and liabilities as reflected in our consolidated financial statements except for the elimination of the remaining restructuring reserve and the intercompany accounts. However, as a result of the recapitalization, for federal income tax purposes, we have recorded an increase in the tax basis of our fixed and intangible assets in an amount approximately equal to the taxable gain recognized by Smith & Nephew on the sale of its interest in us. As a result, after the recapitalization, for tax purposes we are able to depreciate assets with a higher tax basis than for financial reporting purposes. The increase in tax basis as of December 31, 1999 was as follows (in thousands):

Inventory...................................................  $  3,670
Property, plant & equipment.................................     4,145
Goodwill....................................................   130,543
                                                              --------
                                                              $138,358
                                                              ========

    The Orthotech acquisition also resulted in an increase in the tax basis due to the fixed and intangible assets acquired. The increase in tax basis due to the Orthotech acquisition is equal to the amounts we recorded under purchase accounting. See note 2 of the notes to our consolidated financial statements.

    Prior to the recapitalization, our results of operations were included in the consolidated federal income tax returns that Smith & Nephew filed in the United States and the historical financial statements reflect a provision for income taxes assuming that we had filed a separate federal income tax return. As limited liability companies, DonJoy, L.L.C. and dj Orthopedics, LLC were not subject to income taxes following the recapitalization. Instead, DonJoy, L.L.C.'s earnings following the recapitalization were allocated to its members and included in the taxable income of the members. The indenture governing our senior subordinated notes and the credit facility currently permit dj Orthopedics, LLC to make distributions to DonJoy, L.L.C. in certain amounts to allow

DonJoy, L.L.C. to make distributions to its members to pay income taxes in respect of their allocable share of taxable income.

EFFECTS OF THE REORGANIZATION

    Upon the consummation of this offering and our reorganization into corporate form, we will become subject to the payment of federal income taxes and be required to file a separate federal tax return. In addition, we will record a deferred tax asset of approximately $54.8 million, representing the difference at September 29, 2001 between the book basis and tax basis of the assets of DonJoy, L.L.C. We will also incur an extraordinary charge, net of tax, of approximately $3.3 million for the write-off of unamortized deferred debt issuance costs, debt discount and prepayment premiums as a result of the redemption of a portion of our senior subordinated notes. These amounts will be reflected in dj Orthopedics, Inc.'s financial statements in the quarter or quarters in which the reorganization, the repayment of the revolving credit facility and the redemption of the redeemable preferred units and a portion of the 12 5/8% senior subordinated notes occur. See "Unaudited Pro Forma Consolidated Financial Information."

RESULTS OF OPERATIONS

    We operate our business on a manufacturing calendar, with our fiscal year always ending on December 31. Each quarter is 13 weeks, consisting of one five-week and two four-week periods. The first and fourth quarters may have more or less working days from year to year based on what day of the week holidays fall on. The first nine months of 2001 contained one less business day than the first nine months of 2000, which resulted in approximately $0.7 million less revenue in the first nine months of 2001 as compared to the first nine months of 2000.

    In the fourth quarter of 2000, we adopted Emerging Issues Task Force (EITF) Issue 00-10 "Accounting for Shipping and Handling Fees and Costs." As a result, we have reclassified $3.5 million, $3.5 million, $4.4 million, and $3.2 million for December 31, 1998, 1999 and 2000 and the first nine months of 2000, respectively, of freight revenue from sales and marketing expenses into net revenues. We continue to include freight expenses in sales and marketing expense.

    The following table sets forth our operating results as a percentage of net revenues:

                                                    YEARS ENDED
                                                    DECEMBER 31,                   NINE MONTHS ENDED
                                           ------------------------------   -------------------------------
                                                                            SEPTEMBER 30,    SEPTEMBER 29,
                                             1998       1999       2000          2000             2001
                                           --------   --------   --------   --------------   --------------
Net revenues:
  Rigid knee bracing.....................    50.6%      45.5%      40.5%         41.7%            39.4%
  Soft goods.............................    30.9       33.2       35.8          34.8             36.3
  Specialty and other complementary
    orthopedic products..................    15.1       18.3       20.6          20.3             21.5
                                            -----      -----      -----         -----            -----
Revenues from product lines..............    96.6       97.0       96.9          96.8             97.2
  Freight revenue........................     3.4        3.0        3.1           3.2              2.8
                                            -----      -----      -----         -----            -----
Total consolidated net revenues..........   100.0      100.0      100.0         100.0            100.0
Cost of goods sold.......................    44.8       44.4       41.9          42.1             42.3
                                            -----      -----      -----         -----            -----
Gross profit.............................    55.2       55.6       58.1          57.9             57.7
  Sales and marketing....................    26.7       24.9       26.9          26.2             28.0
  General and administrative.............    15.9       14.4       13.8          14.2             14.3
  Research and development...............     2.2        1.8        1.7           1.6              1.4
  Merger and integration costs...........      --         --        0.3           0.4               --
  Restructuring costs....................     2.3         --         --            --               --
                                            -----      -----      -----         -----            -----
Income from operations...................     8.1       14.5       15.4          15.5             14.0
Interest expense.........................      --       (6.5)     (11.8)        (12.0)           (10.8)
Interest income..........................      --        0.2        0.3           0.3              0.2
Discontinued acquisition costs...........      --         --       (0.3)           --               --
                                            -----      -----      -----         -----            -----
Income before income taxes...............     8.1        8.2        3.6           3.8              3.4
Provision for income taxes...............    (3.3)      (2.1)        --            --               --
                                            -----      -----      -----         -----            -----
Net income...............................     4.8%       6.1%       3.6%          3.8%             3.4%
                                            =====      =====      =====         =====            =====

    The following table summarizes certain of our operating results by quarter for 1999 and 2000 and the first nine months of 2001:

                                         YEAR ENDED DECEMBER 31, 1999
                             -----------------------------------------------------
                              FIRST      SECOND     THIRD      FOURTH      TOTAL
                             QUARTER    QUARTER    QUARTER    QUARTER      YEAR
                             --------   --------   --------   --------   ---------
                                                (IN THOUSANDS)
Net revenues...............  $29,030    $26,400    $30,717    $30,271    $116,418
Gross profit...............   15,517     14,364     17,711     17,082      64,674
Income from operations.....    3,080      2,739      5,637      5,446      16,902
Number of operating days...       64         61         66         60         251

                                         YEAR ENDED DECEMBER 31, 2000
                             -----------------------------------------------------
                              FIRST      SECOND     THIRD      FOURTH      TOTAL
                             QUARTER    QUARTER    QUARTER    QUARTER      YEAR
                             --------   --------   --------   --------   ---------
                                                (IN THOUSANDS)
Net revenues...............  $31,881    $30,432    $39,873    $41,400    $143,586
Gross profit...............   18,997     18,111     22,028     24,272      83,408
Income from operations.....    5,809      5,386      4,583      6,351      22,129
Number of operating days...       65         63         63         61         252

                                   NINE MONTHS ENDED
                                   SEPTEMBER 29, 2001
                             ------------------------------
                              FIRST      SECOND     THIRD
                             QUARTER    QUARTER    QUARTER
                             --------   --------   --------
                                     (IN THOUSANDS)
Net revenues...............  $40,295    $42,988    $44,078
Gross profit...............   23,528     25,075     24,902
Income from operations.....    5,994      5,731      6,036
Number of operating days...       64         63         63

    Several factors impacted our business during the four quarters following the Orthotech acquisition. The closing of the Orthotech facility shortly after the acquisition required that significant resources be allocated to the integration of Orthotech manufacturing operations into our Vista facility. We also decided to pursue another strategic acquisition. These matters diverted resources from a planned significant implementation of a new company-wide enterprise resource planning (ERP) system and led to a decision to delay completion of the ERP system implementation. The proposed acquisition was terminated in the fourth quarter of 2000 and the ERP system implementation was completed in March 2001, approximately seven months later than originally planned. These factors, together with the increased debt leverage resulting from Orthotech acquisition, affected our operating results during the second half of 2000 and the first six months of 2001. With both the full integration of Orthotech into our business and the ERP system implementation now having been completed, the synergies and operating efficiencies originally expected from the Orthotech acquisition and the ERP system are beginning to be realized.

NINE MONTHS ENDED SEPTEMBER 29, 2001 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 2000

    NET REVENUES. Net revenues increased $25.2 million, or 24.6%, to $127.4 million for the first nine months of 2001 from $102.2 million for the first nine months of 2000. Net revenues, excluding freight revenue, for the rigid knee bracing segment increased $7.6 million over the prior period due to growth in the domestic sales of the OA and ligament product lines. We introduced the DonJoy Vista-TM- Rehabilitation System in April 2001, the SE Four Point Brace in March 2001, and a low cost ACL off-the-shelf brace and a new post-operative brace line with telescoping bars in February 2001. Soft goods sales, excluding freight revenue, increased by $10.6 million over the prior period due primarily to the Orthotech acquisition, a $2.4 million growth in the OfficeCare-Registered Trademark- program, a substantial portion of which was due to the Orthotech acquisition, and $7.5 million from increased sales volumes of wrist splints, ankle braces and knee braces, including those sold through the OfficeCare-Registered Trademark- program. Specialty and other complementary orthopedic products sales, excluding freight revenue, increased by $6.6 million over the prior period due primarily to a $6.4 million increase in sales of lower extremity walkers, cold therapy units, and shoulder braces, as well as the growth of the OfficeCare-Registered Trademark- program. Specialty and other complementary products sales in the first nine months of 2001 included less than $50,000 from sales of our Alaron Surgical-TM- products, which were introduced in August 2001.

    GROSS PROFIT. Gross profit increased $14.4 million, or 24.3%, to $73.5 million for the first nine months of 2001 from $59.1 million for the first nine months of 2000. Gross profit margin decreased from 57.9% for the first nine months of 2000 to 57.7% for the first nine months of 2001 primarily as a result of increased soft goods sales which carry a lower gross profit margin. The decrease in gross profit margin primarily reflects the effects of the Orthotech acquisition, which occurred in July 2000, and the related increase in soft goods in the mix of products sold. Our gross profit margin subsequent to the Orthotech acquisition has remained relatively constant. Gross profit for the rigid knee bracing segment increased $5.2 million, with gross profit margins at 70.8% for the first nine months of 2001 versus 71.2% for the comparable period in 2000. Gross profit for the soft goods segment increased $3.1 million, with gross profit margin decreasing to 43.3% for the first nine months of 2001 from 47.5% for the comparable period in 2000. This decrease in gross profit margin is a result of the change in product mix, primarily related to sales of Orthotech products. Gross profit for the specialty and other complementary orthopedic products segment increased $3.4 million, with gross profit margin decreasing to 55.0% for the first nine months of 2001 from 56.2% for the comparable period in 2000. The decrease in the gross profit margin is a result of the change in product mix, primarily related to sales of Orthotech products.

    SALES AND MARKETING EXPENSES.  Sales and marketing expenses increased
$8.9 million, or 33.3%, to $35.7 million for the first nine months of 2001 from $26.8 million for the first nine months of 2000. The increase primarily reflects increased commissions ($1.9 million) due to higher sales of domestic products, increased freight expenses ($1.8 million), increased costs ($2.9 million) related to OfficeCare-Registered Trademark- volumes and an increase in salaries and benefits ($2.6 million) due to increased headcount. Headcount increased due to the Orthotech acquisition and growth in the OfficeCare-Registered Trademark-program. In addition, amortization expense related to the intangibles acquired in the Orthotech acquisition was $0.3 million in the first nine months of 2001 and minimal during the 2000 period. Overall, sales and marketing expense increased as a percentage of revenues to 28.0% for the first nine months of 2001 from 26.2% for the comparable period in 2000.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $3.7 million, or 25.7%, to $18.2 million for the first nine months of 2001 from $14.5 million for the first nine months of 2000. The increase was primarily due to amortization associated with the intangible assets acquired as part of the July 2000 acquisition of Orthotech. These amortization expenses were $1.0 million in the 2001 period and $0.7 million in the 2000 period. To a lesser extent, the increase in general and administrative expenses reflected expenses related to these acquisitions and the creation of dj Australia and depreciation associated with our new enterprise software system. Overall, general and administrative expenses increased slightly as a percentage of revenues to 14.3% for the first nine months of 2001 compared to 14.2% for the first nine months of 2000.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased $0.1 million, or 8.0%, to $1.8 million for the first nine months of 2001 from $1.7 million for the first nine months of 2000. During the second quarter of 2001, we introduced the DonJoy VISTA-TM- Rehabilitation System. In addition, we developed a low cost ACL off-the-shelf brace, a new post operative brace line with telescoping bars along with other competitive products, and the SE Brace II. We have also continued to focus on the development of our new bone growth stimulation product, Orthopulse-Registered Trademark-.

    MERGER AND INTEGRATION COSTS. In the 2000 period, we incurred $0.4 million in one-time merger and integration costs associated with the consolidation of the Orthotech operations into our existing facilities including merger and integration and information systems consulting costs. Other integration costs are included in the operating expenses above.

    INTEREST EXPENSE. Interest expense increased approximately $1.5 million, or 11.9% to $13.7 million in the first nine months of 2001 from $12.2 million in the first nine months of 2000. The 2001 interest expense reflects the additional interest expense on the $24.0 million term loan and the $12.6 million borrowing under the revolving credit facility, both of which were incurred in July 2000 to partially finance the Orthotech acquisition. There were additional borrowings of $8.0 million under the revolving credit facility in December 2000 which also contributed to the increase in interest expense, offset in part by our $5.0 million and $2.0 million repayments under the revolving credit facility in June 2001 and July 2001, respectively.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    NET REVENUES. Net revenues increased $27.2 million, or 23.3%, to $143.6 million in 2000 from $116.4 million in 1999. Net revenues, excluding freight revenue, for the rigid knee-bracing segment increased $5.2 million over the prior year due to growth in the domestic sales for the OA and post-operative product lines including the introduction of the OAdjuster-TM- brace in March 2000. Soft goods sales, excluding freight revenue, increased by $12.8 million over the prior year due primarily to the Orthotech acquisition, including $10.5 million from increased sales volumes of wrist splints, ankle braces and knee braces. The increases also reflected a $3.2 million growth in the OfficeCare-TM- program. Specialty and other complementary orthopedic product sales, excluding freight revenue, increased by $8.3 million over the prior year due primarily to the PainBuster-Registered Trademark- Pain Management system, cold therapy units, shoulder bracing and to increased sales of lower extremity walkers, as well as the growth in the OfficeCare-Registered Trademark- program.

    GROSS PROFIT. Gross profit increased $18.7 million, or 29.0%, to $83.4 million in 2000 from $64.7 million in 1999 primarily as a result of the Orthotech acquisition. Gross profit margin increased to 58.1% in 2000 from 55.6% in 1999, primarily as a result of the elimination of Smith & Nephew charges for brand royalties which totalled $1.8 million in 1999 and were not incurred in 2000. As a result of the consummation of the recapitalization on June 30, 1999, we no longer have the right to use the Smith & Nephew trademarks and trade names and, accordingly, charges for brand royalties are no longer incurred by us. In addition, gross profit margin increased as a result of increased walker sales combined with the implementation of efficient manufacturing techniques in the United States and Mexico. Gross profit, excluding freight revenue, for the rigid knee bracing segment increased $3.2 million, with gross profit margin decreasing to 70.9% from 71.7%. The margin decrease reflects the change in product mix. Gross profit, excluding freight revenue, for the soft goods segment increased $5.9 million as a result of increased sales volume, with gross profit decreasing to 48.0% from 48.5% in 1999. Gross profit, excluding freight revenue, for the specialty and other complementary orthopedic products segment increased
$7.2 million, with gross profit margin increasing to 56.1% from 44.3%. The increase in gross profit margin reflects lower costs associated with the production of walkers, which resulted from the production of these walkers moving to our facilities in Mexico in the first quarter of 2000 to take advantage of labor cost savings. Other cost of goods sold not allocable to specific product lines increased $0.3 million from 1999 primarily due to the step-up in inventory acquired in the Orthotech acquisition to fair market value, and various facility costs incurred as part of the Orthotech acquisition.

    SALES AND MARKETING EXPENSES.  Sales and marketing expenses increased
$9.8 million, or 33.7%, to $38.7 million in 2000 from $28.9 million in 1999. The increase primarily reflected a $2.7 million increase in commissions associated with higher sales of DonJoy products in the United States and increased costs of $1.6 million associated with the OfficeCare-TM- program. In addition, as a result of the Orthotech acquisition, we incurred higher than anticipated freight expenses along with amortization expense related to the acquired intangibles.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $3.0 million, or 17.9%, to $19.8 million in 2000 from $16.8 million in 1999. In 2000, we completed the consolidation of the Orthotech operations into our Vista, California location. As a result, we incurred $0.5 million in consolidation costs consisting primarily of consulting, information systems, travel and moving expenses. The increase was also due to a $1.6 million increase in salaries and benefits, $0.5 million in consulting expenses related to the implementation of a new Enterprise Resource Planning (ERP) System in the 2000 period with minimal expense in the 1999 period and human resources support combined with a $0.9 million increase in amortization associated with the intangible assets acquired as part of the Orthotech acquisition.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased $0.4 million, or 16.5%, to $2.5 million in 2000 from $2.1 million in 1999. The increase was primarily due to investment in clinical trials associated with new product development, licensed products, as well as continued studies in core product efficacy.

    MERGER AND INTEGRATION COSTS. We incurred $0.4 million in one-time merger and integration costs associated with the consolidation of the Orthotech operations into our existing facilities including merger and integration and information systems consulting. Other integration costs are included in the operating expenses above.

    INTEREST EXPENSE. Interest expense increased $9.4 million, or 124.1% to $17.0 million in 2000 from $7.6 million in 1999. The recapitalization occurred in June 1999 and thus 1999 includes only six months of interest expense on the $100.0 million principal amount of senior subordinated notes and the $15.5 million term loan borrowed under the credit agreement to partially finance the recapitalization. Additionally, 2000 includes additional interest expense on the $24.0 million term loan and the $12.6 million borrowing under the revolving credit facility, both of which were incurred to partially finance the Orthotech acquisition.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET REVENUES. Net revenues increased $12.8 million, or 12.3%, to $116.4 million in 1999 from $103.6 million in 1998. Net revenues, excluding freight revenue, for the rigid knee bracing segment increased $0.5 million over the prior year due to increased sales of ligament braces, including the introduction of the 4TITUDE-Registered Trademark- brace and post-operative braces in June 1999. Soft goods sales, excluding freight revenue, increased
$6.6 million over the prior year due primarily to increased sales volumes of neoprene bracing products, wrist splints, ankle braces and other soft good supports, including the introduction of the On-Track-Registered Trademark-system. These increases primarily reflect the effect of national contracts entered into in the second half of 1998 as well as the $0.8 million growth of the OfficeCare-Registered Trademark- program. Specialty and other complementary orthopedic products sales, excluding freight revenue, increased by $5.7 million over the prior year due primarily to the recently introduced PainBuster-Registered Trademark- Pain Management Systems, cold therapy units and to increased sales of lower extremity walkers as well as growth of the OfficeCare-Registered Trademark- program.

    GROSS PROFIT. Gross profit increased $7.5 million, or 13.1%, to $64.7 million in 1999 from $57.2 million in 1998. Gross profit margin increased to 55.6% in 1999 from 55.2% in 1998. The 1999 period included only six months of charges for brand royalties paid to Smith & Nephew, which were

$1.8 million, as compared to a full twelve months of such charges in 1998, which were $3.2 million. Gross profit, excluding freight revenue, for the rigid knee bracing segment increased $1.3 million, with gross profit margin increasing to 71.7% from 69.9%. These increases reflected the improved product mix. Gross profit, excluding freight revenue, for the soft goods segment increased
$3.0 million as a result of increased sales volume, with gross profit margin decreasing to 48.5% from 49.1%. Gross profit, excluding freight revenue, for the specialty and other complementary orthopedic products segment increased
$2.4 million, with gross profit margin decreasing to 44.3% from 45.0%, reflecting increased sales of lower margin products. As a result of the consummation of the recapitalization on June 30, 1999, we no longer have the right to use the Smith & Nephew trademarks and trade names and, accordingly, charges for brand royalties are no longer incurred by us. Other cost of goods sold not allocable to specific product lines increased to $3.2 million in 1999 from $2.5 million in 1998. This increase is primarily due to costs associated with support of the SKU reduction plan, the OfficeCare-Registered Trademark-program and the amortization of the PainBuster-Registered Trademark- Pain Management System distribution rights.

    SALES AND MARKETING EXPENSES.  Sales and marketing expenses increased
$1.3 million, or 4.6%, to $28.9 million in 1999 from $27.6 million in 1998. The increase primarily reflected a $0.6 million increase in commissions associated with higher sales of DonJoy-Registered Trademark- products in the United States and a $0.7 million increase in costs associated with the OfficeCare-Registered Trademark- program.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.3 million, or 1.6%, to $16.8 million in 1999 from $16.5 million in 1998. The increase was primarily due to a $1.3 million increase in salaries and benefits offset by a reduction in corporate allocations from Smith & Nephew of $1.9 million. General and administrative expenses declined as a percentage of net revenues to 14.4% from 15.9% primarily due to the reduction in Smith & Nephew allocations.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were approximately equal over the two periods. Significant resources within the department were re-deployed to focus primarily on the development of the DonJoy Vista-TM- Rehabilitation System as well as the development and release of the new 4TITUDE-Registered Trademark- brace in June 1999.

    RESTRUCTURING COSTS. In March 1998, we combined our two operating facilities into one location in Vista, California and accrued $2.5 million in costs resulting from the restructuring which had no future economic benefit. These costs related primarily to remaining lease obligations on the vacated facility, net of projected sublease income, and severance costs associated with the termination of twelve employees.

    INTEREST EXPENSE. Interest expense in 1999 was $7.6 million. The recapitalization occurred in June 1999 and thus 1999 includes only six months of interest expense on the $100.0 million principal amount of senior subordinated notes and the $15.5 million term loan borrowed under the credit agreement to partially finance the recapitalization.

LIQUIDITY AND CAPITAL RESOURCES

    Our principal liquidity requirements are to service our debt and meet our working capital and capital expenditure needs. Long-term indebtedness at September 29, 2001 was $149.4 million. After giving effect to this offering and the application of the proceeds as described under "Use of Proceeds," our pro forma long-term indebtedness would have been $111.2 million.

    Net cash provided by operating activities was $3.7 million, $16.1 million, $1.2 million, $5.8 million and $3.5 million in 1998, 1999, 2000, and the first nine months of 2000 and 2001, respectively. The decrease of $2.3 million in the first nine months of 2001 primarily reflects increased inventory levels in conjunction with the working capital needs associated with the

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Orthotech acquisition combined with decreased levels of accrued liabilities. The decrease of $14.9 million in 2000 primarily reflects the increased levels in accounts receivable and inventories during 2000 as compared to 1999, primarily as a result of the working capital needs associated with the Orthotech acquisition (which did not include the purchase of the Orthotech historical accounts receivables).

    Cash flows used in investing activities were $4.0 million, $4.8 million, $57.0 million, $54.6 million and $7.0 million for 1998, 1999, 2000 and the first nine months of 2000 and 2001, respectively. Capital expenditures in the first nine months of 2001 primarily reflected an increase in the capitalization of costs directly associated with our acquisition and implementation of an enterprise resource planning system which was completed in March 2001, investments in manufacturing equipment, and the Alaron acquisition in June 2001. Included in investing activities in 2000 is the $46.4 million investment in Orthotech, exclusive of transaction fees and expenses of $3.0 million. Capital expenditures in 2000 primarily reflect an increase in construction in progress related to the capitalization of costs directly associated with our acquisition and implementation of an enterprise resource planning system and investments in manufacturing equipment.

    Capital expenditures for the remainder of 2001 are estimated at $2.6 million, substantially all of which are maintenance capital expenditures. We also purchased in October 2001 5% of the equity in a licensor of one of our products for an aggregate purchase price of $0.5 million.

    Cash flows provided by (used in) financing activities were $0.2 million, $(6.2) million, $54.0 million, $46.4 million and $1.4 million in 1998, 1999, and 2000 and the first nine months of 2000 and 2001, respectively. The increase in the first nine months of 2001 is the primarily the result of the $9.6 million in net proceeds from an equity investment in June 2001 net of $8.0 million repaid under our credit facility. The sources of funds in 2000 primarily reflect the $24.0 million term loan and $12.6 million of borrowings under the revolving credit facility during the third quarter of 2000 and the net proceeds from the issuance by DonJoy, L.L.C. of common and preferred units in the third quarter of 2000, all related to the Orthotech acquisition. We borrowed an additional
$8.0 million at the end of 2000 as a result of the increase in working capital associated with the Orthotech acquisition. Prior to the recapitalization, we participated in Smith & Nephew's central cash management program, wherein all of our cash receipts were remitted to Smith & Nephew and all cash disbursements were funded by Smith & Nephew. Following the recapitalization, we no longer participate in Smith & Nephew's cash management program.

    Interest payments on our senior subordinated notes and on borrowings under the credit facility have significantly increased our liquidity requirements. The $100.0 million of senior subordinated notes, due 2009, bear interest at 12 5/8%, payable semi-annually on June 15 and December 15. The credit facility provides for two term loans totaling $39.5 million, of which $37.4 million was outstanding at September 29, 2001. The first term loan, in the amount of $15.5 million, was borrowed in connection with the recapitalization and the second term loan, in the amount of $24.0 million, was borrowed to finance the Orthotech acquisition. We also have available up to $25.0 million under the revolving credit facility, which is available for working capital and general corporate purposes, including financing of acquisitions, investments and strategic alliances. As of September 29, 2001, we had $13.6 million outstanding under that facility, primarily due to the Orthotech acquisition. Borrowings under the term loans and on the revolving credit facility bear interest at variable rates plus an applicable margin. At September 29, 2001, the effective interest rate on the term loans and the revolving credit facility was 5.7% and 5.3%, respectively.

    The following table sets forth the principal payments on the term loans for the last three months of 2001 through their maturity in 2005:

                                                              PRINCIPAL
YEAR                                                           PAYMENT
----                                                          ---------
2001........................................................   $   317
2002........................................................     1,274
2003........................................................     1,274
2004........................................................    17,202
2005........................................................    17,338

    We intend to repay approximately $13.6 million of borrowings under the revolving credit facility with a portion of the net proceeds of this offering. Such repayment can be reborrowed.

    In addition, we are required to make annual mandatory prepayments of the term loans under the credit facility in an amount equal to 50% of excess cash flow (as defined in the credit facility) (75% if our leverage ratio exceeds a certain level). We had no excess cash flow at December 31, 2000 or December 31, 1999. In addition, the term loans are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of certain equity and debt issuances by us, dj Orthopedics, LLC or any of our other subsidiaries and
(b) 100% of the net cash proceeds of certain asset sales or other dispositions of property by us, dj Orthopedics, LLC or any of our other subsidiaries, in each case subject to certain exceptions. No mandatory prepayments were required at December 31, 2000 or December 31, 1999. In August 2001, we obtained a waiver from our bank lenders with respect to our obligation to prepay the term loans with the proceeds of the $10.0 million equity investment.

    The credit facility and the indenture impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the credit facility requires us to maintain certain financial ratios. At September 29, 2001, we were in compliance with all of these covenants. Indebtedness under the credit facility is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable, intellectual property and other intangibles.

    We incurred fees and costs of $8.8 million in connection with the recapitalization. Approximately $7.4 million, principally relating to financing fees and expenses, has been capitalized and are being amortized over the terms of the related debt instruments.

    As part of our strategy, we intend to pursue acquisitions, such as the Orthotech and Alaron acquisitions, investments and strategic alliances. We may require new sources of financing to consummate any such transactions, including additional debt or equity financing. We cannot assure you that such additional sources of financing will be available on acceptable terms, if at all.

    Our ability to satisfy our debt obligations and to pay principal and interest on our indebtedness, fund working capital requirements and make anticipated capital expenditures will depend on our future performance, which is subject to general economic, financial and other factors, some of which are beyond our control. Management believes that based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds including the availability of borrowings under the revolving credit facility, will be adequate for at least the next twelve months to make required payments of principal and interest on our indebtedness, to fund anticipated capital expenditures and for working capital requirements. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under the revolving credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. In such event, we may need to raise additional funds through public or private equity or debt financings. We cannot assure you that any such funds will be available to us on favorable terms or at all.

MARKET RISK

    We are exposed to certain market risks as part of our ongoing business operations. Primary exposure includes changes in interest rates. We are exposed to interest rate risk in connection with the term loans and borrowings under the revolving credit facility which bear interest at floating rates based on London Inter-Bank Offered Rate (LIBOR) or the prime rate plus an applicable borrowing margin. We manage our interest rate risk by balancing the amount of fixed and variable debt. For fixed rate debt, interest rate changes affect the fair market value but do not impact earnings or cash flows. Conversely, for variable rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant. As of September 29, 2001, we had $100.0 million principal amount of fixed rate debt represented by our senior subordinated notes and $51.0 million of variable rate debt represented by borrowings under the credit facility (at interest rates ranging from 5.19% to 5.81% at September 29, 2001). Based on our current balance outstanding under the credit facility, an immediate change of one percentage point in the applicable interest rate would cause an increase or decrease in interest expense of approximately $0.5 million on an annual basis. At
September 29, 2001, up to $11.4 million of variable rate borrowings was available under the revolving credit facility. We may use derivative financial instruments, where appropriate, to manage our interest rate risks. However, as a matter of policy, we do not enter into derivative or other financial investments for trading or speculative purposes. As all of our sales have historically been denominated in U.S. dollars; we have not been subject to foreign currency exchange risk. However, as we begin to directly distribute our products in selected foreign markets, we expect that future sales of our products in these markets will be denominated in the applicable foreign currencies which would cause currency fluctuations to more directly impact our operating results. We may seek to reduce the potential impact of currency fluctuations on our business through hedging transactions.

SEASONALITY

    We generally record our highest net revenues in the first and fourth quarters due to the greater number of orthopedic surgeries and injuries resulting from increased sports activity, particularly football and skiing. In addition, during the fourth quarter, a patient has a greater likelihood of having satisfied his annual insurance deductible than in the first three-quarters of the year, and thus there is an increase in the number of elective orthopedic surgeries. Conversely, we generally have lower net revenues during the second and third quarters as a result of decreased sports activity and fewer orthopedic surgeries. Our results of operations would be adversely and disproportionately affected if our sales were substantially lower than those normally expected during the first and fourth quarters. Increases in our net revenues beginning in the third quarter of 2000 reflect the Orthotech acquisition.

RECENT ACCOUNTING PRONOUNCEMENTS

    We adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," of the Financial Accounting Standards Board (FASB) in the first quarter of 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires the recognition of all derivatives on our balance sheet at fair market value. The adoption of SFAS No. 133 on our financial statements for the first nine months of 2001 was not material.

    In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and
No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No.142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually, or more frequently in some circumstances, for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121. We are required to adopt SFAS No. 142 effective January 1, 2002 at which time we will be required to reassess the intangible assets, including goodwill, previously recorded in connection with previous purchase acquisitions, as well as the useful lives of such intangible assets. Upon adoption of SFAS 142, we will stop amortizing goodwill and certain other intangibles resulting from acquisitions prior to July 1, 2001, which has been estimated to reduce annual amortization expense by approximately $3.4 million. Goodwill and intangibles with indefinite lives will be assigned to reporting units as determined by us for purposes of impairment testing and tested using a two-step approach for impairment annually or whenever there is an impairment indicator. The impact of stopping goodwill amortization has been estimated to increase our annual net income by approximately $2.0 million.

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
                                    BUSINESS

OVERVIEW

    We are a global orthopedic sports medicine company specializing in the design, manufacture and marketing of surgical and non-surgical products and services that repair, regenerate and rehabilitate soft tissue and bone, help protect against injury, and treat osteoarthritis of the knee. Osteoarthritis is a form of damage to or degeneration of the articular surface of a joint. Our broad range of over 600 existing products, many of which are based on proprietary technologies, includes rigid knee braces, soft goods, specialty and other complementary orthopedic products and our recently introduced line of surgical products. These products provide solutions for patients and orthopedic sports medicine professionals throughout the patient's continuum of care.

    We sell our products in over 44 countries, primarily under the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brand names, each of which has achieved a high level of brand name recognition within the orthopedic sports medicine market. Our surgical products are marketed under the Alaron Surgical-TM- brand name. Numerous professional and amateur athletes, including participants in the NFL, NBA and NCAA, and members of the U.S. Ski and Snowboard Teams of which we are a sponsor, choose to use our products. We believe that our strong relationships with orthopedic sports medicine professionals, leading market positions, strong brand names, reputation for quality, broad product lines, established distribution networks and commitment to research and development provide significant opportunities to grow revenues and earnings. For 2000 and the first nine months of 2001, our net revenues were $143.6 million and $127.4 million, respectively, our EBITDA was $28.9 million and $24.8 million, respectively, and our net income, adjusted to give effect to the tax effect of the reorganization into corporate form, would have been $3.3 million and $2.7 million, respectively.

    Our product lines provide a range of treatment during the orthopedic recovery process, from rigid knee braces and other specialty products which are generally prescribed for use after surgery and during and after rehabilitation to soft goods which are generally used after injury, whether or not surgery is contemplated. These products are also used to reduce the risk of new and repeat injuries. In addition, we now offer products for the repair stage of the patient's continuum of care with our Alaron Surgical-TM- products. In the future, we plan to pursue the development of an additional line of products for the regeneration of bone and soft tissue, including a bone growth stimulator and a cartilage regeneration product.

    REHABILITATION

    - RIGID KNEE BRACES. Our rigid knee braces include ligament braces, which provide support for knee ligament instabilities, post-operative braces, which provide both knee immobilization and a protected range of motion, and osteoarthritic braces, which provide relief of knee pain due to osteoarthritis. These technologically advanced products are generally prescribed by orthopedic sports medicine surgeons. Our rigid knee braces are either customized braces, utilizing basic frames which are then custom-manufactured to fit a patient's particular measurements, or are standard braces which are available "off-the-shelf" in various sizes and can be easily adjusted to fit the patient in the orthopedic professional's office. We also offer a complete rehabilitation system that facilitates the progression of patient rehabilitation in a home or clinical setting by motivating and improving patient compliance through continuous feedback and recorded home exercise sessions. Substantially all of our rigid knee braces are marketed under the DonJoy-Registered Trademark- brand name. These products represented approximately 42% and 41% of our net revenues, excluding freight revenue, for the year ended December 31, 2000 and the first nine months of 2001.

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
    - SOFT GOODS. Our soft goods products, most of which are constructed from fabric or neoprene materials, provide support and/or heat retention and compression of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. For the year ended December 31, 2000 and the first nine months of 2001, approximately 59% and 62%, respectively, of our revenues from soft goods products, excluding freight revenue, were derived from products marketed under the ProCare-Registered Trademark-brand name, with the remainder marketed under the DonJoy-Registered Trademark- brand name. Soft goods represented approximately 37% of our net revenues, excluding freight revenue, for each of the year ended December 31, 2000 and the first nine months of 2001.

    - SPECIALTY AND OTHER COMPLEMENTARY ORTHOPEDIC PRODUCTS. Our portfolio of specialty and other complementary orthopedic products includes two post-surgery systems: a continuous cold therapy system to assist in the reduction of pain and swelling and a pain management delivery system that employs ambulatory infusion pumps for the delivery of local anesthetic to the surgical site. Also included within this product category are lower extremity walkers, which are an alternative to lower extremity casting, and upper extremity shoulder and arm braces and slings. For the year ended December 31, 2000 and the first nine months of 2001, approximately 84% of our revenues from specialty and other complementary orthopedic products, excluding freight revenue, were derived from products marketed under the DonJoy-Registered Trademark- brand name, with the remainder marketed under the ProCare-Registered Trademark- brand name. Specialty and other complementary products represented approximately 21% and 22% of our net revenues, excluding freight revenue, for the year ended December 31, 2000 and the first nine months of 2001, respectively.

    REPAIR

    - SURGICAL PRODUCTS. Our recently introduced Alaron Surgical-TM- products are used to repair soft tissue and cartilage. Products used during ACL reconstruction include surgical screws made from a next-generation composite bioabsorbable material, titanium surgical screws, hamstring graft anchors designed to reduce surgical procedure time and a suture fixation device that allows the surgeon to adjust the tension of the graft. We have also introduced a cartilage repair system used for transplanting the patient's own healthy knee cartilage into damaged areas of the knee joint. We recently received FDA clearance to market an adjustable high tibial osteotomy plate used to surgically realign, and reduce pain in, the osteoarthritic knee.

    REGENERATION

    - BONE AND CARTILAGE GROWTH STIMULATION. Our bone growth stimulator is undergoing the regulatory approval process. The bone growth stimulator utilizes electromagnetic field technology to aid in healing fractures and, unlike competitors' products, is intended to be worn by patients continuously as part of a bracing or cast system. Our cartilage regeneration product is in an early stage of development.

    We sell our DonJoy-Registered Trademark- products primarily to orthopedic sports medicine surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and trainers to meet the specific needs of their patients. We sell our ProCare-Registered Trademark- products under private label brand names primarily to third party distributors who generally resell our products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians. Our recently introduced Alaron Surgical-TM- brand of products is being marketed to orthopedic sports medicine surgeons, hospitals and surgery centers.

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
THE ORTHOPEDIC SPORTS MEDICINE MARKET

    The orthopedic products industry generated estimated worldwide sales of $13.1 billion in 2000. We estimate that the segments of the orthopedic sports medicine market that we are targeting accounted for over $3 billion of these sales. This market is served by over 5,000 orthopedic surgeons in the United States who cite sports medicine as an area of concentration and practice focus. In addition, we believe that outside the United States another approximately 5,000 orthopedic surgeons are actively engaged in orthopedic sports medicine. The orthopedic sports medicine market encompasses a broad range of product segments addressing the repair, regeneration and rehabilitation of soft tissue and bone and the treatment of osteoarthritis, as described below:

    REPAIR. The repair segment is comprised of products and services used during a surgical procedure to repair bone or soft tissue or to reconstruct joints in the treatment of osteoarthritis. Major product categories in the repair segment include:

    - suture anchors, tissue anchors, interference screws, and other soft tissue repair devices;

    - arthroscopy equipment and surgical instruments;

    - bone pins, screws, bone graft materials and other fracture fixation devices; and

    - total joint implants.

    REGENERATION. Products in this segment are used to stimulate the body to regenerate bone or cartilage. For example, bone growth stimulators apply an electromagnetic field to facilitate the healing of fractures. Similar technology may assist the body in forming new cartilage for the treatment of osteoarthritis.

    REHABILITATION. These products are used to assist the patient in the recovery from an injury or a surgical procedure and/or to protect against re-injury or damage to the surgical repair site. Rehabilitation products include:

    - knee, shoulder, ankle and wrist braces;

    - neoprene supports; and

    - physical therapy equipment.

    We estimate that the portions of the repair, regeneration and rehabilitation segments that we are targeting represent approximately 60%, 10% and 30% of the orthopedic sports medicine market, based on worldwide sales in 2000. We believe revenues in the U.S. orthopedic sports medicine market grew at a rate of 7% to 9% in 1999 and 2000 and that they will continue to grow at a similar rate for the next several years.

    The growth of the orthopedic sports medicine market is being driven by:

    - increased participation in exercise, sports and other physical activity by all age groups;

    - the aging "baby boomer" population, including adults suffering from osteoarthritis;

    - heightened expectations for less intrusive therapies and more rapid and complete recoveries to highly active lifestyles and high quality of life expectations;

    - a growing awareness of the importance of prevention and rehabilitation of orthopedic injuries; and

    - growth in the number of orthopedic surgery fellowship programs specializing in sports medicine from 10% in 1991 to 21% in 2001.

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    According to the American Association of Orthopedic Surgeons approximately
11% of all injuries in the United States, or 6.6 million annually, are sports injuries and nearly three out of four orthopedic patients are under the age of 65.

COMPETITIVE STRENGTHS

    We believe that our competitive strengths will enable us to grow our revenues and profitability. Our competitive strengths are:

    BROAD PRODUCT OFFERING IN THE ORTHOPEDIC SPORTS MEDICINE MARKET WITH LEADING U.S. MARKET POSITIONS FOR A NUMBER OF OUR CORE REHABILITATION PRODUCTS. We offer a broad range of over 600 products to orthopedic sports medicine surgeons and their allied health care professionals. Our existing and planned future products provide solutions to patients and orthopedic professionals in addressing the various stages of the orthopedic repair, regeneration and rehabilitation process. Over 90% of our 2000 revenues are derived from our concentrated focus on the orthopedic sports medicine market.

    Our dedication to quality has contributed to achievement of a leading market position within the United States in a number of our core rehabilitation products. The following table sets forth our leading U.S. market positions for certain of our core rehabilitation products based on 2000 U.S. non-retail sales.

                                                               ESTIMATED
                                                              U.S. MARKET    MARKET
PRODUCT                                                          SHARE      POSITION
-------                                                       -----------   --------
Ligament braces.............................................       38%         1
Post-operative braces.......................................       24%         1
Fracture boots..............................................       27%         2
Pain management systems.....................................       26%         2
Osteoarthritic braces.......................................       21%         2
Soft goods..................................................       18%         2
Rigid ankle supports........................................        9%         2

    LONG STANDING, LOYAL RELATIONSHIPS WITH ORTHOPEDIC SPORTS MEDICINE SURGEONS AND THEIR ALLIED HEALTH CARE PROFESSIONALS. Our company is focused exclusively on serving orthopedic sports medicine surgeons and their allied health care professionals. We have established long-standing and loyal relationships with our orthopedic sports medicine customers by expanding and enhancing our product lines, as well as through our focused sales, customer service and research and development efforts. These relationships have contributed to the revenue growth we have achieved in each of the last five years and our current leading U.S. market position in a number of our core rehabilitation products. We host numerous orthopedic sports medicine surgeons at our biomechanical laboratory and our surgical techniques laboratory, which allows us to further enhance our relationships with our primary customers. Our OfficeCare-Registered Trademark-program further allows us to continue to build our relationships with orthopedic sports medicine surgeons.

    The strength of our relationships with orthopedic sports medicine surgeons is also evident in the use of our products by 39 accredited sports medicine fellowship programs in North America. We maintain close relationships with 34 of these programs and supply all or a significant portion of the bracing and soft goods products to these programs, including four through the OfficeCare-Registered Trademark- program. These centers are important in setting standards of care in the field of sports medicine, because the fellowships they sponsor enable new orthopedic surgeons to learn the latest techniques, treatments, products and tools. On average, these centers have been our customers for at least five years.

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    ESTABLISHED GLOBAL MARKETING AND DISTRIBUTION NETWORKS.  In the United
States, our DonJoy-Registered Trademark- and Alaron Surgical-TM- product lines and services are marketed by 38 commissioned sales organizations (referred to in this prospectus as agents) which employ approximately 210 sales representatives who are primarily dedicated to the sale of our products to the orthopedic sports medicine market. We believe these sales representatives undergo the most focused sales training program specializing in the orthopedic sports medicine market. Our sales representatives use their technical expertise to market our products to orthopedic sport medicine surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and trainers. We sell our ProCare-Registered Trademark- products to some of the largest national third party distributors, including Owens & Minor Inc., McKesson/HBOC, Allegiance Healthcare, a subsidiary of Cardinal Health Inc., and PSS World Medical Inc., as well as to regional medical surgical dealers and medical products buying groups. We believe that our strong distribution networks in the United States provide us with an established base from which to introduce new or enhanced products and expand sales of existing product lines. Our products are currently sold through a global network of independent distributors which employs 105 sales representatives who focus on building strong relationships with our target customers. Internationally, we expect to distribute our products through a network of partially or wholly-owned distributors in key countries.

    STRONG BRAND NAME RECOGNITION AND REPUTATION FOR QUALITY. We believe DonJoy-Registered Trademark- is the most recognized brand name of knee braces in the orthopedic sports medicine market. In addition, our ProCare-Registered Trademark- brand name is well recognized by third party distributors of soft goods in the orthopedic sports medicine market. Our other trademarks include product names that are well known among sports medicine professionals which we believe provide us with a significant competitive advantage. Our products are known for their design, quality construction and durability. Our braces are used by a number of high profile professional and amateur athletes and NCAA athletic programs. We are also the official and exclusive supplier of braces and supports to the U.S. Ski and Snowboard Teams and we believe we are the leading supplier of knee braces to players in the NFL.

    SUCCESSFUL RECORD OF NEW PRODUCT INNOVATION AND DEVELOPMENT. We have developed a reputation as an innovator of orthopedic sports medicine products. During 2000, 24.6%, 6.3% and 17.6% of our net revenues, excluding freight revenues in the rigid knee, soft goods and specialty and other complementary product segments, respectively, were comprised of products introduced since 1998. Our recently introduced line of Alaron Surgical-TM- products reflects our continuing commitment to the orthopedic sports medicine surgeon. We own or have licensing rights to more than 50 U.S. and foreign patents, including a U.S. patent covering the "Four Points of Leverage" system, which is a unique element in the design of our ligament braces. In addition, we maintain close relationships with a number of widely recognized orthopedic sports medicine surgeons and sports medicine specialists who assist in product research and development. These professionals often become product champions, speaking about our products at medical seminars, assisting in the training of other professionals in the use and/or fitting of the products and providing us with feedback on the industry's acceptance of the new products.

    SCALABLE, EFFICIENT INFRASTRUCTURE TO SUPPORT OUR GROWTH. Through implementation of an advanced enterprise resource planning system, continuing implementation of lean manufacturing techniques designed to reduce lead times and work-in-process inventory, and expansions of our facilities in Vista, California and Tijuana, Mexico, we have developed a manufacturing and operational infrastructure that is scalable to meet our expected growth. Our investments in our infrastructure have allowed us to become a high-volume, low cost producer for a number of our core rehabilitation products in which we have achieved substantial market share. This infrastructure will also allow us to continue to move portions of our manufacturing operations to our facilities in

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Mexico to generate additional labor cost savings and utilize the resulting additional capacity in our U.S. facility to manufacture our more technologically advanced products.

    SENIOR MANAGEMENT TEAM EXPERIENCED IN THE CORE ELEMENTS OF OUR
STRATEGY. Our three management investors, Messrs. Cross, Talbot and McBrayer, have an average of 14 years of experience with our company and, together with the two other members of our senior management team, have an average of over 21 years of experience within the medical device industry. In particular, Mr. Cross, our Chief Executive Officer, has 20 years of experience in the design, manufacture and marketing of surgical and non-surgical orthopedic products. While at Smith & Nephew, he developed and successfully commercialized products, including a market-leading soft tissue fixation device currently sold by Smith & Nephew. Upon completion of this offering, management will own or have the right to acquire pursuant to options, subject to certain conditions, up to approximately 748,588 of our common stock on a fully diluted basis.

STRATEGIC OBJECTIVES

    Our strategic objectives are to strengthen our leadership position in the orthopedic sports medicine market and to increase our revenues and profitability. We intend to pursue the following strategic initiatives:

    - broaden our market penetration and reach;

    - enhance and grow our core business; and

    - expand our business platform.

The key elements of our business strategy include:

    EXPANDING EXISTING AND DEVELOPING NEW RELATIONSHIPS WITH ORTHOPEDIC SPORTS MEDICINE SURGEONS AND THEIR ALLIED HEALTH CARE PROFESSIONALS. Our continuum of care strategy provides a broad product offering to meet the complete product needs of orthopedic sports medicine surgeons and their allied health care professionals. We expect to increase our revenues and profitability by leveraging our relationships with our existing orthopedic sports medicine surgeon customers and by developing relationships with additional orthopedic sports medicine surgeons. We believe that our new Alaron Surgical-TM- products will allow us to expand our relationships with our existing orthopedic sports medicine surgeon customers and will give us a new point of entry with orthopedic sports medicine surgeons who are not currently our customers.

    APPLYING OUR RESEARCH AND DEVELOPMENT EXPERTISE TO INTRODUCE NEW PRODUCTS AND PRODUCT ENHANCEMENTS. We intend to remain an innovator of orthopedic sports medicine products through our commitment to research and development and our close working relationships with orthopedic professionals by designing, developing and introducing products in each of the repair, regeneration and rehabilitation segments of the orthopedic sports medicine market. Using our materials, process and design expertise in bracing and supports, we will continue to enhance our current range of products to address changing customer needs, emphasizing high quality product designs that will reduce labor and material costs. In addition, we intend to add complementary products through our own research and development efforts and arrangements with third parties. For example, we have introduced two pain management systems, the IceMan-Registered Trademark- device, a cold therapy system, which we developed, and, more recently, the PainBuster-Registered Trademark- Pain Management System, a range of ambulatory infusion pumps, which we distribute under a licensing arrangement and which represented our initial entry into the surgical market. We have recently expanded our efforts in this market by introducing new surgical products all of which we distribute under licensing arrangements and have plans to introduce additional surgical products, subject to receipt of necessary FDA approval, over the next several years. In 2001, we

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released the DonJoy Vista-TM- Rehabilitation System, a computerized, post-surgical brace designed to optimize a patient's rehabilitation in the treatment of knee injuries.

    CAPITALIZING ON OUR EXTENSIVE U.S. DISTRIBUTION NETWORKS. We intend to capitalize on the breadth and market focus of our U.S. distribution networks and their experience in selling our DonJoy-Registered Trademark- and ProCare-Registered Trademark- products to sell our higher margin products and product enhancements, including our new Alaron Surgical-TM- line of products. Substantially all of our agents employ sales representatives who have experience in selling surgical products.

    GROWING INTERNATIONAL REVENUES AND PROFITS THROUGH THE SELECTIVE REPLACEMENT OF OUR THIRD-PARTY DISTRIBUTORS WITH DIRECT REPRESENTATION IN KEY COUNTRIES. We intend to increase our international revenues and profits by selectively replacing our third-party independent distributors with wholly or partially-owned distributorships or joint ventures in key countries where we believe the opportunity for growth is significant due to high per capita health care spending. We believe that more direct control of the distribution networks in these countries will allow us to accelerate the launch of new products and product enhancements, to benefit from the sale of our higher margin, value added products and to capture the distributor's margin. Our possible acquisitions, if completed, the establishment of our Australian subsidiary and our planned transition to direct distribution in Germany, the United Kingdom and Austria effective January 1, 2002, represent our initial steps in pursuing this strategy. We market products in over 44 countries, primarily in Europe, Canada and Japan, under the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brand names. International sales accounted for approximately 13% of our net revenues, excluding freight revenue, in each of 2000 and the first nine months of 2001. We sell and distribute our products in foreign markets through 30 independent distributors, including in Australia, through our 60% owned subsidiary and nine remaining Smith & Nephew sales organizations in Canada and in some smaller markets.

    INCREASING MARGINS BY CAPITALIZING ON THE RECENT INVESTMENTS IN OUR INFRASTRUCTURE AND OPERATING EFFICIENCIES. We intend to capitalize on the recent investments in our infrastructure and build upon improved operating efficiencies to enhance gross margins. By upgrading our computer systems to achieve more efficient business processes, we expect to achieve more efficient customer order fulfillment and reduced overhead and working capital requirements. We have recently completed the process of converting our manufacturing into product focused work teams, which we describe as lean manufacturing, which will reduce direct labor and overhead costs. We are also in the process of further vertical integration and are automating our manufacturing operations through the use of more technologically advanced fabrication and assembly equipment. In addition, we will continue to move portions of our labor intensive operations to our facilities in Mexico to generate labor cost savings, thereby allowing us to use the resulting additional capacity in our U.S. facility to manufacture our more technologically advanced products. We have converted our manufacturing scheduling to produce finished goods on customer demand and are in the process of converting our procurement process to enable us to replenish our supply of raw materials upon usage. Both processes will allow us to decrease the level of inventory necessary to operate the business as well as reduce the risk of excess and obsolete inventory. We will continue to rationalize the raw materials used in the production of our existing products, thereby enabling us to leverage our purchasing power. We also plan to achieve cost savings by further reducing the number of stock keeping units (SKUs) without impacting service or breadth of our product range.

    PURSUING STRATEGIC GROWTH OPPORTUNITIES BY ACQUIRING OR LICENSING COMPLEMENTARY PRODUCTS AND TECHNOLOGIES. We intend to continue to acquire or license complementary products and technologies applicable to the orthopedic sports medicine market that will allow us to broaden our product lines and leverage our existing infrastructure, distribution networks, brand name recognition and expertise in research and development. We believe our Orthotech and Alaron

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acquisitions demonstrate our ability to identify, evaluate and rapidly integrate acquisitions. We will seek growth opportunities through acquisitions, investments or strategic alliances that will:

    - expand our core rehabilitation business,

    - enable us to offer complementary products, and

    - further diversify into the repair and expand research and development efforts in the regeneration segments of the orthopedic sports medicine market.

PRODUCTS

    We currently offer products in the repair and rehabilitation segments of the orthopedic sports medicine market and intend to offer, subject to necessary FDA approvals, products in the regeneration segment of the orthopedic sports medicine market. Our broad offering of over 600 products provides a range of solutions for patients and orthopedic professionals during various stages of the orthopedic treatment and rehabilitation. Our reportable segments are rigid knee braces and soft goods rehabilitation products. In addition, we offer a growing number of specialty and other complementary orthopedic products. Our product lines provide a range of treatment during the orthopedic recovery process, from rigid knee braces and other specialty products which are generally prescribed for use after surgery and during and after rehabilitation to soft goods which are generally used after injury, whether or not surgery is contemplated. In addition, our recently introduced Alaron Surgical-TM- line of products now allows us to offer products for the repair stage of the patient's continuum of care.

    We market our products under the DonJoy-Registered Trademark-, ProCare-Registered Trademark- and, since August 1, 2001, Alaron Surgical-TM-brand names. Based on net revenues, excluding freight revenue, we marketed substantially all of our rigid knee braces, 84% of our specialty and other complementary orthopedic products and 41% of our soft goods products under the DonJoy-Registered Trademark- brand name during the year ended December 31, 2000. We believe DonJoy-Registered Trademark- is the most recognized brand name of knee braces in the orthopedic sports medicine market. Based on net revenues, excluding freight revenue, we marketed approximately 59% of our soft goods products, 16% of our specialty and other complementary orthopedic products and a nominal percentage of our rigid knee braces under the ProCare-Registered Trademark- brand name during the year ended December 31, 2000. The ProCare-Registered Trademark- brand name is well recognized by third party distributors of soft goods in the orthopedic sports medicine market.

REHABILITATION

    RIGID KNEE BRACING

    We design, manufacture and market a broad range of rigid knee bracing products, including ligament braces, post-operative braces and osteoarthritic braces. These technologically advanced products are generally prescribed to a patient by an orthopedic sport medicine surgeon. Our rigid knee braces are either customized braces, utilizing basic frames which are then custom-manufactured to fit a patient's particular measurements, or are standard braces which are available "off-the-shelf" in various sizes and can be easily adjusted to fit the patient in the orthopedic professional's office. Rigid knee bracing products represented approximately 42% of our net revenues, excluding freight revenue, for the year ended December 31, 2000 and 41% for the nine months ended September 29, 2001.

    LIGAMENT BRACES. Ligament braces provide durable support for moderate to severe knee ligament instabilities to help patients regain range of motion capability so they can successfully complete rehabilitation and resume the activities of daily living after knee surgery or injury. They are generally prescribed six to eight weeks after knee surgery, often after use of a more restrictive post-operative brace. Our ligament braces can also be used to support the normal functioning of

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the knee. Our ligament bracing product line includes premium customized braces generally designed for strenuous athletic activity and off-the-shelf braces generally designed for use in less rigorous activity. All of our ligament braces are designed using our patented "Four Points of Leverage" system. This system exerts a force on the upper portion of the tibia, which, in turn, reduces strain on the damaged, reconstructed or torn ligament. Our U.S. patent covering the "Four Points of Leverage" system expires in January 2005.

    POST-OPERATIVE BRACES. Post-operative braces limit a patient's range of motion after knee surgery and protect the repaired ligaments/joints from stress and strain which would slow or prevent a healthy healing process. The products within this line provide both immobilization and a protected range of motion, depending on the rehabilitation protocol prescribed by the orthopedic sports medicine surgeon. Our post-operative bracing product line includes a range of premium to lower-priced off-the-shelf braces and accessory products.

    OSTEOARTHRITIC BRACES. Osteoarthritic braces are used to treat patients suffering from osteoarthritis. Our line of customized and off-the-shelf osteoarthritic braces is designed to shift the resultant load going through the knee, providing additional stability and reducing pain, and in some cases may serve as a cost-efficient alternative to total knee replacement.

    DONJOY VISTA-TM- REHABILITATION SYSTEM. The patented DonJoy Vista-TM-Rehabilitation System facilitates patient rehabilitation in a home or clinical setting by motivating and improving compliance of patients through continuous feedback and recorded home exercise sessions. It is the first and only system using a unique hand-held patient device to monitor home rehabilitation exercise programs and assist clinicians and patients in assessing individual rehabilitation. The DonJoy Vista-TM- Rehabilitation System is comprised of three main components: customized clinician software, a hand-held patient device and an instrumental telescoping post-operative brace. The customized clinician software allows surgeons or physical therapists to create individual exercise programs that are transferred to the patient device. The hand-held device guides patients through a prescribed exercise with visual cues and feedback. The instrumental telescoping device is equipped to measure the range of motion and load while reporting data to the hand-held patient device during exercises.

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    The following table sets forth information on our primary products within the three rigid knee bracing product lines, all of which are sold under the DonJoy brand name and a new product category for the DonJoy Vista-TM-technology:


         PRODUCT                   CATEGORY           YEAR INTRODUCED                   FUNCTION/DESCRIPTION

DEFIANCE-REGISTERED TRADEMARK- Ligament Instability         1992         Our flagship knee brace, custom fitted to patient
                           Osteoarthritis                                measurements. Available in a broad range of colors
                                                                         and patterns. Designed for strenuous athletic and
                                                                         work activity.

LEGEND-TM-                 Ligament Instability             1995         Sturdy, patient ready brace available in seven
                                                                         sizes with a rugged rubberized coating. Designed
                                                                         for both athletic and work activity.

4TITUDE-REGISTERED TRADEMARK- Ligament Instability          1999         Our premium patient ready knee brace available in
                                                                         seven sizes and two length options to suit a wider
                                                                         variety of patient requirements. Features include
                                                                         an low profile, light weight, and high durability.

ENHANCED                   Ligament Instability             2000         Multi-purpose non-rigid brace widely used to
PLAYMAKER-REGISTERED TRADEMARK-                                          address mild to moderate instabilities.

SE 4-POINT-TM-             Ligament Instability             2001         Lower cost, patient ready brace addressing
                                                                         targeted market needs while still delivering
                                                                         DonJoy performance and support.

DONJOY CE-TM-              Ligament Instability             2001         Low cost custom knee product targeted for
                                                                         specialty markets and managed care.

IROM-TM- BRACE             Post-operative Motion            1992         Used for post-operative management of various knee
  (IMPROVED RANGE OF       Control and Stability                         procedures. Allows for immobilization and/or
  MOTION)                                                                protected range of motion.

DONJOY ELS-TM-             Post-operative knee              1996         Designed to accommodate aggressive rehabilitation,
  (EXTENSION LOCK SPLINT)  support with selective                        the ELS features a simple slide lock mechanism
                           immobilization                                that can be easily manipulated by the patient.

TROM-TM- BRACE             Post-operative Motion            1998         Allows for both immobilization and for protected
  (TOTAL RANGE OF MOTION)  Control and Stability                         range of motion after surgery. Features a patented
                                                                         hinge adjustment system for ease of use and
                                                                         patient convenience.

IROM,-TM- ELS-TM-, AND     Post-operative Motion            2001         Adjustable length post-op braces in all hinge
  TROM-TM-                 Control and Stability                         designs introduced to reduce customer inventory
  BRACES WITH TELESCOPING                                                requirements and offer improved fit and
  BARS                                                                   performance features.

OPAL-TM-                   Osteoarthritis                   1998         Comfortable, lightweight, low profile slip-on
                                                                         brace using DonJoy Drytex material, yet delivering
                                                                         substantial support. Designed for patients with
                                                                         mild to moderate osteoarthritis, or those who are
                                                                         not sure they need a brace.

OADJUSTER-TM-              Osteoarthritis                   2000         The unique OAdjuster brace is designed to be
                                                                         patient ready, easy to fit and comfortable to
                                                                         wear. OAdjuster features a bi-axial hinge that
                                                                         provides ability to shift pressures and load in
                                                                         the knee.

MONTANA-REGISTERED TRADEMARK- Osteoarthritis                2000         Custom cast molded brace acquired from Orthotech
                                                                         provides pain relief for osteoarthritis patients
                                                                         with large cuffs for hard-to-fit patients, a
                                                                         multi-vector hinge and diagonal loading straps for
                                                                         patient adjustment to address pain.

DONJOY VISTA-TM-           Rehabilitation System for        2001         Features a TROM post-op brace, a hand-held patient
  REHABILITATION SYSTEM    patient education, brace,                     data device similar in look and feel to a personal
                           coaching, and real time                       digital device, and custom clinician computer
                           biofeedback                                   software used to design rehabilitation protocols.
                                                                         Using the system for ligament reconstruction
                                                                         procedures, total joint replacements, and other
                                                                         knee procedures can help the patient, therapist
                                                                         and physician better monitor and measure
                                                                         rehabilitation progress. This system allows for
                                                                         daily rehabilitation sessions for patients with
                                                                         limited medical insurance.

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
SOFT GOODS

    Our soft goods products, most of which are fabric or neoprene-based, provide support and/or heat retention and compression for afflictions of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. We currently offer products ranging from simple neoprene knee sleeves to complex products that incorporate advanced materials and features such as air-inflated cushions and metal alloy hinge components. Our soft goods products include the RocketSoc-Registered Trademark-, an ankle support designed for chronic sprains, the Playmaker-Registered Trademark-, a neoprene knee brace for mild to moderate ligament instabilities, and the Air
DonJoy-Registered Trademark-, a line of knee sleeves with air inflatable cushions designed to treat and ease pain from knee malalignment. Soft goods products represented approximately 37% of our net revenues, excluding freight revenue, for each of the year ended December 31, 2000 and the nine months ended September 29, 2001.

                                                YEAR
       PRODUCT              CATEGORY         INTRODUCED                      FUNCTION/DESCRIPTION
WALKER                 Post-trauma and       1993          Low profile orthotic device designed to provide
                       post-casting                        comfortable stability for acute ankle sprains, soft
                       applications for                    tissue and stress fractures to the lower leg and ankle,
                       lower leg                           and stable fractures of the ankle. Low profile design
                                                           allows for proper, natural stride.
PROSTEP-TM-            Post-trauma and       1996          Low cost orthotic device is a one-piece design with open
                       post-casting                        heel to meet specific market needs. Provides stability
                       applications for                    for acute ankle sprains, soft tissue and stress fractures
                       lower leg                           to the lower leg and ankle, and stable fractures of the
                                                           ankle.
STABILIZING ANKLE      Chronic ankle         1997          Low profile, lace-up design with figure eight strapping
SUPPORT                instabilities                       locks in heel and provides compressive support to help
                                                           prevent injury during athletic or daily activities.
COMFORTFORM-TM- WRIST  Ligament and          1997          Provides comfortable support for the wrist to help reduce
                       cumulative trauma                   pain and inflammation from conditions such as sprains,
                       applications                        strains, arthritis and cumulative trauma injuries such as
                                                           carpal tunnel.
AIR-GEL-TM- ANKLE      Post-trauma and       1999          Functional ankle stirrup design provides rigid ankle
                       chronic ankle                       support with cold therapy. Removable pre-inflated air and
                       instabilities                       gel liner provides support and cold therapy as needed.
SURROUND-REGISTERED TRADEMARK- Post-trauma and 2001        Rigid ankle stirrup design with pre-inflated air bladder
W/AIR ANKLE            chronic ankle                       lined with compressive foam to provide support and
                       instabilities                       compression to swollen tissue. While walking, air bladder
                                                           compresses the joint to reduce swelling.

SPECIALTY AND OTHER COMPLEMENTARY ORTHOPEDIC PRODUCTS

    We have a portfolio of specialty and other complementary orthopedic products designed to facilitate orthopedic rehabilitation, including cold therapy systems, pain management systems, lower extremity walkers, upper extremity braces, and other related products and accessories. These products represented approximately 21% and 22% of our net revenues, excluding freight revenue, for the year ended December 31, 2000 and the nine months ended September 29, 2001, respectively.

    COLD THERAPY SYSTEMS. We manufacture, market and sell the IceMan-Registered Trademark- device, a cold therapy product, which was introduced in 1996, as well as other cold therapy products such as ice packs and wraps. The IceMan-Registered Trademark- product is a portable device used after surgery or injury to reduce swelling, minimize the need for post-operative pain medications and accelerate the rehabilitation process. The product consists of a durable quiet pump and control system, which is used to circulate cold water from a reservoir to a pad which is designed to fit the injured area, such as the ankle, knee or shoulder. The IceMan-Registered Trademark- product uses a patented circulation system to provide

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constant fluid flow rates, thereby minimizing temperature fluctuations which can reduce device effectiveness and create the potential for tissue or nerve damage.

    PAIN MANAGEMENT SYSTEMS. We are a North American orthopedic distributor of the PainBuster-Registered Trademark- Pain Management Systems, which are used after surgical procedures. These pain management and relief systems provide a continuous infusion of local anesthetic dispensed by the physician directly into the surgical site following surgical procedures. The portable PainBuster-Registered Trademark- Pain Management Systems consist of a range of introducer needles, catheters for easy insertion and connection during surgery and pumps for continuous infusion for up to 72 hours. The
PainBuster-Registered Trademark- Pain Management Systems are intended to provide direct pain relief, reduce hospital stays and allow earlier and greater ambulation. Our distribution rights for these products terminate at the end of 2005, unless extended.

    LOWER EXTREMITY WALKERS. These products are boots which fit on a patient's foot and provide comfort and stability for ankle and foot injuries. Because they can be removed for bathing or therapy, our walkers are used as an alternative to traditional casts. Sales of walkers represented approximately 56% and 61% of the net revenues, excluding freight revenue, of specialty and other complementary orthopedic products for the year ended December 31, 2000 and the nine months ended September 29, 2001, respectively.

    UPPER EXTREMITY BRACES. We offer a line of shoulder and arm braces and slings, including the Quadrant Shoulder Brace and the UltraSling. The Quadrant Shoulder Brace is technologically advanced and designed for immobilization after shoulder surgery and allows for controlled motion. The UltraSling is a durable oversized sling, which offers lower-priced immobilization and support for mild shoulder sprains and strains.

REPAIR

SURGICAL PRODUCTS

    On August 1, 2001 we introduced a line of surgical products for ligament and cartilage repair. These products are sold primarily through our DonJoy-Registered Trademark- salesforce, supported by the procedure specific kit program system obtained in the Alaron acquisition.

    SOFT TISSUE REPAIR. We have exclusive U.S. distribution rights until April 2006, unless extended, for knee ligament fixation screws manufactured from a next-generation bioabsorbable material offering improved graft healing over existing bioabsorbable technology. On August 1, 2001 we introduced two graft fixation screws under the BiLok-TM- name for ACL repair. We also introduced a line of titanium graft fixation screws for surgeons who prefer a metallic device, as well as a suture anchor that allows for post-fixation tensioning of the graft. These fixation devices are supported with a high quality set of surgical instruments for performing ACL repair that we purchase from a German manufacturer. Other graft fixation devices are planned for introduction in the near future.

    CARTILAGE REPAIR. On August 1, 2001, we also introduced the ProCart-TM-system for transplanting healthy knee cartilage to repair a cartilage defect in the knee. The ProCart-TM- system consists of the surgical instruments needed to perform the procedure and single use devices used

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in the transplantation process. We market the ProCart-TM- system in the United
States for a German surgical products manufacturer.


                                                            YEAR
          PRODUCT                     CATEGORY            INTRODUCED          FUNCTION/DESCRIPTION

BILOK-TM-                    Interference Screw-              2001         Composite absorbable
                             Bioabsorbable                                 interference screw for ACL/
                                                                           PCL repair. Offered in
                                                                           femoral (tapered/headed)
                                                                           and tibial (non-tapered/
                                                                           parallel-sided)
                                                                           configurations.

ENDOLOK-TM-                  Interference Screw-Titanium      2001         Titanium interference screw
                                                                           for ACL/PCL repair.
                                                                           Tubular, tapered, with
                                                                           rounded head and thread
                                                                           design.

DURAFIX-TM-                  Graft Anchor for ACL             2001         Anchoring system for
                             Reconstruction                                fixation of hamstring
                                                                           grafts in ACL repair.

ENDOLOK TPS-TM-              Graft Anchor for ACL             2001         Post screw for graft
                             Reconstruction                                fixation in ACL repair.

TWISTER-TM- SUTURE DISK      Suture/Graft Anchor for ACL      2001         Suture disk for fixation of
                             Reconstruction                                ACL repair. Tensioning
                                                                           device allows for
                                                                           adjustment of graft
                                                                           tension.

CRUCIATE LIGAMENT REPAIR     ACL Repair Support System        2001         Flexible instrument and
  SYSTEM                                                                   accessory system for ACL
                                                                           repair.

PROCART-TM- SYSTEM           Cartilage Transplantation        2001         Instruments and single use
                             System                                        devices for cartilage
                                                                           repair.

RESEARCH AND DEVELOPMENT

    Our internal research and development program is aimed at developing and enhancing products, processes and technologies in order to remain an innovator in the orthopedic sports medicine market. Our research and development expenditures were $2.2 million, $2.1 million, $2.5 million and $1.8 million in 1998, 1999 and 2000 and the first nine months of 2001, respectively.

    Our research and development activities are conducted in our Vista facility by a group of 11 product engineers and designers who have an average of 12 years experience in developing and designing products using advanced technologies, processes and materials. The research and development team uses computational tools and computer aided design (CAD) systems during the development process which allow a design to be directly produced on computer-based fabrication equipment, reducing both production time and costs.

    Our current research and development activities are focused on using new materials, innovative designs and state of the art manufacturing processes to develop new products and to enhance our existing products. We are also pursuing strategic initiatives to identify areas for technological innovation and to develop products that improve rehabilitation by utilizing advanced technologies. We have engineers focused on the development of products for the repair and regeneration segments.

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    We have developed and maintain close relationships with a number of widely recognized orthopedic sports medicine surgeons and sports medicine specialists who assist in product research, development and marketing. These professionals often become product champions, speaking about our products at medical seminars, assisting in the training of other professionals in the use and/or fitting of the products and providing us with feedback on the industry's acceptance of the new products. Some of these surgeons and specialists who participate in the design of products and/or provide consulting services have contractual relationships with us under which they receive royalty payments or consultant fees in connection with the development of particular products with which they have been involved.

    We maintain the Clinical Education Research Facility (CERF) Laboratory in the Vista facility, which is used by orthopedic sports medicine surgeons to evaluate our soft tissue repair products in a simulated surgical setting and practice surgical techniques. These surgeons often provide us with feedback which assists us in the development and enhancement of products. In addition, we utilize our biomechanical laboratory in the Vista facility to test the effectiveness of our products. U.S. based and international surgeons/researchers collaborate with the research staff to perform biomechanical testing. The tests are designed to demonstrate the functionality of new products and the effectiveness of new surgical procedures. State of the art mechanical models are used to simulate behavior of normal, injured and osteoarthritic knees and look at the performance of new product designs as well as competitive products. We host numerous orthopedic sports medicine surgeons at our biomechanical laboratory and our surgical techniques laboratory, which allows professionals to practice procedures and then to measure the effectiveness of those procedures. In addition, we provide external clinical and academic research grants to leading health care professionals and institutions. The focus of these projects is to evaluate treatments on specific patient populations, for example, patients who have completed knee surgery or who have osteoarthritis. Recent projects include measurement of ACL strain with and without brace use, patient outcome after ACL surgery with and without brace use, strength of ACL fixation devices, and cold therapy effectiveness.

    In addition to our internal research and development efforts, we have entered into a number of technology licensing arrangements with third parties that provide us innovative technologies and processes for the manufacture and development of our products. Finally, we also act as the exclusive U.S. distributor of a number of products that are manufactured by others.

SALES, MARKETING AND DISTRIBUTION

    We distribute our products in the United States and international markets primarily through networks of agents and distributors who market and sell to orthopedic sports medicine surgeons, orthotic and prosthetic centers, third party distributors, hospitals, surgery centers, physical therapists and trainers within the orthopedic sports medicine community. Our products are used by people who have sustained an orthopedic injury. In addition, our products are used by people who have recently completed an orthopedic surgical procedure and/or suffer from osteoarthritis and to help protect against injury. In addition, a number of high profile professional and amateur athletes who participate in sports such as football, basketball and skiing, choose to use our products. We are the official and exclusive supplier of braces and supports to the U.S. Ski and Snowboard Teams. In addition, we believe we are the leading supplier of knee braces to players in the NFL. No individual agent or distributor accounted for 10% or more of our net revenues for the year ended December 31, 2000.

    We are committed to providing our customers with a superior standard of customer service. Our 34 customer care representatives strive for prompt product processing and delivery by coordinating between the customer and our sales, operations and shipping departments. In

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addition, customer care representatives also provide support regarding order status, product information, returns and general information.

UNITED STATES

    We market products in the United States under the DonJoy-Registered Trademark-, ProCare-Registered Trademark- and, since
August 1, 2001, Alaron Surgical-TM- brands through two distinct sales and distribution channels as well as under national contracts and through the OfficeCare-Registered Trademark- program. Sales in the United States accounted for approximately 87% and 88% of our net revenues, excluding freight revenue, for the year ended December 31, 2000 and the nine month period ended
September 29, 2001, respectively.

    DONJOY-REGISTERED TRADEMARK- AND ALARON SURGICAL-TM-. These products are marketed by 38 commissioned sales agents which employ approximately 210 sales representatives who are primarily dedicated to the sale of our products to the orthopedic sports medicine market. These sales representatives market to orthopedic sports medicine surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and athletic trainers. Because the DonJoy-Registered Trademark- and Alaron Surgical-TM- product lines generally require customer education on the application and use of the product, the sales representatives are technical specialists who receive extensive training both from us and the agent and use their technical expertise to help fit the patient with our product and assist the orthopedic professional in choosing the appropriate product to meet the patient's needs. After a product order is received by a sales representative, we ship and bill the product directly to the orthopedic professional and we pay a sales commission to the agent.

    We enjoy long-standing relationships with most of our 38 agents and 210 sales representatives, many of whom have marketed DonJoy-Registered Trademark-products for over 10 years. Under the arrangements with the agents, each agent is granted an exclusive geographic territory for sales of our products and is not permitted to market products, or represent competitors who sell or distribute products, that compete with our existing products. The agents receive a commission which varies based on the type of product being sold. If an agent fails to achieve specified sales quotas during any quarter, we may terminate the agent, as we have done in the past.

    We also provide supply chain management services to orthopedic sports medicine surgeons, hospitals and surgery centers by providing procedure-specific orthopedic surgery kits to the surgeon, hospital or surgery with as little as 24 hours notice before a scheduled surgery. This service allows the surgeon, hospital or surgery center to eliminate inventory requirements and administrative costs.

    PROCARE-REGISTERED TRADEMARK-. These products are sold in non-exclusive territories under private label brand names to third party distributors. These distributors include large, national third party distributors such as Owens & Minor Inc., McKesson/HBOC, Allegiance Healthcare and PSS World Medical Inc.; regional medical surgical dealers; and medical products buying groups which consist of a number of dealers who make purchases through the buying group. These distributors generally resell the ProCare-Registered Trademark- products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patient. Unlike
DonJoy-Registered Trademark- products, ProCare-Registered Trademark- products generally do not require significant customer education for their use.

    NATIONAL CONTRACTS. In response to the emergence of managed care and the formation of buying groups, national purchasing contracts and various bidding procedures imposed by hospitals and buying groups, we have entered into national contracts for DonJoy-Registered Trademark- and ProCare-Registered Trademark-products to large health care providers and buying groups, such as AmeriNet Inc., US Government/Military hospitals, National Purchasing Alliance, Magnet, and Hospital Purchasing Services and, we are also currently selling our products to HealthSouth Corp., Hanger Orthopedic Group, Premier Purchasing Partners, L.P., and Shared Services HealthCare pending renegotiation of contracts with them. Under

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these contracts, we provide discounted pricing to the buying group and are generally designated as one of several preferred purchasing sources for the members of the buying group for specified products, although the members are not obligated to purchase our products. We are also sole supplier for HCA and Novation. We expect that in the future we will enter into additional national contracts with other health care providers and buying groups. See "Risk Factors--Healthcare reform, managed healthcare and buying groups have exerted downward pressure on the prices of our products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Third Party Reimbursement; Health Care Reform; Managed Care."

    OFFICECARE-REGISTERED TRADEMARK-. We provide an inventory management and insurance billing system to orthopedic sports medicine surgeons in the United States through the OfficeCare-Registered Trademark- program, which was initiated in 1996. We supply the surgeon with a working inventory of orthopedic products for immediate disbursement to the surgeon's patients. We then directly seek reimbursement from the patient's insurance company or other third party payors or from the patient where self-pay is applicable. The majority of these billings are performed by an independent third-party contractor.

INTERNATIONAL

    We market products in over 44 countries, primarily in Europe, Canada and Japan, under the DonJoy-Registered Trademark-, Alaron Surgical-TM- and ProCare-Registered Trademark- brand names. Excluding freight revenue, international sales accounted for approximately 16%, 13% and 13% of our net revenues for the years ended December 31, 1999 and 2000 and for the nine month period ended September 29, 2001, respectively. Excluding freight revenue, sales in Germany, our largest foreign market, and Austria accounted for approximately 31% and 42% of our international net revenues in 2000 and the first nine months of 2001, respectively, and sales in Canada accounted for approximately 11% and 11% of our international net revenues in 2000 and the first nine months of 2001, respectively, with no other country accounting for 10% or more of our international net revenues during such periods. Excluding freight revenue, total sales in Europe accounted for approximately 62% and 68% of our international net revenues in 2000 and the first nine months of 2001, respectively, while sales in Germany/Austria, the United Kingdom, France, Spain and Italy accounted for approximately 49% and 57% of our international net revenues in 2000 and the first nine months of 2001, respectively. Excluding freight revenue, sales in Japan accounted for approximately 9% and 8% of our international net revenues in 2000 and the first nine months of 2001, respectively.

    We sell and distribute our products in foreign markets through 30 independent distributors including, in the case of Australia, through our 60% Australian subsidiary, and nine remaining Smith & Nephew sales organizations in Canada and in some smaller markets. These distributors employ 105 sales representatives who focus on building strong relationships with our target customers. Since our June 1999 recapitalization, we have reorganized our international distribution efforts by successfully replacing 21 Smith & Nephew sales organizations with independent distributors who focus on building strong relationships with our target customers and who are responsible for achieving specified sales targets and implementing the marketing and distribution strategies which we successfully utilize in the United States and in most major international territories. International sales made through Smith & Nephew sales organizations were 52%, 40%, 20% and 13% of our international sales, exclusive of freight revenue, in 1998, 1999 and 2000 and the first nine months of 2001, respectively. We plan to implement a direct distribution capability in selected foreign countries where we believe the opportunity for growth is significant due to higher per capita health care spending. We believe that directly owned and operated distributors in these countries will allow us to accelerate the launch of new products and product enhancements, and to benefit from the sale of higher margin products and to capture the distributor's margin. We began to implement this strategy in April 2001 through the establishment in Australia of our 60% owned subsidiary which has replaced a Smith & Nephew distributor in Australia. In addition, we have given notice to our sole distributor in Germany, the United Kingdom and Austria that

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we will not renew its distributorship at the end of its current term on
December 31, 2001. Finally, if our possible acquisitions are consummated, we would begin to distribute our products directly in Italy. During the remainder of 2001 and 2002, we expect to replace other independent distributors or some of the remaining Smith & Nephew distributors with our own directly owned distributors. See "Risk Factors--Our transition to direct distribution of our products in selected foreign markets could adversely affect our revenues and income in these countries," "Management's Discussion and Analysis of Financial Condition and Results of Operations--International Sales," and "--Business Strategy."

MANUFACTURING

    We manufacture substantially all of our products at two locations in the United States and Mexico. See "--Facilities." We operate a vertically integrated manufacturing and cleanroom packaging operation at the Vista, California facility and are capable of producing a majority of our subassemblies and components in-house. These include metal stamped parts, injection molding components and fabric-strapping materials. We also have extensive in-house tool and die fabrication capabilities which provide savings in the development of typically expensive tools and molds as well as flexibility to respond to and capitalize on market opportunities as they are identified. Utilizing a variety of computational tools and CAD systems during the development process, we can produce a design directly on computer-based fabrication equipment, reducing both tool production time and costs.

    We have achieved ISO 9001 certification, EN46001 certification and Certification to the European Medical Device Directive at the Vista facility and are preparing to have our Mexico facilities certified in 2002. These certifications are internationally recognized quality standards for manufacturing and assist us in marketing our products in certain foreign markets.

    Utilizing the latest production technologies at our Vista and Mexico facilities, we are able to reduce the labor content of many of our products. For labor intensive operations, primarily sewing, final assembly and packaging, we utilize our operation in Mexico. We will continue to move our more labor intensive operations to our facility in Mexico to generate labor cost savings and utilize the resulting additional capacity at the Vista facility to manufacture our more technologically advanced products.

    Our manufacturing operations use new and innovative technologies and materials including thermoplastics, various composites and polypropylene glass, as well as a variety of light weight metals and alloys. We also use Velcro-TM-and neoprene, as well as Drytex-Registered Trademark-, a wrap-knit nylon and polyester composite, in the manufacture of our products. Most of the raw materials that we use in the manufacture of our products are available from more than one source and are generally readily available on the open market.

    We outsource some of our finished products from manufacturers in China. In addition, we distribute the PainBuster-Registered Trademark- Pain Management Systems, which are manufactured by I-Flow Corporation, as well as other products which are manufactured by third parties.

FACILITIES

    We are headquartered in Vista, California and operate two manufacturing locations. Manufacturing operations in the United States were consolidated in 1998 into the Vista campus which consists of three campus buildings. The Vista facilities are subleased from Smith & Nephew, with the exception of a nearby parcel of vacant land upon which we plan future expansion. See "Related Party Transactions--Other Agreements with Smith & Nephew--Sublease." The two other facilities are located in Tijuana, Mexico, within 100 miles of Vista, and are managed from the Vista facility. We also lease warehouse and office space in Germany, Australia and the United Kingdom.

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

                                                                LEASE TERMINATION      SIZE (SQUARE
LOCATION                USE                     OWNED/LEASED    DATE                   FEET)

Vista, California       Corporate Headquarters   Subleased       February 2008            266,041
                        Research & Development
                        Manufacturing &
                        Distribution
Vista, California       Parking Lot/Future       Leased          July 2006                285,000
                        Expansion
Tijuana, Mexico         2 Manufacturing          Leased          December 2001 (1)        48,600
                        Facilities                               June 2003 (2)            30,000
Tijuana, Mexico         Manufacturing            Owned           Held for sale            8,980

(1) The lease for this Tijuana facility may be renewed, upon 90 days notice prior to the expiration of the current term, for two additional one-year periods.

(2) The lease for the Tijuana facility may be renewed at the option of the lessee for 5 additional one-year periods.

COMPETITION

    The orthopedic sports medicine market is highly competitive and fragmented. Our competitors include a few large, diversified orthopedic companies and numerous smaller niche companies. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we do. Our primary competitors in the rigid knee brace market include smaller niche companies such as Bledsoe Brace Systems (a division of Medical Technology, Inc.), Breg, Inc., Generation II USA, Inc., Innovation Sports Incorporated and Townsend Industries Inc. In the soft goods products market, our competitors include DeRoyal Industries, Tecnol Orthopedic Products (a division of Encore Medical Corporation) and Zimmer Holdings, Inc. Our competitors in the surgical products market include Arthrex, Inc., Biomet, Inc., Johnson & Johnson, Linvatec (a division of Conmed), Smith & Nephew and Stryker, Inc. We compete with a variety of manufacturers of specialty and other complementary orthopedic products, depending on the type of product. In addition, in certain foreign countries, we compete with one or more local or regional competitors.

    Competition in the rigid knee brace market is primarily based on product technology, quality and reputation, relationships with customers, service and price. Competition in the soft goods market is less dependent on innovation and technology and is primarily based on product range, service and price. Competitors have initiated stock and bill programs similar to our OfficeCare-Registered Trademark- program to provide value to their customers. Electro-Biology, Inc. (EBI) Medical Systems, a division of Biomet, is our primary competitor for this type of program. Competition in specialty and other complementary orthopedic products is based on a variety of factors, depending on the type of product. Competition in the surgical products segment is primarily based on product technology, quality and reputation, sales representative access to orthopedic sports medicine surgeons and relationships with research institutions.

    We believe that our extensive product lines, advanced product design, strong distribution networks, reputation with leading orthopedic sports medicine surgeons and their allied health care professionals and customer service performance provide us with a competitive advantage over our competitors. In particular, we believe that our broad product lines provide us with a competitive advantage over the smaller niche companies which generally have innovative technology in a focused product category, while our established distribution networks and relationship-based selling efforts provide us with a competitive advantage over larger manufacturers.

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INTELLECTUAL PROPERTY

    Our most significant intellectual property rights are our patents and trademarks, including our DonJoy-Registered Trademark- and ProCare-Registered Trademark- brand names, and proprietary know-how.

    We own or have licensing rights to over 50 U.S. and foreign patents and have several pending patent applications. We anticipate that we will apply for additional patents in the future as we develop new products and product enhancements. Our most significant patent, which is registered only in the United States, involves the bracing technology and design called the "Four Points of Leverage" system. A majority of our ligament bracing products have been designed using the "Four Points of Leverage" system which exerts a force on the upper portion of the tibia, which, in turn, reduces strain on the damaged, reconstructed or torn ligament. Our patent covering the "Four Points of Leverage" system expires in January 2005. Excluding freight revenue, revenues generated from products using our "Four Points of Leverage" system accounted for approximately 27% and 26% of our net revenues for the year ended December 31, 2000 and for the nine months ended September 29, 2001, respectively. Our other significant patents include the Custom Contour Measuring Instrument, which serves as an integral part of the measurement process for patients ordering our customized ligament and osteoarthritic braces. In addition, we own patents covering a series of hinges for our post-operative braces, as well as pneumatic pad design and production technologies (which utilize air inflatable cushions that allow the patient to vary the location and degree of support) used in braces such as the Defiance-Registered Trademark-. We also have patents relating to our osteoarthritic braces and specific mechanisms in a number of our products. In addition to these patents, we rely on non-patented know-how, trade secrets, process and other proprietary information, which we protect through a variety of methods, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information.

    DonJoy-Registered Trademark-, ProCare-Registered Trademark-, Alaron Surgical-TM-, TiMax-TM-, Orthotech-TM-, Defiance-Registered Trademark-, GoldPoint-Registered Trademark-, Monarch-Registered Trademark-, RocketSoc-Registered Trademark-, IceMan-Registered Trademark-, Air DonJoy-Registered Trademark-, Quadrant-Registered Trademark-, Legend-TM-, TROM-TM-, OPAL-TM-, 4TITUDE-Registered Trademark-, OAdjuster-TM-, OfficeCare-Registered Trademark-, Playmaker-Registered Trademark-, Knee Guarantee-TM-, DonJoy Vista-TM-, Drytex-Registered Trademark-, Never Stop Getting Better-TM-, IROM-TM-, ELS-TM-, dj Ortho-Registered Trademark-, MC Walker-Registered Trademark-, Montana-Registered Trademark-, Nextep-TM-, ProSTEP-TM-, Rehab 3-Registered Trademark-, Ultra-4-TM-, Ultrasling-Registered Trademark-, COMFORTFORM-TM-,
Surround-Registered Trademark-, EndoLok-TM-, DuraFix-TM-, EndoLok TPS-TM-, Twister-TM- and Walkabout-TM- are certain of our registered trademarks and trademarks for which we have applications pending or common law rights. PainBuster-Registered Trademark- is a registered trademark of I-Flow Corporation. OnTrack-Registered Trademark- is a registered trademark of Ortho Rx, Inc. OrthoPulse-TM- is a trademark of I.M.D., b.v. Air-Gel-TM- Ankle is a trademark of Northeast EMS. BiLok-TM- is a trademark of Biocomposites, Ltd.

    In August 1998, Smith & Nephew entered into a five-year exclusive arrangement with IZEX Technologies to license know-how and technology for the design, manufacture and distribution of the DonJoy Vista-TM- Rehabilitation System, a computerized post-operative brace designed to optimize a patient's rehabilitation in the treatment of knee injuries. In connection with the recapitalization, Smith & Nephew assigned this license to us.

    We believe that our patents, trademarks and other proprietary rights are important to the development and conduct of our business and the marketing of our products. As a result, we aggressively protect our intellectual property rights.

EMPLOYEES

    As of September 29, 2001, we had approximately 1,130 employees. Our workforce is not unionized. We have not experienced any strikes or work stoppages, and management considers its relationships with our employees to be good.

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GOVERNMENT REGULATION

MEDICAL DEVICE REGULATION

    UNITED STATES. Our products and operations are subject to extensive and rigorous regulation by the FDA. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution, and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the United States to international markets.

    Under the Federal Food, Drug, and Cosmetic Act (FFDCA), medical devices are classified into one of three classes--Class I, Class II or Class III--depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Our currently marketed products are all Class I or Class II medical devices.

    Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA's Quality System Regulation (QSR), facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials (the General Controls). Some Class I devices also require premarket clearance by the FDA through the 510(k) premarket notification process described below.

    Class II devices are those which are subject to the General Controls and most require premarket demonstration of adherence to certain performance standards or other special controls, as specified by the FDA, and clearance by the FDA. Premarket review and clearance by the FDA for these devices is accomplished through the 510(k) premarket notification procedure. For most Class II devices, the manufacturer must submit to the FDA a premarket notification submission, demonstrating that the device is "substantially equivalent", as defined in the statute, to either:

    - a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or

    - to another commercially available, similar device which was subsequently cleared through the 510(k) process.

    If the FDA agrees that the device is "substantially equivalent", it will grant clearance to commercially market the device. By regulation, the FDA is required to clear a 510(k) within 90 days of submission of the application. As a practical matter, clearance often takes longer; however, our products have generally been cleared within the 90-day time period. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not "substantially equivalent", the FDA will place the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill much more rigorous premarketing requirements.

    A Class III product is a product which has a new intended use or uses advanced technology that is not substantially equivalent to a use or technology with respect to a legally marketed device. The safety and efficacy of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices almost always require formal clinical studies to demonstrate safety and efficacy. One of our proposed new products, OrthoPulse-TM-, is a Class III device and will undergo the premarket approval process described below.

    Approval of a premarket approval application (PMA) from the FDA is required before marketing of a Class III product can proceed. The PMA process is much more demanding than the 510(k) premarket notification process. A PMA application, which is intended to demonstrate that the device is safe and effective, must be supported by extensive data, including data from pre-clinical studies and human clinical trials and existing research material, and must contain a full description of the

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device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA application, once the FDA determines that the application is sufficiently complete to permit a substantive review, the FDA will accept the application for review. The FDA, by statute and by regulation, has 180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period of time, up to several years. In approving a PMA application or clearing a 510(k) application, the FDA may also require some form of post-market surveillance, whereby the manufacturer follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional safety and effectiveness data for the device. We anticipate that the OrthoPulse-TM- PMA will be submitted to the FDA by the end of 2001.

    When FDA clearance of a Class I, Class II or Class III device requires human clinical trials, if the device presents a "significant risk" (as defined by the FDA) to human health, the device sponsor is required to file an investigational device exemption (IDE) application with the FDA and obtain IDE approval prior to commencing the human clinical trial. If the device is considered a "non-significant" risk, IDE submission is not required. Instead, only approval from the Institutional Review Board conducting the clinical trial is required. Human clinical studies are generally required in connection with approval of Class III devices and to a much lesser extent for Class I and II devices. None of our Class I or Class II products have required human clinical trials for approval.

    In addition, our manufacturing processes are required to comply with the applicable portions of the QSR, which covers the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging, and shipping of our products. The QSR also, among other things, requires maintenance of a device master record, device history record, and complaint files. Our domestic facility, records, and manufacturing processes are subject to periodic unscheduled inspections by the FDA. Our Mexican facilities, which export products to the United States, may also be inspected by the FDA. Our U.S. facility has recently been inspected by the FDA and found to be in compliance with the applicable QSR regulations. Based on internal audits of our Mexican facilities, we believe that our Mexican facilities are in substantial compliance with the applicable QSR regulations.

    Failure to comply with the applicable U.S. medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA's refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications, and criminal prosecution. There are currently no adverse regulatory compliance issues or actions pending with the FDA at any of our facilities or relating to our products and none of the recent FDA audits of the Vista, California facility has resulted in any enforcement actions by the FDA.

    There are no restrictions under U.S. law on the export from the United States of any medical device that can be legally distributed in the United States. In addition, there are only limited restrictions under U.S. law on the export from the United States of medical devices that cannot be legally distributed in the United States. If a Class I or Class II device does not have 510(k) clearance, but is eligible for approval under the 510(k) process, then the device can be exported to a foreign country for commercial marketing without the submission of any type of export request or prior FDA approval, if it satisfies certain limited criteria relating primarily to specifications of the foreign purchaser and compliance with the laws of the country to which it is being exported. Class III devices which do not have PMA approval may be exported to any foreign country, if the product complies with the laws of that country and, with respect to the following countries, has valid marketing authorization under the laws of such country: Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, the European Union, a country in the European Economic Area

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or such other countries as may be approved by the FDA. The unapproved device must also satisfy the criteria required to be satisfied by Class I and Class II devices as well as additional criteria applicable to the devices. All of our products which are exported to foreign countries currently comply with the restrictions described in this paragraph.

    Certificates for export (certifying the status of a product under the FFDCA) are not required by the FDA for export of Class I and Class II devices. However, they are often required by the foreign country importing the product. For
Class III devices, the manufacturer must notify the FDA via the export certification process.

    INTERNATIONAL. In many of the foreign countries in which we market our products, we are subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our devices and products in such countries are similar to those of the FDA, including those in Germany, our largest foreign market. In many countries, the national health or social security organizations require our products to be qualified before they can be marketed with the benefit of reimbursement eligibility. To date, we have not experienced difficulty in complying with these regulations. Due to the movement towards harmonization of standards in the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted.

    We are implementing policies and procedures intended to position us for the expected international harmonization of regulatory requirements. The ISO 9000 series of standards have been developed as an internationally recognized set of guidelines that are aimed at ensuring the design and manufacture of quality products. ISO 9001 is the highest level of ISO certification, covering both the quality system for manufacturing as well as that for product design control; ISO 9002 covers the quality system for manufacturing operations that do not include product design. Our Vista facility has received ISO 9001 certification. See "--Manufacturing." A company that passes an ISO audit and obtains ISO registration becomes internationally recognized as functioning under a competent quality system. In certain foreign markets, it may be necessary or advantageous to obtain ISO 9000 series certification, which, in certain respects, is analogous to compliance with the FDA's QSR requirements. The European Economic Community has promulgated rules which require that medical products receive a Conformite Europeenne (CE) mark. All of our products currently distributed in Europe have received the CE mark. A CE mark is an international symbol indicating that the device meets common European standards of performance and safety.

FRAUD AND ABUSE

    We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, VA health programs and TRICARE. We have never been challenged by a governmental authority under any of these laws and believe that our operations are in material compliance with such laws. However, because of the far-reaching nature of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws would not result in a material adverse effect on our financial condition and results of operations.

    ANTI-KICKBACK LAWS. Our operations are subject to federal and state anti-kickback laws. Certain provisions of the Social Security Act, that are commonly known collectively as the Medicare Fraud and Abuse Statute, prohibit entities, such as us, from offering, paying, soliciting or receiving any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Violation of the Medicare Fraud and Abuse Statute is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties of up to $50,000 per act plus three times the remuneration offered and exclude violators from participation in Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals to Medicaid and other third party payor patients.

    We operate a stock and bill program, known as the OfficeCare-Registered Trademark- program, through which we make our products and services available in the offices of physicians or other providers. In conjunction with the OfficeCare-Registered Trademark- program, we may pay participating physicians a fee for rental space and support services provided by such physicians to us. In a Special Fraud Alert issued by the Office of Inspector General of the Department of Health and Human Services (OIG) in February 2000, the OIG indicated that it may scrutinize stock and bill programs involving excessive rental payments for possible violation of the Medicare Fraud and Abuse Statute, but notes that legitimate arrangements, including fair market value rental arrangements that meet the requirements of applicable safe harbors, will be immune from prosecution under the statute. We believe we have structured the OfficeCare-Registered Trademark- Program to comply with these laws.

    PHYSICIAN SELF-REFERRAL LAWS. We are also subject to federal and state physician self-referral laws. Federal physician self-referral legislation (known as the Stark law) prohibits, subject to certain exceptions, a physician or a member of his immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The Stark law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral. The penalties for violations include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme". Various state laws also contain similar provisions and penalties.

    FALSE CLAIMS LAWS. Under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the Federal False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in recent years causing greater numbers of health care companies to have to defend a false claim action, pay fines or be excluded from the Medicare, Medicaid or other federal or state health care programs as a result of an investigation arising out of such action.

ENVIRONMENTAL AND OTHER MATTERS

    Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. We believe we are currently in compliance with such requirements and do not currently anticipate any material adverse effect on our business or financial condition as a result of our efforts to comply with these requirements.

    In the future, federal, state, local or foreign governments could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters that could effect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination which could have a material adverse effect on our business or financial condition. In addition, changes in environmental and worker health and safety requirements or liabilities from newly discovered contamination could have a material effect on our business or financial condition.

GOVERNMENTAL AUDITS

    Our operations are subject to periodic survey by governmental entities or contractors to assure compliance with Medicare and Medicaid standards and requirements. From time to time in the ordinary course of business, we, like other health care companies, are audited by or receive claims documentation requests from governmental entities, which may cite certain deficiencies based on our alleged failure to comply with applicable supplier standards or other requirements. We review and assess such audits or reports and attempt to take appropriate corrective action. The failure to effect such action or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect our business, results of operations or financial condition and could prevent the programs involved from offering products and services to patients.

OTHER FEDERAL AND STATE REGULATIONS

    There may be other federal, state and local laws, rules and regulations that affect our business. In addition, new laws, rules and regulations may be adopted to regulate new and existing products, services and industries. There can be no assurance that either the states or the federal government will not impose additional regulations upon our activities that might adversely affect our business, results of operations and financial condition.

LEGAL PROCEEDINGS

    We are involved from time to time in litigation arising in the ordinary course of business, including product liability claims, none of which is currently expected to have a material adverse effect on us. We maintain product liability insurance in amounts which we believe to be reasonable and standard in the industry.

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
                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to persons who are, or will upon consummation of this offering be, members of our Board of Directors, and executive officers of dj Orthopedics, LLC. Each Director was a member of the Board of Managers of DonJoy, L.L.C. before we were reorganized as a corporation.

NAME                                          AGE                           POSITION
----                                        --------   --------------------------------------------------
Leslie H. Cross...........................     50      President, Chief Executive Officer and Director

Cyril Talbot III..........................     46      Senior Vice President--Finance, Chief Financial
                                                       Officer and Secretary

Michael R. McBrayer.......................     42      Senior Vice President--Professional Relations and
                                                       Business Development

Kenneth D. Rolfes.........................     53      Senior Vice President--Global Operations and
                                                       Customer Care

Paul K. Nichols...........................     46      Senior Vice President--Global Sales and Marketing

Charles T. Orsatti........................     57      Chairman of the Board

Mitchell J. Blutt, M.D....................     44      Director

Kirby L. Cramer...........................     65      Director

Damion E. Wicker, M.D.....................     40      Director

    LESLIE H. CROSS has been the Chief Executive Officer and a director of dj Orthopedics, Inc. since its incorporation. He has served as President of dj Orthopedics, LLC since July 1995 and became the Chief Executive Officer and a Manager of DonJoy, L.L.C. and dj Orthopedics, LLC upon consummation of the recapitalization. From 1990 to 1994, Mr. Cross held the position of Senior Vice President of Marketing and Business Development. He was a Managing Director of two different divisions of Smith & Nephew from 1982 to 1990. Prior to that time, he worked at American Hospital Supply Corporation. Mr. Cross earned a diploma in Medical Technology from Sydney Technical College in Sydney, Australia and studied Business at the University of Cape Town in Cape Town, South Africa. He also serves as a director of Sonus Corporation.

    CYRIL TALBOT III has been Senior Vice President--Finance and Chief Financial Officer of dj Orthopedics, Inc. since its incorporation. He has served as Senior Vice President--Finance of dj Orthopedics, LLC since 1994 and became the Chief Financial Officer of DonJoy, L.L.C. and dj Orthopedics, LLC upon consummation of the recapitalization. He joined dj Orthopedics, LLC in 1991 as Director of Finance. From 1981 to 1991, he held several management positions at American Hospital Supply Corporation and McGaw, Inc. Prior to that time, he was an Audit Manager and a Certified Public Accountant at Miller, Cooper & Co. Ltd.
Mr. Talbot earned his B.S. (Accounting/Finance) at Miami University in Oxford, Ohio.

    MICHAEL R. MCBRAYER became Senior Vice President--Professional Relations and Business Development of dj Orthopedics, LLC in 2001. He has held several other managerial positions with us, including Senior Vice President--Sales, since joining dj Orthopedics, LLC in 1987 as a national sales manager for the retail product line. Mr. McBrayer received his B.S. (Marketing and Management) at Northern Arizona University in Flagstaff, Arizona.

    KENNETH D. ROLFES joined dj Orthopedics, LLC as Senior Vice
President--Global Operations and Customer Care in 2000. Prior to joining us, he was corporate officer and vice president of operations of Graphic Controls, a leading company providing hospitals with cardiovascular, obstetric, and operating room supplies. Mr. Rolfes holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration in Finance.

    PAUL K. NICHOLS joined dj Orthopedics, LLC as Senior Vice President--Global Sales and Marketing in 2001 upon our acquisition of Alaron Technologies LLC. Prior to joining dj Orthopedics, LLC, Mr. Nichols served as President and Co-Founder of Alaron Technologies since 2000. Prior to founding Avanta Orthopedics, L.L.C., a leading upper extremity surgical products company, in 1995, Mr. Nichols held several senior management positions at IVAC Corporation, then a subsidiary of Eli Lilly, and Sutter Corporation, then a subsidiary of HCA Healthcare. Mr. Nichols holds a Bachelor of Arts in Mathematics from the University of California at San Diego.

    CHARLES T. ORSATTI has been Chairman of the Board of Directors of dj Orthopedics, Inc. since its incorporation. He became a Manager of DonJoy, L.L.C. upon consummation of the recapitalization. Since 1998, he has been the Managing Member of J.P. Morgan Fairfield Partners, LLC, a private equity firm with holdings exclusively in DonJoy, L.L.C. He is also the Managing Partner of Fairfield Capital Partners, Inc., a private equity fund with investments in securities, commercial real estate and business equity investments. From 1995 to 1998, Mr. Orsatti was a senior consultant to Chase Capital Partners (CCP), a predecessor of J.P. Morgan Partners, LLC. He had previously served as an advisor and business consultant to CCP since 1987. Until 1995, Mr. Orsatti was the Chairman and Chief Executive Officer of Fairfield Medical Products Corporation, a worldwide manufacturer of critical care products sold to hospitals and alternative care facilities. He previously held executive positions with British Oxygen Corporation, Johnson & Johnson, Coloplast, A/S Denmark and Air Products and Chemicals, Inc. Mr. Orsatti earned a B.S. (Management and Marketing) from Pennsylvania State University. He also serves as a Vice-Chairman of Vitagen, Inc.

    MITCHELL J. BLUTT, M.D. has been a director of dj Orthopedics, Inc. since its incorporation. He became a Manager of DonJoy, L.L.C. upon consummation of the recapitalization. He has been an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, CCP, since 1992. J.P. Morgan Partners, LLC is the private equity organization within J.P. Morgan Chase & Co. Dr. Blutt was a General Partner of CCP from 1988 to 1992. Dr. Blutt earned his B.A. and M.D. from the University of Pennsylvania and received his M.B.A. at the Wharton School of the University of Pennsylvania during the Clinical Scholars Fellowship sponsored by the Robert Wood Johnson Foundation. He completed his medical residency at the New York Hospital/Cornell Medical School. He serves as a director of Hanger Orthopedic Group, Fisher Scientific Corp., La Petite Academy Corp., and other companies. Dr. Blutt is also on the Board of the National Venture Capital Association. He is also an Adjunct Professor of Medicine at Weill Medical College and Graduate School of Medical Sciences of Cornell University. He also serves on the Board of the Michael J. Fox Foundation for Parkinson's Research. Dr. Blutt is a member of the Board of Trustees of the University of Pennsylvania and is also a member of the Board of Overseers of the University of Pennsylvania's School of Arts and Sciences and is the Vice Chair of the University Committee for Undergraduate Financial Aid.

    KIRBY L. CRAMER will become a director of dj Orthopedics, Inc. upon consummation of this offering. He became a Manager of DonJoy, L.L.C. in December 1999. Mr. Cramer is a professional corporate director, having served as Chairman of five companies. He is Chairman Emeritus of Hazelton Laboratories Corporation (HLC), the world's largest contract biological and chemical research laboratory. He is also Chairman of the Board of Northwestern Trust and Investors Advisory Company located in Seattle, Washington and president of Keystone Capital Company, a firm specializing in leveraged buyouts and venture capital in the Pacific Northwest. Prior to that time, Mr. Cramer served as Chairman of Kirschner Medical Corporation during its inception as a publicly traded company, and then as Chairman of the Executive Committee. Additionally, he is a Trustee

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Emeritus and Past President of Virginia's Colgate Darden Graduate School of
Business Administration, Chairman of the Major Gifts Committee of the University of Washington Foundation, and has served as Chairman of the Advisory Board of the School of Business Administration of the University of Washington. In 1997, Mr. Cramer received the University of Washington's Business School's Alumni Service Award. Mr. Cramer is a graduate of Harvard Business School's Advanced Management Program, received his M.B.A. degree from the University of Washington and obtained his B.A. degree from Northwestern University. He is a Chartered Financial Analyst and, in 1988, he received an honorary Doctor of Laws degree from James Madison University.

    DAMION E. WICKER, M.D. will become a director of dj Orthopedics, Inc. upon consummation of this offering. He was a Manager of DonJoy, L.L.C. from June 30, 1999 until August 2001, and was reappointed a Manager of DonJoy, L.L.C. in October 2001. He is currently a General Partner with J.P. Morgan Partners (formerly CCP). Dr. Wicker received a B.S. with honors from M.I.T. in 1983, an M.D. from Johns Hopkins in 1987 and holds an M.B.A. from the Wharton School of the University of Pennsylvania. Prior to joining CCP in 1993, Dr. Wicker was President of Adams Scientific and held positions with MBW Venture Partners and Alexon, Inc. Dr. Wicker was also a Commonwealth Fund Medical Fellow for the National Institute of Health. He is currently a member of the NVCA Life Science Group Board and the Board of Trustees of the New York Academy of Medicine.
Dr. Wicker currently is also a director of Genomic Solutions, MediChem Life Sciences, Neuron Therapeutics, Optiscan, Transurgical, Vitagen and V.I. Technologies.

    JPMDJ Partners and JPMP (23A SBIC) are affiliates of J.P. Morgan Partners, LLC (JPMP). J.P. Morgan Partners is the private equity division of J.P. Morgan Chase & Co., one of the largest bank holding companies in the United States, and is one of the largest private equity organizations in the United States, with over $22 billion under management. Through its affiliates, J.P. Morgan Partners invests in leveraged buyouts, recapitalizations and venture capital opportunities by providing equity and mezzanine debt capital. Since its inception in 1984, J.P. Morgan Partners has made over 1,150 direct investments in a variety of industries. J.P. Morgan Partners has invested over $1.0 billion in more than 100 companies in the life sciences and healthcare industries. JPM Fairfield Partners is a private venture capital firm targeting middle market medical device companies created by J.P. Morgan Partners and Charles T. Orsatti and is controlled by Mr. Orsatti.

    First Union Capital Partners, LLC has the right to designate one observer to attend meetings of our board of directors.

DIRECTORS' TERMS

    Our Board of Directors will be divided into three classes that will serve staggered three-year terms:

CLASS                                  EXPIRATION           BOARD MEMBER
-----                                  ----------   -----------------------------
Class I..............................     2002      Messrs. Cross and Cramer
Class II.............................     2003      Messrs. Orsatti and Wicker
Class III............................     2004      Dr. Blutt

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of dj Orthopedics, Inc. will have, and the Board of Managers of DonJoy, L.L.C has had, an Executive Committee, a Compensation Committee/Stock Option Committee and an Audit Committee. The Executive Committee may exercise all the powers of the Board of Directors in the management of our business and affairs except for those powers expressly reserved to the Board under Delaware law. The members of the Executive Committee are Messrs. Blutt, Cross, Wicker and Orsatti. The Compensation Committee determines compensation for our executive officers and administers our Option Plans. Currently, Messrs. Cramer, Orsatti and Wicker serve on the Compensation Committee. The Audit Committee provides assistance to the board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management. Prior to this offering, the Audit Committee consisted of two former members of the DonJoy, L.L.C. Board of Managers. Effective upon consummation of this offering, the audit committee of dj Orthopedics, Inc. will consist of Mr. Cramer and Dr. Wicker. We will appoint an additional person to the Board within 12 months of the offering who will also serve on the Audit Committee.

COMPENSATION OF BOARD OF DIRECTORS

    The members of the Board of Directors affiliated with JPMDJ Partners do not receive compensation for their service on the Board of Directors but are reimbursed for their out-of-pocket expenses. Directors who are neither officers nor affiliated with JPMDJ Partners receive customary compensation for services on our Board of Directors of $12,000 per year plus out-of-pocket expenses. Upon his election to the Board of Managers of DonJoy, L.L.C. in 1999, Mr. Cramer received a one-time grant of an option to purchase 2,000 common units, which upon consummation of the reorganization will represent the right to purchase 21,624 shares of our common stock at an exercise price of $9.25 per share, and the right to purchase an additional 2,000 common units, which upon consummation of the reorganization will represent an option to purchase 21,624 shares of our common stock at an exercise price equal to the fair market value at the time of exercise.

    We have adopted the dj Orthopedics, Inc. 2001 Non-Employee Directors' Stock Option Plan. Each of our directors who is not our employee or the employee of any of our subsidiaries and who was not initially elected to the board of directors, and was not our employee or the employee of any of our subsidiaries, within the previous 12 months will, immediately following each annual stockholders meeting, commencing with the annual meeting in 2003, automatically receive an annual grant of options to purchase 15,000 shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock at the date of grant of the option. Except as discussed below, each non-employee director, upon initially joining our board of directors, will also receive under the plan an initial grant of options to purchase 15,000 shares of our common stock at an exercise price equal to 100% of the fair market value of the common stock as of such date. Neither Dr. Wicker nor Mr. Cramer will receive an initial grant upon their joining the board of directors of dj Orthopedics, Inc. upon consummation of this offering. In addition, any new non-employee director appointed to the board of directors of dj Orthopedics, Inc. within 12 months of the effective date of the registration statement of which this prospectus is a part will receive an initial grant of options to purchase 30,000 shares of our common stock. A total of 1,500,000 shares of our common stock have been reserved for issuance under the plan. Options granted under the plan will vest ratably over a three-year period, commencing on the first anniversary of the date of grant.

    The plan also provides that non-employee directors may elect at their discretion to receive up to 100% of the annual cash retainer fee in the form of options granted under the Plan. The number of options received in lieu of the annual retainer fee, or the method of computing the number, and the terms and conditions of these options shall be determined by the Compensation Committee.

    The plan will be administered by our board of directors, or the Compensation Committee of our board of directors and will become effective on the first day on which price quotations are reported for our common stock on the New York Stock Exchange.

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
    The unexercised portion of any option granted under the plan will terminate on the first to occur of the ten-year anniversary of the date of grant; the three-month anniversary of the optionholder's termination by reason other than death, disability or for cause; the twelve-month anniversary of the optionholder's termination by reason of death or disability; or the date of termination is for cause.

    The plan may be amended by our stockholders. The plan may also be amended by our board of directors, except that no action may adversely affect any outstanding options without the consent of the optionholders affected.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of DonJoy, L.L.C.'s Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of DonJoy, L.L.C.'s Board of Managers or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation of our Chief Executive Officer and each of our other four most highly compensated executive officers for the year ended December 31, 2000 and such persons' compensation during the two preceding years.

                                                              ANNUAL COMPENSATION
                                                             ---------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                         YEAR      SALARY       BONUS     COMPENSATION(1)
---------------------------                       --------   ---------   ---------   ---------------
Leslie H. Cross.................................    2000     $279,413    $143,526        $ 2,917
  President and Chief Executive Officer             1999      234,487      62,944        238,464
                                                    1998      226,825     183,258          2,669
Cyril Talbot III................................    2000      177,132      65,582          3,500
  Senior Vice President--Finance and Chief          1999      151,088      20,352        153,825
  Financial Officer                                 1998      146,100      48,397          1,888
Kenneth D. Rolfes(2)............................    2000      197,588       9,750         64,730
  Senior Vice President--Global Operations/
  Customer Care
Michael R. McBrayer.............................    2000      171,757      66,857          2,461
  Senior Vice President--Professional Relations     1999      154,800      29,119        158,112
    and
  Business Development                              1998      148,300      47,923          2,363
Peter Bray(3)...................................    2000      180,478      68,848          3,067
  Vice President--International Business            1999      161,976      30,558         84,616
                                                    1998      156,750      50,649          3,350

------------------------

(1) Includes contributions to dj Orthopedics, LLC's 401(k) Plan, relocation expenses in the amount of $61,230 in the case of Mr. Rolfes in 2000 and retention bonuses paid to Messrs. Cross, Talbot, McBrayer and Bray in 1999 upon consummation of the recapitalization. The recapitalization constituted a change of control or division divestiture, as defined in the retention agreements of these employees. Consequently, each of these members of management of dj Orthopedics, LLC who remained in his position through the consummation of the recapitalization received a special retention bonus. Pursuant to the recapitalization agreement, the special bonus was paid by Smith & Nephew. 1999 retention bonuses were paid out as follows: Leslie H. Cross received $235,900, Cyril Talbot III received $151,945, Michael R. McBrayer received $155,715 and Peter Bray received $81,510.

(2) Mr. Rolfes joined dj Orthopedics, LLC in January 2000.

(3) Mr. Bray ceased to be considered an executive officer effective February 28, 2001. Mr. Bray remains employed by us as the Vice President--International Business.

    The following table lists stock option grants to the officers named in the summary compensation table in 2000 after giving effect to the reorganization.

                                                      OPTION GRANTS IN LAST FISCAL YEAR
                          ------------------------------------------------------------------------------------------
                           NUMBER OF    PERCENT OF                            POTENTIAL REALIZABLE VALUE AT ASSUMED
                          SECURITIES      TOTAL      EXERCISE                      ANNUAL RATES OF SHARE PRICE
                          UNDERLYING     OPTIONS     PRICE AT                    APPRECIATION FOR OPTION TERM(1)
                            OPTIONS     GRANTED IN   THE TIME   EXPIRATION   ---------------------------------------
NAME                      GRANTED (#)      2000      OF GRANT      DATE          0%            5%            10%
----                      -----------   ----------   --------   ----------   -----------   -----------   -----------
                                                                                         (IN THOUSANDS)
Leslie H. Cross (CEO)...        --           --          --           --        $ --         $   --        $   --
Cyril Talbot III........        --           --          --           --        $ --         $   --        $   --
Kenneth D. Rolfes.......    72,008         23.5%      $9.25       2/1/15        $558         $1,879        $4,447
Michael R. McBrayer.....        --           --          --           --        $ --         $   --        $   --
Peter Bray..............        --           --          --           --        $ --         $   --        $   --

------------------------

(1) The potential realizable value listed in the table represents hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% or 10% compounded annually from the date the respective options were granted to their expiration date, based upon an initial public offering price of $17.00 per share. The assumed 0%, 5% and 10% rates of appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of our future stock value. Actual gains, if any, on option exercises will depend on the future performance of our common stock and overall market conditions. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

    The following table sets forth information concerning options held by each of the officers named in the summary compensation table at December 31, 2000 after giving effect to the reorganization. No options were exercised by these persons in 2000.

                                                   AGGREGATED FISCAL YEAR-END OPTION VALUES
                                   ------------------------------------------------------------------------
                                                                                 VALUE OF UNEXERCISED
                                     NUMBER OF COMMON SHARES UNDERLYING         IN-THE-MONEY OPTIONS AT
                                   UNEXERCISED OPTIONS AT FISCAL YEAR-END           FISCAL YEAR-END
NAME                                    EXERCISABLE/UNEXERCISABLE(1)        EXERCISABLE/UNEXERCISABLE(1)(2)
----                               --------------------------------------   -------------------------------
                                                                                    (IN THOUSANDS)
Leslie H. Cross (CEO)............              28,933/260,396                        $  224/$2,018
Michael McBrayer.................                9,644/86,799                        $     75/$673
Cyril Talbot III.................                9,644/86,799                        $     75/$673
Kenneth D. Rolfes................                7,201/64,807                        $     56/$502
Peter Bray.......................                4,822/43,399                        $     37/$336

------------------------

(1) Based on an initial public offering price of $17.00 per share, less the exercise price, multiplied by the number of shares underlying the option.

(2) Included within the amount of unexercisable options at December 31, 2000 are Tier 2 and Tier 3 options granted under our 1999 Option Plan to each of the persons set forth in the table. Tier 2 and Tier 3 options granted to those individuals provide for the purchase of an aggregate of 173,597 shares, 57,866 shares, 57,866 shares, 43,205 shares and 28,933 shares by each of Messrs. Cross, McBrayer, Talbot, Rolfes and Bray, respectively. As discussed in note 1 under

    "Principal and Selling Stockholders," it is assumed that these Tier 2 and Tier 3 options will vest and become exercisable following consummation of this offering.

AMENDED AND RESTATED 1999 OPTION PLAN

    The following discussion of our employee stock option plan gives effect to the reorganization.

    Under our Amended and Restated 1999 Option Plan, 1,933,174 common shares have been reserved for issuance upon exercise of options granted under the plan. The plan is administered by the Compensation Committee. The plan will expire on June 30, 2014 unless we terminate it before that date. The plan provides for the grant of nonqualified options to officers, directors and employees of, and consultants and advisors to, dj Orthopedics, LLC.

    Options will be granted in amounts to be agreed upon by the Compensation Committee. Options will vest in either of the two following methods:

    - as time-vesting options (ratably at specified annual intervals from the date of grant). Up to 951,607 shares may be issued upon exercise of time-vesting options. Some time-vesting options are also subject to the achievement of sale targets.

    - as event-vesting options, upon the occurrence of a liquidity event or a material transaction (each as described below) and then only to the extent JPMDJ Partners has realized specified internal rates of return on our common equity securities since the closing date of the recapitalization. Up to 981,567 shares may be issued upon exercise of event-vesting options. If no liquidity event has occurred by December 31, 2007, these event-based options will become vested and exercisable.

    A liquidity event means a sale or other disposition of all or substantially all of our assets or all or substantially all of our outstanding equity interests or a registered public offering of our common equity interests resulting in a market capitalization of more than $150 million for a period of at least 20 consecutive trading days. A material transaction means our dissolution or liquidation, a reorganization, merger or consolidation in which we are not the surviving corporation, or sale of all or substantially all of our assets. The exercise price for the options will be the fair market value of our common equity, as determined by the Board, on the date the option is granted. The options will expire upon the earliest of:

    - the fifteenth anniversary of the date of grant;

    - 12 months after the date an optionee's employment is terminated due to the optionee's death or permanent disability;

    - immediately upon an optionee's termination of employment by dj Orthopedics, LLC for cause (as defined in the Plan);

    - 3 months after the date an optionee ceases to be an employee (other than as described in the second and third points just listed above);

    - the effective date of a material transaction if provision is made in connection with such transaction for the assumption of outstanding options by, or the substitution for such option of new options covering equity securities of, the surviving, successor or purchasing corporation; or

    - the expiration of such other period of time or the occurrence of such other event as the Compensation Committee, in its discretion, may provide in any option agreement.

    The number of options granted to an employee, and/or the exercise price thereof, may be adjusted in the event the shares of common stock are split, converted or exchanged into other securities, to ensure that the options are nearly equivalent to their options immediately before such a split, conversion, or exchange. We or our designee may repurchase any of our common equity purchased by an optionee upon exercise of an option upon terms and at a price determined in accordance with the provisions of the applicable option agreement.

    We have granted options to purchase an aggregate of 1,911,550 shares of common stock under the plan, of which approximately 51% are time-vesting options and approximately 49% are event-vesting options.

2001 OMNIBUS PLAN

    We have adopted the dj Orthopedics, Inc. 2001 Omnibus Plan to aid us and our subsidiaries in attracting and retaining key personnel, including consultants and advisors, and to enhance the interest of these persons in our continued success. The following summary of the Omnibus Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

    The Omnibus Plan provides for awards of stock options, stock appreciation rights, performance awards, restricted stock, restricted stock units, stock bonuses, stock unit awards and cash bonuses. Subject to equitable adjustments to reflect certain corporate events, the maximum number of shares of our common stock with respect to which awards may be granted under the Omnibus Plan is 3,800,000. On each January 1, commencing January 1, 2003, the number of shares of common stock available for issuance under the Omnibus Plan will be automatically increased by a number of shares equal to 3% of the number of shares of common stock outstanding on the previous December 31. In addition, shares of common stock subject to awards that are forfeited, terminated, canceled or settled without the delivery of common stock under the Omnibus Plan and the Amended and Restated 1999 Stock Option Plan will increase the number of shares available for awards under the Omnibus Plan. Also, shares tendered to dj Orthopedics, Inc. in satisfaction or partial satisfaction of the exercise price of any award under the Omnibus Plan or the Amended and Restated 1999 Option Plan will increase the number of shares available for awards under the Omnibus Plan to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Awards with respect to no more than 300,000 shares of common stock may be granted in any year to any eligible participant under the Omnibus Plan and no more than 1,000,000 of the shares may be granted as incentive stock options. The shares of common stock to be delivered under the Omnibus Plan will be made available from the authorized but unissued shares of common stock or from treasury shares.

    The Omnibus Plan will be administered by our Compensation Committee which will have the sole and complete authority to grant awards under the Omnibus Plan to eligible employees and officers of, and consultants and advisors to, dj Orthopedics, Inc. and its subsidiaries, to establish the terms of awards and to interpret the provisions of the Omnibus Plan and adopt, amend and repeal administrative rules, guidelines and practices governing the operation of the Omnibus Plan as it deems advisable. The Compensation Committee's determinations of which eligible individuals will be granted awards and the terms of awards will be in the sole discretion of the Compensation Committee.

    Options granted under the Omnibus Plan may be either nonqualified options or incentive stock options. Stock appreciation rights may be granted in conjunction with or unrelated to options and, if in conjunction with an outstanding option, may be granted at the time of the option grant or thereafter, at the exercise price of the option. The Compensation Committee has discretion to fix the exercise price of the options and stock appreciation rights, but the exercise price may not be less than the fair market value of the common stock at the date of grant. The Compensation Committee also has broad discretion as to the terms and conditions on which options and stock appreciation rights will be exercisable.

    The exercise price of options may be satisfied in cash or, in the discretion of the Compensation Committee, by exchanging shares of common stock owned by the optionee, or by a combination of cash and shares of common stock. The ability to pay the option exercise price in shares of common stock would, if permitted by the Compensation Committee, enable an optionee to engage in a series of successive stock-for-stock exercises of an option, a practice sometimes referred to as "pyramiding", and as a result fully exercise an option with little or no cash investment. In the event that a participant is permitted to and does exercise an option granted under the Omnibus Plan by delivering shares of common stock, the Compensation Committee is authorized to grant or provide for the automatic grant of a restoration option to the optionee, subject to the satisfaction of conditions or criteria established by the Compensation Committee. A restoration option will entitle the participant to purchase a number of shares of common stock equal to the number of shares surrendered in payment of the exercise price of the original option, at a per share exercise price equal to not less than 100% of the per share fair market value of the common stock on the date of grant of the restoration option. The terms and conditions of the restoration option will be determined by the Committee.

    On the exercise of a stock appreciation right, a participant will be entitled to receive a cash payment equal to the excess of the fair market value of the shares to which the right relates at the date of exercise over the exercise price of the right.

    Performance awards will be earned to the extent performance goals established by the Compensation Committee are achieved over a period of time specified by the Compensation Committee. The Compensation Committee will have discretion to determine the value of each performance award, to adjust the performance goals as it deems equitable to reflect events affecting us or changes in law or accounting principles or other factors, and to determine the extent to which performance awards that are earned may be paid in the form of cash, shares of common stock or a combination of both.

    Awards of restricted stock or restricted stock units under the Omnibus Plan will consist of shares of common stock or units, the value of which is equal to a share of common stock. Restricted stock and restricted stock units will be granted to a participant subject to restrictions on transfer and forfeiture specified by the Compensation Committee. In general, a participant who has been granted restricted stock will from the date of grant have the benefits of ownership in respect of the shares, including the right to vote the shares and to receive dividends and other distributions thereon, subject to the restrictions set forth in the Omnibus Plan and in the instrument evidencing the award. The shares of restricted stock will be held by us, or by an escrow agent designated by us, during the restricted period. The Compensation Committee has authority to determine the duration of the restricted period as well as the other terms and conditions of the restricted stock and restricted stock units. Restricted stock units may be paid, in the discretion of the Compensation Committee, in cash, shares of common stock, other securities or other property upon the lapse of the applicable restrictions.

    The Omnibus Plan also authorizes the Compensation Committee to grant to participants a stock unit award, which shall consist of a right which is an award of shares of common stock or an award denominated or payable in, or that is valued in whole or in part by reference to, or is otherwise based on, the value of shares of common stock. The Compensation Committee has discretion to determine the participants to whom stock unit awards are to be made, the times at which the awards are to be made, the size of the awards, and all other conditions of the awards, including any restrictions, deferral periods, or performance requirements.

    The Omnibus Plan also authorizes the Compensation Committee to grant to participants stock bonuses. The Compensation Committee has discretion to determine the participants to whom stock bonuses are to be made, the times at which the awards are to be made, the size of the awards, and all other conditions of the awards, including any restrictions, deferral periods, or performance requirements.

    Any award under the Omnibus Plan may provide that the participant has the right to receive currently, or on deferred basis, dividends or dividend equivalents and/or other cash payments in addition to or in lieu of the award, all as the Compensation Committee determines.

    The Compensation Committee may in its discretion, in connection the grant of an award under the Omnibus Plan, grant a cash bonus payable after the date on which the participant is required to recognize income for federal income tax purposes in connection with the award or at any other time as the Committee determines. The amount of any cash bonus will be determined by the Committee, provided that in no event will the amount of the cash bonus exceed the fair market value of the shares of common stock to which the award relates. A cash bonus will be subject to conditions determined by the Committee at the time the cash bonus is granted.

    In connection with the grant of any stock award under the Omnibus Plan, the Compensation Committee will have the right to grant to the participant a stock loan in an amount and on such terms as may be approved by the Compensation Committee for the purpose of financing in whole or in part the exercise price or other payment to be made by the participant in connection with the award or any tax payable in connection with the award. Any loan will be made with full recourse to the participant, will be secured by the common stock and will bear interest at a rate sufficient to avoid imputed income under applicable provisions of the Internal Revenue Code.

    If the Compensation Committee determines that any stock split, reverse stock split, stock dividend or other distribution (whether in the form of cash, securities, or other property), recapitalization reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase shares at a price below fair market value, or other similar corporate event affects the common stock such that an adjustment is required in order to preserve the benefits intended under the Omnibus Plan, the Committee has discretion to make equitable adjustments in the number and kind of shares that may be the subject of future awards under the Omnibus Plan and the number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant or exercise prices of any future or outstanding awards.

    The Compensation Committee has broad discretion as to the specific terms and conditions of each award and any rules applicable to an award, including but not limited to, subject to the terms of the Plan, the effect on an award of the death, retirement or other termination of employment of the participant or termination of the provision of services pursuant to an advisory or consultant engagement. The terms of each award are to be evidenced by a written instrument delivered to the participant. The awards authorized under the Omnibus Plan are subject to applicable tax withholding by us, which may be satisfied by the withholding of shares payable under the Omnibus. Awards may not be assigned or transferred, except by will or the law of descent and distribution or pursuant to a qualified domestic relations order or as otherwise provided in the Plan.

    The Omnibus Plan may be amended or terminated at any time by our board of directors, except that no amendment may be made without stockholder approval if the Compensation Committee determines that stockholder approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for the exemptive relief from Section 16 of the Securities Exchange Act of 1934, as amended, for which or with which the Committee determines that it is desirable to qualify or comply.

EMPLOYEE STOCK PURCHASE PLAN

    Our 2001 Employee Stock Purchase Plan will become effective on the first day on which price quotations are reported for our common stock on the NYSE. We have initially reserved 1,000,000 shares of our common stock under this plan. On each January 1 of each year, commencing

January 1, 2003, the aggregate number of shares reserved for issuance under this plan will increase automatically by a number of shares equal to 1.0% of our outstanding shares on December 31 of the preceding year. Our board of directors or the Compensation Committee may reduce the amount of the increase in any particular year. The aggregate number of shares reserved for issuance under the Stock Purchase Plan may not exceed 5,000,000 shares.

    The Stock Purchase Plan will be administered by our Compensation Committee. Our Compensation Committee will have the authority to construe and interpret the plan, and its decisions will be final and binding.

    Employees generally will be eligible to participate in the Stock Purchase Plan if they are employed before the beginning of the applicable offering period, are customarily employed by us, or any subsidiaries that we designate, for 20 hours or more per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of us or our designated subsidiaries. Participation in the Stock Purchase Plan will end automatically upon termination of employment for any reason.

    Under the Stock Purchase Plan, eligible employees will be permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 1% and 15% of their compensation and are subject to maximum purchase limitations.

    Except for the first offering period and the first purchase period, each offering period under the Stock Purchase Plan will be for two years and consist of four six-month purchase periods. Offering periods and purchase periods will begin on January 1 and July 1 of each year. The first offering period is expected to begin on the first business day on which price quotations for our common stock are reported on the NYSE and will end on December 31, 2003, and the first purchase period of the first offering period will begin on the first business day on which price quotations for our common stock are reported on the New York Stock Exchange and will end on June 30, 2002.

    The Stock Purchase Plan will provide that the purchase price for our common stock purchased under the plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period. The compensation committee will have the power to change the offering dates, purchase dates and durations of offering periods without stockholder approval, if the change is announced prior to the beginning of the affected date or offering period.

    The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The plan will terminate 10 years from the date of the adoption of the plan by our board of directors, unless it is terminated earlier under the terms of the plan. The board will have the authority to amend, terminate or extend the term of the plan, except that no action taken by the board may adversely affect any outstanding options previously granted under the plan.

    Except for the automatic annual increase of shares described above, stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under the Stock Purchase Plan. The board will be able to make amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board.

401(K) PLAN

    We have established our own 401(k) Plan, which is substantially the same as the plan previously provided by Smith & Nephew. The assets funding the Smith & Nephew plan were transferred to our 401(k) Plan.

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EMPLOYMENT AGREEMENTS

    In connection with the recapitalization, dj Orthopedics, LLC entered into employment agreements with Leslie H. Cross, Cyril Talbot III and Michael R. McBrayer. The employment agreements terminate on June 30, 2002, but are renewable annually by mutual agreement thereafter. Pursuant to their respective employment agreements, Mr. Cross serves as President and CEO of dj Orthopedics, LLC at an annual base salary of $279,413, Mr. Talbot serves as Senior Vice President of Finance, CFO and Secretary of dj Orthopedics, LLC at an annual base salary of $177,132 and Mr. McBrayer serves as Senior Vice President of Domestic Sales and Assistant Secretary of dj Orthopedics, LLC at an annual base salary of $171,757. These base salaries are subject to annual review and adjustment by the Board of Managers of dj Orthopedics, LLC and, following this offering, by the board of directors of dj Orthopedics, Inc. In connection with the Alaron acquisition, dj Orthopedics, LLC entered into an employment agreement with Paul K. Nichols, our Senior Vice President--Global Sales and Marketing at an annual base salary of $200,000. In addition, each executive is entitled to such annual bonuses as may be determined by the Board of Managers of dj Orthopedics, LLC and, following this offering, by the board of directors of dj Orthopedics, Inc., four weeks paid vacation per year (three weeks in the case of Mr. Talbot), a car allowance and, for 1999 only, club membership dues and tax preparation fees. Each executive may be terminated at any time during the term of the applicable employment agreement with or without cause, as defined in the applicable employment agreement. In the event of an executive's termination without cause, the executive will be entitled to receive his base salary from the date of termination until the first anniversary of the date of termination (the second anniversary in the case of Mr. Cross). Pursuant to the applicable employment agreement, each executive has agreed that until the fourth anniversary of the date of termination or expiration of his employment with dj Orthopedics, LLC, he will not:

    - induce or attempt to induce any employee of dj Orthopedics, LLC or any of its affiliates to leave the employ of dj Orthopedics, LLC or any such affiliate, or in any way interfere with the relationship between dj Orthopedics, LLC or any such affiliate and any employee thereof;

    - hire any person who was an employee of dj Orthopedics, LLC until six months after such person's employment with dj Orthopedics, LLC or any affiliate thereof was terminated; or

    - induce or attempt to induce any customer, supplier, licensee or other business relation of dj Orthopedics, LLC or any affiliate to cease doing business with dj Orthopedics, LLC or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and dj Orthopedics, LLC or any such affiliate.

    Each employment agreement also contains customary non-disclosure provisions. In addition, each executive has agreed that any inventions or other developments relating to dj Orthopedics, LLC or its products or services conceived, developed or made by the executive while employed by dj Orthopedics, LLC belong to dj Orthopedics, LLC.

RETENTION AGREEMENTS

    In December 1998, Smith & Nephew entered into retention agreements with some of the then existing members of management of dj Orthopedics, LLC, including Messrs. Cross, Talbot, McBrayer and Bray, to induce them to remain employees of dj Orthopedics, LLC in the event of a change of control or division divestiture, as defined in the retention agreement. The recapitalization constituted a change of control or division divestiture. Each of these management employees who remained in his position through the consummation of the recapitalization received a special retention bonus. Pursuant to the recapitalization agreement, the special bonus was paid by Smith & Nephew.

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
                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information with respect to the ownership of our common stock as of October 19, 2001 after giving effect to the reorganization and as adjusted to reflect the sale of the shares of our common stock in this offering, for:

    - each person known to own beneficially more than 5% of our equity securities;

    - each of our directors and persons named as directors;

    - each executive officer named in the summary compensation table;

    - all executive officers and directors as a group; and

    - each selling stockholder.

    DonJoy's redeemable preferred units are owned approximately 51% by JPMP (23A
SBIC), an affiliate of JPMDJ Partners, approximately 33% by affiliates of TCW/Crescent Mezzanine, LLC and approximately 16% by First Union Capital Partners, LLC and DJ Investment, LLC (together with First Union Capital Partners 2001, LLC, Wachovia Capital Partners). In the reorganization, each preferred unit will be converted into the right to receive an amount in cash equal to the liquidation preference of the preferred unit and the applicable premium plus accrued and unpaid distributions thereon to but excluding the date that the reorganization is effective, and 10.812 shares of common stock.

    JPMDJ Partners purchased the common units of DonJoy and each of JPMP (23A
SBIC), Wachovia Capital Partners and the TCW affiliates purchased their redeemable preferred units of DonJoy in the ordinary course of business. At the respective times of purchase, none of the foregoing entities had any agreement or understanding, directly or indirectly, with any person to distribute such common units or redeemable preferred units, as applicable, or the common stock into which all such units will be converted upon consummation of the reorganization.

    The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing that person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

                                                                     SHARES TO
                                             SHARES BENEFICIALLY      BE SOLD      SHARES BENEFICIALLY
                                                    OWNED             IN THE              OWNED
                                               BEFORE OFFERING       OFFERING        AFTER OFFERING
                                           -----------------------   ---------   -----------------------
NAME                                         NUMBER     PERCENTAGE    NUMBER     NUMBER(1)    PERCENTAGE
----                                       ----------   ----------   ---------   ----------   ----------
J.P. Morgan DJ Partners, LLC (formerly
  Chase DJ Partners, LLC)(2).............   9,308,656      92.6%     1,141,144    8,167,512(18)    45.7%
J.P. Morgan Partners (23A SBIC), LLC
  (formerly CB Capital Investors
  LLC)(2)(3).............................   9,552,715      95.0%        29,919    8,381,652(18)    46.9%
Charles T. Orsatti(4)....................   9,308,656      92.6%            --    8,167,512      45.7%
Leslie H. Cross(5)(6)....................     238,134       2.4%            --      411,731       2.3%
Cyril Talbot III(5)(7)...................      62,558       0.6%            --      120,424       0.7%
Michael R. McBrayer(5)(7)................      62,558       0.6%            --      120,424       0.7%
Peter Bray(5)(8).........................       9,644       0.1%            --       38,577       0.2%
Ken Rolfes(5)(9).........................      14,402       0.1%            --       57,607       0.3%
Mitchell J. Blutt, M.D.(10)..............   9,552,715      95.0%            --    8,381,652      46.9%
Damion E. Wicker, M.D.(10)...............   9,552,715      95.0%            --    8,381,652      46.9%
Kirby L. Cramer(11)......................      32,436       0.3%            --       43,248       0.2%
DJ Investment, LLC(12)...................      68,785       0.7%         8,433       60,353(18)     0.3%
DJC, Inc.(13)............................     115,742       1.2%        14,189      101,553(18)     0.6%
First Union Capital Partners, LLC(14)....       7,222       0.1%           885        6,337(18)       *
TCW/Crescent Mezzanine, LLC(15)..........      25,116       0.2%         3,079       22,037(18)     0.1%
The TCW Group, Inc.(16)..................      19,180       0.2%         2,351       16,829(18)     0.1%
All directors and executive officers as a
  group (9 persons) (17).................   9,968,209      97.7%            --    9,180,453      49.9%

--------------------------

*   Less than 0.1%

(1) For purposes of calculating the number of shares beneficially owned after the offering, all Tier 2 and Tier 3 options granted under the 1999 Stock Option Plan are assumed to have vested as described below. Under the Plan, Tier 2 and Tier 3 options vest upon the consummation of an initial public offering resulting in a market capitalization of more than $150 million for a period of 20 consecutive timely days and if JPMDJ Partners has realized specified initial rates of return on our common stock as set forth in the plan since June 30, 1999, the closing date of our 1999 recapitalization. See "Amended and Restated 1999 Option Plan." For purposes of the table, we have assumed that each of these conditions will be met following the offering. Tier 1 options granted under the plan are time vesting options which vested ratably at specified intervals from the date of grant. Tier 1 options are included for purposes of the table to the extent they have vested or will vest within 60 days after October 19, 2001.

(2) The address of JPMDJ Partners and JPMP (23A SBIC) is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020. JPMDJ Partners was formed by JPMP (23A SBIC) and JPM Fairfield Partners. JPMP (23A
    SBIC) owns approximately 86.9%, Wachovia Capital Partners owns approximately 9.6%, the TCW affiliates own approximately 3.1% and JPM Fairfield Partners owns approximately 0.4% of the membership interests in JPMDJ Partners, representing investments in JPMDJ Partners of approximately $76.5 million, $8.5 million, $2.7 million and $0.3 million, respectively. JPM Fairfield Partners is the managing member of JPMDJ Partners except that under the circumstances described below, JPMP (23A SBIC) will become the managing member of JPMDJ Partners. JPMP (23A SBIC) is a licensed small business investment company (SBIC) and as such is subject to restrictions imposed upon SBICs by the regulations established and enforced by the Small Business Administration. Among these restrictions are certain limitations on the extent to which an SBIC may exercise control over companies in which it invests. As a result of these restrictions, JPMP (23A SBIC) will only become the managing member of JPMDJ Partners if specified events described in the constituent documents of JPMDJ Partners occur. These events are the breach of any representations made by JPM Fairfield Partners in the JPMDJ Partners limited liability company agreement; the default by JPM Fairfield Partners in the performance of any of its obligations under the JPMDJ Partners limited liability company agreement; JPMP (23A SBIC) believes circumstances exist that require it to take control of JPMDJ Partners; and JPMP (23A SBIC) determines both that it is permitted under appropriate law to take control of JPMDJ Partners and that it is in its interest and the interest of the other members of JPMDJ Partners to do so.

(3) Includes (i) 244,059 shares before the offering and 214,140 after the offering owned by JPMP (23A SBIC) and (ii) the 9,308,656 shares before the offering and 8,167,512 shares after the offering owned by JPMDJ Partners of which JPMP (23A SBIC) may be deemed the beneficial owner given its status as a member of JPMDJ Partners owning approximately 87% of JPMDJ Partners' membership interests.

(4) Reflects the shares owned by JPMDJ Partners given his status as the person controlling JPM Fairfield Partners, which is the managing member of JPMDJ Partners. As the managing member of JPMDJ

    Partners, JPM Fairfield Partners may also be deemed to be the beneficial owner of these shares. Mr. Orsatti disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Orsatti is c/o J.P. Morgan Fairfield Medical Partners, LLC, 600 Cleveland Street, Suite 1100, Clearwater, Florida 83755.

(5) The address of Messrs. Cross, Talbot, McBrayer, Rolfes and Bray is c/o DonJoy, L.L.C., 2985 Scott Street, Vista, California 92083.

(6) Includes 180,268 shares held by a family trust, the Leslie H. Cross & Deborah L. Cross Family Trust, of which Mr. Cross is a trustee. Also includes 57,866 shares issuable upon exercise of Tier I options and, following the offering, 173,597 shares issuable upon exercise of Tier 2 and Tier 3 options.

(7) Includes 43,269 shares. Also includes 19,289 shares issuable upon exercise of Tier I options and, following the offering, 57,866 shares issuable upon exercise of Tier 2 and Tier 3 options.

(8) Includes 9,644 shares issuable upon exercise of Tier I options and, following the offering, 28,933 common shares issuable upon exercise of Tier 2 and Tier 3 options.

(9) Includes 14,402 shares issuable upon exercise of Tier I options and, following the offering, 43,205 shares issuable upon exercise of Tier 2 and Tier 3 options.

(10) Reflects the shares owned by JPMDJ Partners and JPMP (23A SBIC) due to his status as an executive officer of J.P. Morgan Partners (23A SBIC Manager), Inc., the managing member of JPMP (23A SBIC). JPMP (23A SBIC Manager) may also be considered the beneficial owner of these shares. Such person and JPMP (23A SBIC Manager) disclaims beneficial ownership of these shares except to the extent of his or its pecuniary interest. The address of Messrs. Blutt and Wicker and JPMP (23A SBIC Manager) is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(11) Includes 10,812 shares issuable upon exercise of Tier I options and the right to purchase 21,624 shares. Also reflects following the offering 10,812 additional shares issuable upon exercise of Tier 1 options which will automatically vest upon consummation of the offering. The address of Mr. Cramer is c/o Hazelton Laboratories, 77-455 Iroqouis Drive, Indian Wells, California, 92210.

(12) The address of DJ Investment, LLC is c/o First Union Investors, Inc., 301 South College Street, Charlotte, NC 28288-0732. DJ Investment, LLC is a manager-managed limited liability company, the sole manager of which is First Union Investors, Inc. (FUI). FUI is a direct wholly-owned subsidiary of Wachovia Corporation.

(13) DJC, Inc. is controlled by TCW Leveraged Income Trust, L.P. (10.4%) and TCW/Crescent Mezzanine Partners II, L.P. (89.6%). TCW Leveraged Income Trust, L.P. is indirectly controlled by The TCW Group Inc. The TCW
    Group, Inc. may be deemed to be controlled by Societe Generale Asset Management, S.A., a company incorporated under the laws of France. SGAM is owned by Societe Generale, S.A., a company incorporated under the laws of France. TCW/Crescent Mezzanine Partners II, L.P. is indirectly controlled by TCW/Crescent Mezzanine, LLC, a registered investment adviser. The business, property and affairs of TCW/Crescent Mezzanine, LLC are managed exclusively by its board of directors, which consists of the following individuals: Mark
    L. Attanasio, Robert D. Beyer, Jean-Marc Chapus, Jack D. Furst, Thomas O. Hicks, William C. Sonneborn and Marc I. Stern. The address of DJC, Inc. is c/o TCW/Crescent Mezzanine, LLC, 11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA 90025.

(14) The address of First Union Capital Partners, LLC is c/o First Union Investors, Inc., 301 South College Street, Charlotte, NC 28288-0732. First Union Capital Partners, LLC is a manager-managed limited liability company, the sole manager of which is First Union Merchant Banking 2000, LLC (FUMB
    2000). FUMB 2000 is a manager-managed limited liability company, the sole manager of which is FUCP Management Company 2000, LLC (FMC 2000). FMC 2000 is a manager-managed limited liability company, the sole managers of which are senior executives of Wachovia Corporation's principal investing business who are designated as such by Wachovia Corporation.

(15) Represents shares held by TCW/Crescent Mezzanine Trust II, which is indirectly controlled by TCM/ Crescent Mezzanine, LLC, a registered investment adviser. The business, property and affairs of TCW/ Crescent Mezzanine, LLC are managed exclusively by its board of directors, which consists of the following individuals: Mark L. Attanasio, Robert D. Beyer, Jean-Marc Chapus, Jack D. Furst, Thomas O. Hicks, William C. Sonneborn and Marc I. Stern. The address of TCW/Crescent Mezzanine, LLC is 11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA 90025.

(16) Represents shares held by TCW Leveraged Income Trust II, L.P. (11,936 shares before the offering and 10,473 shares after the offering) and Crescent MACH I Partners, L.P. (7,244 shares before the offering and
    6,356 shares after the offering), which are indirectly controlled by The TCW Group, Inc. The TCW Group, Inc. may be deemed to be controlled by Societe Generale Asset Management, S.A., a company incorporated under the laws of France (SGAM). SGAM is owned by Societe Generale, S.A., a company incorporated under the laws of France (SG). The address of The TCW
    Group, Inc. is 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017.

(17) Includes 175,718 shares issuable upon exercise of Tier I options and rights to purchase and, following the offering, an additional 10,812 shares issuable upon exercise of Tier 1 options and 372,495 shares issuable upon exercise of Tier 2 and Tier 3 options.

(18) The following table sets forth the maximum number of shares to be sold by each of the selling stockholders if the underwriters' overallotment option to purchase up to 1,350,000 additional shares is exercised in full as well as such person's beneficial ownership after the offering and the beneficial ownership of all executive officers and directors as a group, assuming the underwriters' overallotment option is exercised in full.

                                                      NUMBER OF ADDITIONAL   BENEFICIAL OWNERSHIP
NAME                                                   SHARES TO BE SOLD      AFTER THE OFFERING
----                                                  --------------------   --------------------
JPMDJ Partners......................................       1,283,787                 38.6%
J.P. Morgan Partners (23A SBIC), LLC................          33,659                 39.6%
DJ Investment, LLC..................................           9,487                  0.3%
DJC, Inc............................................          15,962                  0.5%
First Union Capital Partners, LLC...................             996                    *
TCW/Crescent Mezzanine LLC..........................           3,464                  0.1%
The TCW Group, Inc..................................           2,645                  0.1%

--------------------------

   * Less than 0.1%

    Assuming the exercise in full of the underwriters' overallotment option, the executive officers and directors as a group (9 persons) will beneficially own 7,863,006 shares, representing 42.8% of our outstanding shares after the offering.

                           RELATED PARTY TRANSACTIONS

RECENT UNIT ISSUANCES

    In connection with our acquisition in July 2000 of a portion of the assets of DePuy Orthopaedic Technology, Inc., a subsidiary of Johnson & Johnson, DonJoy, L.L.C. issued 73,775 common units to JPMDJ Partners for gross proceeds of $8.0 million, 1,429 common units to Mr. Cross for gross proceeds of $0.2 million and 343 common units to each of Mr. Talbot and Mr. McBrayer for gross proceeds of $38,000. Substantially all of the purchase price payable by our management investors was paid for through the issuance of full recourse promissory notes. Upon consummation of the reorganization, these common units of JPMDJ Partners, Mr. Cross, Mr. Talbot and Mr. McBrayer will be exchanged for 797,655, 15,450, 3,708 and 3,708 shares of our common stock, respectively, reflecting an effective purchase price of $10.08 per share. In addition, we issued 2,146, 668 and 1,407 redeemable preferred units to JPMP (23A SBIC), Wachovia Capital Partners and the TCW affiliates, respectively, for gross proceeds of $1.8 million, $0.6 million and $1.2 million, respectively. Upon consummation of the reorganization, these preferred units of JPMP (23A SBIC), Wachovia Capital Partners and the TCW affiliates will be exchanged for 23,202, 7,222 and 15,212 shares of our common stock, respectively. The effective purchase price for these shares of common stock is also $10.08 per share.

    On June 11, 2001, DonJoy, L.L.C. obtained additional financing through the private placement of its common units. JPMDJ Partners made a cash investment of $9.7 million for 89,186 common units, Mr. Cross invested $0.2 million for 1,727 common units and each of Mr. Talbot and Mr. McBrayer invested $45,000 for 415 common units. Part of the purchase price of the management investors' common units was financed through full recourse promissory notes. Upon consummation of the reorganization, these common units of JPMDJ Partners, Mr. Cross, Mr. Talbot and Mr. McBrayer will be exchanged for 964,279, 18,672, 4,486 and 4,486 shares of our common stock, respectively, reflecting an effective purchase price of $10.08 per share.

OUR 1999 RECAPITALIZATION

    On June 30, 1999, DonJoy, L.L.C. consummated a recapitalization pursuant to a recapitalization agreement dated as of April 29, 1999 with JPMDJ Partners and Smith & Nephew. Prior to the recapitalization, Smith & Nephew owned 100% of the membership interests of DonJoy, L.L.C.

    Pursuant to the recapitalization, JPMDJ Partners made a $64.6 million cash investment in the common units of DonJoy, L.L.C. Mr. Cross invested
$1.3 million and each of Mr. Talbot and Mr. McBrayer invested $0.3 million in the common units of DonJoy, L.L.C., reflecting in each case an effective purchase price of $9.25 per share of common stock after giving effect to the reorganization. $1.4 million of the aggregate investment of the management investors was financed by full recourse promissory notes. In addition, DonJoy, L.L.C. issued redeemable preferred units for an aggregate purchase price of $31.4 million, with JPMP (23A SBIC) purchasing approximately $21.2 million and First Union Investors, Inc. purchasing approximately $10.2 million of the redeemable preferred units before payment of $1.4 million of fees to them on a pro rata basis. The effective purchase price of the shares of common stock to be received by these entities in exchange for these preferred units in the reorganization is $9.25 per share. DonJoy, L.L.C. sold all of its assets (other than the cash proceeds from the equity contribution by JPMDJ Partners and the management investors and the issuance of the redeemable preferred units) to dj Orthopedics, LLC which had been created as a wholly-owned subsidiary of DonJoy, L.L.C. as part of the recapitalization for purposes of becoming the operating company subsidiary of DonJoy, L.L.C. through the asset sale. dj Orthopedics, LLC funded the asset sale using the proceeds from the offering of senior subordinated notes and $15.5 million of borrowings under our credit facility.

DonJoy, L.L.C. used the $207.9 million of proceeds from the asset sale, the issuance of the redeemable preferred units and the issuance of common units to JPMDJ Partners and the management investors (excluding $1.4 million which was financed through loans to the management investors) to repurchase from Smith & Nephew its interest in DonJoy, L.L.C. (other than a retained interest of approximately 7.1%) for approximately $199.1 million and to pay transaction fees and expenses of $8.8 million. The purchase price for the units repurchased from Smith & Nephew was $100 per unit, representing an effective purchase price of $9.25 per share after giving effect to the reorganization.

    The issuance by DonJoy, L.L.C. of the common units and the redeemable preferred units, the issuance by dj Orthopedics, LLC and DJ Capital, as co-issuers, of the senior subordinated notes, the borrowing by dj Orthopedics, LLC under the credit facility, the asset sale and DonJoy, L.L.C.'s repurchase of the Smith & Nephew interest in DonJoy (other than its retained interest of approximately 7.1%) were all contingent upon each other and were consummated concurrently on June 30, 1999. Together, each of these transactions constitute the recapitalization. As a result of the recapitalization, JPMDJ Partners obtained a controlling interest in DonJoy, L.L.C.

    The sources and uses of funds for the recapitalization are presented in the following table:

                                                                 AMOUNT
                                                              ------------
                                                              (DOLLARS IN
                                                               MILLIONS)
SOURCES:
  Credit facility(a)........................................     $ 15.5
  Senior subordinated notes.................................       98.0
  Redeemable preferred units(b).............................       30.0
  Common unit investment in DonJoy, L.L.C. by JPMDJ
    Partners................................................       64.6
  Retained common unit investment in DonJoy, L.L.C. by Smith
    & Nephew................................................        5.4
  Common unit investment in DonJoy, L.L.C. by management
    investors...............................................        1.8
                                                                 ------
  Total sources.............................................     $215.3
                                                                 ======

USES:
  Consideration paid to Smith & Nephew......................     $199.1
  Retained common unit investment in DonJoy, L.L.C. by Smith
    & Nephew................................................        5.4
  Loans to management investors.............................        1.4
  Fees and expenses.........................................        8.8
  Working capital...........................................        0.6
                                                                 ------
  Total uses................................................     $215.3
                                                                 ======

------------------------

(a) Represents the $15.5 million term loan borrowed under the credit facility to consummate the recapitalization.

(b) Represents $31.4 million of proceeds received from the sale of redeemable preferred units, net of $1.4 million of fees paid to JPMP (23A SBIC) and First Union Investors, Inc. on a pro rata basis.

    On July 30, 1999, JPMP (23A SBIC) and First Union Investors, Inc. each sold to the TCW affiliates approximately $5.2 million of DonJoy, L.L.C.'s redeemable preferred units and $1.8 million and $0.2 million, respectively, of membership interests in JPMDJ Partners. Upon consummation of the reorganization, these redeemable preferred units purchased by the TCW affiliates will be exchanged for 144,826 shares of our common stock. The effective purchase price for these shares of common stock was $9.25 per share.

    In December 1999, First Union Investors, Inc. transferred its remaining interest in DonJoy, L.L.C. to DJ Investment, LLC. First Union Investors, Inc. is the manager of DJ Investment, LLC.

    RECAPITALIZATION AGREEMENT. In addition to providing for the sale of the common units of DonJoy, L.L.C. to JPMDJ Partners and the management investors, and the repurchase of a portion of Smith & Nephew's interests in DonJoy, L.L.C., the recapitalization agreement provided for other matters in furtherance of the recapitalization transactions, including those set forth below. The description below of selected provisions of the recapitalization agreement is subject to, and is qualified in its entirety by reference to, the definitive recapitalization agreement, a copy of which was filed as an exhibit to the registration statement of which this prospectus is a part.

    COVENANTS NOT TO COMPETE. Smith & Nephew has agreed that until June 30, 2004, neither it nor any of its affiliates will, subject to certain exceptions, engage anywhere in the world in the business of developing, manufacturing or marketing of lower-leg walkers, post-operative hinged knee braces, functional hinged knee braces, osteoarthitic hinged knee braces, cold therapy and pain management systems, specified high-tech hinged knee braces and computer-assisted rehabilitation systems using the aforementioned hinged knee braces together with other electronic devices such as sensors and transducers.

    In connection with specified products and proprietary information relating to a rounded cannulated interference (RCI) screw system, a tissue fixation product developed by dj Orthopedics, LLC but transferred to and retained by Smith & Nephew prior to the consummation of the recapitalization, JPMDJ Partners has agreed that neither it nor we or any of our subsidiaries, including dj Orthopedics, LLC, will, subject to specified exceptions, develop or market competing RCI screw system products with the cooperation of certain physicians who developed them with dj Orthopedics, LLC.

    SMITH & NEPHEW NAME. Subject to limited exceptions, dj Orthopedics, LLC has agreed that following the recapitalization, it shall not, and shall not permit any of its subsidiaries to, use any of Smith & Nephew's trademarks or trade names (including, without limitation, Smith & Nephew).

    INDEMNIFICATION. Smith & Nephew has agreed to indemnify JPMDJ Partners and its affiliates, including dj Orthopedics, LLC and its subsidiaries, for all losses and expenses incurred by them as a result of:

    - any breach by Smith & Nephew of its representations and warranties, covenants and agreements in the recapitalization agreement;

    - any tax liabilities for which Smith & Nephew is liable pursuant to the recapitalization agreement; and

    - specified excluded liabilities.

    However, the recapitalization agreement provides that with respect to breaches of its representations and warranties, Smith & Nephew shall not be required to make indemnification payments with respect to any such breach unless the aggregate amount of the losses and expenses with respect thereto exceeds
$3 million ($0.8 million in the case of environmental matters) and that the aggregate amount of such payments shall not exceed $75 million ($7.5 million in the case of environmental matters). Smith & Nephew's indemnification obligations with respect to breaches of its representations, warranties, covenants and agreements in the recapitalization agreement terminated 15 months after the closing date of the recapitalization except as otherwise set forth in the recapitalization agreement.

OTHER AGREEMENTS WITH SMITH & NEPHEW

    In connection with the recapitalization, DonJoy, L.L.C. and Smith & Nephew entered into several additional agreements providing for the continuation or transfer and transition of various aspects of the business operations. Such agreements were assigned to dj Orthopedics, LLC in connection with the consummation of the recapitalization. The description below of these agreements is subject to, and is qualified in its entirety by reference to, the definitive agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

SUPPLY AGREEMENT

    Pursuant to a supply agreement between DonJoy, L.L.C. and Smith & Nephew entered into in connection with the recapitalization, dj Orthopedics, LLC has agreed to supply to Smith & Nephew to the extent ordered by Smith & Nephew:

    - all ProCare-Registered Trademark- line products;

    - all DonJoy-Registered Trademark- products listed in Smith & Nephew's 1999 Rehabilitation Division catalog for the United States and any replacements, substitutions and improvements to such products; and

    - such other products as may be mutually agreed upon.

    So as not to interfere with our international business plans, Smith & Nephew agreed not to export any products listed in the second bullet above from the United States after March 31, 2000. Through December 31, 1999, we sold products under the supply agreement to Smith & Nephew at the same prices at which such products were sold to Smith & Nephew prior to the recapitalization, which prices were consistent with prices at which products were sold to third party international distributors. Commencing January 1, 2000 and for each year thereafter until termination of the supply agreement, we will sell these products to Smith & Nephew at dj Orthopedics, LLC's best distributor prices (including discounts and rebates offered to distributors) if and to the extent agreed to by Smith & Nephew and pursuant to purchase orders for our products. Purchases by Smith & Nephew under the supply agreement were $0.9 million in 1999, $0.8 million in 2000 and $0.4 million in the first nine months of 2001.

    Smith & Nephew has no obligation to purchase any specific or minimum quantity of products pursuant to the supply agreement. However, Smith & Nephew has agreed not to purchase from anyone other than us products covered by this agreement which are included in the business in which it has agreed not to compete with us, subject to limited exceptions including the failure of dj Orthopedics, LLC to supply such products. The supply agreement provides that Smith & Nephew may manufacture or purchase from third party suppliers products which are not included within the non-compete business.

    Pursuant to the supply agreement, we and dj Orthopedics, LLC have agreed to indemnify Smith & Nephew and its officers and affiliates with respect to:

    - any injury, death or property damage arising out of DonJoy, L.L.C.'s, dj Orthopedics, LLC's or any of their employees or agents negligence or willful misconduct;

    - DonJoy, L.L.C.'s or dj Orthopedics, LLC's negligent acts or omissions;

    - DonJoy, L.L.C.'s or dj Orthopedics, LLC's misstatements or false claims with respect to the products covered by the supply agreement;

    - any product liability claims relating to the products covered by the supply agreement, other than those claims resulting from the fault of Smith & Nephew or a third party which do not give rise to an indemnifiable claim against DonJoy, L.L.C. by Smith & Nephew under the recapitalization agreement;

    - any governmentally-required recall of the products covered by the supply agreement, other than non-indemnifiable claims described above;

    - our failure to comply with our obligations under the supply agreement; and

    - any claim of infringement by any third party of any patents or any claimed violation of any other intellectual property right of any third party arising in connection with the sale or distribution of products covered by the supply agreement.

    In order to ensure performance of its indemnity obligations, DonJoy, L.L.C. has agreed to maintain at least $3 million of product liability and general public liability insurance with a deductible or self-insurance of no more than $100,000 and to name Smith & Nephew as an additional insured. In addition, Smith & Nephew has agreed to indemnify DonJoy, L.L.C., dj Orthopedics, LLC and its officers, managers, equity holders and affiliates with respect to:

    - any injury, death or property damage arising out of Smith & Nephew's or its employees' or agents' negligence or willful misconduct;

    - Smith & Nephew's negligent act or omission;

    - Smith & Nephew's misstatements or false claims with respect to the products covered by the supply agreement;

    - Smith & Nephew's misuse of supply agreement product literature; or

    - Smith & Nephew's failure to comply with its obligations under the supply agreement.

    The supply agreement terminates in June 2004 unless extended by mutual agreement of DonJoy, L.L.C. and Smith & Nephew.

DISTRIBUTION AGREEMENT

    Pursuant to a distribution agreement entered into in connection with the recapitalization among DonJoy, L.L.C., Smith & Nephew and the affiliates of Smith & Nephew which distributed our products outside the United States as of the closing date of the recapitalization (S&N Group Companies), each S&N Group Company will continue to distribute our products in the specific international market, or territory, in which such S&N Group Company distributed such products prior to the recapitalization. Through December 31, 1999, we sold products to the S&N Group Companies at the same prices at which such products were sold to the S&N Group Companies prior to the recapitalization. Thereafter, we and Smith & Nephew have negotiated the sale price of any product in good faith. During the term of the distribution agreement with respect to a territory, each S&N Group Company has a royalty-free right to use our trademarks in connection with its distribution of our products.

    The S&N Group Companies have no obligation to purchase any minimum quantity of products pursuant to the distribution agreement. However, Smith & Nephew has agreed to use its commercially reasonable efforts to have the S&N Group Companies purchase from us the same quantity of products reflected in our 1999 budgets (the 1999 Purchase Level) and dj Orthopedics, LLC has agreed to sell to the S&N Group Companies pursuant to applicable purchase orders quantities of products at least equal to its 1999 Purchase Level. Smith & Nephew has also agreed to use its commercially reasonable efforts to have each S&N Group Company distribute and resell products in the same geographical markets within the territories identified in the agreement where the relevant S&N Group Company distributed and sold our products prior to the recapitalization, and Smith & Nephew and each S&N Group Company agrees to employ efforts and methods to sell and promote the sale of the products in its territory that are substantially the same as the efforts and methods employed prior to the consummation of the recapitalization. The S&N Group Companies may not, subject to certain limited exceptions, sell or supply our products or other similar products to anyone outside those territories. During the time any territory is subject to the distribution agreement, no S&N Group Company may import, sell or promote the sale of any products which are included within the businesses in which Smith & Nephew has agreed not to compete with us, other than products purchased from dj Orthopedics, LLC. Pursuant to the distribution agreement, DonJoy, L.L.C. and dj Orthopedics, LLC have agreed to indemnify Smith & Nephew and the S&N Group Companies and their officers and affiliates, and Smith & Nephew has agreed to indemnify DonJoy, L.L.C. and its officers, managers, equity holders and affiliates to the same extent that DonJoy, L.L.C. and Smith & Nephew indemnify each other under the supply agreement.

    As of September 29, 2001, we have replaced 21 Smith & Nephew sales organizations with independent distributors, including, in the case of Australia, our 60% owned subsidiary, dj Australia. As to the remaining 9
Smith & Nephew distributors, both DonJoy, L.L.C. and Smith & Nephew have the right to terminate the distribution agreement on 60 days notice with respect to Canada, Dubai, Ireland, Malaysia, the Philippines, Puerto Rico, Singapore, South Africa and Thailand.

    Upon termination of the distribution agreement with respect to a territory, the applicable S&N Group Company has agreed to assist us in the transition to any new third party distributor that we designate. Subject to limited exceptions, any products remaining in the inventory of any terminated S&N Group Company upon termination of the distribution agreement with respect to a territory, will be repurchased by dj Orthopedics, LLC, or any new third party distributor designated by dj Orthopedics, LLC with respect to the territory for an amount equal to:

    - the original purchase price of the repurchased inventory plus any duty and tax paid by the relevant S&N Group Company and the cost paid by that S&N Group Company in shipping the repurchased inventory to the S&N Group Company; plus

    - any sales tax, VAT, duty or fee incurred by the S&N Group Company with respect to the delivery of the repurchased inventory to dj Orthopedics, LLC or the new distributor.

    With respect to the 21 terminated S&N Group Companies, the inventory was generally purchased by the new third party distributor and the amount of inventory we have repurchased was minimal. If a dispute arises concerning the applicable repurchase price of repurchased inventory and the parties are not able to resolve such dispute within ten business days, the applicable S&N Group Company has the right to sell and distribute the products that are the subject of the dispute within or outside the territories. The distribution agreement will remain in effect until the termination of the last territory.

TRANSITION SERVICES AGREEMENT

    Pursuant to a transition services agreement with Smith & Nephew, Smith & Nephew assisted in the transfer and transition of selected services provided by Smith & Nephew prior to the recapitalization as required by dj Orthopedics, LLC, including human resources, payroll, sales tax reporting, insurance coverage, legal and treasury and cash management. Smith & Nephew also acted as our authorized European Agent/representative/distributor for purposes of CE regulation. We did not pay any additional consideration to Smith & Nephew for these services, but reimbursed Smith & Nephew for all payments to third parties in connection with the foregoing services. Such amounts were not material. In addition, Smith & Nephew continued to employ two individuals as employees of its affiliates in the United Kingdom and Belgium through December 31, 1999. We reimbursed Smith & Nephew $179,939 for all compensation, expenses and benefits paid or provided to or on behalf of these international employees. In accordance with the transition services agreement Smith & Nephew also assisted in the transition of master group buying contracts relating to ProCare products with NovaCare, Inc., Premier Purchasing Partners, L.P. and AmeriNet Inc. to separate agreements or arrangements between those companies and dj Orthopedics, LLC. The transition services agreement terminated November 30, 2000.

SUBLEASE

    Pursuant to a sublease with Smith & Nephew entered into in connection with the recapitalization, dj Orthopedics, LLC is subleasing the premises occupied by the Vista facility from Smith & Nephew. We will pay rent during the term of the sublease in an amount equal to the amount required to be paid by Smith & Nephew as tenant under the master lease for the Vista facility together with all taxes and other amounts which are the responsibility of Smith & Nephew under the master lease. The current rent payable by dj Orthopedics, LLC under the sublease is $156,728 per month. DonJoy, L.L.C. has guaranteed the payment of rent and other amounts owing under the sublease by dj Orthopedics, LLC. Total lease payments to Smith & Nephew in 1999 and 2000 and the first nine months of 2001 were $0.9 million, $1.8 million and $1.4 million, respectively. The sublease expires on February 19, 2008 unless sooner terminated as provided in the master lease or the sublease.

CERF LABORATORIES AGREEMENT

    Pursuant to the CERF Laboratories Agreement with Smith & Nephew, we allowed Smith & Nephew and its employees, agents, representatives and invitees to use our Clinical Education Research Facility (CERF) laboratory, the equipment and supplies in the CERF laboratory and services offered at the CERF laboratory. Smith & Nephew paid us a quarterly fee calculated in the same manner as it was calculated prior to the recapitalization. For 2000 and 1999, Smith & Nephew paid us $56,991 and $85,649, respectively, for use of the CERF laboratory. On
August 31, 2000, the CERF agreement was terminated by Smith & Nephew.

LOANS TO EXECUTIVE OFFICERS

    We have received full recourse promissory notes from three of our senior executive officers, Leslie H. Cross, Cyril Talbot III and Michael R. McBrayer, as partial consideration for their purchase of common units of DonJoy, L.L.C. on June 30, 1999 in connection with our recapitalization, on July 7, 2000 in connection with the financing of the Orthotech acquisition and on June 11, 2001 in connection with our recent $10.0 million equity financing. In addition, in connection with their purchase of common units from Smith & Nephew on June 28, 2000, we loaned these officers a portion of the purchase price, evidenced by full recourse promissory notes.

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
The following table sets forth information with respect to these loans:

                                                                PRINCIPAL AMOUNT
                                          ORIGINAL PRINCIPAL     OUTSTANDING AT
                                DATE            AMOUNT         SEPTEMBER 29, 2001
                             ----------   ------------------   ------------------
Leslie H. Cross............   June 1999       $1,000,000           $1,109,274
                              June 2000           88,645               94,594
                              July 2000          124,609              132,995
                              June 2001          150,610              150,610
                                                                   ----------
    Total..................                                        $1,487,473
                                                                   ==========
Cyril Talbot III...........   June 1999       $  200,000           $  221,855
                              June 2000           17,729               18,919
                              July 2000           24,925               26,602
                              June 2001           30,122               30,122
                                                                   ----------
    Total..................                                        $  297,498
                                                                   ==========
Michael McBrayer...........   June 1999       $  200,000           $  221,855
                                   June
                             2000......           17,729               18,919
                                   July
                             2000......           24,925               26,602
                                   June
                             2001......           30,122               30,122
                                                                   ----------
    Total..................                                        $  297,498
                                                                   ==========

    Each of the notes matures on the seventh anniversary of its issue date and bears interest at the rate of 6.62% per annum in the case of the notes issued in 1999 and 2000 and 5.25% per annum in the case of the notes issued in 2001. Each note permits the management investor to increase the principal amount due under the note by the amount of a scheduled interest payment (the PIK Option). If the management investor elects the PIK Option, the principal amount of this note is increased by the amount of the scheduled interest payment and interest accrues on the principal amount of the note as so increased. The notes issued in June 1999 were amended in June 2000 to include the PIK Option and to increase the interest rate from 5.30% per annum to 6.62% per annum. As a result of this amendment, the principal amount of each June 1999 note was increased to reflect the amount of accrued and unpaid interest from June 30, 1999 to June 28, 2000. The notes of each management investor are secured by all of the common units of DonJoy, L.L.C. owned by that management investor and, upon consummation of this offering, will be secured by the shares of our common stock owned by that management investor.

OTHER ARRANGEMENTS WITH JPMDJ PARTNERS AND ITS AFFILIATES

    In 2000, DonJoy, L.L.C paid J.P. Morgan Partners $250,000 for providing financial advisory services in connection with financings and acquisitions, including providing the services of Charles T. Orsatti as one of its Board of Managers. We intend to make a similar payment for 2001 to JPM Fairfield Partners, such amount to be paid upon consummation of this offering. Following the offering, the arrangement will be formalized and annual compensation of $250,000 will be paid to JPM Fairfield Partners but will terminate if Mr. Orsatti ceases to be a member of the Board of Directors of dj Orthopedics, Inc. or if JPMDJ Partners owns less than 5% of the outstanding common stock of dj Orthopedics, Inc.

    In connection with the recapitalization, dj Orthopedics, LLC and DJ Capital entered into a credit facility with Chase Securities Inc. (CSI), the predecessor of J.P. Morgan Securities Inc., as arranger and book manager, and The Chase Manhattan Bank (Chase), as syndication agent and a lender, both of which are affiliates of JPMDJ Partners. Chase receives customary fees for acting in such capacities. CSI was also the initial purchaser of our 12 5/8% senior subordinated notes due 2009 and received a discount in connection with the purchase of those notes in the amount of $3.0 million.

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
CSI acted as financial advisor to Smith & Nephew in connection with the recapitalization and was paid a fee of $2.0 million by Smith & Nephew upon consummation of the recapitalization. CSI also acted as financial advisor in connection with the Orthotech acquisition and was paid a fee of $0.2 million.

PROCEEDS OF OFFERING TO BE RECEIVED BY THE SELLING STOCKHOLDERS AND THEIR
  AFFILIATES

    JPMDJ Partners and JPMP (23A SBIC), two of the selling stockholders, are our affiliates due to their ownership of a majority of our outstanding common stock, and Wachovia Capital Partners and the TCW affiliates which are also selling stockholders, may be considered our affiliates under applicable rules of the SEC due to their being members of JPMDJ Partners, our controlling stockholder. Each of these entities other than JPMDJ Partners will also receive their respective portion of the proceeds from this offering used to redeem the outstanding redeemable preferred units of DonJoy. Affiliates of JPMP (23A SBIC) and Wachovia Capital Partners are lenders under our credit agreement and will receive their pro rata share of the proceeds from this offering used to repay borrowings under our revolving credit facility. In addition, several of the TCW affiliates are holders of our senior subordinated notes and will receive a portion of the proceeds from this offering used to redeem a portion of those notes. See "Use of Proceeds". The following table sets forth the amount of proceeds from this offering to be received by each of the foregoing entities for each of the foregoing purposes and in the aggregate based upon the initial offering price of $17.00 per share.

                                                                                   PROCEEDS USED
                                             PROCEEDS USED                          TO REDEEM A
                                               TO REDEEM       PROCEEDS USED TO       PORTION
                          PROCEEDS FROM        REDEEMABLE      REPAY BORROWING     OF THE SENIOR
                          SALE OF SHARES    PREFERRED UNITS    UNDER REVOLVING      SUBORDINATED
                         IN THIS OFFERING      OF DONJOY       CREDIT FACILITY         NOTES         TOTAL(4)
                         ----------------   ----------------   ----------------   ----------------   ---------
                                                             (IN MILLIONS)
JPMDJ Partners.........      $   18.0(1)              --                 --                 --       $   18.0
JPMP (23A SBIC) and
  affiliated bank
  lender...............      $    0.5(2)        $   23.6(2)        $    0.7                 --       $   24.8
Wachovia Capital
  Partners and
  affiliated bank
  lender...............      $    0.1(2)        $    7.3(2)        $    2.7                 --       $   10.2
TCW affiliates.........      $    0.3(2)        $   15.5(2)              --           $    5.6(3)    $   21.4

--------------------------
(1) JPMDJ Partners acquired the shares being sold in this offering for an aggregate purchase price of approximately $10.6 million.

(2) JPMP (23A SBIC), Wachovia Capital Partners and the TCW affiliates paid an aggregate of $17.0 million, $5.3 million and $11.1 million, respectively, for DonJoy, L.L.C.'s redeemable preferred units. In the reorganization, each preferred unit will be converted into the right to receive approximately $1,050 in cash and 10.812 shares of our common stock. See "The Reorganization". The common stock being sold by these selling stockholders in this offering represents a portion of the shares received by them in respect of their redeemable preferred units in the reorganization.

(3) The TCW affiliate purchased the senior subordinated notes being redeemed for an aggregate purchase price of $4.9 million.

(4) If the underwriters' over-allotment option is exercised in full, the total proceeds to be received by JPMDJ Partners, JPMP (23A SBIC), Wachovia Capital Partners and the TCW affiliates will be $38.3 million, $25.3 million, $10.4 million and $21.7 million, respectively.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share. As of September 29, 2001, assuming the reorganization had occurred as of that date, 10,055,566 shares of common stock would have been outstanding and held of record by 11 stockholders, and no shares of preferred stock would have been outstanding. In addition, there would have been outstanding options to purchase an aggregate of 1,911,550 shares of common stock after giving effect to options issued subsequent to September 29, 2001.

    The following description of our capital stock, provisions of our certificate of incorporation and our bylaws and specific provisions of Delaware law are only summaries, and are qualified in their entirety by reference to our certificate of incorporation and bylaws. Copies of our certificate of incorporation and our bylaws have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

    The holders of our common stock are entitled to any dividends that our board of directors may declare from time to time from funds legally available for that purpose, subject to the preferential rights of the holders of our preferred stock, if any, that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

    Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. The shares of our common stock to be issued in the reorganization and in this offering will be, fully paid and non-assessable.

PREFERRED STOCK

    As of the closing of this offering, no shares of our preferred stock will be outstanding. Under our certificate of incorporation, our board of directors, without further action by our stockholders, will be authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, in some circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" under the statute includes specified types of mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to exceptions, an "interested stockholder" under the statute is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

ANTI-TAKEOVER PROVISIONS OF OUR CHARTER AND BYLAWS

    Some of the provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of dj Orthopedics, Inc. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of our stockholders.

CLASSIFIED BOARD OF DIRECTORS

    Our certificate of incorporation will divide our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors who may be elected by holders of any preferred stock that we may issue in the future. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help us to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    Our certificate of incorporation will provide that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of meeting. Our bylaws will provide that special meetings of stockholders may be called only by our board of directors or our Chairman, Chief Executive Officer or President. Our stockholders will not be permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting.

ADVANCE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES

    Our bylaws will establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. This stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice of such stockholder's intention to bring such business before the meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the stockholder notice procedure, a stockholder's notice proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain specified types of information. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the stockholder notice procedure, that business shall not be discussed or transacted.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

    Our certificate of incorporation and bylaws provide that our Board of Directors will consist of not less than three nor more than 15 directors, other than directors elected by holders of any preferred stock that we may issue in the future, with the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws will authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board of directors by reason of death, resignation, removal, or otherwise. A director so elected by our Board of Directors to fill a vacancy or a newly created directorship will hold office until the next election of the class for which the director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws will also provide that, subject to the right of holders of preferred stock to elect additional directors under specified circumstances, directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The effect of these provisions will be to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by that removal with its own nominees.

CERTIFICATE OF INCORPORATION

    The provisions of our certificate of incorporation that would have anti-takeover effects as described above are subject to amendment, alteration, repeal, or recession by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement will make it more difficult for stockholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

RESTATED BYLAWS

    Our certificate of incorporation will provide that our bylaws are subject to adoption, amendment, alteration, repeal, or recession either by our board of directors without the assent or vote of our stockholders, or by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision will make it more difficult for stockholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or to our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

    - for any transaction from which the director derived an improper personal benefit.

    These provisions are permitted under Delaware law.

    We have obtained directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

    The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is Mellon Investor Services LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, 17,855,566 shares of common stock will be outstanding, excluding shares reserved for issuance upon exercise of options that have been granted under our stock incentive plans (of which 318,792 are currently vested and 1,003,191 will vest upon consummation of this offering). Of these shares, the 9,000,000 shares of common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by an affiliate of ours as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining 8,855,566 shares of common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act. Commencing 180 days after the date of this prospectus, up to approximately 7,417,372 outstanding restricted securities may be eligible for sale under Rule 144 subject to applicable holding periods, volume limitations, manner of sale restrictions and notice requirements set forth in applicable SEC rules and up to 207,109 of the restricted securities may be saleable without regard to these restrictions under Rule 144(k).

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned its, his or her shares of common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of the common stock (approximately 178,556 shares immediately after this offering) and the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. Under Rule 144, however, a person who has held restricted securities for a minimum of two years from the later of the date such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of common stock without regard to the volume, manner-of-sale and the other limitations contained in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete discussion thereof.

    We and our directors, officers, stockholders, including the selling stockholders (and optionholders) have each agreed with the underwriters, subject to limited exceptions, not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of common stock or any securities convertible into, or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus. However, we may issue and sell securities in connection with any acquisition of another company or the assets of another company or in connection with any joint venture, provided that, in connection with such acquisitions or joint ventures, we may not issue, in the aggregate, more than 10% of the number of shares of common stock outstanding immediately after the completion of this offering and that the recipients of such securities must agree to be bound by the lock-up restrictions described above. For information regarding other exceptions, see "Underwriting."

    Promptly upon completion of the offering, we intend to file a registration statement on Form S-8 with the SEC to register shares of common stock reserved for issuance or sale under our stock incentive plans. As of September 29, 2001, assuming the reorganization had occurred as of that date and after giving effect to options issued subsequent to that date, there would have been outstanding options to purchase a total of 1,911,550 shares of common stock, 318,792 of which were vested and 1,003,191 will vest upon consummation of this offering. Shares of common stock issuable upon the exercise of options granted under our stock incentive plans will be freely tradable without restriction under the Securities Act, unless such shares are held by an affiliate of ours.

    We have granted demand and/or incidental registration rights with respect to the 8,588,760 shares of common stock to be outstanding after this offering owned by JPMDJ Partners, JPMP (23A SBIC), Wachovia Capital Partners and the TCW affiliates. In addition, stockholders holding approximately 266,806 outstanding shares of our common stock after this offering have been granted incidental registration rights in the event we effect a registration of our common stock under the Securities Act.

    Prior to the offering, there has been no established market for our common stock, and no predictions can be made about the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, common stock in the public market may have an adverse effect on the market price for the common stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

    The following is a summary of the material terms of the credit facility among DonJoy, L.L.C., dj Orthopedics, LLC, the financial institutions participating as lenders, First Union National Bank, as administrative agent and collateral agent, and Chase, as syndication agent. Upon consummation of the reorganization, dj Orthopedics, Inc. will assume DonJoy, L.L.C.'s obligations under the credit facility. The following summary is qualified in its entirety by reference to the definitive documentation for the credit facility, copies of which have been filed as an exhibit to the registration statement of which this prospectus is a part.

    STRUCTURE

    The credit facility provides for:

    - a term loan in an aggregate principal amount of $15.5 million, which was borrowed to finance a portion of the recapitalization;

    - an additional term loan in an aggregate principal amount of $24.0 million, which was borrowed to finance the Orthotech acquisition; and

    - a revolving credit facility providing for revolving loans to dj Orthopedics, LLC, swingline loans to dj Orthopedics, LLC and the issuance of letters of credit for the account of dj Orthopedics, LLC in an aggregate principal amount (including swingline loans and the aggregate stated amount of letters of credit) of $25.0 million.

    AVAILABILITY

    Term loan borrowings repaid or prepaid may not be reborrowed. Amounts under the revolving credit facility are available on a revolving basis, subject to various conditions precedent typical of revolving credit bank loans. As of September 29, 2001, dj Orthopedics, LLC had approximately $11.4 million available under the revolving credit facility.

    INTEREST

    Borrowings under the credit facility bear interest at a variable rate per annum equal (at dj Orthopedics, LLC's option) to:

    - an adjusted London inter-bank offered rate (LIBOR); or

    - a rate equal to the highest of the administrative agent's published prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1% (ABR)

plus, in each case, a margin based on dj Orthopedics, LLC's financial performance. The borrowing margin applicable to the term loans is initially 3.25% for LIBOR loans and 2.25% for ABR loans. As of September 29, 2001, the interest rate on the term loans was 5.69%. The borrowing margins applicable to the revolving credit facility are initially 2.75% for LIBOR loans and 1.75% for ABR loans. As of September 29, 2001, the interest rate on the revolving credit facility ranged from 5.19% to 5.81%. Borrowing margins for the term loans and the revolving credit facility are subject to downward adjustment based upon dj Orthopedics, LLC's consolidated leverage ratio. Amounts outstanding under the credit facility not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to the loans under the credit facility.

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
    FEES

    dj Orthopedics, LLC has agreed to pay specified fees with respect to the credit facility, including:

    - fees on the unused commitments of the lenders equal to 0.50% on the undrawn portion of the commitments in respect of the revolving credit facility (subject to a reduction based on dj Orthopedics, LLC's consolidated leverage ratio);

    - letter of credit fees on the aggregate face amount of outstanding letters of credit equal to the then applicable borrowing margin for LIBOR loans under the revolving credit facility and a 0.25% per annum issuing bank fee for the issuing bank;

    - annual administration fees; and

    - agent, arrangement and other similar fees.

    SECURITY; GUARANTEES

    The obligations of dj Orthopedics, LLC under the credit facility are irrevocably guaranteed, jointly and severally, by DonJoy, L.L.C. and DJ Capital and will be irrevocably guaranteed, jointly and severally, by each subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result therefrom, foreign) subsidiary of dj Orthopedics, LLC. Neither dj Australia nor any of dj Orthopedics, LLC's other foreign subsidiaries is a guarantor of dj Orthopedics, LLC's obligations under the credit facility.
dj Orthopedics, Inc. will assume DonJoy, L.L.C.'s obligations under the foregoing guarantee upon consummation of the reorganization. In addition, the credit facility and the guarantees thereunder are secured by substantially all of the assets of DonJoy, L.L.C., (or dj Orthopedics, Inc. upon consummation of the reorganization), dj Orthopedics, LLC and DJ Capital and will be secured by substantially all the assets of each subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to dj Orthopedics, LLC would result therefrom, foreign) subsidiary, including but not limited to, in each case subject to specified exceptions:

    - a first priority pledge of all the membership interests in dj Orthopedics, LLC;

    - a first priority pledge of all the capital stock, membership interests and other equity interests held by DonJoy, L.L.C., (or dj Orthopedics, Inc. upon consummation of the reorganization), dj Orthopedics, LLC or any domestic (or, subject to the foregoing limitation, foreign) subsidiary of dj Orthopedics, LLC, of each existing and subsequently acquired or organized subsidiary of dj Orthopedics, LLC (which pledge, in the case of any foreign subsidiary, is to be limited to 65% of the capital stock, membership interests or other equity interests of the foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to dj Orthopedics, LLC); and

    - a perfected first priority security interest in, and mortgage on, substantially all tangible and intangible assets of dj Orthopedics, LLC (not including its Mexican and other foreign subsidiaries) and the guarantors (including, but not limited to, accounts receivable, documents, inventory, trademarks, other intellectual property, licensing agreements, equipment, dj Orthopedics, LLC's sub-lease of the Vista, California facility, cash and cash accounts and proceeds of the foregoing).

    COMMITMENT REDUCTIONS AND REPAYMENTS

    The term loans mature on June 30, 2005. The outstanding principal amount of the term loans was $37.4 million at September 29, 2001. The term loans amortize in quarterly amounts and are based upon the annual amounts shown below:


Three Months Ending December 31, 2001.......................  $   317
Fiscal Year 2002............................................    1,274
Fiscal Year 2003............................................    1,274
Fiscal Year 2004............................................   17,202
Fiscal Year 2005............................................   17,338
                                                              -------
                                                              $37,405
                                                              =======

    In addition, the term loans are subject to mandatory prepayments and reductions in an amount equal to:

    - 100% of the net cash proceeds of specified equity issuances by us, dj Orthopedics, LLC or any of its subsidiaries;

    - 100% of the net cash proceeds of specified debt issuances by DonJoy, L.L.C., (or dj Orthopedics, Inc. upon consummation of the reorganization), dj Orthopedics, LLC or any of its subsidiaries;

    - 50% of our excess cash flow (subject to an increase to 75% in the event our consolidated leverage ratio exceeds a specified level); and

    - 100% of the net cash proceeds of specified asset sales or other dispositions of property by DonJoy, L.L.C. (or dj Orthopedics, Inc. upon consummation of the reorganization), dj Orthopedics, LLC or any of its subsidiaries.

    The revolving credit facility is available until June 30, 2004, and extensions of credit outstanding under the facility on such date will mature on the fifth business day prior to such date.

    We intend to repay all of our borrowings under the revolving credit facility with a portion of the net proceeds of this offering. At September 29, 2001, outstanding borrowings under our revolving credit agreement totaled approximately $13.6 million.

    AFFIRMATIVE, NEGATIVE, AND FINANCIAL COVENANTS

    The credit facility contains a number of covenants that significantly restrict our ability to dispose of assets, incur additional indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends or make other distributions (except for tax distributions permitted by the credit agreement), redeem or repurchase membership interests or capital stock, make capital expenditures, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by dj Orthopedics, LLC and its subsidiaries, make capital expenditures, or engage in specified transactions with affiliates and otherwise engage in activities outside our current line of business. In addition, the credit facility requires us to maintain a ratio of total debt to EBITDA of no more than 5.00 to 1 prior to December 30, 2001 and decreasing to 3.50 to 1 from and after December 31, 2003 and a ratio of consolidated EBITDA to consolidated interest expense of at least
1.60 to 1 prior to December 30, 2001 and increasing to 2.50 to 1 from and after December 31, 2003. The credit facility also contains provisions that prohibit any modifications of the indenture governing our senior subordinated notes in any manner adverse to the lenders under the credit facility and that limit our ability to refinance or otherwise prepay the notes without the consent of the lenders.

    EVENTS OF DEFAULT

    The credit facility contains customary events of default, including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default to specified other indebtedness, bankruptcy, ERISA events, material judgments and liabilities, actual or asserted invalidity of any material security interest and change of control.

SENIOR SUBORDINATED NOTES

    The following description of our senior subordinated notes is qualified in its entirety by reference to the indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

    On June 30, 1999, dj Orthopedics, LLC and DJ Capital, as co-issuers, issued $100.0 million aggregate principal amount of 12 5/8% senior subordinated notes due 2009. On December 15, 1999, those notes were exchanged for $100.0 million aggregate principal amount of notes that had been registered under the Securities Act of 1933. Interest on the senior subordinated notes is payable semi-annually in cash on June 15 and December 15 of each year.

    The senior subordinated notes are fully and unconditionally guaranteed by DonJoy, L.L.C., which guarantee will be assumed by dj Orthopedics, Inc. upon consummation of the reorganization, and are required to be guaranteed by certain future subsidiaries. The senior subordinated notes are unsecured obligations and rank behind all our existing and future senior indebtedness.

    The indenture pursuant to which our senior subordinated notes were issued contains covenants that, among other things, limit dj Orthopedics, LLC's ability to incur additional indebtedness, make distributions, redeem equity interests or redeem subordinated debt, make investments, use assets as security in other transactions, sell assets, enter into agreements that restrict dividends from subsidiaries, merge or consolidate, and enter into transactions with affiliates. We have the option to redeem the senior subordinated notes at any time on or after June 15, 2004, at redemption prices declining from 106.313% on June 15, 2004 to 100% on or after June 15, 2007 of their principal amount, plus any accrued and unpaid interest. Before June 15, 2002, we may also redeem up to 35% of the aggregate principal amount of the senior subordinated notes with the proceeds from sales of our common equity at a redemption price equal to 112.625% of their principal amount on such date plus accrued and unpaid interest. Pursuant to this provision, we intend to use a portion of the net proceeds of this offering to redeem $25.0 million principal amount of the notes. Upon a change of control, we are required to make an offer to purchase the senior subordinated notes at a purchase price equal to 101% of their principal amount, plus accrued interest.

                  MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO
                        NON-U.S. HOLDERS OF COMMON STOCK

GENERAL

    The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. holder that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as a capital asset within the meaning of
Section 1221 of the Internal Revenue Code (the "Code"). For purposes of this discussion, a non-U.S. holder is a beneficial owner of common stock that is any of the following for U.S. federal income tax purposes:

    - a nonresident alien individual within the meaning of Section 7701 (b) of the Code;

    - a foreign corporation or other foreign entity taxable as a corporation under U.S. federal income tax law; or

    - a foreign estate or trust within the meaning of Section 7701 (a) of the Code.

    If an entity treated as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activity of the partnership. If you are a partner of a partnership holding shares of common stock, we suggest you consult your own tax advisor.

    This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, and does not address any foreign, state or local tax consequences. Furthermore, this discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, specific rules that may apply to certain non-U.S. holders, including banks, insurance companies, dealers and traders in securities, or special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge or conversion transaction. This discussion is based on provisions of the Code, Treasury regulations and administrative and judicial interpretations as of the date of this prospectus. All of these are subject to change, possibly with retroactive effect, or different interpretations. If you are considering buying common stock, you should consult your own tax advisor about current and possible future tax consequences of holding and disposing of common stock in your particular situation.

DISTRIBUTIONS

    If distributions are paid on the shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will constitute a return of capital that is applied against your tax basis in the common stock to the extent these distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and your tax basis in the common stock will be treated as a gain from the sale or exchange of the common stock, the treatment of which is discussed below. Dividends paid to a non-U.S. holder that are not effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder will be subject to U.S. federal withholding tax at a 30% rate or, if an income tax treaty applies and the information reporting requirements described below are satisfied, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.

    Withholding generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. However, we may elect to withhold less than the gross amount of the distribution if we determine that the distribution is not paid out of our current or accumulated earnings and profits, based on our reasonable estimates.

    A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the Internal Revenue Service.

    Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business within the United States and, if a tax treaty applies, attributable to a non-U.S. holder's U.S. permanent establishment, are exempt from U.S. federal withholding tax if the non-U.S. holder furnishes to us or our paying agent the appropriate Internal Revenue Service form. However, dividends exempt from U.S. federal withholding tax because they are "effectively connected" or attributable to a U.S. permanent establishment under an applicable tax treaty are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate specified by an applicable tax treaty.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

    - The gain is effectively connected with a non-U.S. holder's conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. holder's U.S. permanent establishment. In such a case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax described above;

    - A non-U.S. holder who is an individual, holds our common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses; and

    - A non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to some U.S. expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to an applicable tax treaty, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

    Under certain circumstances, Treasury regulations require information reporting and backup withholding on certain payments on common stock. A non-U.S. holder of common stock that fails to certify its non-U.S. holder status in accordance with applicable Treasury regulations or otherwise establish an exemption may be subject to information reporting and backup withholding on payments of dividends.

    Payment of the proceeds of a sale of our common stock by or through a U.S. office of a broker is subject to both information reporting and backup withholding unless the holder certifies to the payor in the manner required as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a sale of our common stock by or through a foreign office of a foreign broker effected outside the United States. However, information reporting requirements, but not backup withholding, will apply to payment of the proceeds of a sale of our common stock by or through a foreign office of a broker effected outside the United States if that broker is:

    - a U.S. person;

    - a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States;

    - a "controlled foreign corporation" as defined in the Code; or

    - a foreign partnership that at any time during its tax year either (i) has one or more U.S. persons that, in the aggregate, own more than 50% of the income or capital interests in the partnership or (ii) is engaged in the conduct of a trade or business in the United States.

    Information reporting requirements will not apply to the payment of the proceeds of a sale of our common stock if the broker receives a statement from the owner, signed under penalty of perjury, certifying such owner's non-U.S. status or an exemption is otherwise established. Backup withholding may apply to the payment of the proceeds of a sale of our common stock by or through a non-U.S. office of a broker described above unless certification requirements are satisfied or an exemption is otherwise established. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

    Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's U.S. federal income tax liability, if any, provided the required information and appropriate claim for refund is filed with the Internal Revenue Service.

FEDERAL ESTATE TAX

    Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be included in that individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

    The foregoing discussion is a summary of the material federal tax consequences of the ownership, sale or other disposition of our common stock by non-U.S. holders for U.S. federal income and estate tax purposes. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any state, local, non-U.S. or other tax laws.

                                  UNDERWRITING

    dj Orthopedics, Inc., the selling stockholders and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. The underwriters are obligated to purchase all of the shares if any of the shares are purchased. Subject to certain conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities Inc., USB Warburg LLC, U.S. Bancorp Piper Jaffray Inc. and First Union Securities, Inc. are the representatives of the underwriters.

                      Underwriters                         Number of Shares
                      ------------                         -----------------
Goldman, Sachs & Co......................................      3,377,250
J.P. Morgan Securities Inc...............................      1,667,250
UBS Warburg LLC..........................................      1,325,250
U.S. Bancorp Piper Jaffray Inc...........................      1,325,250
First Union Securities, Inc..............................        855,000
William Blair & Company, L.L.C...........................         90,000
Epoch Securities, Inc....................................         90,000
FAC/Equities, a division of First Albany Corporation.....         90,000
Prudential Securities Corporation........................         90,000
Stephens Inc.............................................         90,000
                                                               ---------
    Total................................................      9,000,000
                                                               =========

    If the underwriters sell more shares than the total number in the table above, the underwriters have an option to buy up to an additional 1,350,000 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by dj Orthopedics and the selling stockholders. The amounts are shown assuming both no exercise and full exercise
of the underwriters' option to purchase              additional shares.

             Paid by dj Orthopedics                No Exercise   Full Exercise
             ----------------------                -----------   -------------
Per share........................................  $     1.19     $     1.19
Total............................................  $9,282,000     $9,282,000

        Paid by the Selling Stockholders           No Exercise   Full Exercise
        --------------------------------           -----------   -------------
Per share........................................  $     1.19     $     1.19
Total............................................  $1,428,000     $3,034,500

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.71 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    dj Orthopedics, its officers, directors, stockholders, including the selling stockholders, and option holders will agree with the underwriters, subject to limited exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date
180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. However, these persons may sell or otherwise dispose of shares of our common stock acquired in this offering or in open market transactions after the pricing of this offering. These agreements will not restrict such persons from selling their shares pursuant to a successful offer to purchase 100% of our outstanding common stock by a third party or group of third parties and neither will they restrict any grants or issuances of securities by dj Orthopedics pursuant to any of its existing incentive plans or pursuant to any new employee or director benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions. Furthermore, dj Orthopedics may issue and sell securities in connection with any acquisition of another company or the assets of another company or in connection with any joint venture, provided that, in connection with such acquisitions or joint ventures it may not issue, in the aggregate, more than 10% of the number of our shares outstanding immediately after the completion of this offering and that the recipients of such securities must agree to be bound by the lock-up restrictions described above.

    Prior to this offering, there has been no public market for the shares. The initial public offering price was negotiated among dj Orthopedics and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were dj Orthopedics' historical performance, estimates of the business potential and earnings prospects of dj Orthopedics, an assessment of dj Orthopedics' management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Our common stock has been approved for listing on the New York Stock Exchange under the symbol DJO, subject to notice of issuance. The underwriters intend to sell the shares of common stock so as to meet the distribution requirements of such listing.

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from dj Orthopedics in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Naked short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    Each underwriter has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issue of the shares will not offer or sell any shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may lawfully be issued or passed on.

    The securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutions and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters of this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by Goldman, Sachs & Co. to underwriters that may make Internet distributions on the same basis as other allocations.

    At the request of dj Orthopedics, the underwriters are reserving up to 630,000 shares of common stock for sale at the initial public offering price to directors, officers, employees and friends, through a directed share program. If purchased by these persons, these shares will generally not be subject to any lock-up restrictions. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

    First Union Securities, Inc., one of the underwriters, is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the securities offered by this prospectus.

    JPMDJ Partners owns 92.6% of the outstanding units of DonJoy, L.L.C. and will, upon consummation of this offering, own 45.7% of our outstanding common stock. J.P. Morgan Securities Inc. is an affiliate of JPMP (23A SBIC), which has an 86.9% economic interest in JMPDJ Partners. JPMP (23A SBIC) also owns 50.8% of the outstanding preferred units of DonJoy, L.L.C. and will, upon consummation of this offering, directly own 1.2% of our outstanding common stock. First Union Securities, Inc. is an affiliate of First Union Capital Partners, LLC, DJ Investments, LLC and First Union Capital Partners 2001, LLC, which together have a 9.7% economic interest in JPMDJ Partners. First Union Capital Partners, LLC and DJ Investments, LLC also collectively own 15.8% of the outstanding preferred units of DonJoy, L.L.C. and will, upon consummation of this offering, directly own 0.3% of our outstanding common stock. J.P. Morgan Fairfield Partners LLC, which has a 0.4% economic interest in, and is the managing member of, JPMDJ Partners, is controlled by Charles T. Orsatti, the Chairman of our Board of Directors. In addition, JPMDJ Partners, JPMP (23A SBIC), First Union Capital Partners, LLC and DJ Investments, LLC are selling a portion of their common stock in this offering.

    Chase Securities Inc. (the predecessor of J.P. Morgan Securities Inc.) acted as arranger and book manager, and The Chase Manhattan Bank, which is an affiliate of J.P. Morgan Securities Inc., acted as syndication agent and as a lender, under our credit facility. Chase Securities Inc. also acted as the initial purchaser of our 12(5)/(8)% senior subordinated notes due 2009. First Union National Bank, an affiliate of First Union Securities, Inc., acted as the administrative agent, the collateral agent and a lender under our credit facility. Chase Securities Inc., The Chase Manhattan Bank and First Union National Bank received customary fees for acting in these capacities. The Chase Manhattan Bank and First Union National Bank, as revolving lenders, will receive their proportionate share of any repayment of indebtedness outstanding under our revolving credit facility from the net proceeds of this offering.

    In the future, certain of the underwriters or their affiliates may provide us, from time to time, with other financial advisory or commercial or investment banking services, for which they will receive customary fees and commissions.

    Because of the relationship between affiliates of J.P. Morgan
Securities Inc. and First Union Securities, Inc. and us, this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and has performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. will receive a fee of $10,000 as compensation for such role. In addition, the underwriters may not confirm sales to any discretionary accounts without the prior written approval of the customer.

    The expenses of the offering, excluding underwriting discounts and commissions, are estimated to be approximately $3.7 million and are payable by us.

    dj Orthopedics and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of our common stock offered by this prospectus will be passed upon for us by O'Sullivan LLP, New York, New York. Selected legal matters relating to this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett, Palo Alto, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, as set forth in their report. We have included our financial statements in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The (i) combined balance sheets as of December 31, 1999 and 1998, and the related combined statements of operations and changes in invested equity, and combined statements of cash flows for the year ended December 31, 1999 and for the period October 29, 1998 through December 31, 1998 of DePuy Orthopaedic Technology, Inc., an integrated operation of DePuy, Inc., which is a wholly-owned subsidiary of Johnson & Johnson; (ii) statements of operations and changes in invested equity, and statements of cash flows for the period
January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 of DePuy Orthopaedic Technology, Inc., an integrated operation of DePuy, Inc.; and (iii) historical statements of revenues and expenses of the Bracing and Soft Supports Business of Johnson & Johnson, an integrated operation of Johnson & Johnson, for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, appearing herein have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    We have filed a registration statement on Form S-1 under the Securities Act to register with the SEC the shares offered by this prospectus. The term registration statement means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, we will file periodic reports, proxy statements and other information with the SEC. Since the recapitilization, DonJoy, L.L.C. has filed periodic reports with the SEC but is not subject to the SEC's proxy rules. Our and DonJoy, L.L.C.'s SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any reports, documents and other information we have filed at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C., 20549, as well as at the regional offices of the SEC located at The Woolworth Building, 233 Broadway, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

    We intend to distribute to all holders of the shares of common stock offered in this offering annual reports containing audited consolidated financial statements together with a report by our independent certified public accountants.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
DONJOY, L.L.C.:

  Report of Ernst & Young LLP, Independent Auditors.........   F-2

  Consolidated Balance Sheets as of December 31, 1999 and
    2000 and September 29, 2001 (unaudited).................   F-3

  Consolidated Statements of Income for the years ended
    December 31, 1998, 1999 and 2000 and for the nine months
    ended September 30, 2000 (unaudited) and September 29,
    2001(unaudited).........................................   F-4

  Consolidated Statements of Changes in Members' Equity
    (Deficit) and Comprehensive Income for the years ended
    December 31, 1998, 1999 and 2000 and for the nine months
    ended September 29, 2001 (unaudited)....................   F-5

  Consolidated Statements of Cash Flows for the years ended
    December 31, 1998, 1999 and 2000 and for the nine months
    ended September 30, 2000 (unaudited) and September 29,
    2001 (unaudited)........................................   F-6

  Notes to Consolidated Financial Statements................   F-7

DEPUY ORTHOPAEDIC TECHNOLOGY, INC.:

  Combined Balance Sheets as of December 31, 1999 and June
    30, 2000 (unaudited)....................................  F-35

  Combined Statements of Operations and Changes in Invested
    Equity for the six months ended June 30, 1999 and 2000
    (unaudited).............................................  F-36

  Combined Statements of Cash Flows for the six months ended
    June 30, 1999 and 2000 (unaudited)......................  F-37

  Notes to Combined Financial Statements (unaudited)........  F-38

  Report of Independent Accountants.........................  F-43

  Combined Balance Sheets as of December 31, 1998 and
    1999....................................................  F-44

  Combined Statements of Operations and Changes in Invested
    Equity for the period October 29, 1998 through
    December 31, 1998 and year ended December 31, 1999......  F-45

  Combined Statements of Cash Flows for the period October
    29, 1998 through
    December 31, 1998 and year ended December 31, 1999......  F-46

  Notes to Combined Financial Statements....................  F-47

  Report of Independent Accountants.........................  F-60

  Statements of Operations and Changes in Invested Equity
    for the year ended
    December 31, 1997 and for the period January 1, 1998
    through October 28, 1998................................  F-61

  Statements of Cash Flows for the year ended December 31,
    1997 and for the period January 1, 1998 through
    October 28, 1998........................................  F-62

  Notes to Financial Statements.............................  F-63

BRACING AND SOFT SUPPORTS BUSINESS OF JOHNSON & JOHNSON:

  Report of Independent Accountants.........................  F-73

  Statements of Revenues and Expenses for the year ended
    December 31, 1997 and the period January 1, 1998 through
    October 28, 1998........................................  F-74

  Notes to Statements of Revenues and Expenses..............  F-75

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Managers
DonJoy, L.L.C.

    We have audited the accompanying consolidated balance sheets of DonJoy, L.L.C. as of December 31, 1999 and 2000, and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DonJoy, L.L.C. at December 31, 1999 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

San Diego, California
February 16, 2001

                                 DONJOY, L.L.C.
                          CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT UNIT/SHARE INFORMATION)

                                                                                                DJ ORTHOPEDICS, INC.
                                                                                                      PRO FORMA
                                                           DECEMBER 31,                         ---------------------
                                                       ---------------------   SEPTEMBER 29,        SEPTEMBER 29,
                                                         1999        2000           2001                2001
                                                       ---------   ---------   --------------   ---------------------
                                                                                (UNAUDITED)          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $   5,927   $   4,106     $   1,886            $   1,886
  Accounts receivable, net of discounts and
    allowances of $989, $4,278 and $6,963 at
    December 31, 1999 and 2000 and September 29,
    2001, respectively...............................     21,406      34,498        44,235               44,235
  Inventories, net...................................     13,664      18,510        21,771               21,771
  Other current assets...............................        917       3,270         2,638                2,638
                                                       ---------   ---------     ---------            ---------
  Total current assets...............................     41,914      60,384        70,530               70,530
Property, plant and equipment, net...................      7,297      12,785        14,880               14,880
Intangible assets, net...............................     33,195      75,419        72,029               72,029
Debt issuance costs, net.............................      6,875       6,549         5,857                5,857
Deferred tax asset...................................         --          --            --               54,794
Deferred offering costs and other assets.............        135         535         1,628                1,628
                                                       ---------   ---------     ---------            ---------
Total assets.........................................  $  89,416   $ 155,672     $ 164,924            $ 219,718
                                                       =========   =========     =========            =========

LIABILITIES AND MEMBERS' DEFICIT/STOCKHOLDERS' DEFICIT (PRO FORMA)
Current liabilities:
  Accounts payable...................................  $   6,411   $   8,982     $   9,430            $   9,430
  Accrued compensation...............................      2,443       2,937         2,398                2,398
  Accrued commissions................................        954       1,444         1,360                1,360
  Long-term debt, current portion....................        500       1,274         1,274                1,274
  Accrued interest...................................        526         686         3,690                3,690
  Other accrued liabilities..........................      3,667       6,366         6,972                6,972
                                                       ---------   ---------     ---------            ---------
Total current liabilities............................     14,501      21,689        25,124               25,124
12 5/8% Senior Subordinated Notes....................     98,055      98,260        98,413               98,413
Long-term debt, less current portion.................     14,750      57,688        49,731               49,731
Redeemable Preferred Units; 100,000 units authorized,
  40,184, 44,405 and 44,405 units issued and
  outstanding at December 31, 1999 and 2000 and
  September 29, 2001 (unaudited), respectively;
  liquidation preference $35,368, $43,688 and $48,497
  at December 31, 1999 and 2000 and September 29,
  2001 (unaudited), respectively.....................     32,539      41,660        46,610               46,610
Minority interest....................................         --          --           144                  144
Commitments and contingencies (Note 11)
Members' deficit/stockholders' deficit (pro forma):
  Common units; 2,900,000 units authorized, 718,000,
    793,890 and 885,633 units issued and outstanding
    at December 31, 1999 and 2000 and September 29,
    2001 (unaudited), respectively...................     66,521      74,754        84,517                   --
  Preferred stock, $0.01 par value;
  25,000,000 shares authorized (pro forma), none
    issued and outstanding (pro forma) (unaudited)...         --          --            --                   --
  Common stock, $0.01 par value;
    100,000,000 shares authorized (pro forma),
      10,055,566, shares outstanding at
      September 29, 2001 (pro forma) (unaudited).....         --          --            --                  101
  Additional paid-in capital (pro forma).............         --          --            --              (52,919)
  Notes receivable from officers.....................     (1,400)     (1,772)       (2,082)              (2,082)
  Retained earnings (deficit)........................   (135,550)   (136,607)     (137,533)              54,596
                                                       ---------   ---------     ---------            ---------
Total members' deficit/stockholders' deficit (pro
  forma).............................................    (70,429)    (63,625)      (55,098)                (304)
                                                       ---------   ---------     ---------            ---------
Total liabilities and members' deficit/stockholders'
  deficit (pro forma)................................  $  89,416   $ 155,672     $ 164,924            $ 219,718
                                                       =========   =========     =========            =========

                            See accompanying notes.

                                 DONJOY, L.L.C.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    NINE MONTHS ENDED
                                                       YEARS ENDED               SEPTEMBER     SEPTEMBER
                                                      DECEMBER 31,                  30,           29,
                                              1998        1999        2000         2000          2001
                                            ---------   ---------   ---------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
Net revenues..............................  $103,643    $116,418    $143,586      $102,186      $127,361
Cost of goods sold........................    46,466      51,744      60,178        43,050        53,856
                                            --------    --------    --------      --------      --------
Gross profit..............................    57,177      64,674      83,408        59,136        73,505
Operating expenses:
  Sales and marketing.....................    27,633      28,902      38,653        26,751        35,661
  General and administrative..............    16,484      16,755      19,761        14,529        18,270
  Research and development................     2,248       2,115       2,465         1,678         1,813
  Merger and integration costs............        --          --         400           400            --
  Restructuring costs.....................     2,467          --          --            --            --
                                            --------    --------    --------      --------      --------
Total operating expenses..................    48,832      47,772      61,279        43,358        55,744
                                            --------    --------    --------      --------      --------
Income from operations....................     8,345      16,902      22,129        15,778        17,761
Interest expense..........................        --      (7,568)    (16,958)      (12,245)      (13,701)
Interest income...........................        --         181         437           348           230
Discontinued acquisition costs............        --          --        (449)           --            --
                                            --------    --------    --------      --------      --------
Income before income taxes................     8,345       9,515       5,159         3,881         4,290
Provision for income taxes................     3,394       2,387          --            --            --
                                            --------    --------    --------      --------      --------
Net income and comprehensive
  net income..............................     4,951       7,128       5,159         3,881         4,290
Less: Preferred unit dividends and
  accretion of preferred unit fees........       N/A      (2,343)     (5,415)       (3,908)       (4,738)
                                            --------    --------    --------      --------      --------
Net income (loss) available to members....       N/A    $  4,785    $   (256)     $    (27)     $   (448)
                                            ========    ========    ========      ========      ========
Pro forma information (See Note 1):
  Income before income taxes..............       N/A    $  9,515    $  5,159      $  3,881      $  4,290
  Provision for income taxes:
    Historical............................       N/A       2,387          --            --            --
    Pro forma adjustment..................       N/A       1,133       1,909         1,436         1,587
                                            --------    --------    --------      --------      --------
                                                           3,520       1,909         1,436         1,587
                                            --------    --------    --------      --------      --------
  Pro forma net income and comprehensive
    income................................       N/A       5,995       3,250         2,445         2,703
  Less: Preferred unit dividends and
    accretion of preferred unit fees......       N/A      (2,343)     (5,415)       (3,908)       (4,738)
                                            --------    --------    --------      --------      --------
  Pro forma net income loss available to
    members...............................       N/A    $  3,652    $ (2,165)     $ (1,463)     $ (2,035)
                                            ========    ========    ========      ========      ========
  Pro forma net income (loss) per share:
    Basic.................................       N/A    $   0.89    $  (0.25)     $  (0.17)     $  (0.22)
                                            ========    ========    ========      ========      ========
    Diluted...............................       N/A    $   0.84    $  (0.25)     $  (0.17)     $  (0.22)
                                            ========    ========    ========      ========      ========
  Pro forma weighted average shares
    outstanding:
    Basic.................................       N/A       4,099       8,631         8,467         9,465
                                            ========    ========    ========      ========      ========
    Diluted...............................       N/A       4,354       8,631         8,467         9,465
                                            ========    ========    ========      ========      ========

                            See accompanying notes.

                                 DONJOY, L.L.C.
                     CONSOLIDATED STATEMENTS OF CHANGES IN
               MEMBERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME
                    (IN THOUSANDS, EXCEPT UNIT INFORMATION)

                                        COMMON UNITS            NOTES
                                    ---------------------    RECEIVABLE         RETAINED        TOTAL MEMBERS'     COMPREHENSIVE
                                      UNITS       AMOUNT    FROM OFFICERS   EQUITY (DEFICIT)   EQUITY (DEFICIT)       INCOME
                                    ----------   --------   -------------   ----------------   ----------------   ---------------
BALANCE AT DECEMBER 31, 1997......          --   $     --      $    --          $   7,881         $   7,881
Net income........................          --         --           --              4,951             4,951
                                    ----------   --------      -------          ---------         ---------
BALANCE AT DECEMBER 31, 1998......          --         --           --             12,832            12,832
Capital contribution by Smith &
  Nephew, Inc. in connection with
  the Recapitalization............   2,054,000     64,117           --            (16,264)           47,853
Issuance of common units at $100
  per unit, net of transaction
  fees of $1,563..................     645,500     62,987           --                 --            62,987
Purchase of common units from
  Smith & Nephew, Inc.............  (2,000,000)   (62,433)          --           (136,707)         (199,140)
Issuance of common units at $100
  per unit, in exchange for cash
  and notes receivable............      18,500      1,850       (1,400)                --               450
Preferred unit dividends and
  accretion of preferred unit
  fees............................          --         --           --             (2,343)           (2,343)
Net income (excluding $196
  allocated to preferred unit
  holders--see note 5)............          --         --           --              6,932             6,932
                                    ----------   --------      -------          ---------         ---------
BALANCE AT DECEMBER 31, 1999......     718,000     66,521       (1,400)          (135,550)          (70,429)
Issuance of common units at $109
  per unit, in exchange for cash
  and notes receivable............      75,890      8,272         (174)                --             8,098
Note receivable issued to
  Management for purchase of
  common units....................          --         --         (124)                --              (124)
Transfer of interest receivable to
  note receivable.................          --         --          (74)                --               (74)
Transaction fees in connection
  with the Recapitalization.......          --        (39)          --                 --               (39)
Stock options granted for
  services........................          --         --           --                 36                36
Tax distributions to preferred
  unit holders....................          --         --           --               (563)             (563)
Preferred unit dividends and
  accretion of preferred unit
  fees............................          --         --           --             (5,415)           (5,415)
Net income (excluding $274
  allocated to preferred unit
  holders--see note 5)............          --         --           --              4,885             4,885           $4,885
                                    ----------   --------      -------          ---------         ---------           ------
BALANCE AT DECEMBER 31, 2000......     793,890     74,754       (1,772)          (136,607)          (63,625)          $4,885
                                                                                                                      ======
Issuance of common units at $109
  per unit, in exchange for cash
  and notes receivable, net of
  transaction fees of $234
  (unaudited).....................      91,743      9,763         (211)                --             9,552
Transfer of interest receivable to
  note receivable (unaudited).....          --         --          (99)                --               (99)
Stock options granted for services
  (unaudited).....................          --         --           --                102               102
Tax distributions to preferred
  unit holders (unaudited)........          --         --           --               (200)             (200)
Foreign currency translation
  adjustment (unaudited)..........          --         --           --               (168)             (168)            (168)
Preferred unit dividends and
  accretion of preferred unit fees
  (unaudited).....................          --         --           --             (4,738)           (4,738)
Net income (excluding $212
  allocated to preferred unit
  holders--see note 5)
  (unaudited).....................          --         --           --              4,078             4,078            4,078
                                    ----------   --------      -------          ---------         ---------           ------
BALANCE AT SEPTEMBER 29, 2001
  (UNAUDITED).....................     885,633   $ 84,517      $(2,082)         $(137,533)        $ (55,098)          $3,910
                                    ==========   ========      =======          =========         =========           ======

                            See accompanying notes.

                                 DONJOY, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                       YEARS ENDED
                                                                       DECEMBER 31,                      NINE MONTHS ENDED
                                                           ------------------------------------   -------------------------------
                                                                                                  SEPTEMBER 30,    SEPTEMBER 29,
                                                             1998          1999          2000          2000             2001
                                                           --------   --------------   --------   --------------   --------------
                                                                                                   (UNAUDITED)      (UNAUDITED)
Operating activities
  Net income.............................................  $ 4,951      $   7,128      $  5,159      $  3,881         $ 4,290
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization..........................    4,853          4,952         6,365         4,627           7,001
  Amortization of debt issuance costs and discount on
    Senior Subordinated Notes............................       --            510         1,082           800             845
  Step-up to fair value of acquired inventory............       --             --           268           268              --
  Stock-based compensation...............................       --             --            36            --             102
  Restructuring costs....................................    2,467             --            --            --              --
  Merger and integration costs...........................       --             --           400           400              --
  Minority interest......................................       --             --            --            --             144
  Changes in operating assets and liabilities:
    Accounts receivable..................................   (3,816)        (1,564)      (13,092)       (9,715)         (9,737)
    Inventories..........................................   (2,760)           704        (2,576)       (1,042)         (3,261)
    Other current assets.................................      (97)          (106)       (2,427)       (1,296)            533
    Accounts payable.....................................      495           (893)        2,571           289             448
    Accrued interest.....................................       --            526           160         3,278           3,004
    Accrued compensation.................................     (174)         1,057           494          (276)           (539)
    Accrued commissions..................................     (377)          (237)          490           430             (84)
    Income taxes.........................................     (744)         2,516            --            --              --
    Restructuring reserve................................   (1,197)          (339)           --          (281)             --
    Other accrued liabilities............................      147          1,811         2,299         4,395             791
                                                           -------      ---------      --------      --------         -------
  Net cash provided by operating activities..............    3,748         16,065         1,229         5,758           3,537
Investing activities
  Purchases of property, plant and equipment.............   (3,189)        (2,502)       (6,522)       (4,635)         (4,581)
  Proceeds from assets held for sale.....................       --             --           126            --              --
  Purchase of intangible assets..........................     (960)        (2,204)       (1,200)           --          (1,060)
  Orthotech acquisition..................................       --             --       (49,019)      (49,686)             --
  Alaron acquisition.....................................       --             --            --            --            (250)
  Other assets...........................................      100            (70)         (400)         (230)         (1,093)
                                                           -------      ---------      --------      --------         -------
  Net cash used in investing activities..................   (4,049)        (4,776)      (57,015)      (54,551)         (6,984)
Financing activities
  Net proceeds from Senior Subordinated Notes............       --         97,953            --            --              --
  Proceeds from long-term debt...........................       --         15,500        44,600        36,600              --
  Repayment of long-term debt............................       --           (250)         (888)         (569)         (7,957)
  Transaction fees in connection with recapitalization...       --             --            --            --              --
  Distributions to preferred unit holders................       --             --          (563)         (400)           (200)
  Debt issuance costs....................................       --         (7,283)         (551)         (588)             --
  Purchase of common units from Smith & Nephew (the
    "Former Parent").....................................       --       (199,140)           --            --              --
  Net proceeds from issuance of common units.............       --         63,437         8,059         8,059           9,552
  Net proceeds from issuance of preferred units..........       --         30,000         3,432         3,432              --
  Note receivable issued for purchase of common units....       --             --          (124)         (124)             --
  Intercompany obligations...............................      200         (6,388)           --            --              --
                                                           -------      ---------      --------      --------         -------
  Net cash (used in) provided by financing activities....      200         (6,171)       53,965        46,410           1,395
                                                           -------      ---------      --------      --------         -------
Effect of exchange rate changes on cash..................       --             --            --            --            (168)
                                                           -------      ---------      --------      --------         -------
Net increase (decrease) in cash..........................     (101)         5,118        (1,821)       (2,383)         (2,220)
Cash at beginning of period..............................      910            809         5,927         5,927           4,106
                                                           -------      ---------      --------      --------         -------
Cash at end of period....................................  $   809      $   5,927      $  4,106      $  3,544         $ 1,886
                                                           =======      =========      ========      ========         =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid..........................................               $   6,530      $ 15,716      $  8,167         $ 9,853
                                                                        =========      ========      ========         =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
  Capital contribution in connection with the
    Recapitalization.....................................               $  47,853
                                                                        =========
  Dividends and accretion of preferred unit fees related
    to redeemable preferred units........................               $   2,343      $  5,415      $  3,908         $ 4,738
                                                                        =========      ========      ========         =======
  Common units issued in exchange for notes receivable
    and transfer of interest receivable to notes
    receivable...........................................               $   1,400      $    248                       $   310
                                                                        =========      ========                       =======

                            See accompanying notes.

                                 DONJOY, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DonJoy, L.L.C. ("DonJoy"), through its subsidiary dj Orthopedics, LLC ("dj Ortho") and dj Ortho's subsidiaries (collectively the "Company"), designs, manufactures and markets various lines of recovery products and accessories and is the successor to a corporation established in December 1982 as DonJoy, Inc. DonJoy, Inc. was acquired by Smith & Nephew, Inc. (formerly Smith & Nephew Consolidated, Inc., the "Former Parent") effective September 18, 1987 through a purchase of all the then outstanding shares of stock. Smith & Nephew, Inc. is a wholly-owned subsidiary of Smith & Nephew plc., a United Kingdom company. In November 1996, DonJoy, Inc. was merged into Smith & Nephew, Inc. and began to operate as a division. Effective December 29, 1998, the Former Parent contributed the division's net assets and shares of a Mexican subsidiary into DonJoy, L.L.C., a newly formed Delaware limited liability company, and became the sole member of the new entity.

    DonJoy, L.L.C. will be dissolved on December 31, 2030, unless prior to that date certain events occur as defined in the Third Amended and Restated Operating Agreement dated as of July 7, 2000. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely debts, obligations and liabilities of the Company, and no member or manager of DonJoy, L.L.C. shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager.

REORGANIZATION AND PRO FORMA INFORMATION (UNAUDITED)

    dj Orthopedics, Inc. was capitalized with a nominal amount and incorporated in Delaware on August 16, 2001. dj Orthopedics, Inc. has nominal assets, no liabilities and has no operations or revenues since that date. Concurrently with and contingent upon the completion of the initial public offering contemplated by this Prospectus, a newly-formed, wholly-owned subsidiary of dj Orthopedics, Inc. will merge with and into DonJoy, L.L.C. with DonJoy, L.L.C. being the surviving entity of the merger, and holders of the common and preferred units of DonJoy, L.L.C. will receive shares of dj Orthopedics, Inc's common stock. In addition, following the foregoing merger, DonJoy, L.L.C. will merge with and into dj Orthopedics, Inc. which will be the surviving entity of the merger. Both of these mergers are referred to herein as the "Reorganization". At September 29, 2001, deferred offering costs in connection with the initial public offering total $0.7 million and in the event that such offering is not completed, these costs will be written off against the Company's results of operations.

    The September 29, 2001 pro forma balance sheet of dj Orthopedics, Inc. is presented to give effect to the Reorganization as if the Reorganization occurred on September 29, 2001. Prior to the Reorganization, the operating results of DonJoy, L.L.C. were allocated to the members. At the time of the Reorganization, members' equity will be reclassified into Common Stock and additional paid-in capital. The pro forma statements of operations reflect the Company's operations for the periods ended December 31, 1999, 2000 and September 29, 2001 as if the Reorganization occurred as of the beginning of the respective period for 2000 and 2001 and as of the date of the recapitalization for 1999.

    Pro forma deferred income taxes in the balance sheet represents the deferred income taxes related to the difference in the tax basis of the assets of DonJoy, L.L.C. at September 29, 2001 of

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) $54.8 million. Pro forma income tax expense in the statements of income represents the charge based on the Company's operating results for the periods ended December 31, 1999, 2000 and September 29, 2001, as if the Company were a corporation from the beginning of the respective period. (See disclosure under "Income Taxes" included elsewhere in Note 1).

    As of September 29, 2001 and giving effect to the Reorganization, 10,055,566 shares of Common Stock will be issued and outstanding.

    The pro forma basic and diluted net income (loss) per common share is computed based on the weighted average number of shares of Common Stock outstanding for each period presented assuming the Reorganization occurred as of the beginning of the respective period. The dilutive effect of common stock equivalents (options to purchase common stock) for the periods ended
December 31, 1999 and 2000 and September 29, 2001, respectively, which is computed using the treasury stock method, were not considered in calculating diluted net income (loss) per share, except in 1999, because the effect is antidilutive. The following table reconciles the denominators used in computing basic and diluted earnings (loss) per share:

                                                       YEARS ENDED                   NINE MONTHS ENDED
                                                       DECEMBER 31,            -----------------------------
                                              ------------------------------   SEPTEMBER 30,   SEPTEMBER 29,
                                                1998       1999       2000         2000            2001
                                              --------   --------   --------   -------------   -------------
                                                      (IN THOUSANDS)                  (IN THOUSANDS)
Weighted average common shares outstanding..    N/A       4,099      8,631         8,467           9,465
Effect of dilutive stock options............    N/A         255         --            --              --
                                                ---       -----      -----         -----           -----
                                                N/A       4,354      8,631         8,467           9,465
                                                ===       =====      =====         =====           =====

RECAPITALIZATION

    Prior to June 30, 1999, the sole member of DonJoy and 100% owner of DonJoy's capital was Smith & Nephew Consolidated, Inc. On June 30, 1999, DonJoy consummated a $215.3 million recapitalization (the "Recapitalization"). In the Recapitalization, new investors, including J.P. Morgan DJ Partners, L.L.C. (formerly Chase DJ Partners, L.L.C.) ("JPMDJ Partners") and affiliates of JPMDJ Partners, invested new capital of $94.6 million in DonJoy, of which $64.6 million was for common units and $30.0 million for preferred units. In addition, certain members of management invested net equity of $0.4 million, by purchasing $1.8 million in equity which was financed in part by $1.4 million in interest-bearing, full recourse loans from DonJoy. The Former Parent retained 54,000 common units, which represented approximately 7.1% of total units in DonJoy then outstanding. In connection with the recapitalization transactions, DonJoy established dj Ortho and DJ Orthopedics Capital Corporation ("DJ Capital"). DonJoy sold all of its net assets including its shares of its wholly-owned Mexican subsidiary to dj Ortho for cash, which was funded with the net proceeds of $100.0 million of 12 5/8% Senior Subordinated Notes (the "Notes") issued by dj Ortho and DJ Capital, as co-issuers, and the remainder by funds borrowed by dj Ortho under a senior credit facility. The Notes are fully and unconditionally guaranteed by DonJoy. dj Ortho is a wholly-owned subsidiary of DonJoy and represents substantially all of the revenues and net income of DonJoy, which has no independent assets or operations. DJ Capital is a wholly-owned subsidiary of

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) dj Ortho, has no independent assets or operations and was formed solely for the purpose of being a co-issuer of the Notes (see Note 8).

    The proceeds of the equity investment together with $113.5 million of net proceeds from debt financing were used for approximately $199.1 million of consideration paid to redeem 92.9% of members' equity from the Former Parent, and approximately $8.8 million of costs and fees paid in association with the Recapitalization.

    Since the Former Parent's retained ownership interest following the recapitalization was above 5%, in accordance with Staff Accounting Bulletin
No. 54, the debt and equity transactions were accounted for using historical values (referred to as recap accounting) and the new investors' higher basis in the Company's net assets was not pushed-down to the Company's separate financial statements. The recap accounting resulted in $136.7 million reduction to retained earnings because the cost of redeeming the Former Parents, 2,000,000 units exceeded their historical issue price of $62.4 million.

TRANSACTIONS WITH THE FORMER PARENT, SMITH & NEPHEW, INC.

    In accordance with a unit purchase agreement dated as of June 28, 2000, the Former Parent sold its remaining interest of 54,000 common units in DonJoy to JPMDJ Partners and certain members of management for $5.9 million. JPMDJ Partners purchased 52,495 common units for a total consideration of $5.7 million and the members of management purchased the remaining 1,505 units for a total consideration of $0.2 million, substantially all of which was financed by DonJoy and evidenced by full recourse promissory notes. As a result of this transaction, Smith and Nephew, Inc. is no longer a related party; accordingly, the Company no longer reflects its transactions with Smith & Nephew, Inc. separately as transactions with an affiliate in its consolidated financial statements.

ORTHOTECH ACQUISITION

    On July 7, 2000, the Company completed the purchase of certain assets and assumed certain liabilities ("the Orthotech Acquisition") of DePuy Orthopaedic Technology, Inc. ("DePuy Orthotech"), a subsidiary of Johnson & Johnson, related to DePuy Orthotech's bracing and soft goods business ("Orthotech"). Orthotech developed, manufactured, and marketed an array of orthopedic products for the sports medicine market, including braces, soft goods and specialty products which were similar to the products offered by the Company.

    The asset purchase agreement provided for the purchase of certain assets and the assumption of certain liabilities of Orthotech, comprising the Orthotech business, for a purchase price of $46.4 million in cash and related costs of $3.0 million. We purchased primarily inventory, equipment, certain intellectual property and other intangible assets. We were not required to assume any liabilities existing prior to the closing date. The Orthotech acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market value.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) AUSTRALIAN JOINT VENTURE

    Effective March 5, 2001, the Company invested in an Australian joint venture, dj Orthopaedics Pty Ltd ("dj Australia") which is 60% owned by dj Ortho and is included in the consolidated financial statements of dj Ortho from the date of the investment. dj Australia has replaced the Smith & Nephew distributor in Australia and also sells two new product lines.

ALARON ACQUISITION

    On June 1, 2001, the Company acquired Alaron Technologies, L.L.C. ("Alaron") under an asset purchase agreement (the "Alaron Acquisition"). Alaron provided product development, manufacturing and supply chain management services related to medical and surgical devices.

    The asset purchase agreement provided for the purchase of certain assets and the assumption of certain liabilities of Alaron, comprising the Alaron business, for a purchase price of $0.5 million in cash payable in four equal installments on closing, July 31, 2001, October 1, 2001 and November 30, 2001. The Company purchased primarily equipment and acquired technology. The Alaron Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities based on their estimated fair values.

EQUITY INVESTMENT

    In connection with an equity investment in June 2001, DonJoy sold in a private placement 89,186 common units to JPMDJ Partners for gross proceeds of $9.7 million and 2,557 common units to certain members of management for gross proceeds of $0.3 million (of which $0.2 million was paid for through the issuance of full recourse promissory notes to DonJoy).

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements present the historical consolidated financial position and results of operations of the Company and include the accounts of dj Ortho, the accounts of its wholly-owned Mexican subsidiary that manufactures a portion of dj Ortho's products under Mexico's maquiladora program and the accounts of its majority owned subsidiary, dj Australia. The maquiladora program allows foreign manufacturers to take advantage of Mexico's lower cost production sharing capabilities. All intercompany accounts and transactions have been eliminated in consolidation. Minority interest at September 29, 2001, represents the minority stockholders' proportionate share of the assets of dj Australia.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INTERIM FINANCIAL DATA

    The financial statements for the nine months ended September 30, 2000 and September 29, 2001 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The results of operations for the interim period ended September 29, 2001 are not necessarily indicative of the results which may be reported for any other interim period or for the year ending December 31, 2001.

    DonJoy's fiscal year ends on December 31. Each quarter consists of one five-week and two four-week periods. The first and fourth quarters may have more or less working days from year to year based on what day of the week holidays fall on. The nine-month period ended September 29, 2001 contained one less business day than the nine months ended September 30, 2000, resulting in the Company recognizing approximately $0.7 million less in revenues in the nine months ended September 29, 2001 as compared to the same period in 2000.

CASH EQUIVALENTS

    Cash equivalents are short-term, highly liquid investments and consist of investments in money market funds and commercial paper purchased with average maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    In accordance with requirements of Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments, the following methods and assumptions were used in estimating the fair value disclosures:

    - CASH AND CASH EQUIVALENTS AND ACCOUNTS RECEIVABLES. The carrying amounts approximate fair values because of short maturities of these instruments and the reserves for doubtful accounts which, in the opinion of management, are adequate to state accounts receivable at their fair value.

    - LONG-TERM DEBT. Based on the borrowing rates currently available to dj Ortho for loans with similar terms and average maturities, management believes the fair value of long-term debt approximates its carrying value at December 31, 2000.

DISCOUNTS AND ALLOWANCES

    Accounts receivable is presented on the consolidated balance sheets net of payment discounts, contractual allowances related to third-party payors, and allowances for doubtful accounts.

LONG-LIVED ASSETS

    Property, plant and equipment and intangible assets are recorded at cost. The Company provides for depreciation on property, plant and equipment and intangible assets using the

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of their estimated useful life or the term of the related lease.

    In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable, the Company, using its best estimates based upon reasonable and supportable assumptions and projections, reviews the carrying value of long-lived assets to determine whether the carrying value can be recovered through undiscounted future operating cash flow. Impairment for long-lived assets to be held is measured by comparing the carrying amount of the asset to its fair value. Impairment is reviewed at the lowest levels for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. The Company performs such analysis on an individual asset basis and estimates fair values based on sales prices for comparable assets. The Company measures impairment for long-lived assets to be disposed of at the lower of the carrying amount or net realizable value (fair market value less costs to dispose).

COMPUTER SOFTWARE COSTS

    In 1999, the Company adopted the American Institute of Certified Public Accountants Statement of Position 98-1 "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". This standard requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. During 1999 and 2000, the Company capitalized
$1.1 million and $3.9 million, respectively, related to the acquisition and implementation of its new enterprise resource planning system. Once the system is fully implemented, the company will amortize the costs over seven years.

DEBT ISSUANCE COSTS

    As of September 29, 2001, December 31, 2000 and 1999, debt issuance costs associated with the issuance of the Notes and the credit facility equal
$7.8 million, $7.8 million and $7.3 million (which are reflected on the balance sheets net of accumulated amortization of $0.7 million, $1.3 million and $1.7 million, respectively). The Company is amortizing these costs over the life of the debt which ranges from six to ten years and classifies the amortization as additional interest incurred.

INVENTORIES

    Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis. In connection with the recapitalization transactions described in Note 1, the Company changed its method of valuing its inventory from the last-in, first-out method (LIFO) to the FIFO method because management believes the FIFO method is more representative of the Company's operations. This change was implemented during 1998, retroactively for all periods presented. The effect of the change was an increase in net income of $346,000 in 1998.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) REVENUE RECOGNITION

    The Company distributes its products in the United States and international markets primarily through networks of agents and distributors who market and sell to orthopedic sports medicine surgeons, orthotic and prosthetic centers, third party distributors, hospitals, surgery centers, physical therapists and trainers within the orthopedic sports medicine community.

    The Company recognizes revenue pursuant to Staff Accounting Bulletin
No. 101 "Revenue Recognition in Financial Statements." Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) shipment of goods and passage of title; (iii) the selling price is fixed or determinable; and
(iv) collectibility is reasonably assured. Revenues from third-party payors are recorded net of contractual allowances. Contractual allowances are accrued as a percent of revenues based on historical percentages. Revenues are also reduced by return rates and rebates. For the Company's international sales and certain of its sales in the United States that are transacted through distribution agreements, sales are recorded upon shipment and the agreements provide the distributors with a right of return as it relates to excess and obsolete inventory. Estimated returns are accrued based on historical returns in the period sales are recognized in accordance with the provisions of SFAS No. 48, "Revenue Recognition When Right of Return Exists". Some products have a limited warranty and estimated costs are accrued based on historical experience in the period sales are recognized. In addition, rebates are accrued at the time of sale based upon agreed upon terms with customers. Other than contractual allowances, returns and warranties and rebates, there are no additional obligations after shipment. Historically, the percentage of reductions to revenues have been less than 10% of revenues.

SHIPPING AND HANDLING COSTS

    During 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." The issue concluded that all amounts billed to a customer in a sale transaction represent the fees earned for the goods provided and, accordingly, should be included with revenues in the statement of income. The Company has implemented Issue 00-10 in the fourth quarter of 2000. As a result, revenues in the years ended 1998, 1999 and 2000 and the nine months ended September 30, 2000 and September 29, 2001 have been increased by the amounts billed to customers for freight of $3.5 million, $3.5 million, $4.4 million and $3.2 million and $3.6 million, respectively, which was previously offset against shipping and handling costs which are part of sales and marketing expenses. Shipping and handling costs included as part of sales and marketing expenses were $5.6 million, $5.6 million and $7.6 million for December 31, 1998, 1999 and 2000 and
$5.1 million and $4.9 million for September 30, 2000 and September 29, 2001, respectively.

ADVERTISING EXPENSE

    The cost of advertising is expensed as incurred. The Company incurred $122,000, $152,000 and $252,000 in advertising costs for the years ended December 31, 1998, 1999 and 2000 and

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) $206,000 and $163,000 in advertising costs for the nine months ended September 30, 2000 and September 29, 2001.

FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's international operations where the local currency is the functional currency are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of the consolidated statements of changes in members' equity (deficit).

CONCENTRATION OF CREDIT RISK

    dj Ortho sells the majority of its products in the United States through commissioned sale organizations (referred to as agents). Products which are generic are sold through large distributors, specialty dealers and buying groups. Excluding freight revenue, international sales comprised 17%, 16% and 13% of the Company's net revenues for the years ended December 31, 1998, 1999 and 2000 and 15% and 13% for the nine months ended September 30, 2000 and September 29, 2001, respectively, and are primarily sold through independent distributors. Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. The Company also provides a reserve for estimated sales returns. Both credit losses and returns have been within management's estimates.

    During the three years ended December 31, 2000 and for the nine months ended September 30, 2000 and September 29, 2001, the Company had no individual customer or distributor which accounted for 10% or more of total annual revenues.

STOCK-BASED COMPENSATION

    As permitted under Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to follow Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for outstanding stock options and warrants issued to employees. Under APB Opinion No. 25, compensation expense relating to employee stock options is determined based on the excess of the market price of the stock over the exercise price on the date of grant and does not require the recognition of compensation expense for stock issued under plans defined as non-compensatory. The amount of expense for these types of arrangements is not material. Adoption of SFAS No. 123 for options issued to employees would require recognition of employee compensation expense based on their computed "fair value" on the date of grant. In accordance with SFAS
No. 123 and EITF 96-18, stock options and warrants issued to consultants and other non-employees as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The Company recognizes this expense over the period the services are provided. During the year ended December 31, 2000 and the nine months ended September 29, 2001, the Company recorded $36,000 and $99,000, respectively, of expense related to these types of arrangements.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INCOME TAXES

    The Former Parent files a consolidated federal income tax return which includes all of its eligible subsidiaries and divisions, which prior to the Recapitalization in June 1999 included the Company. The provision for income taxes has been presented assuming the Company filed a separate federal income tax return. The Recapitalization had no impact on the historical basis of the Company's assets and liabilities as reflected in its consolidated financial statements except for the elimination of the restructuring reserve and intercompany accounts. However, as a result of the Recapitalization, for federal income tax purposes, the Company recorded an increase in the tax basis of its inventory, fixed and intangible assets in an amount approximately equal to the taxable gain recognized by Smith & Nephew on the sale of its interest in DonJoy and, for tax purposes, the Company is able to depreciate assets with a higher tax basis than for financial reporting purposes. The increase in tax basis as of December 31, 1999 was as follows (in thousands):

Inventory...................................................  $  3,670
Property, plant and equipment...............................     4,145
Goodwill....................................................   130,543
                                                              --------
                                                              $138,358
                                                              ========

    The Orthotech Acquisition also resulted in an increase in the tax basis due to the fixed and intangible assets acquired. The increase in tax basis due to the Orthotech Acquisition is equal to the amounts recorded by the Company under purchase accounting (see Note 2).

    Prior to the Recapitalization, the Company's results of operations included a provision for income taxes assuming that the Company had filed a separate federal income tax return. As a limited liability company, neither DonJoy nor dj Ortho is subject to income taxes. Instead, DonJoy's earnings will be allocated to its members and included in the taxable income of its members. The indenture and the credit facility permit dj Ortho to make distributions to DonJoy in certain amounts to allow DonJoy to make distributions to its members to pay income taxes in respect of their allocable share of taxable income of DonJoy and its subsidiaries, including dj Ortho.

COMPREHENSIVE INCOME

    The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. Comprehensive income for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 and September 29, 2001 did not differ materially from reported net income.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS
No. 133"), which establishes accounting and reporting standards for derivative instruments and hedging activities. The statement will require the recognition of all derivatives on the Company's balance sheet at fair value.

    In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS
No. 133" which deferred the adoption requirement to the first quarter of 2001. The impact of adoption on the Company's financial statements was not material.

    In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets."

    SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001.

    SFAS No.142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121. We are required to adopt SFAS
No. 142 effective January 21, 2002, at which time we will be required to reassess the intangible assets, including goodwill, previously recorded in connection with previous purchase acquisitions, as well as the useful lives of such intangible assets.

    Upon adoption of SFAS No. 142, the Company will stop amortizing goodwill and certain other intangibles resulting from acquisitions prior to July 1, 2001, which has been estimated to reduce annual amortization expense by approximately $3.4 million. Goodwill and intangibles with indefinite lives will be assigned to reporting units as determined by the Company for purposes of impairment testing and tested using a two-step approach for impairment annually or whenever there is an impairment indicator. The impact of stopping goodwill amortization has been estimated to increase the Company's annual net income by approximately
$2.0 million.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

    As a result of the growth of the OfficeCare-Registered Trademark- program, our working capital needs have significantly increased due to higher levels of accounts receivable and inventories necessary to operate the program. Historically, the Company reflected allowances and discounts applicable to the OfficeCare-Registered Trademark- program as selling and marketing expense on the premise that their charges were primarily related to credit and collection issues. With the growth in the program, the discounting and allowances are considered to be a normal and recurring reduction to revenue and, to be consistent with industry practice, management believes that the charges are more appropriately presented as adjustments to revenue than as operating expenses. To be consistent with the current period's presentation, the Company reclassified $0.6 million, $1.3 million, $3.9 million and $2.3 million of charges for the years ended December 31, 1998, 1999 and 2000 and the first nine months of 2000, respectively, which were previously included in selling and marketing expenses, against revenues related to the Company's OfficeCare-Registered Trademark-program. This reclassification had no effect on net income (loss) for the foregoing periods.

2.  ACQUISITION

    On July 7, 2000, the Company completed the Orthotech Acquisition. Approximately $49.4 million in cash was required to finance the Orthotech Acquisition, including approximately $3.0 million for transaction fees and expenses ($0.4 million of which relates to debt issuance costs). The sources of funds for the Orthotech Acquisition consisted of:

    - The sale of common units to JPMDJ Partners and certain members of management for $8.3 million, of which $0.2 million was for management notes receivable.

    - The sale of Redeemable Preferred Units for net proceeds of $3.4 million (excluding preferred unit fees of $0.2 million) to existing holders of the Redeemable Preferred Units,

    - Borrowing under our amended credit agreement of approximately $36.6 million, and

    - $1.3 million from available cash.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

2.  ACQUISITION (CONTINUED)
    The sources and uses of funds for the Orthotech Acquisition are presented in the following table (dollars in millions):

                                                               AMOUNT
                                                              --------
SOURCES
Cash........................................................   $ 1.3
Revolving credit facility...................................    12.6
Term loan...................................................    24.0
Redeemable Preferred Units..................................     3.4
Common unit investment by JPMDJ Partners....................     8.1
Common unit investment by Management........................     0.2
                                                               -----
                                                               $49.6
                                                               =====
USES
Cash to DePuy Orthopaedic...................................   $46.4
Debt issuance costs.........................................     0.4
Transaction fees and costs..................................     2.6
Management promissory notes.................................     0.2
                                                               -----
                                                               $49.6
                                                               =====

    The Orthotech Acquisition has been accounted for using the purchase method of accounting and the Company has allocated the purchase price to the tangible and intangible assets based on their estimated fair values as determined by the Company, in accordance with Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired tangible and intangible assets based on their fair market values as follows (in thousands):

Inventories..............................................             $ 2,538
Equipment and furniture..................................               1,295
Other assets held for sale...............................                 126
Intangibles:
  Goodwill...............................................  $36,623
  Customer base..........................................    8,400
  Assembled workforce....................................       37     45,060
                                                           -------    -------
Net assets acquired......................................             $49,019
                                                                      =======

    The net assets acquired have been reduced by the $0.4 million relating to debt issuance costs incurred.

    As a result of the Orthotech Acquisition, the Company incurred $0.4 million in post-closing merger and integration costs. These costs relate primarily to consulting and information systems expenses that did not qualify for capitalizations under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

    The accompanying consolidated statements of income reflect the operating results of Orthotech since the date of acquisition. Assuming the purchase of Orthotech had occurred on

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

2.  ACQUISITION (CONTINUED)
January 1 of the respective years, the pro forma unaudited results of operations would have been as follows (in thousands):

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1999        2000
                                                        ---------   ---------
Net revenues..........................................  $161,159    $165,858
Net income............................................  $  6,770    $  5,386

3.  FINANCIAL STATEMENT INFORMATION

INVENTORIES

    Inventories consist of the following (in thousands):

                                                DECEMBER 31,
                                             -------------------   SEPTEMBER 29,
                                               1999       2000          2001
                                             --------   --------   --------------
                                                                    (UNAUDITED)
Raw materials..............................  $ 6,392    $ 9,074        $10,745
Work-in-progress                               1,446      1,572          1,191
Finished goods.............................    6,817     11,638         12,893
                                             -------    -------        -------
                                              14,655     22,284         24,829
Less reserve for excess and obsolete.......     (991)    (3,774)        (3,058)
                                             -------    -------        -------
                                             $13,664    $18,510        $21,771
                                             =======    =======        =======

    The reserves are primarily for excess and obsolete inventories as of December 31, 2000 and September 29, 2001 and include $2.2 million and
$1.0 million, respectively, relating to the inventory acquired in the Orthotech Acquisition. The reserve recorded upon the acquisition totaled $5.1 million of which $2.9 million and $4.1 million was utilized during the twelve months ended December 31, 2000 and the nine months ended September 29, 2001, respectively.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following (in thousands):

                                               DECEMBER 31,
                                            -------------------   SEPTEMBER 29,
                                              1999       2000          2001
                                            --------   --------   --------------
                                                                   (UNAUDITED)
Buildings and leasehold improvements......  $  3,577   $  3,676      $  4,176
Office furniture, fixtures, equipment and
  other...................................    15,817     19,025        27,322
Construction in progress..................     1,297      5,804         1,665
                                            --------   --------      --------
                                              20,691     28,505        33,163
Less accumulated depreciation and
  amortization............................   (13,394)   (15,720)      (18,283)
                                            --------   --------      --------
                                            $  7,297   $ 12,785      $ 14,880
                                            ========   ========      ========

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

3.  FINANCIAL STATEMENT INFORMATION (CONTINUED)
INTANGIBLE ASSETS

    Intangible assets arose primarily from the initial acquisition of DonJoy in 1987 by the Former Parent, the Company's acquisition of Professional Care Products, Inc. in 1995, the Company's acquisition of Orthotech in 2000 and the Company's acquisition of Alaron in 2001. The licensing agreements pertain to the acquisition of the distribution rights of the PainBuster-Registered Trademark-products. In addition, the Company re-acquired distribution rights in 2000. Intangible assets consist of the following (in thousands):

                                   USEFUL         DECEMBER 31,
                                   LIVES      --------------------   SEPTEMBER 29,
                                 (IN YEARS)     1999       2000           2001
                                 ----------   --------   ---------   --------------
                                                                      (UNAUDITED)
Goodwill.......................         20    $ 24,742   $ 61,365       $ 60,930
Patented technology............       5-20      14,437     14,437         15,859
Customer base..................      15-20      11,600     20,000         20,000
Licensing agreements...........          5       2,000      2,000          2,000
Other..........................       3-20         649      1,886          1,936
                                              --------   --------       --------
                                                53,428     99,688        100,725
Less: accumulated
  amortization.................                (20,233)   (24,269)       (28,696)
                                              --------   --------       --------
                                              $ 33,195   $ 75,419       $ 72,029
                                              ========   ========       ========

OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of (in thousands):

                                                  DECEMBER 31,
                                               -------------------   SEPTEMBER 29,
                                                 1999       2000          2001
                                               --------   --------   --------------
                                                                      (UNAUDITED)
Accrued cost of distribution rights..........   $   --     $1,050        $  453
Accrued returns..............................      397        618           587
Accrued rebate expense.......................      356        541           406
Accrued warranty expense.....................      259        305           341
Accrued credit memos.........................      617        898         2,129
Other accruals...............................    2,038      2,954         3,056
                                                ------     ------        ------
                                                $3,667     $6,366        $6,972
                                                ======     ======        ======

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

4.  FINANCING ARRANGEMENTS

    Principal balances under dj Ortho's long-term financing arrangements consist of the following (in thousands):

                                               DECEMBER 31,
                                           ---------------------   SEPTEMBER 29,
                                             1999        2000           2001
                                           ---------   ---------   --------------
                                                                    (UNAUDITED)
12 5/8% Senior Subordinated Notes due
  2009, net of $1,740 and $1,587 of
  unamortized discount at December 31,
  2000 and September 29, 2001,
  respectively...........................  $ 98,055    $ 98,260       $ 98,413
Senior Credit Facility:
Term loans due 2005, interest rates
  ranging from 9.18% to 9.81% at
  December 31, 2000 and 5.69% at
  September 29, 2001.....................    15,250      38,362         37,405
Revolving credit facility, interest rates
  ranging from 8.88% to 9.00% at
  December 31, 2000 and 5.19% to 5.81% at
  September 29, 2001.....................        --      20,600         13,600
                                           --------    --------       --------
                                            113,305     157,222        149,418
Current portion of long-term debt........      (500)     (1,274)        (1,274)
                                           --------    --------       --------
                                            112,805     155,948        148,144
Less: Senior Subordinated Notes (see
  above).................................   (98,055)    (98,260)       (98,413)
                                           --------    --------       --------
Long-term debt net of current portion....  $ 14,750    $ 57,688       $ 49,731
                                           ========    ========       ========

12 5/8% SENIOR SUBORDINATED NOTES DUE 2009

On June 30, 1999, dj Ortho issued $100.0 million of 12 5/8% Senior Subordinated Notes due 2009 (the "Notes") to various investors in connection with the financing of the Recapitalization. The Notes were issued at a discount of $2.0 million which is being accreted to the Notes balance and amortized to interest expense over the life of the Notes. The Notes are general unsecured obligations of dj Ortho, subordinated in right of payment to all existing and future senior indebtedness of dj Ortho, pari passu in right of payment to all senior subordinated indebtedness of dj Ortho and senior in right of payment to all subordinated indebtedness.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

4.  FINANCING ARRANGEMENTS (CONTINUED)

    Interest on the Notes is payable in cash semi-annually on each June 15 and December 15, commencing on December 15, 1999. The aggregate principal amount of the Notes matures on June 15, 2009.

    COVENANTS. The Notes contain covenants restricting the ability of dj Ortho and its subsidiaries to (i) incur additional indebtedness; (ii) prepay, redeem or repurchase debt; (iii) make loans and investments; (iv) incur liens and engage in sale lease-back transactions; (v) enter into transactions with affiliates; (vi) engage in mergers, acquisitions and asset sales; (vii) make optional payments on or modify the terms of the subordinated debt;
(viii) restrict preferred and capital stock of subsidiaries; (ix) declare dividends or redeem or repurchase capital stock; and (x) engage in other lines of businesses. As of December 31, 2000 and September 29, 2001, the Company was in compliance with all covenants.

    GUARANTEES; CO-ISSUERS. The Notes are guaranteed by DonJoy and co-issued by dj Ortho and DJ Capital, but are not guaranteed by dj Orthopedics, LLC de Mexico de S.A. de C.V., dj Orthopaedics Pty Ltd or dj Ortho Canada, Inc., dj Ortho's only existing subsidiaries (other than DJ Capital).

    OPTIONAL REDEMPTION. Before June 15, 2002, up to 35% of the aggregate principal amount of the Notes may be redeemed with the proceeds from sales of common equity at a redemption price of 112.625% of their principal amount, plus any accrued and unpaid interest.

    On or after June 15, 2004, the Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date if redeemed during the 12-month period commencing on June 15 of the years set forth below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................   106.313%
2005........................................................   104.208%
2006........................................................   102.104%
2007 and thereafter.........................................   100.000%

AMENDED CREDIT FACILITY

    In connection with the Recapitalization, dj Ortho entered into a Credit Agreement with First Union National Bank ("First Union") and the Chase Manhattan Bank ("Chase") and other lenders. In connection with the Orthotech Acquisition, the Credit Agreement was amended ("Amended Credit Agreement"). Under the Amended Credit Agreement, dj Ortho may borrow up to $64.5 million consisting of a revolving credit facility of up to $25.0 million (the "revolving credit facility") and term loans in a principal amount of $39.5 million (the "term loans"). The first term loan, in the amount of $15.5 million, was borrowed in connection with the Recapitalization and the second term loan, in the amount of $24.0 million, was borrowed to finance the Orthotech

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

4.  FINANCING ARRANGEMENTS (CONTINUED)
Acquisition. As of September 29, 2001, dj Ortho has borrowed $13.6 million under the revolving credit facility, primarily to consummate and fund working capital needs of the Orthotech Acquisition. The revolving credit facility includes options by dj Ortho to enter into revolving loans of up to $25.0 million, to enter into swingline loans and to obtain letters of credit from time to time. The revolving credit facility provides for letters of credit in an aggregate stated amount at any time outstanding not in excess of the lesser of $5.0 million and the difference between $25.0 million and the sum of the outstanding principal amount of dj Ortho revolving loans, letter of credit exposure and swingline exposure at such time. Borrowings under the Amended Credit Agreement bear interest at the rate per annum equal to the greatest of
(a) the Prime Rate in effect on such day, (b) the Base Certificate of Deposit Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Borrowings under the revolving credit facility and term loans bear interest at variable rates plus an applicable margin (ranging from 8.875% to 9.813% as of December 31, 2000 and 5.188% to 5.813% as of September 29, 2001).

    In addition to paying interest on outstanding principal under the Amended Credit Agreement, dj Ortho is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.5% per annum.

    REPAYMENT. The term loans will mature on June 30, 2005 and are subject to mandatory repayments and reductions as defined in the Amended Credit Agreement. The following table sets forth the principal payments on the term loans for the years 2001 through its maturity in 2005 (in thousands):

2001........................................................  $ 1,274
2002........................................................    1,274
2003........................................................    1,274
2004........................................................   17,202
2005........................................................   17,338
                                                              -------
Total.......................................................  $38,362
                                                              =======

    In addition, dj Ortho is required to make annual mandatory prepayments of the term loan under the amended credit facility in an amount equal to 50% of excess cash flow (75% if dj Ortho's leverage ratio exceeds a certain level). Excess cash flow represents net income adjusted for (i) extraordinary gains or losses; (ii) depreciation, amortization and other non-cash charges;
(iii) changes in working capital; (iv) changes in deferred revenues;
(v) payments for capital expenditures; and (vi) repayment of indebtedness. dj Ortho had no excess cash flow at December 31, 1999 or 2000. In addition, the term loan is subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of certain equity and debt issuances by DonJoy, dj Ortho or any of its subsidiaries and (b) 100% of the net cash proceeds of certain asset sales or other dispositions of property by DonJoy, dj Ortho or any of its subsidiaries, in each case subject to certain exceptions. No mandatory prepayments were required by dj Ortho at December 31, 1999, December 31, 2000 or September 29, 2001.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

4.  FINANCING ARRANGEMENTS (CONTINUED)
    SECURITY; GUARANTEES. The obligations of dj Ortho under the Amended Credit Agreement are irrevocably guaranteed, jointly and severally, by DonJoy, DJ Capital and future subsidiaries. In addition, the Amended Credit Agreement and the guarantees thereunder are secured by substantially all the assets of the Company.

    COVENANTS. The Amended Credit Agreement contains a number of covenants that, among other things, restrict the ability of dj Ortho and its subsidiaries to (i) dispose of assets; (ii) incur additional indebtedness; (iii) incur or guarantee obligations; (iv) prepay other indebtedness or amend other debt instruments; (v) pay dividends or make other distributions (except for certain tax distributions); (vi) redeem or repurchase membership interests or capital stock, create liens on assets, make investments, loans or advances, make acquisitions; (vii) engage in mergers or consolidations; (viii) change the business conducted by dj Ortho and its subsidiaries; (ix) make capital expenditures; (x) or engage in certain transactions with affiliates and otherwise engage in certain activities. In addition, the Amended Credit Agreement requires dj Ortho and its subsidiaries to comply with specified financial ratios and tests, including a maximum consolidated leverage ratio test and a minimum consolidated interest coverage ratio test. The Amended Credit Agreement also contains provisions that prohibit any modifications of the Notes in any manner adverse to the lenders under the Amended Credit Agreement and that limit the dj Ortho's ability to refinance or otherwise prepay the Notes without the consent of such lenders. dj Ortho was in compliance with the covenants at December 31, 2000 and September 29, 2001.

5.  COMMON AND PREFERRED UNITS

    DonJoy is authorized to issue up to 2,900,000 common units and up to 100,000 preferred units. As of December 31, 2000 and September 29, 2001, 793,890 and 885,633 common units, respectively, and 44,405 and 44,405 preferred units, respectively, were issued and outstanding.

    Just prior to the recapitalization in June 1999, the Company's Former Parent contributed intercompany accounts totaling $47,853 to the Company. At the same time the Company's capitalization of 2,054,000 common units was established and the Company's total equity value of $64,117 was recorded to common units resulting in a charge to retained earnings of $16,264, which represents the retained earnings balance through December 31, 1997 plus the net income through the date of the recapitalization of $3,432.

    In accordance with a unit purchase agreement dated as of June 28, 2000, the Former Parent sold its remaining interest of 54,000 common units in DonJoy to JPMDJ Partners and certain members of management for $5.9 million. JPMDJ Partners purchased 52,495 common units for a total consideration of $5.7 million and the members of management purchased the remaining 1,505 units for a total consideration of $0.2 million, substantially all of which was financed by loans from DonJoy, evidenced by full recourse promissory notes with market interest rates. As a result of this transaction, dj Ortho no longer reflects any intercompany transactions in its consolidated financial statements. The related party revenues were $10.7 million in 1998, $8.3 million in 1999 and $4.6 million in 2000.

    In connection with the unit purchase agreement, DonJoy agreed to amend and restate the promissory notes originally issued by the members of management in connection with the

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

5.  COMMON AND PREFERRED UNITS (CONTINUED)
Recapitalization. The principal amount of each amended and restated note was equal to the sum of outstanding principal on the original notes and any accrued and unpaid interest on the notes. In addition to increasing the rate of interest payable on the notes from 5.30% to 6.62% per annum, the amended and restated notes permit the members of management to increase the principal amount due under the note by the amount of a scheduled interest payment (the "PIK Option"). If a certain member of management elects the PIK Option, the principal amount of his note is increased by the amount of the scheduled interest payment and interest then accrues on the principal amount of the note as so increased. The amended and restated notes mature in 2007.

    In connection with the Orthotech Acquisition, gross proceeds of $8.3 million from the sale of common units were received through the issuance of 73,775 common units to JPMDJ Partners for gross proceeds of $8.0 million and the issuance of 2,115 common units to certain members of management for gross proceeds of $231,000 (of which $174,000 was paid for through the issuance of full recourse promissory notes by the management members). Gross proceeds of $3.6 million from the sale of 4,221 units of Redeemable Preferred Units were received from existing Redeemable Preferred Unit holders of which the net proceeds totaled $3.4 million (excluding preferred unit fees).

    The Redeemable Preferred Units accrue a cumulative quarterly preferred return at a fixed rate of 14.0% per annum, subject to increase to 16.0% per annum upon the occurrence of certain events of non-compliance. Total dividends for the year ended December 31, 2000 were $5.3 million. Payment of the preferred dividends is made at the discretion of the Board of Managers. The proceeds received from the sale of the Redeemable Preferred Units are net of $1.8 million of preferred unit fees paid to J.P. Morgan Partners (23A SBIC), LLC (formerly CB Capital Investors, LLC), First Union Capital Partners, LLC and DJ Investment, LLC. These Redeemable Preferred Unit fees are being accreted over a period of 114 months, beginning July 1, 1999 and ending on December 31, 2008. The accretion of these Redeemable Preferred Units for the year ended
December 31, 2000 was $0.2 million and are included in dividends. In addition to the rights with respect to the preferred return (including related tax distributions and distributions to the holders of preferred units of their original capital investment), the Redeemable Preferred Units will share ratably with the common units in any distributions (including tax distributions and upon liquidation) made by DonJoy in respect of common units (the Redeemable Preferred Units Participating Interest).

    The Redeemable Preferred Units (other than the Redeemable Preferred Units Participating Interest) are subject to mandatory redemption on December 31, 2009 and may be redeemed at DonJoy's option at any time. Upon a change of control, holders of Redeemable Preferred Units will have the right, subject to certain conditions, to require DonJoy to redeem their Redeemable Preferred Units (including the Redeemable Preferred Units Participating Interest). In addition, at any time after June 30, 2005 holders will have the right, subject to certain conditions, to require DonJoy to redeem their Redeemable Preferred Units Participating Interest. Unless equity proceeds or other funds are available to DonJoy for the purpose, the ability of DonJoy to make any of the foregoing payments will be subject to receipt of distributions from dj Ortho in amounts sufficient to make such payments and such distributions will be subject to the restrictions contained in the Amended Credit Agreement and the Indenture.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

5.  COMMON AND PREFERRED UNITS (CONTINUED)
    Upon the occurrence of any Liquidation Event (as defined in the Third Amended and Restated Operating Agreement of DonJoy, L.L.C. dated July 7, 2000 (the "Operating Agreement")), the holders of Redeemable Preferred Units are entitled to receive payment, before any payments shall be made to the holders of common units, based on a calculation referred to in the Operating Agreement. If a Liquidation Event had occurred as of September 29, 2001, the redemption premium would be $855,000. In addition, DonJoy has the option to redeem the Redeemable Preferred Units prior to the redemption date based upon the following percents which would be applied to the total of the original costs of such Redeemable Preferred Unit plus any unpaid cumulative dividends:

Prior to the first anniversary of original issuance date....    105%
On or after the first anniversary and prior to the second
  anniversary of original issuance date.....................    104%
On or after the second anniversary and prior to the third
  anniversary of original issuance date.....................    103%
On or after the third anniversary and prior to the fourth
  anniversary of original issuance date.....................    102%
On or after the fourth anniversary and prior to the fifth
  anniversary of original issuance date.....................    101%
On or after the fifth anniversary of original issuance
  date......................................................    100%

    VOTING. Except as otherwise required by applicable law or as set forth in the operating agreement or the members' agreement, holders of common units and Redeemable Preferred Units shall vote together as a single class on all matters to be voted on by the members, with each unit being entitled to one vote.

    TAX DISTRIBUTIONS. The indenture and the credit facility permit dj Ortho to make distributions to DonJoy in certain amounts to allow DonJoy to make distributions to its members to pay income taxes in respect of their allocable share of the taxable income of DonJoy and its subsidiaries including dj Ortho.

UNIT OPTIONS.

    Under DonJoy, L.L.C.'s Second Amended and Restated 1999 Option Plan, 166,799 common units are reserved for issuance upon exercise of options granted or to be granted under the plan as of December 31, 2000. In February 2001, the Company amended the 1999 Option Plan and, as of September 29, 2001, 178,799 common units are reserved for issuance upon exercise of options granted or to be granted under the Plan, as amended. The plan is administered by the Compensation Committee appointed from time to time by the Board of Managers and allows for the issuance of common unit options to officers, directors, employees, independent consultants and advisors of the Company. The plan expires on June 30, 2014 unless earlier terminated by the Board of Managers. The plan provides for the grant of nonqualified options to officers, directors, and employees of, and independent consultants and advisors to, the Company.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

5.  COMMON AND PREFERRED UNITS (CONTINUED)
    Options will be granted in amounts to be agreed upon by the Compensation Committee. Options will generally vest either:

    - 25% beginning on June 30, 2000 and thereafter ratably over a 3 year period for those options granted on June 30, 2000 (Tier I), or

    - 25% at the end of 1 year from the date of the grant and the balance vesting ratably thereafter for all options granted after June 30, 2000 (Tier I), or

    - Tier II and III options which cliff vest on December 31, 2007; however, accelerated vesting can be achieved upon completion of certain events, or

    - Time-vested based upon achievement of certain sales targets.

    As of December 31, 2000 and September 29, 2001, 14,140 and 29,485 units, respectively, issued under this plan were exercisable and 17,959 and 16,729 units, respectively, were available for future grant under the option plan. The following table summarizes option activity through September 29, 2001:

                                                                                      WEIGHTED
                                                                                      AVERAGE
                                                                                      EXERCISE
                                                            OPTIONS    OPTION PRICE    PRICE
                                                            --------   ------------   --------
Outstanding as of December 31, 1998.......................       --        $--          $ --
  Granted.................................................  120,512        $100         $100
  Exercised...............................................       --         --            --
  Cancelled...............................................       --         --            --
                                                            -------
Outstanding as of December 31, 1999                         120,512        $100         $100
  Granted.................................................   28,328    $100 to $109     $104
  Exercised...............................................       --         --            --
  Cancelled...............................................       --         --            --
                                                            -------
Outstanding at December 31, 2000                            148,840    $100 to $109     $101
  Granted (unaudited).....................................   28,860    $100 to $147     $147
  Exercised (unaudited)...................................       --         --            --
  Cancelled (unaudited)...................................  (15,630)   $100 to $109     $102
                                                            -------
Outstanding at September 29, 2001 (unaudited).............  162,070    $100 to $147     $109
                                                            =======

    The following table summarizes information concerning currently outstanding and exercisable options:

                                  OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                        ---------------------------------------   -------------------------
                           NUMBER                                     NUMBER
                        OUTSTANDING      WEIGHTED      WEIGHTED   EXERCISABLE AS   WEIGHTED
      RANGE OF             AS OF          AVERAGE      AVERAGE          OF         AVERAGE
      EXERCISE          DECEMBER 31,     REMAINING     EXERCISE    DECEMBER 31,    EXERCISE
       PRICES               2000       LIFE IN YEARS    PRICE          2000         PRICE
---------------------   ------------   -------------   --------   --------------   --------
100.....$....             136,540          13.60        $ 100         14,040         $100
109.....$....              12,300          14.60        $ 109             --         $109

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

5.  COMMON AND PREFERRED UNITS (CONTINUED)
    Pro forma information regarding net income is required by SFAS 123 and has been determined as if the Company had accounted for its employee options under the fair value method of SFAS 123. The fair value of these options was estimated at the date of grant using the minimum value model for option pricing with the following assumptions for 1999 and 2000: a risk-free interest rate of 6.25%; a dividend yield of zero; and a weighted average life of the option of 4 years for Tier I options and 8.5 years for Tier II and Tier III options.

    Option valuation models require the input of highly subjective assumptions. Because the Company's employee options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee options.

    For purposes of adjusted pro forma disclosures the estimated fair value of the options is amortized to expense over the vesting period. The Company's pro forma information is as follows for the years ended December 31 (in thousands):

                                                               1999       2000
                                                             --------   --------
Pro forma net income.......................................   $6,569     $3,979

    The pro forma effect on net income is not necessarily indicative of potential pro forma effects on results for future years.

6.  RECAPITALIZATION COSTS AND FEES

    In connection with the Recapitalization, the Company incurred costs and fees of $8.8 million, $5.9 million for the Notes, $1.4 million for the credit agreement and $1.5 million for transaction fees and expenses related to equity. Of the $8.8 million, $7.4 million ($6.5 million net of accumulated amortization) has been capitalized in the accompanying balance sheet as of December 31, 2000. The remaining $1.5 million has been recorded as a reduction to members' equity (deficit) transaction fees and expenses as of December 31,1999. The capitalized debt fees are being amortized over the term of the related debt.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

7.  SEGMENTS AND RELATED INFORMATION

    dj Ortho has two reportable segments as defined by Financial Accounting Standards Board SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". dj Ortho's reportable segments are business units that offer different products that are managed separately because each business requires different technology and marketing strategies. The rigid knee bracing segment designs, manufactures and sells rigid framed ligament and osteoarthritis knee braces and post-operative splints. The soft goods segment designs, manufactures and sells fabric, neoprene and Drytex based products for the knee, ankle, shoulder, back and wrist. dj Ortho's other operating segments are included in specialty and other complementary orthopedic products. None of the other segments met any of the quantitative thresholds for determining reportable segments. In 2001, dj Ortho determined that certain products within the soft goods segment and specialty and other complementary orthopedic products were more appropriately classified in the rigid knee bracing segment. In addition, certain products within specialty and other complementary orthopedic products were more appropriately classified in the soft goods segment. To be consistent with the current period presentation, prior periods have been reclassified. Information regarding industry segments is as follows (in thousands):

                                                                        NINE MONTHS      NINE MONTHS
                                       YEARS ENDED DECEMBER 31,            ENDED            ENDED
                                   ---------------------------------   SEPTEMBER 30,    SEPTEMBER 29,
                                     1998        1999        2000           2000             2001
                                   ---------   ---------   ---------   --------------   --------------
                                                                        (UNAUDITED)      (UNAUDITED)
Net revenues:....................
  Rigid knee bracing.............  $ 52,473    $ 52,953    $ 58,115       $ 42,640         $ 50,190
  Soft goods.....................    32,010      38,606      51,412         35,592           46,194
                                   --------    --------    --------       --------         --------
  Net revenues for reportable
    segments.....................    84,483      91,559     109,527         78,232           96,384
  Specialty and other
    complementary orthopedic
    products.....................    15,653      21,344      29,647         20,733           27,371
  Freight revenue................     3,507       3,515       4,412          3,221            3,606
                                   --------    --------    --------       --------         --------
Total consolidated net
revenues.........................  $103,643    $116,418    $143,586       $102,186         $127,361
                                   ========    ========    ========       ========         ========
Gross profit:
  Rigid knee bracing.............  $ 36,669    $ 37,994    $ 41,189       $ 30,372         $ 35,551
  Soft goods.....................    15,707      18,723      24,662         16,903           19,997
                                   --------    --------    --------       --------         --------
  Gross profit for reportable
    segments.....................    52,376      56,717      65,851         47,275           55,548
  Specialty and other
    complementary orthopedic
    products.....................     7,050       9,447      16,635         11,648           15,060
  Freight revenue................     3,507       3,515       4,412          3,221            3,606
  Brand royalties................    (3,249)     (1,817)         --             --               --
  Other cost of goods sold.......    (2,507)     (3,188)     (3,490)        (3,008)            (709)
                                   --------    --------    --------       --------         --------
Total consolidated gross
profit...........................  $ 57,177    $ 64,674    $ 83,408       $ 59,136         $ 73,505
                                   ========    ========    ========       ========         ========

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

7.  SEGMENTS AND RELATED INFORMATION (CONTINUED)
    The accounting policies of the reportable segments are the same as those described in the basis of presentation. dj Ortho allocates resources and evaluates the performance of segments based on gross profit and therefore has not disclosed certain other items, such as interest, depreciation and amortization by segment as permitted by SFAS No. 131. Intersegment sales were not significant for any period.

    For the periods ended December 31, 1999 and 2000 and September 29, 2001, dj Ortho had no individual customer or distributor within a segment which accounted for more than 10% or more of total revenues.

    Assets allocated in foreign countries were not significant. Net revenues to customers, attributed to countries based on the location of the customer, were as follows (in thousands):

                                                                              NINE MONTHS ENDED
                                       YEARS ENDED DECEMBER 31,        -------------------------------
                                   ---------------------------------   SEPTEMBER 30,    SEPTEMBER 29,
                                     1998        1999        2000           2000             2001
                                   ---------   ---------   ---------   --------------   --------------
                                                                        (UNAUDITED)      (UNAUDITED)
United States....................  $ 82,898    $ 95,022    $121,125       $ 86,586         $108,307
Europe...........................    11,050      11,473      11,124          8,200           10,544
Other countries..................     6,188       6,408       6,925          4,179            4,904
Freight revenue..................     3,507       3,515       4,412          3,221            3,606
                                   --------    --------    --------       --------         --------
Total consolidated net
  revenues.......................  $103,643    $116,418    $143,586       $102,186         $127,361
                                   ========    ========    ========       ========         ========

    dj Ortho does not allocate assets to reportable segments because all property and equipment are shared by all segments of dj Ortho.

8.  CONDENSED CONSOLIDATING FINANCIAL INFORMATION

    As discussed in Notes 1 and 4 above, dj Ortho's obligations under the Notes are guaranteed by its parent, DonJoy L.L.C., which has no independent assets or operations. This guarantee and any guarantee by a future parent or wholly-owned subsidiary guarantor, is full and unconditional. dj Ortho (DonJoy's operating subsidiary) and DJ Capital (a subsidiary formed solely for the purpose of being a co-issuer) comprise all the direct and indirect subsidiaries of DonJoy (other than minor foreign subsidiaries). We have concluded that separate financial statements of DonJoy, dj Ortho and DJ Capital are not required to be filed as separate reports under the Securities Exchange Act of 1934. The Notes and the Amended Credit Agreement contain certain covenants restricting the ability of dj Ortho and DJ Capital to, among other things, pay dividends or make other distributions (other than certain tax distributions) or loans or advances to DonJoy unless certain financial tests are satisfied in the case of the indenture or the consent of the lenders is obtained in the case of the credit facility. The indenture and the credit facility permit dj Ortho to make distributions to DonJoy in certain amounts to allow DonJoy to make distributions to its members to pay income taxes in respect of their allocable share of taxable income of DonJoy and its subsidiaries, including dj Ortho. At December 31, 2000, under these requirements, neither dj Ortho nor DJ Capital would be permitted to make dividends, distributions, loans or advances to DonJoy except for the permitted

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED) tax distributions. The restricted net assets (deficit) of DonJoy L.L.C.'s consolidated subsidiaries amount to $(22) million.

9.  TRANSACTIONS WITH SMITH & NEPHEW

    Prior to the Recapitalization, the Company was a wholly owned subsidiary of Smith & Nephew, Inc. On June 30, 1999 the Company consummated the Recapitalization. On June 28, 2000, the Former Parent sold its remaining interest in DonJoy to JPMDJ Partners and certain members of management (see
Note 1). As a result of this transaction, the Company no longer reflects any intercompany transactions on the consolidated balance sheets, statements of income and statements of cash flows.

    Under the control of its Former Parent, the Company had numerous transactions with its Former Parent and its affiliates. The intercompany obligations represent a net balance as the result of various transactions. There were no terms of settlement or interest charges associated with the account balance. The balance results from the Company's former participation in the Former Parent's central cash management program, wherein all the Company's cash receipts were remitted to the Former Parent and all cash disbursements were funded by the Former Parent. An analysis of intercompany transactions follows (in thousands):

                                                    YEARS ENDED DECEMBER 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------   -----------
Net cash remitted to Former Parent................   $(18,256)     $(17,743)
Net intercompany sales............................     (4,822)         (112)
Share of Former Parent's current income taxes.....      4,287          (134)
Corporate management expense allocations..........      5,664         3,159
Cash owed to Former Parent........................         --         1,002
I-Flow licensing agreement........................         --           800
Capital contribution..............................         --       (38,865)
Direct charges:
  Brand royalties.................................      3,249         1,817
  Payroll taxes and benefits......................      8,635         4,651
  Direct legal expenses...........................        324            67
  Foreign Sales Corporation (FSC) commission......        439            --
Miscellaneous other administrative expenses.......        680           131

    Prior to the Recapitalization, the Former Parent and Smith & Nephew, plc provided certain management, financial, administrative and legal services to the Company. These expenses and all other central operating costs, were charged on the basis of direct usage when identifiable, with the remainder allocated among the Former Parent's subsidiaries and divisions on the basis of their respective annual sales or percentage of capital employed.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

9.  TRANSACTIONS WITH SMITH & NEPHEW (CONTINUED)
    Former Parent allocations consist of the following (in thousands):

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1999
                                                             --------   --------
Corporate managed accounts and new business................   $  394     $  195
Finance (risk management, treasury, audit, and taxes)......      310        177
Human resources and payroll................................      291        147
Legal......................................................      223        128
Research and development...................................      854        380
Corporate management expense...............................    1,332        784
Bonus......................................................      503        467
Pension....................................................      514        267
Insurance..................................................    1,243        614
                                                              ------     ------
                                                              $5,664     $3,159
                                                              ======     ======

Amounts included in:
  Cost of goods sold.......................................   $  991     $  495
  Sales and marketing......................................      179         94
  General and administrative...............................    4,439      2,553
  Research and development.................................       55         17
                                                              ------     ------
                                                              $5,664     $3,159
                                                              ======     ======

    Also prior to the Recapitalization, the Company participated in the Former Parent's corporate insurance programs for workers' compensation, product and general liability. These charges were settled with the Former Parent, and thus, accruals for related liabilities, if any, were maintained by the Former Parent and are not reflected in the accompanying consolidated balance sheets.

10.  RESTRUCTURING

    In March 1998, dj Ortho combined its two operating facilities into one location in Vista, California and accrued $2.5 million in costs resulting from the restructuring which had no future economic benefit. These costs relate primarily to remaining lease obligations on the vacated facility, net of projected sublease income, and severance costs associated with the termination of twelve employees. Included in general and administrative costs for 1998 are $0.2 million of costs also related to the combination of the facilities. Pursuant to the Recapitalization agreement, the restructuring reserve, which amounted to $0.9 million at June 29, 1999 and consisted of the remaining lease obligations on the vacated facility, was assumed by Smith & Nephew.

11.  COMMITMENTS AND CONTINGENCIES

    The Company is obligated under various noncancellable operating leases for land, buildings, equipment, vehicles and office space through February 2008. Certain of the leases provide that dj

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
Ortho pay all or a portion of taxes, maintenance, insurance and other operating expenses, and certain of the rents are subject to adjustment for changes as determined by certain consumer price indices and exchange rates. In connection with the Recapitalization, the Company entered into a subleasing agreement with Smith & Nephew for its Vista facility. DonJoy has guaranteed the payment of rent and other amounts owed under the sublease by the Company.

    Minimum annual lease commitments for noncancellable operating leases as of December 31, 2000 are as follows (in thousands):

2001........................................................  $ 2,458
2002........................................................    2,263
2003........................................................    2,202
2004........................................................    1,880
2005........................................................    1,852
2006 and thereafter.........................................    4,013
                                                              -------
                                                              $14,668
                                                              =======

    Aggregate rent expense was approximately $3.2 million, $2.7 million and $3.2 million for the years ended December 31, 1998, 1999 and 2000 and $2.3 million and $2.6 million for the nine months ended September 30, 2000 and September 29, 2001, respectively.

LICENSE AGREEMENTS

    In August of 1998, the Company entered into an exclusive license agreement with IZEX Technologies, Incorporated ("IZEX") to acquire the intellectual property rights and to retain IZEX to consult on the design and development of an advanced rehabilitation bracing system. Under the license, the Company also has the worldwide exclusive rights to manufacture, use and sell developed products. At December 31, 2000, $1.0 million is included in intangible assets (patented technology) in the accompanying balance sheet. Under an amended agreement, the Company is obligated to make an additional payment of $0.8 million.

    In 1999, the Company entered into an agreement, which was subsequently amended, with I-Flow Corporation ("I-Flow") for the exclusive North American distribution rights for the PainBuster-Registered Trademark- Pain Management Systems manufactured by I-Flow for use after orthopedic surgical procedures. The license payment has been capitalized during 1999 and is being amortized over 5 years. In addition, the Company purchased $2.8 million in I-Flow product during 2000 and is required to purchase $2.5 million in I-Flow product in 2001.

CONTINGENCIES

    The Company is subject to legal proceedings and claims that arise in the normal course of business. While the outcome of the proceedings and claims cannot be predicted with certainty, management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

                                 DONJOY, L.L.C.

         (INFORMATION AS OF SEPTEMBER 29, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 29, 2001 IS UNAUDITED)

12.  RETIREMENT PLANS

    Prior to the Recapitalization, substantially all of the Company's employees participated in a defined benefit pension plan sponsored by the Former Parent. Benefits related to this plan were computed using formulas, which were generally based on age and years of service. Aggregate pension prepayments and liabilities related to this plan are recorded by the Former Parent. Pension expense allocated (based on relative participation) to the Company related to this plan was as follows (in thousands):

                                                    YEARS ENDED DECEMBER 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------   -----------
Service costs.....................................     $466          $242
Interest costs....................................       48            25
                                                       ----          ----
Total pension expense allocated...................     $514          $267
                                                       ====          ====

    DonJoy has a qualified 401(k) profit-sharing plan covering substantially all of its U.S. employees, which is substantially the same as the plan previously provided by Smith & Nephew. The assets funding the Smith & Nephew plan were transferred to the DonJoy 401(k) Plan. The Company matches dollar for dollar the first $500, then matches at a 30 percent rate, employee contributions up to 6 percent of total compensation. The Company's matching contributions related to this plan were $0.3 million, $0.3 million and $0.4 million for the years ended December 31, 1998, 1999 and 2000, respectively. The plan also provides for discretionary Company contributions (employee profit sharing) which began on June 30, 1999 as approved by the Board of Managers. There were no contributions for the year ended December 31, 2000. The Company's discretionary 401(k) contributions for the year ended December 31, 1999 were $228,000. DonJoy's 401(k) plan is administered by Fidelity Investments Institutional Services Company, Inc.

13.  TERMINATED ACQUISITION

    In October 2000, the Company decided to discontinue its pursuit of a potential acquisition. Absent the resumption of negotiations which is not currently anticipated, costs incurred related to this potential acquisition have been expensed during the fourth quarter of 2000 in the amount of $0.4 million.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                            COMBINED BALANCE SHEETS

                   AS OF JUNE 30, 2000 AND DECEMBER 31, 1999

                                                                 AS OF          AS OF
                                                               JUNE 30,      DECEMBER 31,
                                                                 2000            1999
                                                              -----------   --------------
                                                              (UNAUDITED)
                                                                     (IN THOUSANDS)
ASSETS
Current assets
  Cash......................................................    $    12        $    --
  Accounts receivable, less allowances ($2,499 and $2,202 at
    June 30, 2000 and December 31, 1999, respectively)......      9,595         10,332
  Inventories...............................................      6,473          7,203
  Deferred income taxes.....................................      1,760          1,761
  Other current assets......................................          7             52
                                                                -------        -------
    Total current assets....................................     17,847         19,348
Property, plant and equipment, net..........................      3,377          3,577
Goodwill and other identifiable intangibles assets, net.....     47,120         48,135
Deferred income taxes.......................................        272            272
Other assets................................................         45             45
                                                                -------        -------
    Total assets............................................    $68,661        $71,377
                                                                =======        =======
LIABILITIES AND INVESTED EQUITY
Current liabilities
  Accounts payable..........................................    $   754        $ 1,354
  Book overdraft............................................        556            539
  Accrued liabilities.......................................      1,503          2,291
                                                                -------        -------
    Total current liabilities...............................      2,813          4,184
Invested equity.............................................     65,848         67,193
                                                                -------        -------
    Total liabilities and invested equity...................    $68,661        $71,377
                                                                =======        =======

    The accompanying notes are an integral part of these combined financial statements.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

        COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN INVESTED EQUITY

                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                                              FOR THE SIX      FOR THE SIX
                                                              MONTHS ENDED     MONTHS ENDED
                                                             JUNE 30, 2000    JUNE 30, 1999
                                                             --------------   --------------
                                                                       (UNAUDITED)
                                                                     (IN THOUSANDS)
Net sales..................................................     $23,978          $22,901
Cost of goods sold.........................................      13,326           13,005
                                                                -------          -------
  Gross profit.............................................      10,652            9,896
Selling, general and administrative expenses...............       5,637            6,272
Research and development expense...........................         246              185
Amortization expense.......................................       1,015            1,022
Allocated expenses (Note 3)................................       3,253              834
                                                                -------          -------
                                                                 10,151            8,313
Income before provision for income taxes...................         501            1,583
Provision for income taxes.................................         461              569
                                                                -------          -------
Net income (loss)..........................................     $    40          $ 1,014
                                                                =======          =======
Invested equity--beginning of period.......................     $67,193          $66,266
Advances from (repayments to) DePuy........................      (1,348)           3,726
Currency translation adjustment............................           3                6
                                                                -------          -------
Invested equity--end of period.............................     $65,848          $69,998
                                                                =======          =======

    The accompanying notes are an integral part of these combined financial statements.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                                              FOR THE SIX      FOR THE SIX
                                                              MONTHS ENDED     MONTHS ENDED
                                                             JUNE 30, 2000    JUNE 30, 1999
                                                             --------------   --------------
                                                                       (UNAUDITED)
                                                                     (IN THOUSANDS)
Cash flows from operating activities
  Net income (loss)........................................     $    40          $ 1,014
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities
    Depreciation...........................................         334              328
    Amortization...........................................       1,015            1,022
    Deferred income taxes..................................           1               --
    Provision for accounts receivable......................         297              364
  Changes in operating assets and liabilities
    (Increase) in accounts receivable......................         440           (2,003)
    (Increase) decrease in other assets....................          45             (110)
    (Increase) decrease in inventory.......................         730           (8,413)
    Increase (decrease) in accounts payable................        (600)           1,235
    Increase (decrease) in accrued expenses................        (788)           3,397
                                                                -------          -------
Net cash (used in) provided by operating activities........       1,514           (3,166)
                                                                -------          -------
Cash flows from investing activities
  Purchases of property and equipment......................        (134)            (439)
                                                                -------          -------
Net cash used in investing activities......................        (134)            (439)
                                                                -------          -------
Cash flows from financing activities
  Advances from (repayments to) DePuy......................      (1,388)           3,726
  Book overdraft...........................................          17               --
                                                                -------          -------
Net cash provided by (used in) financing activities........      (1,371)           3,726
                                                                -------          -------
Effect of exchange rate changes on cash....................           3                6
                                                                -------          -------
Net change in cash.........................................          12              127
Cash, beginning of period..................................          --                2
                                                                -------          -------
Cash, end of period........................................     $    12          $   129
                                                                =======          =======

    The accompanying notes are an integral part of these combined financial statements.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

1. BACKGROUND AND DESCRIPTION OF BUSINESS

    On July 7, 2000, Johnson & Johnson sold the net assets, consisting principally of inventory, property, plant and equipment, plus certain rights and intellectual property, of the bracing and soft supports business of DePuy Orthopaedic Technology, Inc. to DonJoy, L.L.C. and dj Orthopedics, LLC.

    Orthopedic Technology, Inc. ("Orthopedic Technology") was a separate, public entity from 1993 (year of initial public offering) through March 1996. In
March 1996, Orthopedic Technology was purchased by DePuy, Inc. ("DePuy"). Shortly after the acquisition in 1996, the existing DePuy sports medicine business, which had products in the bracing and soft support business, was combined with Orthopedic Technology and the resulting business was renamed DePuy Orthopaedic Technology, Inc. ("OrthoTech"). Subsequently, on October 29, 1998, Johnson & Johnson acquired DePuy in a purchase business combination, and the existing Johnson & Johnson bracing and soft supports products (the "J&J Business") were transferred to OrthoTech as of January 1, 1999. As a result of these transactions, OrthoTech became an integrated operation of DePuy, which is a wholly-owned subsidiary of Johnson & Johnson. The accompanying combined financial statements exclude the operations of an arthroscopy business of OrthoTech, which was transferred to another operation of Johnson & Johnson on January 1, 2000, as well as a casting business which is not part of the sale described above. Accordingly, the accompanying combined financial statements of OrthoTech present an aggregation of the bracing and soft supports operations of DePuy, as well as the J&J Business.

    OrthoTech engages in the development, manufacturing and marketing of bracing and soft supports products which assist in the treatment of both hard and soft tissue injury management. OrthoTech's primary markets are North America, Europe and the Asia Pacific Region. OrthoTech sells its products through Johnson & Johnson and DePuy affiliated companies outside of the U.S. market.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    In the opinion of dj Orthopedics, LLC's management, the accompanying unaudited combined financial statements contain all adjustments necessary for a fair statement of the combined financial position of OrthoTech as of June 30, 2000 and the combined results of their operations and their cash flows for the six months ended June 30, 2000 and 1999. Such adjustments are generally of a normal recurring nature and include adjustments to certain accruals and reserves to appropriate levels.

    The unaudited combined quarterly financial statements contained herein should be read in conjunction with the combined annual financial statements and related notes thereto for the year ended December 31, 1999.

    As an integrated operation of DePuy, and an indirect wholly-owned subsidiary of Johnson & Johnson, OrthoTech did not, in the normal course of operations, prepare separate financial statements in accordance with accounting principles generally accepted in the United States. Accordingly, the accompanying unaudited combined financial statements have been derived by extracting the assets, liabilities and revenues and expenses of OrthoTech from the consolidated

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assets, liabilities and revenues and expenses of DePuy and Johnson & Johnson. The accompanying unaudited combined financial statements reflect assets, liabilities, revenues and expenses directly attributable to OrthoTech as well as allocations deemed reasonable by management to present the combined results of their operations for the six month periods ended June 30, 2000 and 1999 on a stand alone basis. The allocation methodologies have been described within the respective notes and management considers the allocations to be reasonable. However, the combined financial position, results of operations and their cash flows of OrthoTech may differ from those that may have been achieved had OrthoTech operated autonomously or as an entity independent of DePuy and Johnson & Johnson. In addition, due to the reliance of the OrthoTech business on Johnson & Johnson and DePuy, the historical operating results may not be indicative of future results.

    There was no direct interest expense incurred by OrthoTech therefore, no interest expense has been reflected in the combined financial statements.

    All significant accounts and transactions within OrthoTech have been eliminated.

    RISKS AND UNCERTAINTIES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

    CASH

    OrthoTech participates in DePuy's cash pooling arrangements, under which cash balances are cleared automatically to a central account. All transactions between OrthoTech and DePuy have been accounted for as settled in cash at the time such transactions were recorded by OrthoTech.

    COMPREHENSIVE INCOME

    In accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", components of other comprehensive income
(loss) consist of the following:

                                                                      FOR THE
                                                                 SIX MONTHS ENDED
                                                              -----------------------
                                                               JUNE 30,     JUNE 30,
                                                                 2000         1999
                                                              ----------   ----------
Net income (loss)...........................................     $40         $1,014
Other comprehensive income
  Currency translation adjustments..........................       3              6
                                                                 ---         ------
    Total comprehensive income (loss).......................     $43         $1,020
                                                                 ===         ======

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

3. TRANSACTIONS WITH JOHNSON & JOHNSON AND DEPUY

    OrthoTech relies on Johnson & Johnson and DePuy for certain services, including treasury, cash management, employee benefits, tax compliance, risk management, internal audit, financial reporting and general corporate services. Although certain expenses related to services have been allocated to OrthoTech, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements may not have been the same as those that would have occurred had OrthoTech been an independent entity. A description of the related party transactions follows:

    SALES OF PRODUCTS

    OrthoTech sells its products through Johnson & Johnson and DePuy affiliated companies outside of the U.S. market. Net sales for such products were $1,596 and $2,128 for the six months ended June 30, 2000 and 1999, respectively.

    ALLOCATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Effective January 1, 2000, Johnson & Johnson began allocating certain costs to OrthoTech. These costs include insurance, fringe benefits (principally pension and postretirement benefits), legal, payroll, accounts payable, and certain other administrative costs. Such costs have been allocated to OrthoTech based upon headcount and sales, and amounted to $2,615 for the six months ended June 30, 2000. Management believes these allocations are reasonable. Prior to January 1, 2000, these cost were incurred and paid by OrthoTech.

    OrthoTech has been allocated a portion of the costs of the DePuy central support functions. These costs include central departments, notably legal, tax, treasury, finance, business development, and human resources. Such costs have been allocated to OrthoTech based upon OrthoTech's sales to third parties, relative to total DePuy sales to third parties. Such amounts were $112 and $122 for the six months ended June 30, 2000 and 1999, respectively. Management believes these allocations are reasonable.

    In addition, OrthoTech has been allocated a portion of the selling, general and administrative expenses of the Johnson & Johnson and DePuy affiliates outside of the U.S. that sold OrthoTech's products. Such amounts were $526 and $712 for the six months ended June 30, 2000 and 1999, respectively. These amounts have been allocated based upon OrthoTech's sales to third parties, relative to total DePuy sales to third parties. Management believes these allocations are reasonable.

    The total allocated selling, general and administrative expenses described above are separately identified on the combined statements of operations.

    INVESTED EQUITY

    Invested equity consists of capital contributions by DePuy and Johnson & Johnson, borrowings and repayments to DePuy and Johnson & Johnson, retained earnings/deficit and the cumulative translation adjustment.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

3. TRANSACTIONS WITH JOHNSON & JOHNSON AND DEPUY (CONTINUED)
    INTERCOMPANY ACCOUNT WITH DEPUY

    The average intercompany balance outstanding for the six month periods ended June 30, 2000 and 1999 was a net payable due to DePuy of $2,507 and $2,473, respectively.

    INCOME TAXES

    OrthoTech is not a separate taxable entity in any jurisdiction. Rather, OrthoTech's taxable income is included in consolidated income tax returns of Johnson & Johnson in most jurisdictions. However, for purposes of these unaudited combined financial statements, the provision for income taxes has been computed on a separate return basis using estimated annual effective tax rates in various tax jurisdictions. Effective tax rates were 92.0% and 35.9% for the six month periods ended June 30, 2000 and 1999, respectively. Current income taxes are considered to have been paid or charged to Johnson & Johnson.

4. INVENTORIES

    Inventories consist of the following:

                                                                 AS OF          AS OF
                                                               JUNE 30,      DECEMBER 31,
                                                                 2000            1999
                                                              -----------   --------------
                                                              (UNAUDITED)
Raw materials...............................................    $3,117          $3,566
Work-in-process.............................................        30              75
Finished goods..............................................     3,326           3,562
                                                                ------          ------
                                                                $6,473          $7,203
                                                                ======          ======

5. CONCENTRATION OF CREDIT RISK

    OrthoTech sells its products to physicians, hospitals and clinics located throughout North America, Europe and the Asia Pacific Region.

    Concentrations of credit risk with respect to trade receivables are limited due to the large numbers of customers comprising OrthoTech's customer base. No one customer represents more than 10% of sales or receivables. Ongoing credit evaluations of customers' financial conditions are performed, and, generally, no collateral is required. OrthoTech maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

6. GEOGRAPHIC AREAS

    Information about OrthoTech's operations by geographic area for the six months ended June 30, 2000 and 1999 are shown below:

                                                               SALES TO       OPERATING
SIX MONTHS ENDED JUNE 30, 2000                                 CUSTOMERS    INCOME (LOSS)
------------------------------                                -----------   --------------
North America...............................................    $22,909         $  323
Europe......................................................        882            170
Asia Pacific................................................        147              4
Rest of the World...........................................         40             (4)
                                                                -------         ------
  Total.....................................................    $23,978         $  501
                                                                =======         ======

                                                               SALES TO       OPERATING
SIX MONTHS ENDED JUNE 30, 1999                                 CUSTOMERS    INCOME (LOSS)
------------------------------                                -----------   --------------
North America...............................................    $21,205         $1,357
Europe......................................................      1,538            224
Asia Pacific................................................        110              6
Rest of the World...........................................         48             (4)
                                                                -------         ------
  Total.....................................................    $22,901         $1,583
                                                                =======         ======

7. CONTINGENCIES

    In the normal course of business, OrthoTech is party to claims and disputes. OrthoTech has provided for these legal matters where it is probable that a liability has been incurred and the amount of cost could be reasonably estimated. While the ultimate outcome of these claims and lawsuits cannot be readily determined, it is the opinion of management that none of them, individually or in the aggregate, will have a material adverse effect on OrthoTech's combined financial position, results of operations or cash flows.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Johnson & Johnson:

    In our opinion, the accompanying combined balance sheets and the related combined statements of operations and changes in invested equity, and combined statements of cash flows present fairly, in all material respects, the combined financial position of DePuy Orthopaedic Technology, Inc. ("OrthoTech"), an integrated operation of DePuy, Inc. ("DePuy"), which is a wholly-owned subsidiary of Johnson & Johnson as described in Note 1 to the combined financial statements, as of December 31, 1999 and 1998, and the combined results of their operations and their cash flows for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, in conformity with accounting principles generally accepted in the United States. These combined financial statements are the responsibility of OrthoTech's management; our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    OrthoTech is a fully integrated operation of DePuy, which is a wholly-owned subsidiary of Johnson & Johnson. Consequently, as indicated in Note 2, these combined financial statements have been derived from the consolidated financial statements and accounting records of Johnson & Johnson and DePuy and reflect significant assumptions and allocations. Moreover, as indicated in Note 3, OrthoTech relies on DePuy for administrative, management and other services. The financial position, results of operations and cash flows of OrthoTech could differ from those that would have resulted had OrthoTech operated autonomously or as an entity independent of Johnson & Johnson and DePuy.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
April 19, 2000

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                            COMBINED BALANCE SHEETS

                        AS OF DECEMBER 31, 1999 AND 1998

                                                                     AS OF
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
ASSETS
Current assets
  Cash......................................................  $    --    $     2
  Accounts receivable, less allowances ($2,202 and $1,084 in
    1999 and 1998, respectively)............................   10,332      6,983
  Inventories...............................................    7,203      7,460
  Deferred income taxes.....................................    1,761      2,140
  Other current assets......................................       52         90
                                                              -------    -------
    Total current assets....................................   19,348     16,675
Property, plant and equipment, net..........................    3,577      3,356
Goodwill and other identifiable intangibles assets, net.....   48,135     50,179
Deferred income taxes.......................................      272        254
Other assets................................................       45         44
                                                              -------    -------
    Total assets............................................  $71,377    $70,508
                                                              =======    =======
LIABILITIES AND INVESTED EQUITY
Current liabilities
  Accounts payable..........................................  $ 1,354    $ 1,828
  Book overdraft............................................      539         --
  Accrued liabilities.......................................    2,291      2,414
                                                              -------    -------
    Total current liabilities...............................    4,184      4,242
  Invested equity...........................................   67,193     66,266
                                                              -------    -------
    Total liabilities and invested equity...................  $71,377    $70,508
                                                              =======    =======

    The accompanying notes are an integral part of these combined financial statements.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

        COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN INVESTED EQUITY

                FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE
               PERIOD OCTOBER 29, 1998 THROUGH DECEMBER 31, 1998

                                                          FOR THE YEAR      FOR THE PERIOD
                                                             ENDED         OCTOBER 29, 1998
                                                          DECEMBER 31,          THROUGH
                                                              1999         DECEMBER 31, 1998
                                                         --------------   -------------------
                                                                    (IN THOUSANDS)
Net sales..............................................     $48,423             $ 8,046
Cost of goods sold (1998 includes $1,891 of inventory
  write-offs for restructuring)........................      27,019               7,241
                                                            -------             -------
  Gross profit.........................................      21,404                 805
Selling, general and administrative expenses...........      16,069               2,828
Research and development expense.......................         286                  34
Amortization expense...................................       2,044                 341
Allocated expenses (Note 3)............................       1,498                 302
Restructuring charges (Note 9).........................          --               1,500
                                                            -------             -------
                                                             19,897               5,005
Income (loss) before provision/(benefit) for income
  taxes................................................       1,507              (4,200)
Provision/(benefit) for income taxes...................       1,406              (1,485)
                                                            -------             -------
Net income (loss)......................................     $   101             $(2,715)
                                                            -------             -------
Invested equity--beginning of period...................     $66,266             $68,324
Advances from (repayments to) DePuy....................         803                 660
Currency translation adjustment........................          23                  (3)
                                                            -------             -------
Invested equity--end of period.........................     $67,193             $66,266
                                                            =======             =======

    The accompanying notes are an integral part of these combined financial statements.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE
               PERIOD OCTOBER 29, 1998 THROUGH DECEMBER 31, 1998

                                                          FOR THE YEAR      FOR THE PERIOD
                                                             ENDED         OCTOBER 29, 1998
                                                          DECEMBER 31,          THROUGH
                                                              1999         DECEMBER 31, 1998
                                                         --------------   -------------------
                                                                    (IN THOUSANDS)
Cash flows from operating activities
  Net income (loss)....................................     $   101             $(2,715)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities
    Depreciation.......................................         629                  89
    Amortization.......................................       2,044                 341
    Deferred income taxes..............................         361              (1,832)
    Provision for accounts receivable..................       1,118                 114
    Provisions for restructuring.......................          --               1,500
    Loss on disposal of property and equipment.........           6                  --
  Changes in operating assets and liabilities
    (Increase) decrease in accounts receivable.........      (4,467)                244
    Decrease (increase) in other assets................          37                 (63)
    Decrease in inventory..............................         257               2,150
    (Decrease) increase in accounts payable............        (474)                189
    (Decrease) in accrued expenses.....................        (123)               (770)
                                                            -------             -------
Net cash used in operating activities..................        (511)               (753)
                                                            -------             -------
Cash flows from investing activities
  Purchases of property and equipment..................        (833)               (116)
                                                            -------             -------
Net cash used in investing activities..................        (833)               (116)
                                                            -------             -------
Cash flows from financing activities
  Advances from DePuy..................................         803                 660
  Book overdraft.......................................         539                  --
                                                            -------             -------
Net cash provided by financing activities..............       1,342                 660
                                                            -------             -------
Net change in cash.....................................          (2)               (209)
Cash, beginning of period..............................           2                 211
                                                            -------             -------
Cash, end of period....................................     $    --             $     2
                                                            =======             =======

    The accompanying notes are an integral part of these combined financial statements.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. BACKGROUND AND DESCRIPTION OF BUSINESS

    Johnson & Johnson is negotiating the sale of the net assets, consisting principally of inventory, property, plant and equipment, plus certain rights and intellectual property, of the bracing and soft supports business of DePuy Orthopaedic Technology, Inc.

    Orthopedic Technology, Inc. ("Orthopedic Technology") was a separate, public entity from 1993 (year of initial public offering) through March 1996. In
March 1996, Orthopedic Technology was purchased by DePuy, Inc. ("DePuy"). Shortly after the acquisition in 1996, the existing DePuy sports medicine business, which had products in the bracing and soft support business, was combined with Orthopaedic Technology and the resulting business was renamed DePuy Orthopaedic Technology, Inc. ("OrthoTech"). Subsequently, on October 29, 1998, Johnson & Johnson acquired DePuy in a purchase business combination, and the existing Johnson & Johnson bracing and soft supports products (the "J&J Business") were transferred to OrthoTech as of January 1, 1999. As a result of these transactions, OrthoTech became an integrated operation of DePuy, which is a wholly-owned subsidiary of Johnson & Johnson. The accompanying combined financial statements exclude the operations of an arthroscopy business of OrthoTech, which was transferred to another operation of Johnson & Johnson on January 1, 2000, as well as a casting business which is not part of the sale described above. Accordingly, the accompanying combined financial statements of OrthoTech present an aggregation of the bracing and soft supports operations of DePuy, as well as the J&J Business, effective October 29, 1998 (the date upon which the combined business being sold was under common control). Refer to Note 2 for additional details.

    OrthoTech engages in the development, manufacturing and marketing of bracing and soft supports products which assist in the treatment of both hard and soft tissue injury management. OrthoTech's primary markets are North America, Europe and the Asia Pacific Region. OrthoTech sells its products through Johnson & Johnson and DePuy affiliated companies outside of the U.S. market.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    As described in Note 1, the businesses that comprise OrthoTech were not under common management control during the entire three year period ended December 31, 1999. Accordingly, the combined financial statements of OrthoTech presented herein represent the business being sold for the period they were under common control (Johnson & Johnson's acquisition of DePuy on October 29, 1998). Separate financial statements of OrthoTech and separate financial statements of the J&J Business have been prepared for the period prior to Johnson & Johnson acquiring DePuy on October 29, 1998 as follows:

        a. Separate financial statements have been prepared which depict the results of operations and cash flows of OrthoTech for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997 which represents the period OrthoTech was controlled by DePuy (prior to Johnson & Johnson acquiring DePuy).

        b. Separate financial statements have been prepared to depict the revenues and direct expenses of the J&J Business for the period January 1, 1998 through October 28, 1998 and for

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the year ended December 31, 1997. This represents the period in which the bracing and soft supports business, which was later transferred to OrthoTech and is part of the net assets being sold, was owned directly by Johnson & Johnson.

    As an integrated operation of DePuy, and an indirect wholly-owned subsidiary of Johnson & Johnson, OrthoTech did not, in the normal course of operations, prepare separate financial statements in accordance with accounting principles generally accepted in the United States. Accordingly, the accompanying combined financial statements have been derived by extracting the assets, liabilities and revenues and expenses of OrthoTech from the consolidated assets, liabilities and revenues and expenses of DePuy and Johnson & Johnson. The accompanying combined financial statements reflect assets, liabilities, revenues and expenses directly attributable to OrthoTech as well as allocations deemed reasonable by management to present the combined financial position of OrthoTech at December 31, 1999 and 1998, and the combined results of their operations and cash flows for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998 on a stand alone basis. The allocation methodologies have been described within the respective notes and management considers the allocations to be reasonable. However, the combined financial position, results of operations and cash flows of OrthoTech may differ from those that may have been achieved had OrthoTech operated autonomously or as an entity independent of DePuy and Johnson & Johnson. In addition, due to the reliance of the OrthoTech business on Johnson & Johnson and DePuy, the historical operating results may not be indicative of future results.

    There was no direct interest expense incurred by OrthoTech therefore, no interest expense has been reflected in the combined financial statements.

    All significant accounts and transactions within OrthoTech have been eliminated.

    RISKS AND UNCERTAINTIES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenues from product sales are recognized when goods are shipped and title and risk of loss passes to customers.

    CASH

    OrthoTech participates in DePuy's cash pooling arrangements, under which cash balances are cleared automatically to a central account. All transactions between OrthoTech and DePuy have been accounted for as settled in cash at the time such transactions were recorded by OrthoTech.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. OrthoTech utilizes the straight-line method of depreciation over the estimated useful lives of the assets:

Leasehold improvements....................................  Shorter of life of lease or 15 years
Machinery and equipment...................................  3-10 years

    Gains and losses on disposals are included in selling, general and administrative expense. Major additions and betterments are capitalized, whereas maintenance and repairs are expensed as incurred.

    INTANGIBLE ASSETS

    The goodwill reflected in these combined financial statements relates to the acquisition of DePuy by Johnson & Johnson and is being amortized on a straight-line basis over a period of 40 years. Values assigned to other identifiable intangible assets, consisting of the trademarks and OrthoTech's existing products, are being amortized on a straight-line basis over a period of 40 years and 20 years, respectively.

    LONG-LIVED ASSETS

    OrthoTech continually evaluates the carrying value of its long-lived assets, including intangibles, for impairment. Any impairments would be recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

    FOREIGN CURRENCY TRANSLATION

    The local currencies of OrthoTech's international operations represent their respective functional currencies. Assets and liabilities of foreign operations are translated from their respective local currencies to U.S. dollars using exchange rates in effect at the corresponding balance sheet dates. Income statement and cash flow amounts are translated using the average exchange rates in effect during the period. Adjustments resulting from the translation of foreign currency financial statements have been included in invested equity. Gains and losses resulting from foreign currency transactions are included in the results of operations and are immaterial to the periods presented.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COMPREHENSIVE INCOME

    In accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," components of other comprehensive income/
(loss) consist of the following:

                                                          FOR THE YEAR      FOR THE PERIOD
                                                             ENDED         OCTOBER 29, 1998
                                                          DECEMBER 31,          THROUGH
                                                              1999         DECEMBER 31, 1998
                                                         --------------   -------------------
Net income/(loss)......................................       $101              $(2,715)
Other comprehensive income
  Currency translation adjustments.....................         23                   (3)
                                                              ----              -------
    Total comprehensive income/(loss)..................       $124              $(2,718)
                                                              ====              =======

    ADVERTISING

    Costs associated with advertising are expensed in the year incurred. Advertising expenses, which are comprised of print media, television and radio advertising, were $74 and $45 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, respectively.

    RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred.

3. TRANSACTIONS WITH JOHNSON & JOHNSON AND DEPUY

    OrthoTech relies on Johnson & Johnson and DePuy for certain services, including treasury, cash management, employee benefits, tax compliance, risk management, internal audit, financial reporting and general corporate services. Although certain expenses related to services have been allocated to OrthoTech, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements may not have been the same as those that would have occurred had OrthoTech been an independent entity. A description of the related party transactions follows:

    SALES OF PRODUCTS

    OrthoTech sells its products through Johnson & Johnson and DePuy affiliated companies outside of the U.S. market. Net sales for such products were $3,816 and $655 for the year ended December 31, 1999 and the period from October 29, 1998 through December 31, 1998, respectively.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

3. TRANSACTIONS WITH JOHNSON & JOHNSON AND DEPUY (CONTINUED)
    ALLOCATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    OrthoTech has been allocated a portion of the costs of the DePuy central support functions. These costs include central departments, notably legal, tax, treasury, finance, business development, and human resources. Such costs have been allocated to OrthoTech based upon OrthoTech's sales to third parties, relative to total DePuy sales to third parties. Such amounts were $243 and $73 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, respectively. Management believes these allocations are reasonable.

    In addition, OrthoTech has been allocated a portion of the selling, general and administrative expenses of the Johnson & Johnson and DePuy affiliates outside of the U.S. that sold OrthoTech's products. Such amounts were $1,255 and $229 for the year ended December 31, 1999 and for the period October 29, 1998 through December 31, 1998, respectively. These amounts have been allocated based upon OrthoTech's sales to third parties, relative to total DePuy sales to third parties. Management believes these allocations are reasonable.

    The total allocated selling, general and administrative expenses described above are separately identified on the combined statements of operations.

    INVESTED EQUITY

    Invested equity consists of capital contributions by DePuy and Johnson & Johnson, borrowings and repayments to DePuy and Johnson & Johnson, retained earnings/deficit and the cumulative translation adjustment.

    INTERCOMPANY ACCOUNT WITH DEPUY

    The average intercompany balance outstanding for the year ended
December 31, 1999 and for the period October 29, 1998 through December 31, 1998 was a net payable due to DePuy of $5,244 and a net receivable due from DePuy of $13,364, respectively.

    PENSIONS

    Eligible OrthoTech employees are provided with pension benefits through a noncontributory defined contribution plan which covers substantially all non-union employees of DePuy in the United States. This plan provides for targeted benefits based on the employee's average compensation in the years preceding retirement. In general, DePuy's policy is to contribute actuarially determined amounts that are expected to be sufficient to meet projected benefit payment requirements.

    Employees of DePuy's international subsidiaries are covered by various pension benefit arrangements, some of which are considered to be defined benefit plans for financial reporting purposes. Funding policies are based on legal requirements, tax considerations and local practices.

    Since the aforementioned pension arrangements are part of certain DePuy employee benefit plans, no discrete actuarial data is available for the portion allocable to OrthoTech. Therefore, no liability or asset is reflected in the accompanying combined financial statements. OrthoTech has been allocated pension costs based upon participant employee headcount. Net pension expense

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

3. TRANSACTIONS WITH JOHNSON & JOHNSON AND DEPUY (CONTINUED) included in the accompanying combined financial statements was $284 and $31 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, respectively.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Certain OrthoTech employees are covered under DePuy's unfunded postretirement health care benefit plans. In general, DePuy pays a defined portion of an eligible retiree's health care premium. The plans are contributory based on years of services, with contributions adjusted annually.

    Since the aforementioned postretirement benefit arrangements are part of certain DePuy benefit plans, no discrete actuarial data is available for the portion allocable to OrthoTech. Therefore, no asset or liability is reflected in the accompanying combined financial statements. OrthoTech has been allocated postretirement benefit costs based upon participant employee headcount. Net postretirement benefit expense included in the accompanying combined financial statements was $159 and $17 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, respectively.

    SAVINGS PLAN

    Under an employee savings plan sponsored by DePuy, non-union employees of OrthoTech in the United States may contribute up to 11% of their compensation, subject to certain limitations. DePuy matches 100% of an employees' contribution up to 4% of their compensation. Matching contributions made by DePuy and expensed were $315 and $55 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, respectively.

    STOCK BASED COMPENSATION

    For the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, certain employees of OrthoTech participated in certain Johnson & Johnson sponsored share option and long-term share incentive plans. Stock options expire 10 years from the date they are granted and vest over service periods that range from one to six years. All options granted are valued at current market price.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

3. TRANSACTIONS WITH JOHNSON & JOHNSON AND DEPUY (CONTINUED)
    A summary of the status of OrthoTech's participation in Johnson & Johnson's stock option plans as of December 31, 1999 and December 31, 1998 and changes during the period ending on those dates, is presented below:

                                                              OPTIONS       WEIGHTED AVERAGE
                                                            OUTSTANDING      EXERCISE PRICE
                                                            ------------   ------------------
BALANCE AT OCTOBER 29, 1998...............................         --           $    --
Option granted............................................     15,350             80.31
Options exercised.........................................         --                --
Options cancelled/forfeited...............................         --                --
                                                               ------           -------
BALANCE AT DECEMBER 31, 1998..............................     15,350             80.31
Options granted...........................................     12,550            100.16
Options exercised.........................................         --                --
Options cancelled/forfeited...............................      2,000             80.31
                                                               ------           -------
BALANCE AT DECEMBER 31, 1999..............................     25,900           $ 89.93
                                                               ======           =======

    The following table summarized stock options outstanding and exercisable at December 31, 1999:

                      OUTSTANDING                             EXERCISABLE
-------------------------------------------------------   --------------------
                                               AVERAGE                AVERAGE
                                   AVERAGE    EXERCISE               EXERCISE
EXERCISE PRICE RANGE    OPTIONS      LIFE       PRICE     OPTIONS      PRICE
--------------------    --------   --------   ---------   --------   ---------
       $80.31            13,350      8.9       $ 80.31       --        $ --
       $100.16           12,550      9.9        100.16       --          --
                         ------      ---       -------      ---        ----
  $80.31 - $100.16       25,900      9.4       $ 89.93       --        $ --
                         ======      ===       =======      ===        ====

    Johnson & Johnson applies the provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," that calls for companies to measure employee stock compensation expense based on the fair value method of accounting. However, as allowed by the Statement, Johnson & Johnson elected continued use of Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," with pro forma disclosure of net income determined as if the fair value method had been applied in measuring compensation cost. Had the fair value method been applied, net (loss) income would have been adjusted to the amounts indicated below:

                                                            FOR THE         FOR THE PERIOD
                                                           YEAR ENDED      OCTOBER 29, 1998
                                                          DECEMBER 31,          THROUGH
                                                              1999         DECEMBER 31, 1998
                                                         --------------   -------------------
Net income (loss)--as reported.........................       $101              $(2,715)
Net income (loss)--as adjusted.........................       $ 63              $(2,718)

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

3. TRANSACTIONS WITH JOHNSON & JOHNSON AND DEPUY (CONTINUED)
    Compensation cost for the determination of "net income (loss) -- as adjusted" were estimated using the Black-Scholes option pricing model and the following assumptions:

                                                            FOR THE         FOR THE PERIOD
                                                           YEAR ENDED      OCTOBER 29, 1998
                                                          DECEMBER 31,          THROUGH
                                                              1999         DECEMBER 31, 1998
                                                         --------------   -------------------
Risk free interest rate................................        6.35%               4.47%
Expected volatility....................................       24.00%              22.00%
Expected dividend yield................................        1.13%               1.30%
Expected life..........................................    5.0 years           5.0 years

    The weighted average fair value of options granted in the year ended December 31, 1999 and the period from October 29, 1998 through December 31, 1998 was $30.21 and $19.61, respectively.

    INCOME TAXES

    OrthoTech is not a separate taxable entity in any jurisdiction. Rather, the OrthoTech's taxable income is included in consolidated income tax returns of Johnson & Johnson in most jurisdictions. However, for purposes of these combined financial statements, the provision for income taxes has been computed on a separate return basis. Current income taxes are considered to have been paid or charged to Johnson & Johnson. The principal components of deferred taxes are related to depreciation and amortization of fixed assets and intangibles, and the impact of certain costs and accruals not currently deductible.

4. JOHNSON & JOHNSON ACQUISITION OF DEPUY

    On October 29, 1998, Johnson & Johnson completed its acquisition of DePuy. The excess of purchase price over the estimated fair value of net tangible assets acquired has been allocated to identifiable intangibles and goodwill in the consolidated financial statements of Johnson & Johnson. Included in the purchase price allocations from the acquisition of DePuy were the following intangible assets relating to OrthoTech:

Intangible assets
  Goodwill..................................................  $11,467
  Existing OrthoTech products...............................   31,256
  Trademarks................................................    7,797
                                                              -------
    Total...................................................  $50,520
                                                              =======

    The amount attributed to OrthoTech's existing products represents the value of OrthoTech's technology (product designs), surgeon champion relationships and clinical data for each existing product category.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

5. INVENTORIES

    Inventories consist of the following:

                                                                     AS OF
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Raw materials...............................................   $3,566     $4,102
Work-in-process.............................................       75        120
Finished goods..............................................    3,562      3,238
                                                               ------     ------
                                                               $7,203     $7,460
                                                               ======     ======

6. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                                     AS OF
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Leasehold improvements......................................   $  581     $  279
Machinery and equipment.....................................    3,723      3,070
Construction in progress....................................       --         78
                                                               ------     ------
                                                               $4,304     $3,427
Less: Accumulated depreciation..............................     (727)       (71)
                                                               ------     ------
                                                               $3,577     $3,356
                                                               ======     ======

    Depreciation expense amounted to $629 and $89 for the year ended
December 31, 1999 and for the period from October 29, 1998 through December 31, 1998, respectively.

7. INCOME TAXES

    The provision for income taxes was calculated by applying statutory tax rates to the reported pretax income after considering permanent items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of Johnson & Johnson, which are related to OrthoTech.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

7. INCOME TAXES (CONTINUED)
    The effective income tax rate differs from the statutory Federal income tax rate for the following reasons:

                                                          FOR THE YEAR      FOR THE PERIOD
                                                             ENDED         OCTOBER 29, 1998
                                                          DECEMBER 31,          THROUGH
                                                              1999         DECEMBER 31, 1998
                                                         --------------   -------------------
U.S....................................................      $1,078             $(4,265)
Foreign................................................         429                  65
                                                             ------             -------
  Income/(loss) before provision/(benefit) for income
    taxes..............................................       1,507              (4,200)
                                                             ------             -------
    Statutory taxes....................................      $  527             $(1,470)
                                                             ------             -------
Tax rates:
  Statutory Federal income tax rate....................        35.0%              (35.0)%
  Goodwill amortization not deductible.................        48.0%                2.8%
  State and local taxes, net of Federal tax benefit....         2.8%                3.8%
  Other................................................         7.5%               (7.0)%
                                                             ------             -------
    Effective income tax rate..........................        93.3%              (35.4)%
                                                             ======             =======

    Other consists principally of non-deductible business meal and entertainment expenses and tax differences related to foreign operations.

    Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial reporting and the tax basis of existing assets and liabilities. The more significant temporary differences giving rise to deferred tax assets and liabilities are as follows:

                                                             AS OF                    AS OF
                                                          DECEMBER 31,             DECEMBER 31,
                                                              1999                     1998
                                                     ----------------------   ----------------------
                                                      ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                     --------   -----------   --------   -----------
Reserves...........................................   $1,130                   $1,354
Accruals...........................................      313                      312
Intangibles........................................      525                      525
Depreciation.......................................                $(297)                   $(215)
Other..............................................      362                      418
                                                      ------       -----       ------       -----
  Total deferred income taxes......................   $2,330       $(297)      $2,609       $(215)
                                                      ======       =====       ======       =====

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

8. INTANGIBLE ASSETS

    Components of net intangible assets were:

                                                                     AS OF
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Goodwill....................................................  $11,467    $11,467
Trademarks..................................................    7,797      7,797
Existing OrthoTech products.................................   31,256     31,256
                                                              -------    -------
                                                               50,520     50,520
Less: Accumulated amortization..............................   (2,385)      (341)
                                                              -------    -------
                                                              $48,135    $50,179
                                                              =======    =======

    Amortization expense was $2,044 and $341 for the year ended December 31, 1999 and for the period October 29, 1998 through December 31, 1998, respectively.

9. RESTRUCTURING CHARGES

    In the fourth quarter of 1998, Johnson & Johnson approved a plan to reconfigure its global network of manufacturing and operating facilities with the objective of enhancing operating efficiencies. The estimated cost of this plan was $613 million which was reflected in the 1998 consolidated financial statements of Johnson & Johnson (cost of sales ($60 million), and restructuring charge ($553 million)). The charge consisted of employee separation costs of $161 million, assets impairments of $322 million, impairments of intangibles of $52 million, and other exit costs of $78 million.

    Restructuring charges which were included in the overall $613 million charge taken by Johnson and Johnson that related to OrthoTech included:

                                                                FOR THE PERIOD
                                                               OCTOBER 29, 1998
                                                                    THROUGH
                                                               DECEMBER 31, 1998
                                                              -------------------
Inventory write-off's.......................................        $1,891
Write-off of intangible assets..............................         1,500
                                                                    ------
  Total.....................................................        $3,391
                                                                    ======

    Inventory write-off's represent costs to exit business related to certain bracing and soft supports products. The write-off of intangible assets consists of the net book value of a patent related to a product which was discontinued.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

10. RENTAL EXPENSE AND LEASE COMMITMENTS

    Rental expense relating to OrthoTech's administrative building and land under an operating lease amounted to approximately $505 and $84 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998.

    The approximate minimum rental payments required under the operating lease that has initial or remaining noncancellable lease terms in excess of one year at December 31, 1999 are:

2000........................................................  $  505
2001........................................................     505
2002........................................................     505
2003........................................................     505
2004........................................................     505
Thereafter..................................................   6,521
                                                              ------
                                                              $9,046
                                                              ======

11. CONCENTRATION OF CREDIT RISK

    OrthoTech sells its products to physicians, hospitals and clinics located throughout North America, Europe and the Asia Pacific Region.

    Concentrations of credit risk with respect to trade receivables are limited due to the large numbers of customers comprising OrthoTech's customer base. No one customer represents more than 10% of sales or receivables. Ongoing credit evaluations of customers' financial conditions are performed, and, generally, no collateral is required. OrthoTech maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

12. GEOGRAPHIC AREAS

    Information about OrthoTech's operations by geographic area for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998 are shown below:

                                                             SALES TO     OPERATING     TOTAL
YEAR ENDED DECEMBER 31, 1999                                 CUSTOMERS      INCOME      ASSETS
----------------------------                                -----------   ----------   --------
North America.............................................    $45,610      $   995     $70,643
Europe....................................................      2,452          489         669
Asia Pacific..............................................        267           17          55
Rest of the World.........................................         94            6          10
                                                              -------      -------     -------
  Total...................................................    $48,423      $ 1,507     $71,377
                                                              =======      =======     =======

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

12. GEOGRAPHIC AREAS (CONTINUED)

                                                        SALES TO       OPERATING       TOTAL
PERIOD OCTOBER 29, 1998 THROUGH DECEMBER 31, 1998       CUSTOMERS    INCOME (LOSS)     ASSETS
-------------------------------------------------      -----------   --------------   --------
North America........................................    $7,566         $(4,259)      $69,737
Europe...............................................       411              44           712
Asia Pacific.........................................        58              14            53
Rest of the World....................................        11               1             6
                                                         ------         -------       -------
  Total..............................................    $8,046         $(4,200)      $70,508
                                                         ======         =======       =======

13. CONTINGENCIES

    In the normal course of business, OrthoTech is party to claims and disputes. OrthoTech has provided for these legal matters where it is probable that a liability has been incurred and the amount of cost could be reasonably estimated. While the ultimate outcome of these claims and lawsuits cannot be readily determined, it is the opinion of management that none of them, individually or in the aggregate, will have a material adverse effect on OrthoTech's combined financial position, results of operations or cash flows.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Johnson & Johnson

    In our opinion, the accompanying statements of operations and changes in invested equity, and statements of cash flows present fairly, in all material respects, the results of operations and cash flows of DePuy Orthopaedic Technology, Inc. ("OrthoTech"), an integrated operation of DePuy, Inc., as described in Note 1, for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of OrthoTech's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    For the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997, OrthoTech was a fully integrated operation of DePuy. Consequently, as indicated in Note 2, these statements have been derived from the consolidated financial statements and accounting records of DePuy and reflect significant assumptions and allocations. Moreover, as indicated in Note 3, OrthoTech relied on DePuy for administrative, management and other services. The results of operations and cash flows of OrthoTech could differ from those that would have resulted had OrthoTech operated autonomously or as an entity independent of DePuy.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
April 19, 2000

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

            STATEMENTS OF OPERATIONS AND CHANGES IN INVESTED EQUITY

          FOR THE PERIOD JANUARY 1, 1998 THROUGH OCTOBER 28, 1998 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                       FOR THE PERIOD
                                                       JANUARY 1, 1998          FOR THE
                                                           THROUGH            YEAR ENDED
                                                      OCTOBER 28, 1998     DECEMBER 31, 1997
                                                      -----------------   -------------------
                                                                  (IN THOUSANDS)
Net sales...........................................       $32,863              $38,846
Cost of goods sold..................................        18,190               21,281
                                                           -------              -------
  Gross profit......................................        14,673               17,565
Selling, general and administrative expenses........        10,932               12,795
Research and development expenses...................           173                  323
Amortization expense................................         1,163                1,389
Allocated expenses from DePuy (Note 3)..............           749                  792
                                                           -------              -------
                                                            13,017               15,299
                                                           -------              -------
Income before provision for income taxes............         1,656                2,266
Provision for income taxes..........................         1,061                1,434
                                                           -------              -------
  Net income........................................       $   595              $   832
                                                           =======              =======
Invested equity--beginning of period................       $51,418              $52,714
Advances from (repayments to) DePuy.................        (1,513)              (2,089)
Currency translation adjustment.....................            (2)                 (39)
                                                           -------              -------
Invested equity--end of period......................       $50,498              $51,418
                                                           =======              =======

   The accompanying notes are an integral part of these financial statements.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS

          FOR THE PERIOD JANUARY 1, 1998 THROUGH OCTOBER 28, 1998 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                       FOR THE PERIOD
                                                       JANUARY 1, 1998          FOR THE
                                                           THROUGH            YEAR ENDED
                                                      OCTOBER 28, 1998     DECEMBER 31, 1997
                                                      -----------------   -------------------
                                                                  (IN THOUSANDS)
Cash flows from operating activities
  Net income........................................       $   595              $   832
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation....................................           447                  388
    Amortization....................................         1,163                1,389
    Deferred income taxes...........................          (298)                 (26)
    Provision for accounts receivable...............           572                  102
    Changes in operating assets and liabilities:
      Increase in accounts receivable...............          (708)                (211)
      Decrease in other assets......................            72                  375
      (Increase) decrease in inventory..............          (939)                 295
      Increase in accounts payable..................           121                  327
      Increase in accrued expenses..................           843                   27
                                                           -------              -------
Net cash provided by operating activities...........         1,868                3,498
                                                           -------              -------
Cash flows from investing activities
  Purchases of property and equipment...............          (756)                (620)
                                                           -------              -------
      Net cash used in investing activities.........          (756)                (620)
                                                           -------              -------
Cash flows from financing activities
  Repayments to DePuy...............................        (1,513)              (2,089)
  Book overdraft....................................            --                 (356)
                                                           -------              -------
Net cash used in financing activities...............        (1,513)              (2,445)
                                                           -------              -------
      Net change in cash............................          (401)                 433
Cash, beginning of period...........................           612                  179
                                                           -------              -------
      Cash, end of period...........................       $   211              $   612
                                                           =======              =======

   The accompanying notes are an integral part of these financial statements.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. BACKGROUND AND DESCRIPTION OF BUSINESS

    Johnson & Johnson is negotiating the sale of the net assets, consisting principally of inventory, property, plant and equipment, plus certain rights and intellectual property, of the bracing and soft supports business of DePuy Orthopaedic Technology, Inc.

    Orthopedic Technology, Inc. ("Orthopedic Technology") was a separate, public entity from 1993 (year of initial public offering) through March 1996. In
March 1996, Orthopedic Technology was purchased by DePuy, Inc. ("DePuy") in a purchase business combination. Shortly after the acquisition in 1996, the existing DePuy sports medicine business, which had products in the bracing and soft supports business, was combined with Orthopedic Technology and the resulting business was renamed DePuy Orthopaedic Technology, Inc. ("OrthoTech"). DePuy was formed as the result of a worldwide reorganization completed by its parent, Corange Limited ("Corange"), to realign its worldwide orthopaedic operations into a stand-alone entity in order to sell shares of the realigned entity to the public through an Initial Public Offering ("IPO"). The IPO occurred in October 1996 and approximately 16% of DePuy's shares were sold to the public.

    On May 24, 1997, the shareholders of Corange entered into an agreement to sell 100% of its shares to an indirect subsidiary of Roche Holding Ltd. ("Roche"), a multinational company. This transaction was finalized on March 5, 1998. As a result of this transaction, Roche held approximately 84% of DePuy. DePuy continued to operate as an independent organization until October 28, 1998.

    On October 29, 1998, Johnson & Johnson acquired DePuy, in a purchase business combination, and the existing Johnson & Johnson bracing and soft supports products (the "J&J Business") were transferred to OrthoTech as of January 1, 1999. As a result of these transactions, OrthoTech became an integrated operation of DePuy, which is a wholly-owned subsidiary of Johnson & Johnson. Refer to Note 2 for additional details.

    OrthoTech engages in the development, manufacturing and marketing of bracing and soft supports products which assist in the treatment of both hard and soft tissue injury management. OrthoTech's primary markets are North America, Europe and the Asia Pacific Region. OrthoTech sells its products through DePuy affiliated companies outside of the U.S. market.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    As described in Note 1, the businesses that comprise OrthoTech were not under common management control during the entire three year period ended December 31, 1999. Accordingly, the financial statements of OrthoTech presented herein represent the predecessor business being sold for the period in which it was controlled by DePuy and not under common management control (the period prior to Johnson & Johnson acquiring DePuy on October 29, 1998). Separate combined financial statements of OrthoTech and the J&J Business have been prepared for the period the business was under common control (the period subsequent to Johnson & Johnson acquiring DePuy on October 29, 1998) and separate financial statements of the J&J Business have

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) been prepared for the period prior to Johnson & Johnson acquiring DePuy on October 29, 1998 as follows:

        a. Separate combined financial statements have been prepared which depict the combined financial position of OrthoTech and the J&J Business as of December 31, 1999 and 1998, and the combined results of their operations and cash flows for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998. This represents the period in which OrthoTech was controlled by Johnson & Johnson (October 29, 1998 through December 31, 1999).

        b. Separate financial statements have been prepared to depict the revenues and direct expenses of the J&J Business for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997. This represents the period in which the bracing and soft supports business, which was later transferred to OrthoTech and is part of the net assets being sold, was owned directly by Johnson & Johnson.

    The accompanying financial statements exclude the operations of an arthroscopy business of OrthoTech, which was transferred to another operation of Johnson & Johnson on January 1, 2000, and is not part of the sale described in
Note 1.

    As an integrated operation of DePuy, OrthoTech did not, in the normal course of operations, prepare separate financial statements in accordance with accounting principles generally accepted in the United States. Accordingly, the accompanying financial statements have been derived by extracting the assets, liabilities and revenues and expenses of OrthoTech from the consolidated assets, liabilities and revenues and expenses of DePuy. The accompanying financial statements reflect assets, liabilities, revenues and expenses directly attributable to OrthoTech as well as allocations deemed reasonable by management to present the results of OrthoTech's operations and cash flows for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997 on a stand alone basis. The allocation methodologies have been described within the respective notes and management considers the allocations to be reasonable. However, the results of operations and cash flows of OrthoTech may differ from those that may have been achieved had OrthoTech operated autonomously or as an entity independent of DePuy. In addition, due to the reliance of the OrthoTech business on DePuy, the historical operating results may not be indicative of future results.

    There was no direct interest expense incurred by OrthoTech therefore, no interest expense has been reflected in the financial statements.

    All significant accounts and transactions within OrthoTech have been eliminated.

    RISKS AND UNCERTAINTIES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    Revenues from product sales are recognized when goods are shipped and title and risk of loss passes to customers.

    CASH

    OrthoTech participated in DePuy's cash pooling arrangements, under which cash balances are cleared automatically to a central account held by another DePuy business. All transactions between OrthoTech and DePuy have been accounted for as settled in cash at the time such transactions were recorded by OrthoTech.

    PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

    Property, plant and equipment are stated at cost. OrthoTech utilizes the straight-line method of depreciation over the estimated useful lives of the assets:

Leasehold improvements....................................  Shorter of life of lease or 15 years
Machinery and equipment...................................  3-10 years

    Gains and losses on disposals are included in selling, general and administrative expenses. Major additions and betterments are capitalized, whereas maintenance and repairs are expensed as incurred.

    INTANGIBLE ASSETS

    The excess of the cost over the fair value of the net assets of purchased businesses is recorded as goodwill and is amortized on a straight-line basis over periods of 30 years or less. The cost of other identifiable intangibles is amortized on a straight-line basis over their estimated useful lives.

    LONG-LIVED ASSETS

    OrthoTech continually evaluates the carrying value of its long-lived assets, including intangibles, for impairment. Any impairments would be recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

    FOREIGN CURRENCY TRANSLATION

    The local currencies of OrthoTech's international operations represent their respective functional currencies. Assets and liabilities of foreign operations are translated from their respective local currencies to U.S. dollars using exchange rates in effect at the corresponding balance sheet dates. Income statement and cash flow amounts are translated using the average exchange rates in effect

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) during the period. Gains and losses resulting from foreign currency transactions are included in the results of operations and are immaterial to the periods presented.

    COMPREHENSIVE INCOME

    In accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," components of other comprehensive income/(loss) consist of the following:

                                                            FOR THE PERIOD        FOR THE
                                                            JANUARY 1, 1998      YEAR ENDED
                                                                THROUGH         DECEMBER 31,
                                                           OCTOBER 28, 1998         1997
                                                           -----------------   --------------
Net income...............................................        $595               $832
Other comprehensive income
  Currency translation adjustments.......................          (2)               (39)
                                                                 ----               ----
    Total comprehensive income...........................        $593               $793
                                                                 ====               ====

    ADVERTISING

    Costs associated with advertising are expensed in the year incurred. Advertising expenses, which are comprised of print media, television and radio were $5 and $9 for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997, respectively.

    RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred.

3. TRANSACTIONS WITH DEPUY

    OrthoTech relies on DePuy for certain services, including treasury, cash management, employee benefits, tax compliance, risk management, financial reporting and general corporate services. Although certain expenses related to these services have been allocated to OrthoTech, the results of operations and cash flows presented in the financial statements may not have been the same as those that would have occurred had OrthoTech been an independent entity. A description of the related party transactions follows:

    SALES OF PRODUCTS

    OrthoTech sells its products through DePuy affiliated companies outside of the U.S. market. Net sales for such products were $1,392 and $1,677 for the period from January 1, 1998 through October 28, 1998 and the year ended December 31, 1997, respectively.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

3. TRANSACTIONS WITH DEPUY (CONTINUED)
    ALLOCATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    OrthoTech has been allocated a portion of the costs of the DePuy central support functions. These costs include central departments, notably legal, tax, treasury, finance, business development, investor relations and human resources. Such amounts were $324 and $349 for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, respectively. Such costs have been allocated to OrthoTech based upon Ortho Tech's sales to third parties, relative to total DePuy sales to third parties. Management believes these allocations are reasonable.

    In addition, OrthoTech has been allocated a portion of the selling, general and administrative expenses of the DePuy affiliates outside of the U.S. that sold OrthoTech's products. Such amounts were $425 and $443 for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, respectively. These amounts have been allocated based upon OrthoTech's sales to third Parties, relative to total DePuy sales to third parties. Management believes these allocations are reasonable.

    The total allocated selling, general and administrative expenses described above are separately identified on the statements of operations.

    INVESTED EQUITY

    Invested equity consists of capital contributions by DePuy, borrowings and repayments to DePuy, retained earnings/deficit and the cumulative translation adjustment.

    INTERCOMPANY ACCOUNT WITH DEPUY

    The average intercompany balance outstanding for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 was a net receivable due from DePuy of $15,200 and $13,902, respectively.

    PENSIONS

    Eligible OrthoTech employees are provided with pension benefits through a noncontributory defined contribution plan which covers substantially all non-union employees of DePuy in the United States. This plan provides for targeted benefits based on the employee's average compensation in the years preceding retirement. In general, DePuy's policy is to contribute actuarially determined amounts that are expected to be sufficient to meet projected benefit payment requirements.

    Employees of DePuy's international subsidiaries are covered by various pension benefit arrangements, some of which are considered to be defined benefit plans for financial reporting purposes. Funding policies are based on legal requirements, tax considerations and local practices.

    Since the aforementioned pension arrangements are part of certain DePuy employee benefit plans, no discrete actuarial data is available for the portion allocable to OrthoTech. OrthoTech has been allocated pension costs based upon participant employee headcount. Net pension expense

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

3. TRANSACTIONS WITH DEPUY (CONTINUED)
included in the accompanying financial statements was $153 and $40 for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997, respectively.

    SAVINGS PLAN

    DePuy also sponsors a 401(k) plan for non-union employees of its domestic operations. Non-union employees may contribute up to 11% of their compensation, subject to certain limitations. DePuy matches 100% of an employee's contribution up to 4% of their compensation. Matching contributions made by DePuy and expensed were $235 and $278 for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997, respectively.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Effective January 1, 1998, certain OrthoTech employees become eligible to be covered under DePuy's unfunded postretirement healthcare benefit plans. In general, DePuy pays a defined portion of an eligible retiree's healthcare premium. The plans are contributory based on years of services, with contributions adjusted annually.

    Since the aforementioned postretirement benefit arrangements are part of certain DePuy benefit plans, no discrete actuarial data is available for the portion allocable to OrthoTech. OrthoTech has been allocated postretirement benefit costs based upon participant employee headcount. Net postretirement benefit expense included in the accompanying financial statements was $84 for the period January 1, 1998 through October 28, 1998.

    STOCK BASED COMPENSATION

    For the period January 1, 1998 through October 28, 1998 and the year January 1, 1997 through December 31, 1997, certain employees of OrthoTech participated in certain DePuy sponsored share option and long-term share incentive plans. Grants pursuant to these plans were at the market price of the DePuy shares at the date of grant except for the DePuy Stock Purchase Plan described below for which the option price is 85% of the fair market value of DePuy stock. DePuy elected to measure compensation expense based upon the intrinsic value approach under APB No. 25.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

3. TRANSACTIONS WITH DEPUY (CONTINUED)
    A summary of the status of OrthoTech's participation in DePuy's stock option plans as of October 28, 1998 and December 31, 1997 and changes during the periods ending on those dates, is presented below:

                                                              OPTIONS       WEIGHTED AVERAGE
                                                            OUTSTANDING      EXERCISE PRICE
                                                            ------------   ------------------
BALANCE AT JANUARY 1, 1997................................     61,500            $17.50
Option granted............................................     52,500             23.46
Options exercised.........................................     (1,412)            17.50
Options cancelled/forfeited...............................    (20,750)            17.50
                                                              -------            ------
BALANCE AT DECEMBER 31, 1997..............................     91,838             20.86
Options granted...........................................         --                --
Options exercised.........................................         --                --
Options cancelled/forfeited...............................    (18,335)            20.38
                                                              -------            ------
BALANCE AT OCTOBER 28, 1998...............................     73,503            $21.04
                                                              =======            ======

    Had compensation cost for DePuy's stock option grants been determined consistent with the fair value approach of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" which requires recognition of compensation cost ratably over the vesting period of the underlying instruments and had such compensation cost been allocated to OrthoTech,

    OrthoTech's net income would have been adjusted to the amounts indicated below:

                                                            FOR THE PERIOD        FOR THE
                                                            JANUARY 1, 1998      YEAR ENDED
                                                                THROUGH         DECEMBER 31,
                                                           OCTOBER 28, 1998         1997
                                                           -----------------   --------------
Net income--as reported..................................        $595               $832
Net income--as adjusted..................................         438                662

    Compensation cost for the determination of Net Income--as adjusted were estimated using the Black-Scholes option pricing model and the following assumptions:

                                                            FOR THE PERIOD        FOR THE
                                                            JANUARY 1, 1998      YEAR ENDED
                                                                THROUGH         DECEMBER 31,
                                                           OCTOBER 28, 1998         1997
                                                           -----------------   --------------
Risk free interest rate..................................         5.90%             5.90%
Expected volatility......................................        39.74%            39.74%
Expected dividend yield..................................         0.75%             0.75%
Expected life............................................       6 years           6 years

    The weighted-average fair value of options granted during the year ended December 31, 1997 was $11.49. The weighted-average fair value of options granted below market price during 1997 was $11.74. The weighted-average exercise price of options granted at market price during 1997

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

3. TRANSACTIONS WITH DEPUY (CONTINUED)
was $25.60. The weighted-average exercise price of options granted below market price during 1997 was $17.50. There were no options granted during the period January 1, 1998 through October 28, 1998.

    Effective January 1, 1997, DePuy adopted the DePuy, Inc. Employee Stock Option/Purchase Plan (the "Stock Purchase Plan") for purposes of providing its employees with an opportunity to participate in equity ownership by purchasing DePuy stock at a discount. The committee administering the Stock Purchase Plan determined the maximum number of shares to be issued during each annual period. All employees who had completed 90 days of employment were eligible to participate in offerings under the Stock Purchase Plan. In order to participate, an eligible employee had to authorize a payroll deduction at a rate of 1% to 10% of base pay, which was credited to the participant's plan account. The option price of the stock under the Stock Purchase Plan was 85% of the fair market value of the stock on the offering commencement date. During 1997, OrthoTech employees purchased approximately 8,850 shares at an average price of $17.96. The weighted average fair value was $5.49 per share. There were no shares purchased by OrthoTech employees during the period January 1, 1998 through October 28, 1998. Compensation cost for the determination of "Net income-as adjusted" were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk free interest rate.....................................   5.46%
Expected volatility.........................................  36.60%
Dividend yield..............................................   0.75%

    INCOME TAXES

    OrthoTech is not a separate taxable entity in any jurisdiction. Rather, the OrthoTech's taxable income is included in consolidated income tax returns of DePuy in most jurisdictions. However, for purposes of these financial statements, the provision for income taxes has been computed on a separate return basis. Current income taxes are considered to have been paid or charged to DePuy. The principal components of deferred taxes are related to depreciation and amortization of fixed assets and intangibles, and the impact of certain costs and accruals not currently deductible.

4. DEPUY ACQUISITION OF ORTHOTECH

    On March 11, 1996, DePuy acquired all of the outstanding shares of common stock of Orthopedic Technology, in consideration of $46.3 million in cash. The purchase method of accounting was applied to this acquisition and the excess of purchase price over the estimated fair value of net assets acquired of $41.5 million was allocated to goodwill. The goodwill relating to this acquisition is amortized on a straight-line basis over a period of 30 years.

5. INCOME TAXES

    The provision for income taxes was calculated by applying statutory tax rates to the reported pretax income after considering permanent items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of DePuy, which are related to OrthoTech.

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

5. INCOME TAXES (CONTINUED)
    The effective income tax rate differs from the statutory Federal income tax rate for the following reasons:

                                                                PERIOD            FOR THE
                                                            JANUARY 1, 1998      YEAR ENDED
                                                                THROUGH         DECEMBER 31,
                                                           OCTOBER 28, 1998         1997
                                                           -----------------   --------------
U.S......................................................       $1,551             $2,107
Foreign..................................................          105                159
                                                                ------             ------
Income before provision for income taxes.................       $1,656             $2,266
                                                                ------             ------
Statutory taxes..........................................       $  580             $  793
Tax rates:
  Statutory Federal income tax rate......................         35.0%              35.0%
  Goodwill amortization not deductible...................         24.6%              21.5%
  State and local taxes, net of federal tax benefit......          3.5%               3.2%
  Other..................................................          1.0%               3.6%
                                                                ------             ------
  Effective income tax rate..............................         64.1%              63.3%
                                                                ------             ------

6. AMORTIZATION OF INTANGIBLE ASSETS

    Amortization expense was $1,163 and $1,389 for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, respectively.

7. RENTAL EXPENSE AND LEASE COMMITMENTS

    Rental expense relating to OrthoTech's administrative building and land under an operating lease amounted to approximately $387 and $323 for the period January 1, 1998 through October 28, 1998 and $323 for the year ended December 31, 1997, respectively.

    The approximate minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year at October 31, 1998 are:

1998 (October through December).............................  $   84
1999........................................................     505
2000........................................................     505
2001........................................................     505
2002........................................................     505
2003........................................................     505
Thereafter..................................................   7,025
                                                              ------
  Total.....................................................  $9,634
                                                              ======

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.

                             (DOLLARS IN THOUSANDS)

8. CONCENTRATION OF CREDIT RISK

    OrthoTech sells its products to physicians, hospitals and clinics located throughout North America, Europe and the Asia Pacific Region.

    Concentrations of credit risk is limited due to the large numbers of customers comprising OrthoTech's customer base and their dispersion across geographic areas. No one customer represents more than 10% of sales. Ongoing credit evaluations of customers' financial conditions are performed, and, generally, no collateral is required. OrthoTech maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

9. GEOGRAPHIC AREAS

    Information about OrthoTech's operations by geographic area for the period January 1, 1998 through October 28, 1998 and for the year end December 31, 1997 are shown below:

                                                               SALES TO     OPERATING
PERIOD JANUARY 1, 1998 THROUGH OCTOBER 28, 1998                CUSTOMERS      INCOME
-----------------------------------------------               -----------   ----------
North America...............................................    $32,084       $1,480
Europe......................................................        640          126
Asia Pacific................................................        139           50
                                                                -------       ------
  Total.....................................................    $32,863       $1,656
                                                                =======       ======

                                                               SALES TO     OPERATING
PERIOD ENDED DECEMBER 31, 1997                                 CUSTOMERS      INCOME
------------------------------                                -----------   ----------
North America...............................................    $37,941       $2,039
Europe......................................................        697          155
Asia Pacific................................................        208           72
                                                                -------       ------
  Total.....................................................    $38,846       $2,266
                                                                =======       ======

10. CONTINGENCIES

    In the normal course of business, OrthoTech is party to claims and disputes. OrthoTech has provided for these legal matters where it is probable that a liability has been incurred and the amount of cost could be reasonably estimated. While the ultimate outcome of these claims and lawsuits cannot be readily determined, it is the opinion of management that none of them, individually or in the aggregate, will have a material adverse effect on OrthoTech's results of operations or cash flows.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Johnson & Johnson:

    We have audited the accompanying historical statements of revenues and expenses of the Bracing and Soft Supports Business of Johnson & Johnson (the "Bracing and Soft Supports Business"), an integrated operation of Johnson & Johnson, for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997. These historical statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these historical statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the historical statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the historical statements. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying historical statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 and are not intended to be a complete presentation of the Bracing and Soft Supports Business' revenues and expenses.

    In our opinion, the historical statements of revenues and expenses present fairly, in all material respects, the revenues and expenses described in Note 2 of the Bracing and Soft Supports Business for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

    For the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, the Bracing and Soft Supports Business was a fully integrated operation of Johnson & Johnson. Consequently, as indicated in Note 2, these historical statements have been derived from the consolidated financial statements and accounting records of Johnson & Johnson and reflect significant assumptions and allocations. Moreover, as indicated Note 2, the Bracing and Soft Supports Business relied on Johnson & Johnson for administrative, management and other services. The results of operations of the Bracing and Soft Supports Business could differ from those that would have resulted had the Bracing and Soft Supports Business operated autonomously or as an entity independent of Johnson & Johnson.

/s/ PricewaterhouseCoopers

Florham Park, New Jersey
April 19, 2000

            BRACING AND SOFT SUPPORTS BUSINESS OF JOHNSON & JOHNSON

                      STATEMENTS OF REVENUES AND EXPENSES

            FOR THE PERIOD JANUARY 1, 1998 THROUGH OCTOBER 28, 1998
                    AND FOR THE YEAR ENDED DECEMBER 31, 1997

                                                            FOR THE PERIOD        FOR THE
                                                            JANUARY 1, 1998      YEAR ENDED
                                                                THROUGH         DECEMBER 31,
                                                           OCTOBER 28, 1998         1997
                                                           -----------------   --------------
                                                                 (DOLLARS IN THOUSANDS)
Net sales................................................       $7,640             $7,955
Expenses
  Costs of goods sold....................................        4,811              5,857
  Selling, marketing and distribution expenses...........        2,566              2,870
                                                                ------             ------
    Total expenses.......................................        7,377              8,727
                                                                ------             ------
      Revenues in excess of expenses/(expenses in excess
        of revenues).....................................       $  263             $ (772)
                                                                ======             ======

   The accompanying notes are an integral part of these financial statements.

            BRACING AND SOFT SUPPORTS BUSINESS OF JOHNSON & JOHNSON

                  NOTES TO STATEMENTS OF REVENUES AND EXPENSES

                             (DOLLARS IN THOUSANDS)

1. BACKGROUND AND DESCRIPTION OF BUSINESS

    Johnson & Johnson is negotiating the sale of the net assets, consisting principally of inventory, property, plant and equipment, plus certain rights and intellectual property, of the bracing and soft supports business of DePuy Orthopaedic Technology, Inc.

    Orthopedic Technology, Inc. ("Orthopedic Technology") was a separate, public entity from 1993 (year of initial public offering) through March 1996. In
March 1996, Orthopedic Technology was purchased by DePuy, Inc. ("DePuy"). Shortly after the acquisition in 1996, the existing DePuy sports medicine business, which had products in the bracing and soft supports business, was combined with OrthoTech, and the resulting business was renamed DePuy Orthopaedic Technology, Inc. ("OrthoTech"). Subsequently, on October 29, 1998, Johnson & Johnson acquired DePuy in a purchase business combination. The existing Johnson & Johnson bracing and soft supports products (the "J&J Business") were transferred to OrthoTech as of January 1, 1999. The net assets of the J&J Business will be included in the potential sale of the net assets of OrthoTech. Accordingly, these accompanying financial statements relate to the J&J Business.

    The J&J Business engages in the development, manufacturing and marketing of bracing and soft supports products which assist in the treatment of both hard and soft tissue injury management. The J&J Business' primarily markets are North America, Europe and the Asia Pacific Region. The J&J Business sells its products through Johnson & Johnson affiliated companies outside of the U.S. market.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    As described in Note 1, the businesses that comprise OrthoTech were not under common management control during the entire three years ended
December 31, 1999. Accordingly, the financial statements of the J&J Business presented herein represent the J&J Business being sold during the period it was owned directly by Johnson & Johnson and not under common management control with OrthoTech (the period prior to Johnson & Johnson acquiring DePuy on October 29,
1998). Separate combined financial statements of OrthoTech and the J&J Business have been prepared for the period it was under common management control (Johnson & Johnson acquisition of DePuy on October 29, 1998) and separate financial statements of OrthoTech have been prepared for the period it was not under common management control (the period prior to Johnson & Johnson acquiring DePuy on October 29, 1998) as follows:

        a. Separate combined financial statements have been prepared to depict the financial position of OrthoTech and the J&J Business at December 31, 1999 and 1998, and the results of their operations and cash flows for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998. This represents the period in which OrthoTech was controlled by Johnson & Johnson (October 29, 1998 through December 31,
    1999).

        b. Separate financial statements have been prepared which depict the results of operations and cash flows of OrthoTech for the year ended December 31, 1997 and the period January 1, 1998 through October 28, 1998. This represents the period in which OrthoTech was controlled by DePuy (prior to Johnson & Johnson acquiring DePuy).

            BRACING AND SOFT SUPPORTS BUSINESS OF JOHNSON & JOHNSON

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    As an integrated operation of Johnson & Johnson, the J&J Business did not, in the normal course of operations, prepare separate financial statements in accordance with accounting principles generally accepted in the United States. The Statements of Revenues and Expenses are derived by extracting the revenues and direct expenses of the J&J Business from the consolidated revenues and expenses of Johnson & Johnson. Accordingly, the accompanying financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and reflect revenues and expenses directly attributable to the J&J Business and are not intended to be a complete presentation of the J&J Business' revenues and expenses. The operations of the J&J Business rely on Johnson & Johnson affiliated companies for selling, marketing, sales order processing, billing, collections, warehousing, distribution, information technology, insurance, human resources, accounting, premises, regulatory, treasury, tax and legal support. The direct expenses of the J&J Business presented in these statements include selling, marketing, warehousing and distribution and have been allocated based on management's estimates of the cost of service provided to the J&J Business by other
Johnson & Johnson affiliated companies. Management believes that these allocations are based on assumptions that are reasonable under the circumstances. Allocations of general and administrative expenses and Johnson & Johnson Corporate overhead have been excluded from these statements. Due to the reliance of the J&J Business on Johnson & Johnson and its affiliated companies, the historical operating results may not be indicative of future results.

    There was no direct interest expense incurred by or allocated to the J&J Business, therefore, no interest expense has been reflected in these statements.

    All significant intercompany accounts and transactions within the J&J Business have been eliminated.

    REVENUE RECOGNITION

    Revenue is recognized from product sales when the goods are shipped and title and risk of loss passes to the customer.

    SELLING, MARKETING AND DISTRIBUTION EXPENSES

    The direct selling, marketing and distribution expenses includes an allocation of such expenses from Johnson & Johnson and its affiliates. Different allocation methods apply to the various components of these expenses. Management believes that these allocation methods, which include sales, employee headcount, case and volume weight, are reasonable.

    The direct expenses allocated to the J&J Business by Johnson & Johnson and its affiliates for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 for selling, marketing, warehousing and distribution were $2,566 and $2,870, respectively.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out ("FIFO") method.

            BRACING AND SOFT SUPPORTS BUSINESS OF JOHNSON & JOHNSON

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FOREIGN CURRENCY TRANSLATION

    The local currencies of the J&J Business' international operations represent their respective functional currencies. Revenues and expense amounts are translated using the average exchange rates in affect during the period.

    RISKS AND UNCERTAINTIES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

3. INCOME TAXES

    The J&J Business is not a separate legal taxable entity for Federal, state or local income tax purposes and therefore, a provision for income taxes has not been presented in these statements. The operations of the J&J Business are included in the consolidated Federal income tax return of Johnson & Johnson, to the extent appropriate and are included in the Foreign, state and local returns of the other Johnson & Johnson domestic and international affiliates.

4. INTERNATIONAL OPERATIONS

    Net sales of the international operations of the J&J Business for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, were $1,817 and $2,431, respectively.

5. RETIREMENT AND PENSION PLANS

    Certain of the J&J Business' employees are covered under various retirement and pension plans which are sponsored by Johnson & Johnson and its affiliates. Net pension expense charged to the J&J Business for its participation in the Johnson & Johnson defined benefit plans for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, was approximately $11 and $11, respectively.

    Certain of J&J Business' employees also participate in a voluntary 401(k) savings plan sponsored by Johnson & Johnson which is designed to enhance the existing retirement program covering eligible domestic employees. The J&J Business was charged approximately $12 and $11 for its portion of Johnson & Johnson contributions to the savings plan for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, respectively.

6. OTHER POSTRETIREMENT BENEFITS

    The J&J Business, through Johnson & Johnson sponsored plans, provides postretirement benefits, primarily health care, to all domestic retired employees and their dependents. Most international employees are covered by government-sponsored programs and the cost of the J&J Business is not significant. The J&J Business does not fund retiree health care benefits in advance and has the right to modify these plans in the future. The cost of providing these postretirement

            BRACING AND SOFT SUPPORTS BUSINESS OF JOHNSON & JOHNSON

                             (DOLLARS IN THOUSANDS)

6. OTHER POSTRETIREMENT BENEFITS (CONTINUED) benefits is determined in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

    Net postretirement benefit costs charged to the J&J Business for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 was $12 and $11, respectively.

    The J&J Business, through Johnson & Johnson, provides certain other postemployment benefits. The cost of providing these postemployment benefits is determined in accordance with the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

    Net postemployment benefit costs charged to the J&J Business for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 was $19 and $18, respectively.

7. CONCENTRATION OF CREDIT RISK

    The J&J Business sells its products to physicians, hospitals and clinics located throughout North America, Europe and the Asia Pacific Region.

    Concentrations of credit risk is limited due to the large numbers of customers comprising the J&J Business customer base and their dispersion across geographic areas. No one customer represents more than 10% of sales.

8. CONTINGENCIES

    In the normal course of business, the J&J Business is party to claims and disputes. The J&J Business' has provided for these legal matters where it is probable that a liability has been incurred and the amount of cost could be reasonably estimated. While the ultimate outcome of these claims and lawsuits cannot be readily determined, it is the opinion of management that none of them, individually or in the aggregate, will have a material adverse effect on the J&J Business' results of operations.

[BACK COVER]

[GRAPHIC]

    In the center of the page, the dj ortho logo appears, red letters "dj" next to white letter "ortho" against a black box, with trademark sign to the right of the box. Flush left immediately under the box is the phrase "dj Orthopedics, Inc." Centered under the logo is the phrase "NEVER STOP GETTING BETTER-TM-".

    On the left of the page, three photographs are presented vertically. The first photograph, at the top of the collage, depicts a man holding a baseball bat preparing to swing at a baseball. The man is wearing a knee brace on the left leg. The second photograph shows a surgeon performing an operation. The third photograph shows a young woman in athletic clothing, with her left foot resting on top of a soccer ball. The woman is wearing a DonJoy knee brace.

    At the bottom of the page, three logos appear laterally. The first logo is DONJOY-TM- trademark, followed by the Procare trademark, which is presented in bold italics, with lower case letters, followed by the trademark symbol. To the right of the Procare symbol is a scripted capital "A", appearing to the left of the Alaron Surgical-TM- trademark. The word "ALARON" appears in sans serif typeface over a black underscore. Under the line, the word "SURGICAL" appears, flush left under "ALARON".

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                         Page
                                       --------
Prospectus Summary...................      1
Risk Factors.........................      9
Forward Looking Statements...........     25
Industry Data........................     26
The Reorganization...................     26
Use of Proceeds......................     28
Dividend Policy......................     29
Capitalization.......................     30
Dilution.............................     31
Selected Consolidated Financial
  Data...............................     32
Unaudited Pro Forma Financial
  Information........................     35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     45
Business.............................     64
Management...........................     88
Principal and Selling Stockholders...    100
Related Party Transactions...........    104
Description of Capital Stock.........    113
Shares Eligible for Future Sale......    117
Description of Certain
  Indebtedness.......................    119
Material Federal Income Tax
  Consequences to Non-U.S. Holders of
  Common Stock.......................    123
Underwriting.........................    126
Validity of Common Stock.............    130
Experts..............................    130
Additional Information...............    130
Index to Consolidated Financial
  Statements.........................    F-1

                            ------------------------

    Through and including December 9, 2001 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                9,000,000 Shares

                              DJ ORTHOPEDICS, INC.

                                  Common Stock
                               ------------------

                                [DJ ORTHO LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.
                                    JPMORGAN
                                  UBS WARBURG
                           U.S. BANCORP PIPER JAFFRAY
                              WACHOVIA SECURITIES

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
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